As filed with the Securities and Exchange Commission on February 3, 2006
Registration No. 333-131251

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Charter Communications Holdings, LLC
CCH I Holdings, LLC
and
CCH I, LLC
(Exact name of registrants as specified in their charters)

Delaware Delaware Delaware	4841 4841 4841	43-1843179 20-3269388 13-4257699
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Grier C. Raclin
Executive Vice President, General Counsel and Corporate Secretary
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Dennis J. Friedman
Jeffrey L. Kochian
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary Standard
		Industrial	I.R.S. Employer
	State of	Classification Code	Identification
Name	Incorporation	Number	Number

CCH I Holdings Capital Corp.	DE	4841	20-3269474
CCH I Capital Corp.	DE	4841	13-4257701

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2006
PROSPECTUS
CHARTER COMMUNICATIONS HOLDINGS, LLC and
CCH I HOLDINGS, LLC
Offer to Exchange
$150,704,000 Principal Amount of 11.125% Senior Accreting Notes due 2014 of CCH I Holdings, LLC and
CCH I Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 11.125% Senior Accreting Notes due 2014 issued by CCH I Holdings, LLC and
CCH I Holdings Capital Corp. on September 28, 2005,
$470,907,287 Principal Amount of 9.920% Senior Accreting Notes due 2014 of CCH I Holdings, LLC and
CCH I Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 9.920% Senior Accreting Notes due 2014 issued by CCH I Holdings, LLC and
CCH I Holdings Capital Corp. on September 28, 2005,
$299,098,000 Principal Amount of 10.00% Senior Accreting Notes due 2014 of CCH I Holdings, LLC and
CCH I Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 10.00% Senior Accreting Notes due 2014 issued by CCH I Holdings, LLC and
CCH I Holdings Capital Corp. on September 28, 2005,
$814,590,000 Principal Amount of 11.75% Senior Accreting Notes due 2014 of CCH I Holdings, LLC and
CCH I Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 11.75% Senior Accreting Notes due 2014 issued by CCH I Holdings, LLC and
CCH I Holdings Capital Corp. on September 28, 2005,
$580,671,000 Principal Amount of 13.50% Senior Accreting Notes due 2014 of CCH I Holdings, LLC and
CCH I Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 13.50% Senior Accreting Notes due 2014 issued by CCH I Holdings, LLC and
CCH I Holdings Capital Corp. on September 28, 2005, and
$216,719,000 Principal Amount of 12.125% Senior Accreting Notes due 2015 of CCH I Holdings, LLC and
CCH I Holdings Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding and 12.125% Senior Accreting Notes due 2015 issued by CCH I Holdings, LLC and
CCH I Holdings Capital Corp. on September 28, 2005
and
CHARTER COMMUNICATIONS HOLDINGS, LLC and
CCH I, LLC
Offer to Exchange
$3,525,000,000 in Principal Amount of 11.00% Senior Secured Notes due 2015 of CCH I, LLC and
CCH I Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 11.00% Senior Secured Notes due 2015 issued by CCH I, LLC and
CCH I Capital Corp. on September 28, 2005
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2006, UNLESS EXTENDED
      The offers to exchange are made upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the “exchange offer”). The terms of the notes to be issued in the exchange offer (the “new notes”) are identical in all material respects to those of the notes currently outstanding (the “outstanding notes”), except for certain transfer restrictions and registration rights relating to the outstanding notes. The new notes will be issued pursuant to, and entitled to the benefits of the supplemental indentures under our indentures discussed herein.
      Charter Communications Holdings, LLC will unconditionally guarantee the new notes on a senior basis.
     No public market currently exists for the outstanding notes or the new notes. We do not intend to list the new notes on any securities exchange or seek approval for quotation through any automated quotation system.
     You should carefully consider the risk factors beginning on page 17 of this prospectus before deciding whether or not to participate in the exchange offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February      , 2006.

ADDITIONAL INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-4 (Registration No. 333-131251) with respect to the securities we are offering for exchange. This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is on file at the offices of the Securities and Exchange Commission and may be inspected without charge. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at www.sec.gov.
      You may also obtain this information without charge by writing or telephoning us at the following address and phone number: Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555. To obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Therefore, you must request this information no later than                     , 2006.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, or SEC, and include, but are not limited to:

•	the availability, in general, of funds to meet interest payment obligations under our and our parent companies’ debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our and our parents’ and subsidiaries’ ability to be able to provide under applicable debt instruments, such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•	our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our and our parent companies’ ability to comply with all covenants in our and our parent companies’ indentures, bridge loan and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•	our and our parent companies’ ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt in the capital markets, through new issuances, exchange offers or otherwise, including restructuring our and our parent companies’ balance sheet and leverage position;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;

•	general business conditions, economic uncertainty or slowdown; and

•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.
      All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

ii

SUMMARY
      This summary contains a general discussion of our business, the exchange offer and summary financial information. It does not contain all the information that you should consider before making a decision whether to tender your outstanding notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the related documents to which we refer.
      For a chart showing our ownership structure, see page 5. Unless otherwise noted, all business data included in this summary is as of September 30, 2005.
      Charter Communications Holdings, LLC (“Charter Holdings”) is a direct subsidiary of CCHC, LLC (“CCHC”), which is a direct subsidiary of Charter Communications Holding Company, LLC (“Charter Holdco”). Charter Holdco is a direct subsidiary of Charter Communications, Inc. (“Charter”). CCH I, LLC (“CCH I”) is a direct subsidiary of CCH I Holdings, LLC (“CIH”), which is a direct subsidiary of Charter Holdings. Charter Holdings, CIH and CCH I are holding companies with no operations of their own. CIH Capital Corp. (“CIH Capital”)and CCH I Capital Corp. (“CCH I Capital”) are wholly owned subsidiaries of CIH and CCH I, respectively. CIH Capital and CCH I Capital are companies with no operations of their own and no subsidiaries.
      Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of Charter Holdings and its direct and indirect subsidiaries. The terms “we,” “us” and “our” refer to Charter Holdings and its direct and indirect subsidiaries, including CIH, CCH I, CIH Capital and CCH I Capital, on a consolidated basis.
Our Business
      We are a broadband communications company operating in the United States, with approximately 6.17 million customers at September 30, 2005. Through our broadband network of coaxial and fiber optic cable, we offer our customers traditional cable video programming (analog and digital, which we refer to as “video” service), high-speed cable Internet access, advanced broadband cable services (such as video on demand (“VOD”), high definition television service, and interactive television) and, in some of our markets, we offer telephone service. See “Business — Products and Services” for further description of these terms, including “customers.”
      At September 30, 2005, we served approximately 5.91 million analog video customers, of which approximately 2.75 million were also digital video customers. We also served approximately 2.12 million high-speed Internet customers (including approximately 244,000 who received only high-speed Internet services). We also provided telephone service to approximately 89,900 customers as of that date.
      Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com. The information posted or linked on this website is not part of this prospectus and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding whether or not to tender your outstanding notes in exchange for new notes.
Strategy
      Our principal financial goal is to maximize our return on invested capital. To do so, we will focus on increasing revenues, growing our customer base, improving customer retention and enhancing customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive bundled offerings.
      Specifically, in the near term, we are focusing on:

•	improving the overall value to our customers of our service offerings, relative to pricing;

•	developing more sophisticated customer care capabilities through investment in our customer care and marketing infrastructure, including targeted marketing capabilities;

•	executing growth strategies for new services, including digital simulcast, VOD, telephone, and digital video recorder service (“DVR”);

•	managing our operating costs by exercising discipline in capital and operational spending; and

•	identifying opportunities to continue to improve our balance sheet and liquidity.
      We have begun an internal operational improvement initiative aimed at helping us gain new customers and retain existing customers, which is focused on customer care, technical operations and sales. We intend to continue efforts to focus management attention on instilling a customer service oriented culture throughout the company and to give those areas of our operations priority of resources for staffing levels, training budgets and financial incentives for employee performance in those areas.
      We believe that our high-speed Internet service will continue to provide a substantial portion of our revenue growth in the near future. We also plan to continue to expand our marketing of high-speed Internet service to the business community, which we believe has shown an increasing interest in high-speed Internet service and private network services. Additionally, we plan to continue to prepare additional markets for telephone launches in 2006.
      We believe we offer our customers an excellent choice of services through a variety of bundled packages, particularly with respect to our digital video and high-speed Internet services, as well as telephone in certain markets. Our digital platform enables us to offer a significant number and variety of channels, and we offer customers the opportunity to choose among groups of channel offerings, including premium channels, and to combine selected programming with other services such as high-speed Internet, high definition television (in selected markets) and VOD (in selected markets).
      We and our parent companies continue to pursue opportunities to improve our liquidity. Our efforts in this regard resulted in the completion of a number of transactions since 2004, as follows:

•	the January 2006 sale by our subsidiaries, CCH II, LLC (“CCH II”) and CCH II Capital Corp., of an additional $450 million principal amount of their 10.250% senior notes due 2010;

•	the October 2005 entry by our subsidiaries, CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp., as guarantor thereunder, into a $600 million senior bridge loan agreement with various lenders (which was reduced to $435 million as a result of the issuance of CCH II notes);

•	the September 2005 exchange by Charter Holdings, CCH I and CIH of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;

•	the March and June 2005 issuance of $333 million of Charter Communications Operating, LLC (“Charter Operating”) notes in exchange for $346 million of Charter Holdings notes;

•	the March and June 2005 repurchase of $131 million of Charter’s 4.75% convertible senior notes due 2006 leaving $25 million in principal amount outstanding;

•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million;

•	the December 2004 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $550 million of senior floating rate notes due 2010;

•	the November 2004 sale by Charter, our indirect parent company, of $862.5 million of 5.875% convertible senior notes due 2009 and the December 2004 redemption of all of Charter’s outstanding 5.75% convertible senior notes due 2005 ($588 million principal amount);

•	the April 2004 sale of $1.5 billion of senior second lien notes by our subsidiary, Charter Operating, together with the concurrent refinancing of its credit facilities; and

•	the sale in the first half of 2004 of non-core cable systems for a total of $735 million, the proceeds of which were used to reduce indebtedness.

Recent Events

Fourth quarter preliminary information
      Because the fourth quarter has only recently ended, the information that follows is, by necessity, preliminary in nature and based only upon preliminary information available to Charter as of the date of this prospectus. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.
      In addition, certain customer and financial information is presented on a pro forma basis, adjusted for (i) the divestiture of geographically non-strategic systems in July 2005 as if these dispositions had occurred on January 1, 2004, and (ii) the removal of $6 million of credits issued to customers affected by hurricanes Katrina and Rita. The divested systems served a total of approximately 26,800 analog video customers, 12,000 digital video customers and 600 high-speed Internet customers as of their respective dates of disposition. The unaudited pro forma information that follows has been presented for comparative purposes and is not intended to provide any indication of what actual consolidated results of operations or customers would have been had these dispositions been completed as of the date assumed.
      In the fourth quarter of 2005, Charter increased its targeted marketing efforts and related expenditures that began in the third quarter of 2005. The long-term objective of these efforts is to increase its revenues through deeper market penetration of all of its services. We believe these efforts have been effective as reflected in the following preliminary customer results:

•	fourth quarter 2005 net losses of analog video customers are approximately 21,800 compared to a pro forma net loss of approximately 82,600 in the fourth quarter of 2004;

•	fourth quarter 2005 net gains of digital video customers are approximately 47,200 compared to a pro forma net loss of approximately 14,400 in the fourth quarter of 2004;

•	fourth quarter 2005 net gains of high-speed Internet customers are approximately 76,400 compared to a pro forma net gain of approximately 64,500 in the fourth quarter of 2004; and

•	fourth quarter 2005 net gains of telephone customers are approximately 31,600 compared to a net gain of approximately 5,200 in the fourth quarter of 2004.

      Charter currently expects actual revenue for the fourth quarter of $1.335 billion to $1.345 billion, which is approximately a 4.6% to 5.4% increase compared to actual fourth quarter of 2004. On a pro forma basis, fourth quarter revenue is expected of $1.340 billion to $1.350 billion, which is approximately a 5.5% to 6.2% increase compared to pro forma fourth quarter of 2004.
      Capital expenditures for the fourth quarter of 2005 are currently expected to be approximately $270 million to $280 million, which is lower than fourth quarter of 2004 capital expenditures of $285 million and similar to the third quarter 2005 capital expenditures of $273 million. Capital expenditures for the full year, 2005, are expected to have been approximately $1.1 billion, which includes approximately $40 million to $45 million of rebuilding capital expenditures related to hurricanes Katrina and Rita.

Appointment of New Executive Vice President and Chief Financial Officer
      Jeffrey T. Fisher, 43, has been appointed to the position of Executive Vice President and Chief Financial Officer, effective February 6, 2006. Mr. Fisher succeeds the Interim Chief Financial Officer, Paul E. Martin, who will continue as Charter’s Senior Vice President and Controller until at least March 31, 2006. During the last year, we have experienced a number of other changes in our senior management. See ”Risk factors — Risks related to our business — Recent management changes could disrupt operations.”

CCH II, LLC Note Offering
      On January 30, 2006, CCH II and CCH II Capital Corp. issued $450 million principal amount in debt securities, the proceeds of which will be provided, directly or indirectly, to Charter Communications Operating, LLC, which will use such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities. As a result of the offering of these notes, availability under the bridge loan has been reduced to $435 million.

CC VIII Settlement
      As of October 31, 2005, acting through a Special Committee of Charter’s Board of Directors, Charter settled its dispute with Paul G. Allen, Charter’s controlling stockholder and Chairman of the Board, related to the ownership of a Charter subsidiary, CC VIII, LLC (“CC VIII”).
      Under the terms of the settlement, Charter Investment, Inc. (“CII”), 100% owned by Mr. Allen, will retain 30% of the Class A preferred equity interests it previously held in CC VIII, subject to certain rights and restrictions concerning transfer. Of the other 70% of the CC VIII preferred interests, 7.4% has been transferred by CII to CCHC, a newly formed direct, wholly owned subsidiary of Charter Holdco and the new direct parent of Charter Holdings in exchange for a subordinated exchangeable note issued to CII and the remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement, for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC. The note has an initial accreted value of $48.2 million accreting at 14%, compounded quarterly, with a 15-year maturity.
      Also as part of the settlement, CC VIII issued approximately 49 million additional Class B units to CC V Holdings, LLC, the direct parent of CC VIII, in consideration for prior capital contributions to CC VIII by CC V Holdings, LLC in connection with a transaction that was unrelated to the dispute with CII. As a result of these transfers and issuances, Mr. Allen’s pro rata share of the profits and losses of CC VIII is approximately 5.6%. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

CCO Holdings Bridge Loan
      In October 2005, CCO Holdings entered into a senior bridge loan agreement with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch (the “Lenders”) whereby the Lenders have committed to make loans to CCO Holdings in an aggregate amount of $600 million. CCO Holdings may, subject to the satisfaction of certain conditions, including the satisfaction of certain of the conditions to borrowing under the Charter Operating credit facilities, draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the bridge loan. In January 2006, upon the issuance of $450 million principal amount of CCH II notes discussed above, the commitment under the bridge loan agreement was reduced to $435 million. The failure to satisfy the conditions to borrowing under the bridge loan would prevent any borrowing thereunder, which could materially adversely affect our ability to operate our business and to make payments under our debt instruments. See “Description of Certain Indebtedness — CCO Holdings, LLC Notes and Bridge Loan.”

Organizational Structure
      The chart below sets forth our organizational structure and that of our direct and indirect parent companies and subsidiaries. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership, voting percentages and indebtedness amounts shown below are approximations as of September 30, 2005 giving effect to the issuance and sale of $450 million principal amount of 10.250% CCH II notes in January 2006 and the use of such proceeds to pay down credit facilities, the issuance by Charter of 67.7 million shares on November 28, 2005, the creation of CCHC and the settlement of the CC VIII dispute and do not give effect to any exercise, conversion or exchange of then outstanding options, preferred stock, convertible notes and other convertible or exchangeable securities.

(1)	Charter acts as the sole manager of Charter Holdco and its direct and indirect limited liability company subsidiaries, including Charter Holdings.

(2)	These membership units are held by CII and Vulcan Cable III Inc., each of which is 100% owned by Paul G. Allen, Charter’s Chairman and controlling shareholder. They are exchangeable at any time on a one-for-one basis for shares of Charter Class A common stock.

(3)	The percentages shown in this table reflect the issuance of the 94.9 million shares of Class A common stock issued on July 29, 2005 and November 28, 2005 and the corresponding issuance of an equal number of mirror membership units by Charter Holdco to Charter. However, for accounting purposes, Charter’s common equity interest in Charter Holdco is 48%, and Paul G. Allen’s ownership of Charter Holdco is 52%. These percentages exclude the 94.9 million mirror membership units issued to Charter due to the required return of the issued mirror units upon return of the shares offered pursuant to the share lending agreement.

(4)	Represents preferred membership interests in CC VIII, a subsidiary of CC V Holdings, LLC, and a subordinated accreting note issued by CCHC related to the settlement of the CC VIII dispute. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”

Summary of the Exchange Offer

New notes offered	$3,525,000,000 aggregate principal amount of new CCH I 11.00% Senior Secured Notes due 2015, $150,704,000 of new CIH 11.125% Senior Accreting Notes due 2014, $470,907,287 of new CIH 9.920% Senior Accreting Notes due 2014, $299,098,000 of new CIH 10.00% Senior Accreting Notes due 2014, $814,590,000 of new CIH 11.75% Senior Accreting Notes due 2014, $580,671,000 of new CIH 13.50% Senior Accreting Notes due 2014 and $216,719,000 of new CIH 12.125% Senior Accreting Notes due 2015, the offering and sale of which will have been registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the respective outstanding notes, except that certain transfer restrictions and registration rights provisions relating to the outstanding notes do not apply to the registered new notes. See “Description of the Notes” for a full description of which restrictions, rights and interest provisions do not apply to the new notes.

Outstanding notes	$3,525,000,000 aggregate principal amount of outstanding CCH I 11.00% Senior Secured Notes due 2015, $150,704,000 of outstanding CIH 11.125% Senior Accreting Notes due 2014, $470,907,287 of outstanding CIH 9.920% Senior Accreting Notes due 2014, $299,098,000 of outstanding CIH 10.00% Senior Accreting Notes due 2014, $814,590,000 of outstanding CIH 11.75% Senior Accreting Notes due 2014, $580,671,000 of outstanding CIH 13.50% Senior Accreting Notes due 2014 and $216,719,000 of outstanding CIH 12.125% Senior Accreting Notes due 2015, each issued on September 28, 2005.

The exchange offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Tenders; Expiration date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, which is 30 days after the exchange offer registration statement is declared effective, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange

Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer” for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	Bank of New York.

Consequences of failure to exchange your outstanding notes	Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of outstanding notes, we, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging your outstanding notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not an “affiliate” of our company as defined in Rule 405 of the Securities Act.
      If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.
      Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See

“Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.
Summary of the New Notes
      The terms of the new notes we are issuing in this exchange offer and the terms of the outstanding notes of the same series are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.
      A brief description of the material terms of the new notes follows:
Summary of the New CIH Notes (the “CIH notes”)

Issuer	CCH I Holdings, LLC and CCH I Holdings Capital Corp.

Series	11.125% Senior Accreting Notes due 2014 (the “11.125% CIH notes”). 9.920% Senior Accreting Notes due 2014 (the “9.920% CIH notes”). 10.00% Senior Accreting Notes due 2014 (the “10.00% CIH notes”). 11.75% Senior Accreting Notes due 2014 (the “11.75% CIH notes”). 13.50% Senior Accreting Notes due 2014 (the “13.50% CIH notes”). 12.125% Senior Accreting Notes due 2015 (the “12.125% CIH notes”).

Maturity	11.125% CIH notes: January 15, 2014. 9.920% CIH notes: April 1, 2014. 10.00% CIH notes: May 15, 2014. 11.75% CIH notes: May 15, 2014. 13.50% CIH notes: January 15, 2014. 12.125% CIH notes: January 15, 2015.

Accreted Value	The accreted value of the CIH notes as of September 28, 2005 was $800 per $1,000 principal amount at maturity.

Full Accretion	Each series of CIH notes accretes on a straight line basis, and the accreted value will equal the principal amount at maturity on September 30, 2007.

Cash Interest Rate	Cash interest accrues on 100% of the principal amount of each series of CIH notes at the rates set forth below:

11.125% CIH notes: 11.125%.

9.920% CIH notes: 9.920%.

10.00% CIH notes: 10.00%.

11.75% CIH notes: 11.75%.

13.50% CIH notes: 13.50%.

12.125% CIH notes: 12.125%.

Cash Interest Accrual	Cash interest is currently accruing on the 2011-2012 cash pay notes. Cash interest with respect to the 11.75% CIH notes, 13.50% CIH notes and 12.125% CIH notes will begin to accrue on May 15, 2006, January 15, 2006 and January 15, 2007, respectively.

Cash Interest Payment Dates	Cash interest with respect to each series of CIH notes is payable in cash in arrears on the dates set forth below:

11.125% CIH notes: January 15 and July 15.

9.920% CIH notes: April 1 and October 1.

10.00% CIH notes: May 15 and November 15.

11.75% CIH notes: May 15 and November 15.

13.50% CIH notes: January 15 and July 15.

12.125% CIH notes: January 15 and July 15.

Ranking	The CIH notes are the unsecured and unsubordinated obligations of CIH and rank equal in right of payment to all of CIH’s existing and future unsecured senior indebtedness. However, the CIH notes will be effectively subordinated to all future obligations of CIH subsidiaries and are effectively subordinated to the CCH I notes. As of September 30, 2005, CIH had approximately $2.4 billion of indebtedness outstanding, and its consolidated subsidiaries had approximately $15.7 billion of indebtedness and other liabilities outstanding on their consolidated balance sheet. See “Capitalization”.

Guarantee	Charter Holdings unconditionally guarantees the CIH notes on a senior basis. If CIH cannot make payments on the CIH notes, Charter Holdings must make them.

Optional Redemption	The CIH notes are not redeemable by CIH until September 30, 2007. On and after such date, CIH may redeem the CIH notes in whole or in part from time to time as described in the section “Description of CIH Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a Change of Control (as defined herein), each holder of the CIH notes will have the right to require CIH to repurchase all or any part of that holder’s CIH notes, at a redemption price equal to the accreted value of the CIH notes repurchased plus accrued and unpaid cash interest thereon, if any, to the date of purchase, plus the applicable change of control premium. There can be no assurance that CIH will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the CIH notes). See “Description of the CIH notes — Repurchase at the Option of Holders — Change of Control.”

Restrictive Covenants	The indenture under which the CIH notes were issued, which we refer to as the “CIH indenture”, restricts the ability of CIH and CIH’s Restricted Subsidiaries to: (1) incur indebtedness; (2) create liens; (3) pay dividends or make distributions in respect of capital stock and other restricted payments; (4) make investments; (5) sell assets; (6) create restrictions on the ability of restricted subsidiaries to make certain payments; (7) enter into transactions with affiliates; or (8) consolidate, merge or sell all or substantially all assets. However, such covenants are subject to a number of important qualifications and exceptions as described under “Description of the CIH Notes — Certain Covenants,” including provisions allowing CIH and its restricted subsidiaries, as long as CIH’s leverage ratio is not greater than 8.75 to 1.0, to incur additional indebtedness and make investments. CIH is also permitted under these covenants to provide funds to its parent companies to pay interest on and, subject to meeting its leverage ratio test, to retire or repurchase their debt obligations.

Events of Default	For a discussion of events that permit acceleration of the payment of the accreted value of and accrued cash interest on each of the CIH notes, see “Description of the CIH Notes — Events of Default and Remedies”.
Summary of the New CCH I Notes (the “CCH I notes”)

Issuers	CCH I, LLC and CCH I Capital Corp.

Maturity	October 1, 2015.

Interest	Interest accrues from and including September 28, 2005 and is payable in cash semi-annually, in arrears, on April 1 and October 1 of each year, beginning on April 1, 2006.

Interest Rate	The per annum interest rate on the CCH I notes equals 11.00%.

Ranking	The CCH I notes are the senior secured obligations of CCH I and, to the extent of the value of the collateral, rank senior to all of CCH I’s future unsecured senior indebtedness. The CCH I notes will rank equally with all future indebtedness of CCH I that may be secured equally and ratably by the collateral securing the CCH I notes. In addition, the CCH I notes will be effectively senior to the CIH notes. However, the CCH I notes will be effectively subordinated to all existing and future obligations of CCH I’s subsidiaries. As of September 30, 2005, CCH I had approximately $3.7 billion of indebtedness outstanding and its consolidated subsidiaries had approximately $12.0 billion of indebtedness and other liabilities outstanding on their consolidated balance sheet. See “Capitalization”.

Guarantee	Charter Holdings unconditionally guarantees the CCH I notes on a senior basis. If CCH I cannot make payments on the CCH I notes, Charter Holdings must make them.

Collateral	The CCH I notes are secured by a pledge of 100% of the equity interests of CCH I’s wholly owned subsidiary, CCH II, and the proceeds thereof. All future indebtedness of CCH I that is permitted to be incurred by the CCH I indenture may be secured equally and ratably by the collateral. The pledge agreement contains certain limitations on the rights of the trustee and the holders to exercise remedies with respect to the collateral.

Optional Redemption	CCH I may redeem, at its option, the CCH I notes in whole or in part from time to time as described in the section “Description of CCH I Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a Change of Control (as defined herein), each holder of the CCH I notes will have the right to require CCH I to repurchase all or any part of that holder’s CCH I notes at a redemption price equal to 101% of the aggregate principal amount of the CCH I notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. There can be no assurance that CCH I will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the CCH I notes). See “Description of the CCH I Notes — Repurchase at the Option of Holders — Change of Control.”

Restrictive Covenants	The indenture under which the CCH I notes are issued, which we refer to as the “CCH I indenture”, restricts the ability of CCH I and CCH I’s restricted subsidiaries to: (1) incur indebtedness; (2) create liens; (3) pay dividends or make distributions in respect of capital stock and other restricted payments; (4) make investments; (5) sell assets; (6) create restrictions on the ability of restricted subsidiaries to make certain payments; (7) enter into transactions with affiliates; or (8) consolidate, merge or sell all or substantially all assets. However, such covenants are subject to a number of important qualifications and exceptions as described under “Description of the CCH I Notes — Certain Covenants”, including provisions allowing CCH I and its restricted subsidiaries, as long as CCH I’s leverage ratio is not greater than 7.5 to 1.0, to incur additional indebtedness and make investments. CCH I is also permitted under these covenants to provide funds to its parent companies to pay interest on and, subject to meeting its leverage ratio test, to retire or repurchase their debt obligations.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the CCH I notes, see “Description of the CCH I Notes — Events of Default and Remedies”.

      You should carefully consider all of the information in this prospectus. In particular, you should evaluate the information beginning on page 17 under “Risk Factors” for a discussion of risks associated with an investment in the new notes.

      For more complete information about the new notes, see the “Description of the Notes” section of this prospectus.

Summary Consolidated Financial Data
      Charter Holdings is a holding company whose primary assets are equity interests in its cable operating subsidiaries. The following table presents summary financial and other data for Charter Holdings and its subsidiaries and has been derived from the audited consolidated financial statements of Charter Holdings and its subsidiaries for the three years ended December 31, 2004 and the unaudited consolidated financial statements of Charter Holdings and its subsidiaries for the nine months ended September 30, 2005 and 2004. The consolidated financial statements of Charter Holdings and its subsidiaries for the years ended December 31, 2002 to 2004 have been audited by KPMG LLP, an independent registered public accounting firm. The pro forma data set forth below represent our unaudited pro forma consolidated financial statements after giving effect to the following transactions as if they occurred on January 1 of the respective period for the statement of operations data and other financial data and as of the last day of the respective period for the operating data:

(1) the disposition of certain assets in March and April 2004 for total proceeds of $735 million and the use of such proceeds in each case to pay down credit facilities;

(2) the issuance and sale of $550 million of CCO Holdings senior floating rate notes in December 2004 and $1.5 billion of Charter Operating senior second lien notes in April 2004;

(3) an increase in amounts outstanding under the Charter Operating credit facilities in April 2004 and the use of such funds, together with the proceeds from the sale of the Charter Operating senior second lien notes, to refinance amounts outstanding under the credit facilities of our subsidiaries, CC VI Operating Company, LLC, CC VIII Operating, LLC and Falcon Cable Communications, LLC;

(4) the repayment of $530 million of borrowings under the Charter Operating revolving credit facility with net proceeds from the issuance and sale of the CCO Holdings senior floating rate notes in December 2004, which were included in our cash balance at December 31, 2004;

(5) the redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 with cash on hand;

(6) the issuance and sale of $300 million of outstanding notes in August 2005 and the use of such proceeds to pay financing costs and accrued interest in the exchange transaction referenced below;

(7) the exchange of $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2009 and 2010 for CCH I notes and the exchange of $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2011 and 2012 for CIH notes and CCH I notes; and

(8) the issuance and sale of $450 million principal amount of 10.250% CCH II senior notes in January 2006 and the use of such proceeds to pay down credit facilities.

      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

					Nine Months Ended
	Year Ended December 31,				September 30,

	2002	2003	2004	2004	2004	2005
	Actual	Actual	Actual	Pro Forma(a)	Pro Forma(a)	Pro Forma(a)

	(Dollars in millions)
Statement of Operations Data:
Revenues:
Video	$3,420	$3,461	$3,373	$3,352	$2,513	$2,551
High-speed Internet	337	556	741	738	535	671
Advertising sales	302	263	289	288	204	214
Commercial	161	204	238	236	173	205
Other	346	335	336	334	247	271

Total revenues	4,566	4,819	4,977	4,948 (b)	3,672 (b)	3,912

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,807	1,952	2,080	2,068	1,540	1,714
Selling, general and administrative	963	940	971	967	731	762
Depreciation and amortization	1,436	1,453	1,495	1,489	1,099	1,134
Impairment of franchises	4,638	—	2,433	2,433	2,433	—
Asset impairment charges	—	—	—	—	—	39
(Gain) loss on sale of assets, net	3	5	(86)	20	2	5
Option compensation expense, net	5	4	31	31	34	11
Hurricane asset retirement loss	—	—	—	—	—	19
Special charges, net	36	21	104	104	100	4
Unfavorable contracts and other settlements	—	(72)	(5)	(5)	—	—

Total costs and expenses	8,888	4,303	7,023	7,107	5,939	3,688

Income (loss) from operations	(4,322)	516	(2,046)	(2,159)	(2,267)	224
Interest expense, net	(1,425)	(1,486)	(1,618)	(1,643)	(1,225)	(1,280)
Gain (loss) on derivative instruments and hedging activities, net	(115)	65	69	69	48	43
Gain (loss) on extinguishment of debt	—	187	(21)	—	—	9
Other, net	3	(10)	2	2	—	21

Loss before minority interest, income taxes and cumulative effect of accounting change	(5,859)	(728)	(3,614)	(3,731)	(3,444)	(983)
Minority interest(c)	(16)	(29)	20	20	25	(9)

Loss before income taxes and cumulative effect of accounting change	(5,875)	(757)	(3,594)	(3,711)	(3,419)	(992)
Income tax benefit (expense)	216	(13)	35	36	42	(10)

Loss before cumulative effect of accounting change	$(5,659)	$(770)	$(3,559)	$(3,675)	$(3,377)	$(1,002)

Other Financial Data:
Capital expenditures	$2,095	$804	$893	$891	$616	$815
Deficiency of earnings to cover fixed charges(d)	$5,859	$728	$3,614	$3,731	$3,444	$983

	December 31,			September 30,

	2003	2003	2004	2004	2005
	Actual	Pro Forma	Actual	Actual	Actual

Operating Data (end of period)(e):
Analog video customers	6,431,300	6,200,500	5,991,500	6,074,600	5,906,300
Digital video customers	2,671,900	2,588,600	2,674,700	2,688,900	2,749,400
Residential high-speed Internet customers	1,565,600	1,527,800	1,884,400	1,819,900	2,120,000
Telephone customers	24,900	24,900	45,400	40,200	89,900

Actual
As of September 30,
2005

(Dollars in millions)
Balance Sheet Data (end of period):
Cash and cash equivalents	$20
Total assets	16,276
Long-term debt(f)	18,254
Loans payable-related party	57
Minority interest(c)	665
Member’s deficit	(4,292)

(a)	Actual revenues exceeded pro forma revenues for the year ended December 31, 2004 and the nine months ended September 30, 2004 and 2005 by $29 million, $29 million and $0, respectively. Pro forma loss before cumulative effect of accounting change exceeded actual loss before cumulative effect of accounting change by $116 million, $123 million and $468 million for the year ended December 31, 2004 and the nine months ended September 30, 2004 and 2005, respectively. The unaudited pro forma financial information required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

(b)	Pro forma 2004 revenue by quarter is as follows:

2004
Pro Forma Revenue

(Dollars in millions)
1st Quarter	$1,185
2nd Quarter	1,239
3rd Quarter	1,248
4th Quarter	1,276

Total pro forma revenue	$4,948

(c)	Minority interest represents the preferred membership interests in CC VIII. Paul G. Allen indirectly held the preferred membership units in CC VIII as a result of the exercise of a put right originally granted in connection with the Bresnan transaction in 2000. There was an issue regarding the ultimate ownership of the CC VIII membership interests following the consummation of the Bresnan put transaction on June 6, 2003. Effective January 1, 2005, we ceased recognizing minority interest in earnings or losses of CC VIII for financial reporting purposes until such time as the resolution of the issue was determinable or certain other events occurred. This dispute was settled October 31, 2005. We are currently determining the accounting impact of the settlement. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

(d)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(e)	See “Business — Products and Services” for definitions of the terms contained in this section.

(f)	The CIH notes and CCH I notes issued in exchange for Charter Holdings notes are recorded in accordance with generally accepted accounting principles (“GAAP”). GAAP requires that the CIH notes issued in exchange for Charter Holdings notes and the CCH I notes issued in exchange for the 8.625% Charter Holdings notes due 2009 be recorded at the historical book values of the Charter Holdings notes as opposed to the current accreted value for legal purposes and notes indenture purposes (which, for both purposes, is the amount that would become payable if the debt becomes immediately due). As of September 30, 2005, the accreted value of our long-term debt for legal purposes and notes indenture purposes is $17.7 billion.

RISK FACTORS
      The new notes, like the outstanding notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before making a decision to continue your investment in the notes or to tender your outstanding notes in exchange for the new notes. In this prospectus, when we refer to “notes,” we are referring to both the outstanding notes and the new notes.
Risks Related to the Exchange Offer and the New Notes

There is currently no public market for the new notes, and an active trading market may not develop for the notes. The failure of a market to develop for the new notes could adversely affect the liquidity and value of the new notes.
      There currently is no existing market for the new notes. Although we intend to apply for the new notes to be eligible for trading in the PORTALsm Market, we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes on any automated dealer quotation system. A market may not develop for the new notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the new notes, the market price and liquidity of the new notes may be adversely affected.
      The liquidity of the trading market, if any, and future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the new notes may be subject to disruptions that could have a negative effect on the holders of the new notes, regardless of our operating results, financial performance or prospects.

We may not have the ability to raise the funds necessary to fulfill our obligations under the new notes following a change of control, which would place us in default under the indenture governing the new notes.
      Under the indentures governing the new notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all of the outstanding new notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchases of the new notes.
      In addition, a change of control would require the repayment of borrowings under credit facilities, bridge loan and publicly held debt of our subsidiaries and our parent companies. Our failure to make or complete an offer to repurchase the new notes would place us in default under the indentures governing the new notes.

If we do not fulfill our obligations to you under the new notes, you will not have any recourse against Charter, Charter Holdco, CCHC, Mr. Allen or their affiliates.
      Other than Charter Holdings, none of our direct or indirect equity holders, directors, officers, employees or affiliates, including, without limitation, Charter, Charter Holdco, CCHC and Mr. Allen, will be an obligor or guarantor under the new notes. The indentures governing the new notes expressly provide that these parties will not have any liability for our obligations under the new notes or the indentures governing the new notes. By accepting the new notes, you waive and release all such liability as consideration for issuance of the new notes. If we do not fulfill our obligations to you under the new notes, other than Charter Holdings, you will have no recourse against any of our direct or indirect equity holders, directors, officers, employees or affiliates including, without limitation, Charter, Charter Holdco, CCHC and Mr. Allen.

If you do not exchange your outstanding notes for new notes, you will continue to have restrictions on your ability to resell them.
      The outstanding notes were not registered under the Securities Act of 1933 or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless they are registered under the Securities Act of 1933 or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933. In addition, once the exchange offer has terminated, we will no longer be under an obligation to register the outstanding notes under the Securities Act of 1933 except in the limited circumstances provided in the registration rights agreement. In addition, to the extent that outstanding notes are tendered for exchange and accepted in the exchange offer, any trading market for the untendered and tendered but unaccepted outstanding notes could be adversely affected.

Under certain circumstances, federal and state laws may allow courts to avoid or subordinate claims with respect to the notes or invalidate the pledge of collateral for the CCH I notes.
      Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could void claims with respect to the new notes, or subordinate them or invalidate the pledge of the collateral for the CCH I notes, if, among other things, CIH, CCH I or Charter Holdings, at the time CIH, CCH I or Charter Holdings issued the new notes or note guarantee:

•	received less than reasonably equivalent value or fair consideration for the new notes or note guarantee; and

•	was insolvent or rendered insolvent by reason of the incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted an unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they became due.
      The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, CIH, CCH I or Charter Holdings would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.
      In addition, if there were to be a bankruptcy of Charter or its subsidiaries, creditors of Charter Holdings or our parent companies may attempt to make claims against CIH or CCH I and their subsidiaries, which (if successful) could have an adverse effect on the holders of the new notes and their recoveries in any bankruptcy proceeding.

Claims of holders of the CIH notes will be structurally subordinate to claims of creditors of CCH I notes and its subsidiaries.
      Substantially all of our consolidated operations are conducted through subsidiaries of CCH I. Claims of holders of the CIH notes will be structurally subordinate to claims of creditors (including claims of trade creditors) of CCH I and its subsidiaries. In addition, the CCH I notes will be secured by a pledge of 100% of the equity interests of CCH II and the proceeds thereof. As of September 30, 2005, there was approximately $15.7 billion of debt and other liabilities of CCH I and its subsidiaries as reflected on its consolidated balance sheet, to which holders of the CIH notes are subordinate. In the event of a bankruptcy, insolvency or liquidation of CCH I or any of its subsidiaries, because of the CCH I noteholders’ lien on the collateral and because of the structural seniority of the CCH I notes, all claims of the CCH I noteholders would have to be satisfied before funds would be available for payment of the CIH notes.

CCH I may grant future liens on the collateral, and the value of the collateral may be insufficient, which could impair a recovery by holders of the CCH I notes.
      CCH I will secure the CCH I notes by a pledge of all of the equity interests of CCH II and the proceeds thereof (the “collateral”). Future equal and ratable liens on the collateral are permitted to secure future debt permitted under the CCH I indenture. The existence of an equal and ratable claim on the collateral could impair the rights and remedies of and the ultimate recovery by the holders of the CCH I notes.
      The value of the collateral may be insufficient to satisfy the claims of the holders of the CCH I notes and other equally and ratably secured indebtedness. Such value may be materially diminished or impaired by any bankruptcy, reorganization or other proceedings or cases involving CCH I or any of its subsidiaries or by the regulatory consequences thereof or by any of the other matters discussed in these risk factors, as well as factors beyond our control and the control of our creditors.
      To the extent that the collateral is insufficient to satisfy the claims of holders of CCH I notes and other equally and ratably secured indebtedness, the holders of the CCH I notes will have unsecured claims against CCH I in respect of their CCH I notes that will rank equally and ratably with the claims of other unsecured creditors of CCH I. Given that the collateral constitutes substantially all of the assets of CCH I, it is unlikely that there would be any material value available to satisfy any such deficiency.

Although the CCH I notes are secured by a pledge of the collateral, the trustee and the holders of CCH I notes will not have a right to sell the collateral.
      The pledge agreement pursuant to which the equity interests of CCH II will be pledged to the trustee for the benefit of the holders of the CCH I notes will provide that the trustee and the holders will not have the right to sell the stock to satisfy the obligations under the CCH I notes or the right to vote the stock, even after an event of default. However, the holders of the CCH I notes should be entitled to priority over unsecured creditors in a bankruptcy case and should be treated as secured creditors for purposes of entitlement to post-petition interest in a bankruptcy case. See “Description of the CCH I Notes — Security — Certain Bankruptcy Limitations.” Nonetheless, the restrictions on the ability of the holders of the CCH I notes to sell the collateral may have a material adverse effect on the security interest and the value of the collateral and the rights of the holders of the CCH I notes with respect thereto.

The pledge of the collateral could be wholly or partially voided as a preferential transfer.
      If we become the subject of a bankruptcy proceeding within 90 days after we issued the outstanding notes (or, with respect to any insiders specified in bankruptcy law who are holders of notes, within one year after the issuance of the outstanding notes), and the court determines that we were insolvent at the time of the exchange offers, the court could find that the issuance of the CCH I notes involved a preferential transfer by altering the status of participants from unsecured to secured creditors. As secured creditors, holders of the CCH I notes could be entitled to receive a greater recovery in liquidation than the same holders would have been entitled to receive if those holders had not participated in the exchange offers. If the court determined that the exchange offers were therefore a preferential transfer which did not qualify for a bankruptcy law defense, and avoided the lien and the amounts owing under the CCH I notes, then the value of any consideration holders received with respect to the CCH I notes could be recovered from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as holders of the outstanding notes. If liens were avoided, holders of the CCH I notes would be unsecured creditors with claims that ranked pari passu with all other unsubordinated creditors of CCH I, including trade creditors.
Risks Related to Substantial Indebtedness of Us and Charter

We may not generate (or, in general, have available to the applicable obligor) sufficient cash flow or access to additional external liquidity sources to fund our capital expenditures, ongoing operations and debt obligations, including our payment obligations under the notes, which could have a material adverse effect on you as the holders of the old notes and the new notes.
      Our ability to service our and our parent companies’ debt (including payments on notes) and to fund our planned capital expenditures and ongoing operations will depend on both our ability to generate cash flow and our access to additional external liquidity sources, and in general our ability to provide (by dividend or otherwise), such funds to the applicable issuer of the debt obligation. Our ability to generate cash flow is dependent on many factors, including:

•	our future operating performance;

•	the demand for our products and services;

•	general economic conditions and conditions affecting customer and advertiser spending;

•	competition and our ability to stabilize customer losses; and

•	legal and regulatory factors affecting our business.
      Some of these factors are beyond our control. If we and our parent companies are unable to generate sufficient cash flow and/or access additional external liquidity sources, we and our parent companies may not be able to service and repay our and our parent companies’ debt, operate our business, respond to competitive challenges or fund our and our parent companies’ other liquidity and capital needs. Although our subsidiaries, CCH II and CCH II Capital Corp., recently sold $450 million principal amount of 10.250% senior notes due 2010, you should not assume that we will be able to access additional sources of external liquidity on similar terms, if at all. We believe that cash flows from operating activities and amounts available under our credit facilities and bridge loan will not be sufficient to fund our operations and satisfy our and Charter’s interest payment and principal repayment obligations in 2007 and beyond. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
      Additionally, franchise valuations performed in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, are based on the projected cash flows derived by selling products and services to new customers in future periods. Declines in future cash flows could result in lower valuations which in turn may result in impairments to the franchise assets in our financial statements.

Charter Operating may not be able to access funds under its credit facilities if it fails to satisfy the covenant restrictions in its credit facilities, which could adversely affect our financial condition and our ability to conduct our business.
      Our subsidiaries have historically relied on access to credit facilities in order to fund operations and to service parent company debt, and we expect such reliance to continue in the future. Our total potential borrowing availability under the Charter Operating credit facilities was approximately $786 million as of September 30, 2005, however, the actual availability is limited by financial covenant restrictions. At September 30, 2005, actual availability as a result of these restrictions was only $648 million. These financial covenant restrictions may from time to time limit the availability of funds in the future. Although we have additional borrowing availability of $600 million under the bridge loan (which was reduced to $435 million as a result of the issuance of the CCH II notes), availability of borrowings under the bridge loan is subject to the satisfaction of certain conditions, including the satisfaction of certain of the conditions to borrowing under the credit facilities.
      In addition, in connection with the issuance of audited financial statements for the year ended December 31, 2005, in the event that we are not able to demonstrate to our independent accountants that we have adequate access to liquidity, Charter and its subsidiaries ability to receive an unqualified opinion from its independent accountants on their respective financial statements for the year ended December 31, 2005 may be adversely affected. We believe we will be able to demonstrate adequate access to sufficient liquidity for the purpose of receiving an unqualified 2005 opinion, however, there can be no assurance that Charter and its subsidiaries will receive an unqualified opinion. The failure to receive an unqualified opinion would constitute an event of default under the Charter Operating credit facilities and bridge loan, and, as a result, we would not be able to access funds thereunder.
      An event of default under the credit facilities, bridge loan or indentures, if not waived, could result in the acceleration of those debt obligations and, consequently, other debt obligations. Such acceleration could result in exercise of remedies by our creditors and could force us to seek the protection of the bankruptcy laws, which could materially adversely impact our ability to operate our business and to make payments under our and our parent companies’ debt instruments. In addition, an event of default under the credit facilities, such as the failure to maintain the applicable required financial ratios, would prevent additional borrowing under our credit facilities, which could materially adversely affect our ability to operate our business and to make payments under our and our parent companies’ debt instruments. Likewise, the failure to satisfy the conditions to borrowing under the bridge loan would prevent any borrowing thereunder, which could materially adversely affect our ability to operate our business and to make payments under our debt instruments.

Because of our holding company structure, the outstanding notes are, and the new notes will be, structurally subordinated in right of payment to all liabilities of our subsidiaries. Restrictions in our subsidiaries’ debt instruments limit their ability to provide funds to us.
      Our sole assets are our equity interests in our subsidiaries. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to us for payments on the outstanding notes and the new notes or other obligations in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make distributions to us is subject to their compliance with the terms of their credit facilities and indentures. Our direct or indirect subsidiaries include the borrowers and guarantors under the Charter Operating credit facilities. Four of CCH I’s subsidiaries are also obligors under other senior high yield notes. The outstanding notes and the new notes are structurally subordinated in right of payment to all of the debt and other liabilities of our subsidiaries. As of September 30, 2005, there was approximately $12.0 billion of indebtedness and other liabilities of the subsidiaries of CCH I as reflected on its consolidated balance sheet, to which holders of the CCH I notes are effectivelysubordinate, and holders of CIH notes are also subordinate to that amount as well as the amount of CCH I notes.
      In the event of bankruptcy, liquidation or dissolution of one or more of our subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to us as an equity holder or otherwise. In that event:

•	the lenders under Charter Operating’s credit facilities and the holders of our subsidiaries’ other debt instruments will have the right to be paid in full before us from any of our subsidiaries’ assets; and

•	Paul G. Allen, as an indirect holder of preferred membership interests in our subsidiary, CC VIII would have a claim on a portion of its assets that would reduce the amounts available for repayment to holders of the outstanding notes and new notes. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”
In addition, the notes are unsecured and therefore will be effectively subordinated in right of payment to all existing and future secured debt we may incur to the extent of the value of the assets securing such debt. See “Description of Certain Indebtedness” for a summary of our outstanding indebtedness and a description of these credit facilities and other indebtedness.

Any failure by Charter to satisfy its substantial debt obligations could have a material adverse effect on us.
      Because Charter is our sole manager and our ultimate parent company, its financial or liquidity problems could cause serious disruption to our business and could have a material adverse effect on our operations and results. A failure by Charter to satisfy its debt payment obligations or a bankruptcy filing by Charter would give the lenders under the Charter Operating credit facilities the right to accelerate the payment obligations under these facilities. Any such acceleration would be a default under the indentures governing the outstanding notes and the new notes. In addition, if Charter were to default under its debt obligations and that default were to result in a change of control (whether through a bankruptcy, receivership or other reorganization, or otherwise), such a change of control could result in an event of default under the Charter Operating credit facilities and our subsidiaries’ outstanding notes and require a change of control repurchase offer under the outstanding notes and the new notes and our subsidiaries’ outstanding notes.
      Furthermore, the Charter Operating credit facilities provide that an event of default would occur if certain of Charter Operating’s parent companies have indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to its final maturity. The parent company indebtedness subject to this provision will mature in 2009 and 2010, respectively. The inability of those parent companies to refinance or repay their indebtedness would result in a default under those credit facilities.

We, our subsidiaries and Charter have a significant amount of existing debt and may incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.
      We, our subsidiaries and Charter have a significant amount of debt and may (subject to applicable restrictions in our and their debt instruments) incur additional debt in the future. As of September 30, 2005, Charter Holdings’ total debt reflected on its consolidated balance sheet was approximately $18.3 billion, its member’s deficit was approximately $4.3 billion and the deficiency of earnings to cover fixed charges for the nine month period ended September 30, 2005, was approximately $515 million. The maturities of these obligations are set forth in “Description of Other Indebtedness.”
      As of September 30, 2005, Charter had outstanding approximately $888 million aggregate principal amount of convertible senior notes, $25 million of which mature in 2006. Charter and we will need to raise additional capital and/or receive distributions or payments from our subsidiaries in order to satisfy its and our debt obligations. However, because of its and our significant indebtedness, the ability of Charter and us to raise additional capital at reasonable rates or at all is uncertain, and the ability of our subsidiaries to make distributions or payments to their parent companies is subject to availability of funds and restrictions under our and our subsidiaries’ applicable debt instruments as more fully described in the section entitled “Description of Certain Indebtedness”. You should note that the indentures governing the outstanding notes currently permit, and the indentures governing the new notes generally will permit, CCH I and CIH to provide funds to Charter and us to pay interest on debt or to repay, repurchase, redeem or defease debt, subject to certain conditions.
      Our, Charter’s and our subsidiaries’ significant amounts of debt could have other important consequences to you. For example, the debt will or could:

•	require us to dedicate a significant portion of our cash flow from operating activities to payments on our, Charter’s and our subsidiaries’ debt, which will reduce our funds available for working capital,

•	capital expenditures and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries and the economy at large;

•	place us at a disadvantage as compared to our competitors that have proportionately less debt;

•	make us vulnerable to interest rate increases, because a significant portion of our borrowings are, and will continue to be, at variable rates of interest;

•	expose us to increased interest expense as we refinance all existing lower interest rate instruments;

•	adversely affect our relationship with customers and suppliers;

•	limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt; and

•	make it more difficult for us to satisfy our obligations to the holders of our notes and for our subsidiaries to satisfy their obligations to their lenders under their credit facilities and to their noteholders as well as Charter’s ability to satisfy its obligations to its noteholders.
      A default by us or one of our subsidiaries under our or its debt obligations could result in the acceleration of those obligations, the obligations of our other subsidiaries and our obligations under the outstanding notes and the new notes, as well as Charter’s obligations under its notes. We may not have the ability to fund our obligations under the outstanding notes and the new notes in the event of such a default. We and our subsidiaries may incur substantial additional debt in the future. If current debt levels increase, the related risks that we and you now face will intensify.

The agreements and instruments governing our debt and the debt of our subsidiaries contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our and Charter’s liquidity, and adversely affect the holders of the outstanding notes and the new notes.
      The Charter Operating credit facilities, the bridge loan and the indentures governing our and our subsidiaries’ public debt (including the outstanding notes and new notes) contain a number of significant covenants that could adversely affect the holders of the outstanding notes and new notes and our ability to operate our business, as well as significantly affect our and Charter’s liquidity. These covenants will restrict our and our subsidiaries’ ability to:

•	incur additional debt;

•	repurchase or redeem equity interests and debt;

•	make certain investments or acquisitions;

•	pay dividends or make other distributions;

•	receive distributions from subsidiaries;

•	dispose of assets or merge;

•	enter into related party transactions;

•	grant liens; and

•	pledge assets.
      Furthermore, Charter Operating’s credit facilities require our subsidiaries to, among other things, maintain specified financial ratios, meet specified financial tests and provide audited financial statements, with an unqualified opinion from our independent auditors. See “Description of Other Indebtedness” for a summary of our outstanding indebtedness and a description of our credit facilities and other indebtedness and for details on our debt covenants and future liquidity. Charter Operating’s ability to comply with these provisions may be affected by events beyond our control.
      The breach of any covenants or obligations in the foregoing indentures, bridge loan or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt agreement or instrument and could trigger acceleration of the related debt, which in turn could trigger defaults under other agreements governing our long-term indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” In addition, the secured lenders under the Charter Operating credit facilities and the holders of the Charter Operating senior second-lien notes could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities or the indentures governing the outstanding notes or new notes, our subsidiaries’ debt or Charter’s debt could adversely affect our growth, our financial condition and our results of operations and our ability to make payments on the outstanding notes and the new notes, Charter Operating’s credit facilities and other debt of our subsidiaries. See “Description of Other Indebtedness” for a summary of our outstanding indebtedness and a description of credit facilities and other indebtedness.

We may not have the ability to raise the funds necessary to fulfill our obligations under the outstanding notes or the new notes following a change of control, which would place us in default under the indentures governing the outstanding notes and the new notes.
      Under the indentures governing the outstanding notes and the new notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all of the outstanding notes and new notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchases of the outstanding notes and the new notes. In addition, a change of control would require the repayment of borrowings under credit facilities and publicly held debt of our subsidiaries and our parent companies. Our failure to make or complete an offer to repurchase the outstanding notes and the new notes would place us in default under the indentures governing the outstanding notes and the new notes.

Paul G. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our subsidiaries.
      Paul G. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our parent companies or subsidiaries.
Risks Related to Our Business

We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations. We have lost a significant number of customers to direct broadcast satellite competition and further loss of customers could have a material negative impact on our business.
      The industry in which we operate is highly competitive and has become more so in recent years. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-established relationships with regulatory authorities and customers. Increasing consolidation in the cable industry and the repeal of certain ownership rules may provide additional benefits to certain of our competitors, either through access to financing, resources or efficiencies of scale.
      Our principal competitor for video services throughout our territory is direct broadcast satellite television services, also known as DBS. Competition from DBS, including intensive marketing efforts and aggressive pricing has had an adverse impact on our ability to retain customers. DBS has grown rapidly over the last several years and continues to do so. The cable industry, including us, has lost a significant number of subscribers to DBS competition, and we face serious challenges in this area in the future. We believe that competition from DBS service providers may present greater challenges in areas of lower population density, and that our systems service a higher concentration of such areas than those of other major cable service providers.
      Local telephone companies and electric utilities can offer video and other services in competition with us and they increasingly may do so in the future. Certain telephone companies have begun more extensive deployment of fiber in their networks that enable them to begin providing video services, as well as telephone and high bandwidth Internet access services, to residential and business customers and they are now offering such service in limited areas. Some of these telephone companies have obtained, and are now seeking, franchises or operating authorizations that are less burdensome than existing Charter franchises. The subscription television industry also faces competition from free broadcast television and from other communications and entertainment media.
      Further loss of customers to DBS or other alternative video and Internet services could have a material negative impact on the value of our business and its performance.
      With respect to our Internet access services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies and other providers of “dial-up” and digital subscriber line technology, also known as (“DSL”). DSL service is competitive with high-speed Internet service over cable systems. In addition, DBS providers have entered into joint marketing arrangements with Internet access providers to offer bundled video and Internet service, which competes with our ability to provide bundled services to our customers. Moreover, as we expand our telephone offerings, we will face considerable competition from established telephone companies and other carriers, including Voice Over Internet Protocol (“VOIP”) providers.
      In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced-price or free service. These promotional programs result in significant advertising, programming and operating expenses, and also require us to make capital expenditures to acquire additional digital set-top terminals. Customers who subscribe to our services as a result of these offerings may not remain customers for any significant period of time following the end of the promotional period. A failure to retain existing customers and customers added through promotional offerings or to collect the amounts they owe us could have a material adverse effect on our business and financial results.
      Mergers, joint ventures and alliances among franchised, wireless or private cable operators, satellite television providers, local exchange carriers and others, may provide additional benefits to some of our competitors, either through access to financing, resources or efficiencies of scale, or the ability to provide multiple services in direct competition with us.
      We cannot assure you that our cable systems will allow us to compete effectively. Additionally, as we expand our offerings to include other telecommunications services, and to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer. We cannot predict the extent to which competition may affect our business and operations in the future. See “Business — Competition.”

Charter is currently the subject of certain lawsuits and other legal matters, the unfavorable outcome of which could adversely affect our business and financial condition.
      We and Charter are a party to, or otherwise involved in, lawsuits, claims, proceedings and legal matters that have arisen in the ordinary course of conducting our business, certain of which are described in “Business — Legal Proceedings.” In addition, our restatement of our 2000, 2001 and 2002 financial statements could lead to additional or expanded claims or investigations.
      We and Charter cannot predict with certainty the ultimate outcome of any of the lawsuits, claims, proceedings and other legal matters to which we or Charter are a party, or in which we or Charter are otherwise involved, due to, among other things, (i) the inherent uncertainties of litigation and legal matters generally, (ii) the remaining conditions to the finalization of certain litigation and other settlements and resolutions to which we or Charter are parties, (iii) the outcome of appeals and (iv) the need for Charter and us to comply with, and/or otherwise implement, certain covenants, conditions, undertakings, procedures and other obligations that would be, or have been, imposed under the terms of settlements and resolutions of legal matters we or Charter have entered into.
      An unfavorable outcome in any of the lawsuits pending against us or Charter, or in any other legal matter, or our or Charter’s failure to comply with or properly implement the terms of the settlements and resolutions of legal matters we or Charter have entered into, could result in substantial potential liabilities and otherwise have a material adverse effect on our business, consolidated financial condition and results of operations, in our and our parent companies’ liquidity, our operations, and/or our ability to comply with any debt covenants. Further, these legal matters, and our or Charter’s actions in response to them, could result in substantial potential liabilities, additional defense and other costs, increase our or Charter’s indemnification obligations, divert management’s attention, and/or adversely affect our ability to execute our business and financial strategies.
      To the extent that the foregoing matters are not covered by insurance, our subsidiaries’ limited liability company agreement and management agreements may require us to indemnify or reimburse Charter and its directors and certain current and former officers in connection with such matters. See “Business — Legal Proceedings” for additional information concerning these and other litigation matters.

We have a history of net losses and expect to continue to experience net losses. Consequently, we may not have the ability to finance future operations.
      We have had a history of net losses and expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the interest costs on our debt, the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties, and the amortization and impairment of our franchise intangibles. We expect that these expenses (other than amortization and impairment of franchises) will remain significant, and we expect to continue to report net losses for the foreseeable future. We reported losses before cumulative effect of accounting change of $5.7 billion for 2002, $770 million for 2003, $3.6 billion for 2004, and $3.3 billion and $534 million for the nine months ended September 30, 2004 and 2005, respectively. Continued losses would reduce our cash available from operations to service our indebtedness, as well as limit our ability to finance our operations.

We may not have the ability to pass our increasing programming costs on to our customers, which would adversely affect our cash flow and operating margins.
      Programming has been, and is expected to continue to be, our largest operating expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. We expect programming costs to continue to increase because of a variety of factors, including inflationary or negotiated annual increases, additional programming being provided to customers and increased costs to purchase programming. The inability to fully pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins. As measured by programming costs, and excluding premium services (substantially all of which were renegotiated and renewed in 2003), as of December 31, 2005, approximately 15% of our current programming contracts were expired, and approximately another 4% were scheduled to expire at or before the end of 2006. There can be no assurance that these agreements will be renewed on favorable or comparable terms. Our programming costs increased by approximately 6% in 2004 and we expect our programming costs in 2005 to increase at a higher rate than in 2004. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers.

If our required capital expenditures exceed our projections, we may not have sufficient funding, which could adversely affect our growth, financial condition and results of operations.
      During the nine months ended September 30, 2005, we spent approximately $815 million on capital expenditures. During 2005, we expect capital expenditures to be approximately $1 billion to $1.1 billion. The actual amount of our capital expenditures depends on the level of growth in high-speed Internet customers and in the delivery of other advanced services, as well as the cost of introducing any new services. We may need additional capital if there is accelerated growth in high-speed Internet customers or in the delivery of other advanced services. If we cannot obtain such capital from increases in our cash flow from operating activities, additional borrowings or other sources, our growth, financial condition and results of operations could suffer materially.

Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.
      Our business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with unanticipated technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers. Consequently, our growth, financial condition and results of operations could suffer materially.

We may not be able to carry out our strategy to improve operating results by standardizing and streamlining operations and procedures.
      In prior years, we experienced rapid growth through acquisitions of a number of cable operators and the rapid rebuild and rollout of advanced services. Our future success will depend in part on our ability to standardize and streamline our operations. The failure to implement a consistent corporate culture and management, operating or financial systems or procedures necessary to standardize and streamline our operations and effectively operate our enterprise could have a material adverse effect on our business, results of operations and financial condition.

Recent management changes could disrupt operations.
      Since August 2004, we have experienced a number of changes in our senior management, including changes in our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice President of Finance and Strategy and Interim co-Chief Financial Officer and our Executive Vice President, General Counsel and Corporate Secretary. Jeffrey Fisher will begin serving as our Chief Financial Officer on February 6, 2006, while the individual currently serving in that capacity is doing so on an interim basis. In addition, Neil Smit assumed the positions of President and Chief Executive Officer effective August 22, 2005, and Grier Raclin became the Executive Vice President, General Counsel and Corporate Secretary effective October 10, 2005. These senior management changes could disrupt our ability to manage our business as we transition to and integrate a new management team, and any such disruption could adversely affect our operations, growth, financial condition and results of operations.

Malicious and abusive Internet practices could impair our high-speed Internet services.
      Our high-speed Internet customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (i.e., “spam”) and dissemination of viruses, worms and other destructive or disruptive software. These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers and damage to our or our customers’ equipment and data. Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to us to service our customers and protect our network. Any significant loss of high-speed Internet customers or revenue or significant increase in costs of serving those customers could adversely affect our growth, financial condition and results of operations.
Risks Related to Mr. Allen’s Controlling Position

The failure by Mr. Allen to maintain a minimum voting and economic interest in us could trigger a change of control default under our subsidiary’s credit facilities.
      The Charter Operating credit facilities provide that the failure by Mr. Allen to maintain a 35% direct or indirect voting interest in the applicable borrower would result in a change of control default. Such a default could result in the acceleration of repayment of the notes and our and our subsidiaries’ and our parent companies’ other indebtedness, including borrowings under the Charter Operating credit facilities. See “— Risks Related to the Exchange Offer and the New Notes — We may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control, which would place us in default under the indenture governing the notes.”

Mr. Allen indirectly controls us and may have interests that conflict with your interests.
      Mr. Allen has the ability to control us. Through his control as of December 31, 2005 of approximately 90% of the voting power of the capital stock of our manager, Charter, Mr. Allen is entitled to elect all but one of its board members and effectively has the voting power to elect the remaining board member as well. Mr. Allen thus has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of Charter’s directors, approval of merger transactions involving us and the sale of all or substantially all of our assets.
      Mr. Allen is not restricted from investing in, and has invested in, and engaged in, other businesses involving or related to the operation of cable television systems, video programming, high-speed Internet service, telephone or business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us.
      Mr. Allen’s control over our management and affairs could create conflicts of interest if he is faced with decisions that could have different implications for him, us and the holders of the notes. Further, Mr. Allen could effectively cause us to enter into contracts with another entity in which he owns an interest or to decline a transaction into which he (or another entity in which he owns an interest) ultimately enters.
      Current and future agreements between us and either Mr. Allen or his affiliates may not be the result of arm’s-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. See “Certain Relationships and Related Transactions.”

We are not permitted to engage in any business activity other than the cable transmission of video, audio and data unless Mr. Allen authorizes us to pursue that particular business activity, which could adversely affect our ability to offer new products and services outside of the cable transmission business and to enter into new businesses, and could adversely affect our growth, financial condition and results of operations.
      Charter’s certificate of incorporation and Charter Holdco’s limited liability company agreement provide that Charter and Charter Holdco and their subsidiaries, including us and our subsidiaries, cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless we first offer the opportunity to pursue the particular business activity to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio (including telephone services), and data over cable television systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities.

The loss of Mr. Allen’s services could adversely affect our ability to manage our business.
      Mr. Allen is Chairman of Charter’s board of directors and provides strategic guidance and other services to Charter. If Charter were to lose his services, our growth, financial condition and results of operations could be adversely impacted.
Risks Related to Regulatory and Legislative Matters

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business.
      Regulation of the cable industry has increased cable operators’ administrative and operational expenses and limited their revenues. Cable operators are subject to, among other things:

•	rules governing the provision of cable equipment and compatibility with new digital technologies;

•	rules and regulations relating to subscriber privacy;

•	limited rate regulation;

•	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain consent to carry a broadcast station;

•	rules for franchise renewals and transfers; and

•	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.
      Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the federal, state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses.

Our cable systems are operated under franchises that are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.
      Our cable systems generally operate pursuant to franchises, permits and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities. Approximately 11% of our franchises, covering approximately 10% of our video customers, were expired as of September 30, 2005. Approximately 2% of additional franchises, covering approximately an additional 4% of our video customers, will expire on or before December 31, 2005, if not renewed prior to expiration.
      We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable systems are operated under franchises that are non-exclusive. Accordingly, local franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.
      Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. Consequently, local franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems. In addition, certain telephone companies are seeking authority to operate in local communities without first obtaining a local franchise. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority.
      Different legislative proposals have been introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has already passed in at least one state but is now subject to court challenge. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of varying factors including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises. To the extent incumbent cable operators are not able to avail themselves of this streamlined process, such operators may continue to be subject to more onerous franchise requirements at the local level than new entrants. The FCC recently initiated a proceeding to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether such impediments should be preempted. At this time, we are not able to determine what impact such proceeding may have on us.
      The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by creating or increasing competition. As of September 30, 2005, we are aware of overbuild situations impacting approximately 5% of our estimated homes passed, and potential overbuild situations in areas servicing approximately 2% of our estimated homes passed. Additional overbuild situations may occur in other systems.

Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.
      In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases the cost of operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements. Local franchising authorities also have the power to reduce rates and order refunds on the rates charged for basic services.

Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.
      Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities. However, the Federal Communications Commission (“FCC”) and the U.S. Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or the U.S. Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our losses would increase.
      There has been considerable legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an á la carte basis or to at least offer a separately available child-friendly “Family Tier.” It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect our operations.

Actions by pole owners might subject us to significantly increased pole attachment costs.
      Pole attachments are cable wires that are attached to poles. Cable system attachments to public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. The FCC clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access, and that approach ultimately was upheld by the Supreme Court of the United States. Despite the existing regulatory regime, utility pole owners in many areas are attempting to raise pole attachment fees and impose additional costs on cable operators and others. In addition, the favorable pole attachment rates afforded cable operators under federal law can be increased by utility companies if the operator provides telecommunications services, as well as cable service, over cable wires attached to utility poles. Any significant increased costs could have a material adverse impact on our profitability and discourage system upgrades and the introduction of new products and services.

We may be required to provide access to our networks to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services.
      A number of companies, including independent Internet service providers, or ISPs, have requested local authorities and the FCC to require cable operators to provide non-discriminatory access to cable’s broadband infrastructure, so that these companies may deliver Internet services directly to customers over cable facilities. In a June 2005 ruling, commonly referred to as Brand X, the Supreme Court upheld an FCC decision (and overruled a conflicting Ninth Circuit opinion) making it much less likely that any nondiscriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) will be imposed on the cable industry by local, state or federal authorities. The Supreme Court held that the FCC was correct in classifying cable provided Internet service as an “information service,” rather than a “telecommunications service.” This favorable regulatory classification limits the ability of various governmental authorities to impose open access requirements on cable-provided Internet service. Given how recently Brand X was decided, however, the nature of any legislative or regulatory response remains uncertain. The imposition of open access requirements could materially affect our business.
      If we were required to allocate a portion of our bandwidth capacity to other Internet service providers, we believe that it would impair our ability to use our bandwidth in ways that would generate maximum revenues.

Changes in channel carriage regulations could impose significant additional costs on us.
      Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future, particularly if cable systems were required to carry both the analog and digital versions of local broadcast signals (dual carriage) or to carry multiple program streams included with a single digital broadcast transmission (multicast carriage). Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity and limit our ability to offer services that would maximize customer appeal and revenue potential. Although the FCC issued a decision in February 2005, confirming an earlier ruling against mandating either dual carriage or multicast carriage, that decision has been appealed. In addition, the FCC could reverse its own ruling or Congress could legislate additional carriage obligations.

Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.
      In 2002, we began to offer voice communications services on a limited basis over our broadband network. We continue to explore development and deployment of Voice over Internet Protocol or VoIP services. The regulatory requirements applicable to VoIP service are unclear although the FCC has declared that certain VoIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of VoIP services is not yet clear. Expanding our offering of these services may require us to obtain certain authorizations, including federal, state and local licenses. We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies generally are subject to significant regulation, including payments to the Federal Universal Service Fund and the intercarrier compensation regime, and it may be difficult or costly for us to comply with such regulations, were it to be determined that they applied to VoIP offerings such as ours. In addition, pole attachment rates are higher for providers of telecommunications services than for providers of cable service. If there were to be a final legal determination by the FCC, a state Public Utility Commission, or appropriate court that VoIP services are subject to these higher rates, our pole attachment costs could increase significantly, which could adversely affect our financial condition and results of operations.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement that was executed in connection with the issuance of the outstanding notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the outstanding notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The outstanding notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any tendered-but-unaccepted outstanding notes will be returned to you and will remain outstanding.

CAPITALIZATION
      The following table sets forth, as of September 30, 2005, on a consolidated basis:

•	cash and cash equivalents;

•	the actual (historical) capitalization of Charter Holdings; and

•	the capitalization of Charter Holdings, pro forma to reflect the issuance and sale of $450 million principal amount of 10.250% CCH II senior notes in January 2006 and the use of such proceeds to pay down credit facilities.

      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30,
	2005

	Actual	Pro Forma

	(Dollars in millions,
	unaudited)
Cash and cash equivalents	$20	$20

Long-Term Debt:
Charter Holdings:
Senior and senior discount notes(a)	$1,736	$1,736
CIH:
Senior and senior discount notes(b)(c)	2,426	2,426
CCH I:
11.000% senior notes due 2015(c)	3,686	3,686
CCH II:
10.250% senior notes due 2010	1,601	2,041
CCO Holdings:
8 3/4% senior notes due 2013	794	794
Senior floating rate notes due 2010	550	550
Charter Operating:
8.000% senior second lien notes due 2012	1,100	1,100
8 3/8% senior second lien notes due 2014	733	733
Renaissance:
10.000% senior discount notes due 2008	115	115
Credit Facilities:
Charter Operating(d)	5,513	5,082

Total long-term debt	18,254	18,263

Loan Payable — Related Party	57	57

Minority Interest(e)	665	665

Member’s Deficit	(4,292)	(4,292)

Total Capitalization	$14,684	$14,693

(a)	Represents the following Charter Holdings notes:

As of September 30, 2005

(Dollars in millions)
8.250% senior notes due 2007	$105
8.625% senior notes due 2009	292
9.920% senior discount notes due 2011	198
10.000% senior notes due 2009	154
10.250% senior notes due 2010	49
11.750% senior discount notes due 2010	43
10.750% senior notes due 2009	131
11.125% senior notes due 2011	217
13.500% senior discount notes due 2011	91
9.6250% senior notes due 2009	107
10.000% senior notes due 2011	136
11.750% senior discount notes due 2011	116
12.125% senior discount notes due 2012	97

$1,736

(b)	Represents the following CIH notes:

As of September 30, 2005

(Dollars in millions)
11.125% senior notes due 2014	$151
9.920% senior discount notes due 2014	471
10.000% senior notes due 2014	299
11.750% senior discount notes due 2014	759
13.500% senior discount notes due 2014	559
12.125% senior discount notes due 2015	187

$2,426

(c)	The CIH notes and CCH I notes issued in exchange for Charter Holdings notes are recorded in accordance with GAAP. GAAP requires that the CIH notes issued in exchange for Charter Holdings notes and the CCH I notes issued in exchange for the 8.625% Charter Holdings notes due 2009 be recorded at the historical book values of the Charter Holdings notes as opposed to the current accreted value for legal purposes and notes indenture purposes (which, for both purposes, is the amount that would become payable if the debt becomes immediately due). As of September 30, 2005, the accreted value of our total long-term debt for legal purposes and notes indenture purposes is $17.7 billion.

(d)	Total potential borrowing availability under our credit facilities was $786 million as of September 30, 2005 (approximately $1.2 billion pro forma for the issuance and sale of $450 million principal amount of 10.250% CCH II senior notes due 2010), although the actual availability at that time was only $648 million because of limits imposed by covenant restrictions (approximately $1.1 billion pro forma for the issuance and sale of $450 million principal amount of 10.250% CCH II senior notes due 2010).

(e)	Minority interest consists of preferred membership interests in CC VIII. Paul G. Allen held preferred membership units in CC VIII as a result of the exercise of put rights originally granted in connection with the Bresnan transaction in 2000. There was an issue regarding the ultimate ownership of the CC VIII membership interests following the consummation of the Bresnan put transaction on June 6, 2003. This dispute was settled October 31, 2005. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
      The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of Charter Holdings, adjusted on a pro forma basis to reflect the following transactions as if they occurred on January 1, 2004 for the unaudited pro forma consolidated statement of operations:

(1) the disposition of certain assets in March and April 2004 for total proceeds of $735 million and the use of such proceeds in each case to pay down credit facilities;

(2) the issuance and sale of $550 million of CCO Holdings senior floating rate notes in December 2004 and $1.5 billion of Charter Operating senior second lien notes in April 2004;

(3) an increase in amounts outstanding under the Charter Operating credit facilities in April 2004 and the use of such funds, together with the proceeds from the sale of the Charter Operating senior second lien notes, to refinance amounts outstanding under the credit facilities of our subsidiaries, CC VI Operating Company, LLC, CC VIII Operating, LLC and Falcon Cable Communications, LLC;

(4) the repayment of $530 million of borrowings under the Charter Operating revolving credit facility with net proceeds from the issuance and sale of the CCO Holdings senior floating rate notes in December 2004, which were included in our cash balance at December 31, 2004;

(5) the redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 with cash on hand;

(6) the issuance and sale of $300 million of 8 3/4% CCO Holdings senior notes in August 2005 and the use of such proceeds to pay financing costs and accrued interest in the exchange transaction referenced below;

(7) the exchange of $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2009 and 2010 for CCH I notes and the exchange of $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2011 and 2012 for CIH notes and CCH I notes; and

(8) the issuance and sale of $450 million principal amount of 10.250% CCH II senior notes in January 2006 and the use of such proceeds to pay down credit facilities.

      The unaudited pro forma adjustments are based on information available to us as of the date of this prospectus and certain assumptions that we believe are reasonable under the circumstances. The Unaudited Pro Forma Consolidated Financial Statements required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

CHARTER COMMUNICATIONS HOLDINGS, LLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2004

		Asset	Financing
	Historical	Dispositions(a)	Transactions(b)	Pro Forma

	(Dollars in millions)
Revenues:
Video	$2,534	$(21)	$—	$2,513
High-speed Internet	538	(3)	—	535
Advertising sales	205	(1)	—	204
Commercial	175	(2)	—	173
Other	249	(2)	—	247

Total revenues	3,701	(29)	—	3,672
Costs and Expenses:
Operating (excluding depreciation and amortization)	1,552	(12)	—	1,540
Selling, general and administrative	735	(4)	—	731
Depreciation and amortization	1,105	(6)	—	1,099
Impairment of franchises	2,433	—	—	2,433
(Gain) loss on sale of assets, net	(104)	106	—	2
Option compensation expense, net	34	—	—	34
Special charges, net	100	—	—	100

	5,855	84	—	5,939

Loss from operations	(2,154)	(113)	—	(2,267)
Interest expense, net	(1,193)	4	(36)	(1,225)
Gain on derivative instruments and hedging activities, net	48	—	—	48
Loss on extinguishment of debt	(21)	—	21	—

	(1,166)	4	(15)	(1,177)

Loss before minority interest, income taxes and cumulative effect of accounting change	(3,320)	(109)	(15)	(3,444)
Minority interest	25	—	—	25

Loss before income taxes and cumulative effect of accounting change	(3,295)	(109)	(15)	(3,419)
Income tax benefit	41	1	—	42

Loss before cumulative effect of accounting change	$(3,254)	$(108)	$(15)	$(3,377)

(a)	Represents the elimination of operating results related to the disposition of certain assets in March and April 2004 and a reduction of interest expense related to the use of the net proceeds from such sales to repay a portion of our subsidiaries’ credit facilities.

(b)	Represents adjustment to interest expense associated with the completion of the financing transactions discussed in pro forma assumptions two through eight (in millions):

Interest on the Charter Operating senior second lien notes issued in April 2004 and the amended and restated Charter Operating credit facilities	$114
Amortization of deferred financing costs	8
Less — Historical interest expense for Charter Operating credit facilities and on subsidiary credit facilities repaid	(83)

		39
Interest on $550 million of CCO Holdings senior floating rate notes issued in December 2004	27
Amortization of deferred financing costs	2
Less — Historical interest expense for Charter Operating’s revolving credit facility repaid with cash on hand in February 2005	(20)
Historical interest expense for the CC V Holdings, LLC 11.875% senior discount notes repaid with cash on hand in March 2005	(10)

		(1)
Interest on $300 million of CCO Holdings 8 3/4% senior notes issued in August 2005		20
Interest on new CCH I notes issued in September 2005 in exchange for CCH notes	279
Amortization of deferred financing costs	5
Less — Historical interest expense on CCH notes exchanged for CCH I notes	(327)

		(43)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	36
Amortization of deferred financing costs	2
Less — Historical interest expense for Charter Operating’s revolving credit facility repaid	(17)

		21

Net increase in interest expense		$36

      Adjustment to loss on extinguishment of debt represents the elimination of the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2004.

CHARTER COMMUNICATIONS HOLDINGS, LLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

		Asset	Financing
	Historical	Dispositions(a)	Transactions(b)	Pro Forma

	(Dollars in millions)
Revenues
Video	$3,373	$(21)	$—	$3,352
High-speed Internet	741	(3)	—	738
Advertising sales	289	(1)	—	288
Commercial	238	(2)	—	236
Other	336	(2)	—	334

Total	4,977	(29)	—	4,948

Costs and Expenses
Operating (excluding depreciation and amortization)	2,080	(12)	—	2,068
Selling, general and administrative	971	(4)	—	967
Depreciation and amortization	1,495	(6)	—	1,489
Impairments of franchises	2,433	—	—	2,433
Gain (loss) on sale of assets, net	(86)	106	—	20
Option compensation expense, net	31	—	—	31
Special charges, net	104	—	—	104
Unfavorable contracts and other settlements	(5)	—	—	(5)

	7,023	84	—	7,107

Loss from operations	(2,046)	(113)	—	(2,159)
Interest expense, net	(1,618)	4	(29)	(1,643)
Gain on derivative instruments and hedging activities, net	69	—	—	69
Loss on extinguishment of debt	(21)	—	21	—
Other, net	2	—	—	2

	(1,568)	4	(8)	(1,572)

Loss before minority interest, income taxes, and cumulative effect of accounting change	(3,614)	(109)	(8)	(3,731)
Minority interest	20	—	—	20

Loss before income taxes and cumulative effect of accounting change	(3,594)	(109)	(8)	(3,711)
Income tax benefit	35	1	—	36

Loss before cumulative effect of accounting change	$(3,559)	$(108)	$(8)	$(3,675)

(a)	Represents the elimination of operating results related to the disposition of certain assets in March and April 2004 and a reduction of interest expense related to the use of the net proceeds from such sales to repay a portion of our subsidiaries’ credit facilities.

(b)	Represents adjustment to interest expense associated with the completion of the financing transactions discussed in pro forma assumptions two through eight (in millions):

Interest on the Charter Operating senior second lien notes issued in April 2004 and the amended and restated Charter Operating credit facilities	$114
Amortization of deferred financing costs	8
Less — Historical interest expense for Charter Operating credit facilities and on subsidiary credit facilities repaid	(83)

		39
Interest on $550 million of CCO Holdings senior floating rate notes issued in December 2004	35
Amortization of deferred financing costs	2
Less — Historical interest expense for Charter Operating’s revolving credit facility repaid with cash on hand in February 2005	(30)
Historical interest expense for the CC V Holdings, LLC 11.875% senior discount notes repaid with cash on hand in March 2005	(13)

		(6)
Interest on $300 million of CCO Holdings 8 3/4% senior notes issued in August 2005		27
Interest on new CCH I notes issued in September 2005 in exchange for CCH notes	372
Amortization of deferred financing costs	6
Less — Historical interest expense on CCH notes exchange for CCH I notes	(435)

		(57)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	48
Amortization of deferred financing costs	2
Less — Historical interest expense for Charter Operating’s credit facility repaid	(24)

		26

Net increase in interest expense		$29

Adjustment to loss on extinguishment of debt represents the elimination of the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2004

CHARTER COMMUNICATIONS HOLDINGS, LLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2005

		Financing
	Historical	Transactions(a)	Pro Forma

	(Dollars in millions)
Revenues:
Video	$2,551	$—	$2,551
High-speed Internet	671	—	671
Advertising sales	214	—	214
Commercial	205	—	205
Other	271	—	271

Total revenues	3,912	—	3,912

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,714	—	1,714
Selling, general and administrative	762	—	762
Depreciation and amortization	1,134	—	1,134
Asset impairment charges	39	—	39
Loss on sale of assets, net	5	—	5
Option compensation expense, net	11	—	11
Hurricane asset retirement loss	19	—	19
Special charges, net	4	—	4

	3,688	—	3,688

Income from operations	224	—	224
Interest expense, net	(1,297)	17	(1,280)
Gain on derivative instruments and hedging activities, net	43	—	43
Gain on extinguishment of debt	494	(485)	9
Other, net	21	—	21

	(739)	(468)	(1,207)

Loss before minority interest and income taxes	(515)	(468)	(983)
Minority interest	(9)	—	(9)

Loss before income taxes	(524)	(468)	(992)
Income tax expense	(10)	—	(10)

Loss before cumulative effect of accounting change	$(534)	$(468)	$(1,002)

(a)	Represents adjustment to interest expense associated with the completion of the financing transactions discussed in pro forma assumptions four through eight (in millions):

Less — Historical interest expense for Charter Operating’s revolving credit facility repaid with cash on hand in February 2005	$(3)
Historical interest expense for the CC V Holdings, LLC 11.875% senior discount notes repaid with cash on hand in March 2005	(3)

		(6)
Interest on $300 million of CCO Holdings 8 3/4% senior notes issued in August 2005		17
Interest on new CCH I notes issued in September 2005 in exchange for CCH notes	279
Amortization of deferred financing costs	5
Less — Historical interest expense on CCH notes exchanged for CCH I notes	(327)

		(43)
Interest on CCH II $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	36
Amortization of deferred financing costs	2
Less — Historical interest expense for Charter Operating’s credit facility repaid	(23)

		15

Net decrease in interest expense		$(17)

      Adjustment to loss on extinguishment of debt represents the elimination of losses related to the redemption of CC V Holdings, LLC 11.875% notes due 2008 and the elimination of the gain related to the exchange of Charter Holdings notes for CIH and CCH I notes of $490 million.

CHARTER COMMUNICATIONS HOLDINGS, LLC
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2005

		Financing	Pro
	Historical	Transactions(a)	Forma

	(Dollars in millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20	$—	$20
Accounts receivable, net	185	—	185
Prepaid expenses and other current assets	23	—	23

Total current assets	228	—	228

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,895	—	5,895
Franchises, net	9,830	—	9,830

Total investment in cable properties, net	15,725	—	15,725
OTHER ASSETS	323	9	332

Total assets	$16,276	$9	$16,285

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,055	$—	$1,055
Payables to related party	105	—	105

Total current liabilities	1,160	—	1,160

LONG-TERM DEBT	18,254	9	18,263

LOANS PAYABLE — RELATED PARTY	57	—	57

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	—	14

OTHER LONG-TERM LIABILITIES	418	—	418

MINORITY INTEREST	665	—	665

MEMBER’S DEFICIT	(4,292)	—	(4,292)

Total liabilities and member’s deficit	$16,276	$9	$16,285

(a)	Represents increase in long-term debt as a result of deferred financing costs incurred in connection with the sale of $450 million principal amount of CCH II 10.250% senior notes issued in January 2006.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      Charter Holdings is a holding company whose primary assets are equity interests in its cable operating subsidiaries. The following table presents summary financial and other data for Charter Holdings and its subsidiaries and has been derived from (i) the audited consolidated financial statements of Charter Holdings and its subsidiaries for the five years ended December 31, 2004 and (ii) the unaudited consolidated financial statements of Charter Holdings and its subsidiaries for the nine months ended September 30, 2004 and 2005. The consolidated financial statements of Charter Holdings and its subsidiaries for each of the years ended December 31, 2000 to 2004 have been audited by KPMG LLP, an independent registered public accounting firm. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in millions)					(Unaudited)
Statement of Operations Data:
Revenues	$3,141	$3,807	$4,566	$4,819	$4,977	$3,701	$3,912
Costs and Expenses:
Operating (excluding depreciation and amortization)	1,187	1,486	1,807	1,952	2,080	1,552	1,714
Selling, general and administrative	606	826	963	940	971	735	762
Depreciation and amortization	2,398	2,683	1,436	1,453	1,495	1,105	1,134
Impairment of franchises	—	—	4,638	—	2,433	2,433	—
Asset impairment charges	—	—	—	—	—	—	39
(Gain) loss on sale of assets, net	—	10	3	5	(86)	(104)	5
Option compensation expense (income), net	38	(5)	5	4	31	34	11
Hurricane asset retirement loss	—	—	—	—	—	—	19
Special charges, net	—	18	36	21	104	100	4
Unfavorable contracts and other settlements	—	—	—	(72)	(5)	—	—

	4,229	5,018	8,888	4,303	7,023	5,855	3,688

Income (loss) from operations	(1,088)	(1,211)	(4,322)	516	(2,046)	(2,154)	224

Interest expense, net	(1,046)	(1,247)	(1,425)	(1,486)	(1,618)	(1,193)	(1,297)
Gain (loss) on derivative instruments and hedging activities, net	—	(50)	(115)	65	69	48	43
Gain (loss) on extinguishment of debt	—	—	—	187	(21)	(21)	494
Other, net	5	(52)	3	(10)	2	—	21

Loss before minority interest, income taxes and cumulative effect of accounting change, net	(2,129)	(2,560)	(5,859)	(728)	(3,614)	(3,320)	(515)
Minority interest(a)	(13)	(16)	(16)	(29)	20	25	(9)

Loss before income taxes and cumulative effect of accounting change	(2,142)	(2,576)	(5,875)	(757)	(3,594)	(3,295)	(524)
Income tax benefit (expense)	24	27	216	(13)	35	41	(10)

Loss before cumulative effect of accounting change	(2,118)	(2,549)	(5,659)	(770)	(3,559)	(3,254)	(534)
Cumulative effect of accounting change, net of tax	—	(24)	(540)	—	(840)	(840)	—

Net loss	$(2,118)	$(2,573)	$(6,199)	$(770)	$(4,399)	$(4,094)	$(534)

						Nine Months Ended
	Year Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in millions)					(Unaudited)
Other Data:
Deficiencies of earnings to cover fixed charges(b)	$2,129	$2,560	$5,859	$728	$3,614	$3,320	$515
Balance Sheet Data (end of period):
Cash and cash equivalents	$131	$2	$310	$85	$546	$91	$20
Total assets	24,290	26,220	22,156	21,148	17,084	16,780	16,276
Long-term debt	12,311	14,960	17,288	17,873	18,474	17,740	18,254
Loans payable — related party	—	189	73	37	29	39	57
Minority interest(a)	641	655	693	719	656	650	665
Members’ equity (deficit)	9,156	8,122	1,906	639	(3,713)	(3,419)	(4,292)

(a)	Minority interest represents the preferred membership interests in CC VIII. Paul G. Allen indirectly held the preferred membership units in CC VIII as a result of the exercise of a put right originally granted in connection with the Bresnan transaction in 2000. There was an issue regarding the ultimate ownership of the CC VIII membership interest following consummation of the Bresnan put transaction on June 6, 2003. Effective January 1, 2005, we ceased recognizing minority interest in earnings and losses of CC VIII for financial reporting purposes until such time as the resolution of the issue was determinable or other events occurred. This dispute was settled October 31, 2005. We are currently determining the accounting impact of the settlement. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

(b)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      Reference is made to “Disclosure Regarding Forward-Looking Statements,” which describes important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of Charter Holdings and subsidiaries as of and for the years ended December 31, 2004, 2003 and 2002 and the unaudited consolidated financial statements of Charter Holdings and subsidiaries as of and for the nine months ended September 30, 2005.
      Charter Holdings is a holding company whose primary assets are equity interests in its cable operating subsidiaries. Charter Holdings is a wholly owned subsidiary of CCHC which is a subsidiary of Charter Holdco. Charter Holdco is a subsidiary of Charter. See “Summary — Organizational Structure.” Our “parent companies” are CCHC, Charter Holdco and Charter. “We,” “us” and “our” refer to Charter Holdings and its subsidiaries.
Introduction
      We continue to pursue opportunities to improve our liquidity. Our efforts in this regard resulted in the completion of a number of transactions since 2004, as follows:

•	the January 2006 sale by our subsidiaries, CCH II and CCH II Capital Corp., of an additional $450 million principal amount of their 10.250% senior notes due 2010;

•	the October 2005 entry by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, into a $600 million senior bridge loan agreement with various lenders (which was reduced to $435 million as a result of the issuance of CCH II notes);

•	the September 2005 exchange by Charter Holdings, CCH I and CIH of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;

•	the March and June 2005 issuance of $333 million of Charter Operating notes in exchange for $346 million of Charter Holdings notes;

•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million;

•	the December 2004 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $550 million of senior floating rate notes due 2010;

•	the April 2004 sale of $1.5 billion of senior second-lien notes by our subsidiary, Charter Operating, together with the concurrent refinancing of its credit facilities; and

•	the sale in the first half of 2004 of non-core cable systems for a total of $735 million, the proceeds of which were used to reduce indebtedness;
      During the years 1999 through 2001, we grew significantly, principally through acquisitions of other cable businesses financed by debt and, to a lesser extent, equity. We have no current plans to pursue any significant acquisitions. However, we may pursue exchanges of non-strategic assets or divestitures, such as the sale of cable systems to Atlantic Broadband Finance, LLC discussed under “— Liquidity and Capital Resources — Sale of Assets,” below. We therefore do not believe that our historical growth rates are accurate indicators of future growth.
      The industry’s and our most significant operational challenges include competition from DBS providers and DSL service providers. See “Business — Competition.” We believe that competition from DBS has resulted in net analog video customer losses and decreased growth rates for digital video customers. Competition from DSL providers combined with limited opportunities to expand our customer base now that approximately 32% of our analog video customers subscribe to our high-speed Internet services has resulted in decreased growth rates for high-speed Internet customers. In the recent past, we have grown revenues by offsetting video customer losses with price increases and sales of incremental advanced services such as high-speed Internet, video on demand, digital video recorders and high definition television. We expect to continue to grow revenues through continued growth in high-speed Internet and incremental new services including telephone, high definition television, VOD and DVR service.
      Historically, our ability to fund operations and investing activities has depended on our continued access to credit under our credit facilities. We expect we will continue to borrow under our credit facilities from time to time to fund cash needs. The occurrence of an event of default under our credit facilities could result in borrowings from these facilities being unavailable to us and could, in the event of a payment default or acceleration, trigger events of default under the indentures governing our outstanding notes and would have a material adverse effect on us. Approximately $30 million of indebtedness under our credit facilities is scheduled to mature during 2006. We expect to fund payment of such indebtedness through borrowings under our revolving credit facility. See “— Liquidity and Capital Resources.”
Acquisitions
      The following table sets forth information regarding our significant acquisitions from January 1, 2000 to December 31, 2002 (none in 2003, 2004 or 2005):

	Purchase Price

				Securities
	Acquisition	Cash	Assumed	Issued/Other		Total		Acquired
	Date	Paid	Debt	Consideration		Price		Customers

	(Dollars in millions)
Interlake	1/00	$13	$—	$—		$13		6,000
Bresnan	2/00	1,100	963	1,014	(a)	3,077		695,800
Capital Cable	4/00	60	—	—		60		23,200
Farmington	4/00	15	—	—		15		5,700
Kalamazoo	9/00	—	—	171	(b)	171		50,700

Total 2000 Acquisitions		$1,188	$963	$1,185		$3,336		781,400

AT&T Systems	6/01	$1,711	$—	$25	(c)	$1,736	(c)	551,100
Cable USA	8/01	45	—	55	(d)	100		30,600

Total 2001 Acquisitions		$1,756	$—	$80		$1,836		581,700

High Speed Access Corp.	2/02	$78	$—	$—		$78		N/A
Enstar Limited Partnership Systems	4/02	48	—	—		48		21,600
Enstar Income Program II-1, L.P.	9/02	15	—	—		15		6,400

Total 2002 Acquisitions		$141	$—	$—		$141		28,000

Total 2000-2002 Acquisitions		$3,085	$963	$1,265		$5,313		1,391,100

(a)	Comprised of $385 million in equity in Charter Holdco and $629 million of equity in CC VIII.

(b)	In connection with this transaction, we acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of Charter Class A common stock.

(c)	Comprised of approximately $1.7 billion, as adjusted, in cash and a cable system located in Florida valued at approximately $25 million, as adjusted.

(d)	In connection with this transaction, at the closing we and Charter Holdco acquired all of the outstanding stock of Cable USA and the assets of related affiliates in exchange for cash and 505,664 shares of Charter Series A convertible redeemable preferred stock. In the first quarter of 2003, an additional $0.34 million in cash was paid and 39,595 additional shares of Charter Series A convertible redeemable preferred stock were issued to certain sellers.
      All acquisitions were accounted for under the purchase method of accounting and results of operations were included in our consolidated financial statements from their respective dates of acquisition.
      We have no current plans to pursue any significant acquisitions. However, we will continue to evaluate opportunities to consolidate our operations through the sale of cable systems to, or exchange of like-kind assets with, other cable operators as such opportunities arise, and on a very limited basis, consider strategic new acquisitions.
      Our primary criteria in considering these opportunities are the rationalization of our operations into geographic clusters and the potential financial benefits we expect to ultimately realize as a result of the sale, exchange, or acquisition.
Overview of Operations
      Approximately 86% of our revenues for both the nine months ended September 30, 2005 and for the year ended December 31, 2004, respectively, are attributable to monthly subscription fees charged to customers for our video, high-speed Internet, telephone and commercial services provided by our cable systems. Generally, these customer subscriptions may be discontinued by the customer at any time. The remaining 14% of revenue is derived primarily from advertising revenues, franchise fee revenues, which are collected by us but then paid to local franchising authorities, pay-per-view and VOD programming where users are charged a fee for individual programs viewed, installation or reconnection fees charged to customers to commence or reinstate service, and commissions related to the sale of merchandise by home shopping services. We have increased revenues during the past three years, primarily through the sale of digital video and high-speed Internet services to new and existing customers and price increases on video services offset in part by dispositions of systems. Going forward, our goal is to increase revenues by stabilizing our analog video customer base, implementing price increases on certain services and packages and increasing the number of our customers who purchase high-speed Internet services, digital video and new products and services such as telephone, VOD, high definition television and DVR service. To accomplish this, we are increasing prices for certain services and we are offering new bundling of services combining digital video and our advanced services (such as high-speed Internet service and high definition television) at what we believe are attractive price points. See “Business — Sales and Marketing” for more details.
      Our success in our efforts to grow revenues and improve margins will be impacted by our ability to compete against companies with often fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-established relationships with regulatory authorities and customers. Additionally, controlling our cost of operations is critical, particularly cable programming costs, which have historically increased at rates in excess of inflation and are expected to continue to increase. See “Business — Programming” for more details. We are attempting to control our costs of operations by maintaining strict controls on expenses. More specifically, we are focused on managing our cost structure by renegotiating programming agreements to reduce the rate of historical increases in programming cost, managing our workforce to control increases and improve productivity, and leveraging our size in purchasing activities.
      Our expenses primarily consist of operating costs, selling, general and administrative expenses, depreciation and amortization expense and interest expense. Operating costs primarily include programming costs, the cost of our workforce, cable service related expenses, advertising sales costs, franchise fees and expenses related to customer billings. For the nine months ended September 30, 2005, our income from operations, which includes depreciation and amortization expense and asset impairment charges but excludes interest expense, was $224 million. For the nine months ended September 30, 2004, our loss from operations was $2.2 billion. We had a positive operating margin (defined as income (loss) from operations divided by revenues) of 6% for the nine months ended September 30, 2005 and a negative operating margin of 58% for the nine months ended September 30, 2004. The increase in income from operations and operating margin for the nine months ended September 30, 2005 compared to 2004 was principally due to impairment of franchises of $2.4 billion recorded in 2004 which did not recur in 2005. For the years ended December 31, 2004 and 2002, loss from operations was $2.0 billion and $4.3 billion, respectively. For the year ended December 31, 2003, income from operations was $516 million. Operating margin was 11% for the year ended December 31, 2003, whereas for the years ending December 31, 2004 and 2002, we had negative operating margin of 41% and 95%, respectively. The improvement in income from operations and operating margin from 2002 to 2003 was principally due to a $4.6 billion franchise impairment charge in the fourth quarter of 2002 which did not recur in 2003 and the recognition of gains in 2003 of $93 million related to unfavorable contracts and other settlements and gain on sale of systems. Although we do not expect charges for impairment in the future of comparable magnitude, potential charges could occur due to changes in market conditions.
      We have a history of net losses. Further, we expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the interest costs on our high level of debt, the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties and the amortization and impairment of our franchise intangibles. We expect that these expenses (other than impairment of franchises) will remain significant, and we therefore expect to continue to report net losses for the foreseeable future. Effective January 1, 2005, we ceased recognizing minority interest in earnings or losses of CC VIII for financial reporting purposes until the dispute between Charter and Mr. Allen regarding the preferred membership interests in CC VIII was determinable or other events occurred. This dispute was settled October 31, 2005. We are currently determining the accounting impact of the settlement. See Note 7 to the condensed consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Estimates
      Certain of our accounting policies require our management to make difficult, subjective or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s board of directors and the Audit Committee has reviewed the following disclosure. We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flows:

•	Capitalization of labor and overhead costs;

•	Useful lives of property, plant and equipment;

•	Impairment of property, plant, and equipment, franchises, and goodwill;

•	Income taxes; and

•	Litigation.
      In addition, there are other items within our financial statements that require estimates or judgment but are not deemed critical, such as the allowance for doubtful accounts, but changes in judgment, or estimates in these other items could also have a material impact on our financial statements.

Capitalization of labor and overhead costs
      The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network. As of September 30, 2005 and December 31, 2004 and 2003, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $5.9 billion (representing 36% of total assets), $6.1 billion (representing 36% of total assets) and $6.8 billion (representing 32% of total assets), respectively. Total capital expenditures for the nine months ended September 30, 2005 and the years ended December 31, 2004, 2003 and 2002 were approximately $815 million, $893 million, $804 million and $2.1 billion, respectively.
      Costs associated with network construction, initial customer installations, installation refurbishments and the addition of network equipment necessary to provide advanced services are capitalized. Costs capitalized as part of initial customer installations include materials, direct labor, and certain indirect costs. These indirect costs are associated with the activities of personnel who assist in connecting and activating the new service and consist of compensation and overhead costs associated with these support functions. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.
      We make judgments regarding the installation and construction activities to be capitalized. We capitalize direct labor and certain indirect costs (“overhead”) using standards developed from actual costs and applicable operational data. We calculate standards for items such as the labor rates, overhead rates and the actual amount of time required to perform a capitalizable activity. For example, the standard amounts of time required to perform capitalizable activities are based on studies of the time required to perform such activities. Overhead rates are established based on an analysis of the nature of costs incurred in support of capitalizable activities and a determination of the portion of costs that is directly attributable to capitalizable activities. The impact of changes that resulted from these studies were not significant in the periods presented.
      Labor costs directly associated with capital projects are capitalized. We capitalize direct labor costs associated with personnel based upon the specific time devoted to network construction and customer installation activities. Capitalizable activities performed in connection with customer installations include such activities as:

•	Scheduling a “truck roll” to the customer’s dwelling for service connection;

•	Verification of serviceability to the customer’s dwelling (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/or receiving advanced or Internet services);

•	Customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of network equipment in connection with the installation of expanded services and equipment replacement and betterment; and

•	Verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top terminal.
      Judgment is required to determine the extent to which overhead is incurred as a result of specific capital activities, and therefore should be capitalized. The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatch, that directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.
      While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future. We monitor the appropriateness of our capitalization policies, and perform updates to our internal studies on an ongoing basis to determine whether facts or circumstances warrant a change to our capitalization policies. We capitalized direct labor and overhead of $139 million, $164 million, $174 million and $335 million for the nine months ended September 30, 2005 and the years ended December 31, 2004, 2003 and 2002, respectively. Capitalized internal direct labor and overhead costs have increased in 2005 as a result of the use of more internal labor for capitalizable installations rather than third party contractors. Capitalized internal direct labor and overhead costs significantly decreased in 2004 and 2003 compared to 2002 primarily due to the substantial completion of the upgrade of our systems and a decrease in the amount of capitalizable installation costs.

Useful lives of property, plant and equipment
      We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, based on annual studies of such useful lives, and revise such lives to the extent warranted by changing facts and circumstances. Any changes in estimated useful lives as a result of these studies, which were not significant in the periods presented, will be reflected prospectively beginning in the period in which the study is completed. The effect of a one-year decrease in the weighted average remaining useful life of our property, plant and equipment would be an increase in depreciation expense for the year ended December 31, 2004 of approximately $296 million. The effect of a one-year increase in the weighted average useful life of our property, plant and equipment would be a decrease in depreciation expense for the year ended December 31, 2004 of approximately $198 million.
      Depreciation expense related to property, plant and equipment totaled $1.1 billion, $1.5 billion, $1.5 billion and $1.4 billion, representing approximately 31%, 21%, 34% and 16% of costs and expenses, for the nine months ended September 30, 2005 and for the years ended December 31, 2004, 2003 and 2002, respectively. Depreciation is recorded using the straight-line composite method over management’s estimate of the estimated useful lives of the related assets as listed below:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture and fixtures	5 years

Impairment of property, plant and equipment, franchises and goodwill
      As discussed above, the net carrying value of our property, plant and equipment is significant. We also have recorded a significant amount of cost related to franchises, pursuant to which we are granted the right to operate our cable distribution network throughout our service areas. The net carrying value of franchises as of September 30, 2005, December 31, 2004 and 2003 was approximately $9.8 billion (representing 60% of total assets), $9.9 billion (representing 58% of total assets) and $13.7 billion (representing 65% of total assets), respectively. Furthermore, our noncurrent assets included approximately $52 million of goodwill.
      We adopted SFAS No. 142 on January 1, 2002. SFAS No. 142 requires that franchise intangible assets that meet specified indefinite-life criteria no longer be amortized against earnings, but instead must be tested for impairment annually based on valuations, or more frequently as warranted by events or changes in circumstances. In determining whether our franchises have an indefinite-life, we considered the exclusivity of the franchise, the expected costs of franchise renewals, and the technological state of the associated cable systems with a view to whether or not we are in compliance with any technology upgrading requirements. We have concluded that as of September 30, 2005, December 31, 2004, 2003 and 2002 more than 99% of our franchises qualify for indefinite-life treatment under SFAS No. 142, and that less than one percent of our franchises do not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. Costs of finite-lived franchises, along with costs associated with franchise renewals, are amortized on a straight-line basis over 10 years, which represents management’s best estimate of the average remaining useful lives of such franchises. Franchise amortization expense was $3 million and $4 million for the nine months ended September 30, 2005 and for the year ended December 31, 2004, respectively, and $9 million for each of the years ended December 31, 2003 and 2002. We expect that amortization expense on franchise assets will be approximately $3 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors. Our goodwill is also deemed to have an indefinite life under SFAS No. 142.
      SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, requires that we evaluate the recoverability of our property, plant and equipment and franchise assets which did not qualify for indefinite-life treatment under SFAS No. 142 upon the occurrence of events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as the impairment of our indefinite-life franchises under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or poor operating results. Under SFAS No. 144, a long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset. During the nine months ended September 30, 2005, certain cable systems to be sold met the criteria for assets held for sale. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the nine months ended September 30, 2005 of approximately $39 million. No impairments of long-lived assets were recorded in the years ended December 31, 2004, 2003 or 2002. We were also required to evaluate the recoverability of our indefinite-life franchises, as well as goodwill, as of January 1, 2002 upon adoption of SFAS No. 142, and on an annual basis or more frequently as deemed necessary.
      Under both SFAS No. 144 and SFAS No. 142, if an asset is determined to be impaired, it is required to be written down to its estimated fair market value. We determine fair market value based on estimated discounted future cash flows, using reasonable and appropriate assumptions that are consistent with internal forecasts. Our assumptions include these and other factors: penetration rates for analog and digital video and high-speed Internet, revenue growth rates, expected operating margins and capital expenditures. Considerable management judgment is necessary to estimate future cash flows, and such estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation.
      Based on the guidance prescribed in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises were aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of our cable systems into groups by which such systems are managed. Management believes such groupings represent the highest and best use of those assets. We determined that our franchises were impaired upon adoption of SFAS No. 142 on January 1, 2002 and as a result recorded the cumulative effect of a change in accounting principle of $540 million (approximately $572 million before tax effects of $32 million). As required by SFAS No. 142, the standard has not been retroactively applied to results for the period prior to adoption.
      Our valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and our total entity value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets. The use of different valuation assumptions or definitions of franchises or customer relationships, such as our inclusion of the value of selling additional services to our current customers within customer relationships versus franchises, could significantly impact our valuations and any resulting impairment.
      Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephone to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise. Prior to the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, discussed below, we followed a residual method of valuing our franchise assets, which had the effect of including goodwill with the franchise assets.
      We follow the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with our existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephone to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. Substantially all our acquisitions occurred prior to January 1, 2002. We did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002, we did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.
      In September 2004, EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, was issued, which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. We performed an impairment assessment as of September 30, 2004, and adopted Topic D-108 in that assessment resulting in a total franchise impairment of approximately $3.3 billion. We recorded a cumulative effect of accounting change of $840 million (approximately $875 million before tax effects of $16 million and minority interest effects of $19 million) for the year ended December 31, 2004 representing the portion of our total franchise impairment attributable to no longer including goodwill with franchise assets. The effect of the adoption was to increase net loss by $840 million for the year ended December 31, 2004. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation and was recorded as impairment of franchises in our consolidated statements of operations for the year ended December 31, 2004. Sustained analog video customer losses by us and our industry peers in the third quarter of 2004 primarily as a result of increased competition from DBS providers and decreased growth rates in our and our industry peers’ high speed Internet customers in the third quarter of 2004, in part as a result of increased competition from DSL providers, led us to lower our projected growth rates and accordingly revise our estimates of future cash flows from those used at October 1, 2003. See “Business — Competition.”
      The valuation completed at October 1, 2003 showed franchise values in excess of book value and thus resulted in no impairment. Our annual impairment assessment as of October 1, 2002, based on revised estimates from January 1, 2002 of future cash flows and projected long-term growth rates in our valuation, led to the recognition of a $4.6 billion impairment charge in the fourth quarter of 2002.
      The valuations used in our impairment assessments involve numerous assumptions as noted above. While economic conditions, applicable at the time of the valuation, indicate the combination of assumptions utilized in the valuations are reasonable, as market conditions change so will the assumptions with a resulting impact on the valuation and consequently the potential impairment charge. The October 1, 2005 annual impairment test will be finalized in the fourth quarter of 2005 and any impairment resulting from such test will be recorded in the fourth quarter.
      Sensitivity Analysis. The effect on the impairment charge recognized in the third quarter of 2004 of the indicated increase/decrease in the selected assumptions is shown below:

	Percentage/
	Percentage Point		Impairment Charge
Assumption	Change		Increase/(Decrease)

			(Dollars in millions)
Annual Operating Cash Flow(1)	+/- 5%		$(890)/$921
Long-Term Growth Rate(2)	+/- 1pts	(3)	(1,579)/1,232
Discount Rate	+/- 0.5pts	(3)	1,336/(1,528)

(1)	Operating Cash Flow is defined as revenues less operating expenses and selling general and administrative expenses.

(2)	Long-Term Growth Rate is the rate of cash flow growth beyond year ten.

(3)	A percentage point change of one point equates to 100 basis points.

Income Taxes
      All operations of Charter are held through Charter Holdco and its direct and indirect subsidiaries, including us and our subsidiaries. Charter Holdco and the majority of its subsidiaries are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, Charter Investment, Inc. and Vulcan Cable III Inc. Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.
      The LLC Agreement provided for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts). Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. (the “Special Loss Allocations”) to the extent of their respective capital account balances. After 2003, under the LLC Agreement, net tax losses of Charter Holdco are allocated to Charter, Vulcan Cable III Inc. and Charter Investment, Inc. based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances. The LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable III Inc. and Charter Investment, Inc. (the “Special Profit Allocations”). The Special Profit Allocations to Vulcan Cable III Inc. and Charter Investment, Inc. will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations. The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph. The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.
      Because the respective capital account balance of each of Vulcan Cable III Inc. and Charter Investment, Inc. was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and possibly later years to Vulcan Cable III Inc. and Charter Investment, Inc. instead have been and will be allocated to Charter (the “Regulatory Allocations”). The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member’s capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement. The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations through the year ended December 31, 2004 is approximately $4.0 billion.
      As a result of the Special Loss Allocations and the Regulatory Allocations referred to above, the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable III Inc. and Charter Investment, Inc. is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units. The cumulative amount of such excess losses was approximately $2.1 billion through December 31, 2003 and $1.0 billion through December 31, 2004.

      In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members. This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws. Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations or the terms of a contribution agreement with respect to such contributions. Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it. As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards. The ability to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.
      In addition, under their exchange agreement with Charter, Vulcan Cable III Inc. and Charter Investment, Inc. may exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter, or be acquired by Charter in a non-taxable reorganization. If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable III Inc. and Charter Investment, Inc. could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable III Inc. and Charter Investment, Inc. immediately prior to the consummation of the exchange. In the event Vulcan Cable III Inc. and Charter Investment, Inc. choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions. Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter. The ability of Charter to utilize net operating loss carryforwards is potentially subject to certain limitations (see “Risk Factors — Risks Related to Mr. Allen’s Controlling Position”). If Charter were to become subject to such limitations (whether as a result of an exchange described above or otherwise), and as a result were to owe taxes resulting from the Special Profit Allocations, then Mr. Allen may not be obligated to reimburse Charter for such income taxes.
      As of September 30, 2005 and December 31, 2004 and 2003, we have recorded net deferred income tax liabilities of $214 million, $208 million and $267 million, respectively. Additionally, as of September 30, 2005 and December 31, 2004 and 2003, we have deferred tax assets of $103 million, $103 million and $86 million, respectively, which primarily relate to tax net operating loss carryforwards of certain of our indirect corporate subsidiaries. We are required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Given the uncertainty surrounding our ability to utilize our deferred tax assets, these items have been offset with a corresponding valuation allowance of $67 million, $71 million and $51 million at September 30, 2005 and December 31, 2004 and 2003, respectively.
      Charter Holdco is currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. Our results (excluding our indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants.

Litigation
      Legal contingencies have a high degree of uncertainty. When a loss from a contingency becomes estimable and probable, a reserve is established. The reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately when the matter is brought to closure. We have established reserves for certain matters pending against Charter, including those described in “Business — Legal Proceedings.” If any of the litigation matters pending against Charter, including those described in “Business — Legal Proceedings” is resolved unfavorably resulting in payment obligations in excess of management’s best estimate of the outcome, such resolution could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity.
Results of Operations

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004
      The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constituted for the periods presented (dollars in millions):

	Nine Months Ended September 30,

	2005		2004

Revenues	$3,912	100%	$3,701	100%

Costs and expenses:
Operating (excluding depreciation and amortization)	1,714	44%	1,552	42%
Selling, general and administrative	762	19%	735	20%
Depreciation and amortization	1,134	29%	1,105	30%
Impairment of franchises	—	—	2,433	66%
Asset impairment charges	39	1%	—	—
(Gain) loss on sale of assets, net	5	—	(104)	(3)%
Option compensation expense, net	11	—	34	1%
Hurricane asset retirement loss	19	1%	—	—
Special charges, net	4	—	100	2%

	3,688	94%	5,855	158%

Income (loss) from operations	224	6%	(2,154)	(58)%

Interest expense, net	(1,297)		(1,193)
Gain on derivative instruments and hedging activities, net	43		48
Gain (loss) on extinguishment of debt	494		(21)
Gain on investments	21		—

	(739)		(1,166)

Loss before minority interest, income taxes and cumulative effect of accounting change	(515)		(3,320)
Minority interest	(9)		25

Loss before income taxes and cumulative effect of accounting change	(524)		(3,295)
Income tax benefit (expense)	(10)		41

Loss before cumulative effect of accounting change	(534)		(3,254)
Cumulative effect of accounting change, net of tax	—		(840)

Net loss	$(534)		$(4,094)

Revenues
      Revenues increased by $211 million, or 6%, from $3.7 billion for the nine months ended September 30, 2004 to $3.9 billion for the nine months ended September 30, 2005. This increase is principally the result of an increase of 300,100 and 60,500 high-speed Internet and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 168,300 analog video customers and $6 million of credits issued to hurricane Katrina impacted customers related to service outages. Through September and October, we have been restoring service to our impacted customers and, as of October 31, 2005, substantially all of our customers’ service has been restored. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 26,800 analog video customers, 12,000 digital video customers and 600 high-speed Internet customers sold in the cable system sales in Texas and West Virginia, which closed in July 2005. The cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 and the cable system sales in Texas and West Virginia, which closed in July 2005 (referred to in this section as the “System Sales”) reduced the increase in revenues by approximately $33 million. Our goal is to increase revenues by improving customer service, which we believe will stabilize our analog video customer base, implementing price increases on certain services and packages and increasing the number of customers who purchase high-speed Internet services, digital video and advanced products and services such as telephone, VOD, high definition television and digital video recorder service.
      Average monthly revenue per analog video customer increased to $72.97 for the nine months ended September 30, 2005 from $66.24 for the nine months ended September 30, 2004 primarily as a result of incremental revenues from advanced services and price increases. Average monthly revenue per analog video customer represents total revenue for the nine months ended during the respective period, divided by nine, divided by the average number of analog video customers during the respective period.
      Revenues by service offering were as follows (dollars in millions):

	Nine Months Ended September 30,

	2005		2004		2005 over 2004

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$2,551	65%	$2,534	68%	$17	1%
High-speed Internet	671	17%	538	14%	133	25%
Advertising sales	214	6%	205	6%	9	4%
Commercial	205	5%	175	5%	30	17%
Other	271	7%	249	7%	22	9%

	$3,912	100%	$3,701	100%	$211	6%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Video revenues increased by $17 million for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. Approximately $102 million of the increase was the result of price increases and incremental video revenues from existing customers and approximately $11 million resulted from an increase in digital video customers. The increases were offset by decreases of approximately $66 million related to a decrease in analog video customers, approximately $25 million resulting from the System Sales and approximately $5 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages.
      Revenues from high-speed Internet services provided to our non-commercial customers increased $133 million, or 25%, from $538 million for the nine months ended September 30, 2004 to $671 million for the nine months ended September 30, 2005. Approximately $101 million of the increase related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $36 million related to the increase in average price of the service. The increase in high-speed Internet revenues was reduced by approximately $3 million as a result of the System Sales and $1 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales increased $9 million, or 4%, from $205 million for the nine months ended September 30, 2004 to $214 million for the nine months ended September 30, 2005, primarily as a result of an increase in local advertising sales and an increase of $3 million in advertising sales revenues from vendors offset by a decline in national advertising sales. In addition, the increase was offset by a decrease of $1 million as a result of the System Sales. For the nine months ended September 30, 2005 and 2004, we received $12 million and $9 million, respectively, in advertising sales revenues from vendors.
      Commercial revenues consist primarily of revenues from cable video and high-speed Internet services to our commercial customers. Commercial revenues increased $30 million, or 17%, from $175 million for the nine months ended September 30, 2004 to $205 million for the nine months ended September 30, 2005, primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $3 million as a result of the System Sales.
      Other revenues consist of revenues from franchise fees, telephone revenue, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. Other revenues increased $22 million, or 9%, from $249 million for the nine months ended September 30, 2004 to $271 million for the nine months ended September 30, 2005. The increase was primarily the result of an increase in telephone revenue of $11 million, franchise fees of $11 million and installation revenue of $7 million and was partially offset by approximately $2 million as a result of the System Sales.

Operating Expenses
      Operating expenses increased $162 million, or 10%, from $1.6 billion for the nine months ended September 30, 2004 to $1.7 billion for the nine months ended September 30, 2005. The increase in operating expenses was reduced by $13 million as a result of the System Sales. Programming costs included in the accompanying condensed consolidated statements of operations were $1.1 billion and $991 million, representing 29% and 17% of total costs and expenses for the nine months ended September 30, 2005 and 2004, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Nine Months Ended September 30,

	2005		2004		2005 over 2004

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,066	27%	$991	27%	$75	8%
Service	572	15%	489	13%	83	17%
Advertising sales	76	2%	72	2%	4	6%

	$1,714	44%	$1,552	42%	$162	10%

      Programming costs consist primarily of costs paid to programmers for analog, premium, digital channels, VOD and pay-per-view programming. The increase in programming costs of $75 million, or 8%, for the nine months ended September 30, 2005 over the nine months ended September 30, 2004 was a result of price increases, particularly in sports programming, partially offset by decreases in analog video customers. Additionally, the increase in programming costs was reduced by $10 million as a result of the System Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $27 million and $43 million for the nine months ended September 30, 2005 and 2004, respectively. Programming costs for the nine months ended September 30, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc. See Note 18 to the condensed consolidated financial statements included elsewhere in this prospectus.

      Our cable programming costs have increased in every year we have operated in excess of U.S. inflation and cost-of-living increases, and we expect them to continue to increase because of a variety of factors, including inflationary or negotiated annual increases, additional programming being provided to customers and increased costs to purchase programming. In 2005, programming costs have increased and we expect will continue to increase at a higher rate than in 2004. These costs will be determined in part on the outcome of programming negotiations in 2005 and will likely be subject to offsetting events or otherwise affected by factors similar to the ones mentioned in the preceding paragraph. Our increasing programming costs will result in declining operating margins for our video services to the extent we are unable to pass on cost increases to our customers. We expect to partially offset any resulting margin compression from our traditional video services with revenue from advanced video services, increased high-speed Internet revenues, advertising revenues and commercial service revenues.
      Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, costs of providing high-speed Internet service, maintenance and pole rent expense. The increase in service costs of $83 million, or 17%, resulted primarily from increased labor and maintenance costs to support improved service levels and our advanced products, higher fuel prices and pole rent expense. The increase in service costs was reduced by $3 million as a result of the System Sales. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased $4 million, or 6%, primarily as a result of increased salary, benefit and commission costs.

Selling, General and Administrative Expenses
      Selling, general and administrative expenses increased by $27 million, or 4%, from $735 million for the nine months ended September 30, 2004 to $762 million for the nine months ended September 30, 2005. The increase in selling, general and administrative expenses was reduced by $5 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Nine Months Ended September 30,

	2005		2004		2005 over 2004

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$658	17%	$636	17%	$22	3%
Marketing	104	2%	99	3%	5	5%

	$762	19%	$735	20%	$27	4%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses of $22 million, or 3%, resulted primarily from increases in professional fees associated with consulting services of $28 million and a rise in salaries and benefits of $21 million related to increased emphasis on improved service levels and operational efficiencies, offset by decreases in bad debt expense of $13 million, property and casualty insurance of $7 million and the System Sales of $5 million.
      Marketing expenses increased $5 million, or 5%, as a result of an increased investment in targeted marketing campaigns.

Depreciation and Amortization
      Depreciation and amortization expense increased by $29 million, or 3%, as a result of an increase in capital expenditures.

Impairment of Franchises
      We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.4 billion impairment charge for the nine months ended September 30, 2004.

Asset Impairment Charges
      Asset impairment charges for the nine months ended September 30, 2005 represent the write-down of assets related to pending cable asset sales to fair value less costs to sell. See Note 3 to the condensed consolidated financial statements included elsewhere in this prospectus.

(Gain) Loss on Sale of Assets, Net
      Loss on sale of assets of $5 million for the nine months ended September 30, 2005 primarily represents the loss recognized on the disposition of plant and equipment. Gain on sale of assets of $104 million for the nine months ended September 30, 2004 primarily represents the pretax gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed on March 1 and April 30, 2004.

Option Compensation Expense, Net
      Option compensation expense of $11 million for the nine months ended September 30, 2005 primarily represents options expensed in accordance with SFAS No. 123. Option compensation expense of $34 million for the nine months ended September 30, 2004 primarily represents the expense of approximately $9 million related to a stock option exchange program under which our employees were offered the right to exchange all stock options (vested and unvested) issued under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. The exchange offer closed in February 2004. Additionally, during the nine months ended September 30, 2004, we recognized approximately $8 million related to the performance shares granted under the Charter Long-Term Incentive Program and approximately $17 million related to options granted following the adoption of SFAS No. 123.

Hurricane Asset Retirement Loss
      Hurricane asset retirement loss represents the loss associated with the write-off of the net book value of assets destroyed by hurricanes Katrina and Rita in the third quarter of 2005.

Special Charges, Net
      Special charges of $4 million for the nine months ended September 30, 2005 represents $5 million of severance and related costs of our management realignment and $1 million related to legal settlements offset by approximately $2 million related to an agreed upon cash discount on settlement of the consolidated Federal Class Action and Federal Derivative Action. See “— Legal Proceedings.” Special charges of $100 million for the nine months ended September 30, 2004 represents approximately $85 million as part of the terms set forth in memoranda of understanding regarding settlement of the consolidated Federal Class Action and Federal Derivative Action and approximately $9 million of litigation costs related to the tentative settlement of the South Carolina national class action suit, which were approved by the respective courts and approximately $9 million of severance and related costs of our workforce reduction. For the nine months ended September 30, 2004, the severance costs were offset by $3 million received from a third party in settlement of a dispute.

Interest Expense, Net
      Net interest expense increased by $104 million, or 9%, from $1.2 billion for the nine months ended September 30, 2004 to $1.3 billion for the nine months ended September 30, 2005. The increase in net interest expense was a result of an increase of $615 million in average debt outstanding from $17.7 billion for the nine months ended September 30, 2004 compared to $18.3 billion for the nine months ended September 30, 2005 and an increase in our average borrowing rate from 8.73% in the nine months ended September 30, 2004 to 9.10% in the nine months ended September 30, 2005.

Gain on Derivative Instruments and Hedging Activities, Net
      Net gain on derivative instruments and hedging activities decreased $5 million from $48 million for the nine months ended September 30, 2004 to $43 million for the nine months ended September 30, 2005. The decrease is primarily a result of a decrease in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, which decreased from $45 million for the nine months ended September 30, 2004 to $41 million for the nine months ended September 30, 2005.

Gain (loss) on extinguishment of debt
      Gain on extinguishment of debt of $494 million for the nine months ended September 30, 2005 primarily represents approximately $490 million related to the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities and approximately $10 million related to the issuance of Charter Communications Operating, LLC (“Charter Operating”) notes in exchange for Charter Holdings notes. These gains were offset by approximately $5 million of losses related to the redemption of our subsidiary’s, CC V Holdings, LLC, 11.875% notes due 2008. See Note 6 to the condensed consolidated financial statements included elsewhere in this prospectus. Loss on extinguishment of debt of $21 million for the nine months ended September 30, 2004 represents the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2004.

Gain on investments
      Gain on investments of $21 million for the nine months ended September 30, 2005 primarily represents a gain realized on an exchange of our interest in an equity investee for an investment in a larger enterprise.

Minority Interest
      Minority interest represents the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and in 2004, the pro rata share of the profits and losses of CC VIII. Effective January 1, 2005, we ceased recognizing minority interest in earnings or losses of CC VIII for financial reporting purposes until the dispute between Charter and Mr. Allen regarding the preferred membership interests in CC VIII was resolved. This dispute was settled October 31, 2005. See Note 7 to the condensed consolidated financial statements included elsewhere in this prospectus.

Income Tax Benefit (Expense)
      Income tax expense of $10 million and income tax benefit of $41 million was recognized for the nine months ended September 30, 2005 and 2004, respectively. Income tax expense represents increases in the deferred tax liabilities and current federal and state income tax expenses of certain of our indirect corporate subsidiaries.
      The income tax benefit recognized in the nine months ended September 30, 2004 was directly related to the impairment of franchises as discussed above. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.

Net Loss
      Net loss decreased by $3.6 billion, from $4.1 billion for the nine months ended September 30, 2004 to $534 million for the nine months ended September 30, 2005 as a result of the factors described above.

Year Ended December 31, 2004, December 31, 2003 and December 31, 2002
      The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constitute for the indicated periods (dollars in millions):

	Year Ended December 31,

	2004		2003		2002

Revenues	$4,977	100%	$4,819	100%	$4,566	100%

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,080	42%	1,952	40%	1,807	40%
Selling, general and administrative	971	19%	940	20%	963	21%
Depreciation and amortization	1,495	30%	1,453	30%	1,436	31%
Impairment of franchises	2,433	49%	—	—	4,638	102%
(Gain) loss on sale of fixed assets, net	(86)	(2)%	5	—	3	—
Option compensation expense, net	31	1%	4	—	5	—
Special charges, net	104	2%	21	—	36	1%
Unfavorable contracts and other settlements	(5)	—	(72)	(1)%	—	—

	7,023	141%	4,303	89%	8,888	195%

Income (loss) from operations	(2,046)	(41)%	516	11%	(4,322)	(95)%
Interest expense, net	(1,618)		(1,486)		(1,425)
Gain (loss) on derivative instruments and hedging activities, net	69		65		(115)
Gain (loss) on extinguishment of debt	(21)		187		—
Other, net	2		(10)		3

Loss before minority interest, income taxes and cumulative effect of accounting change	(3,614)		(728)		(5,859)
Minority interest	20		(29)		(16)

Loss before income taxes and cumulative effect of accounting change	(3,594)		(757)		(5,875)
Income tax benefit (expense)	35		(13)		216

Loss before cumulative effect of accounting change	(3,559)		(770)		(5,659)
Cumulative effect of accounting change, net of tax	(840)		—		(540)

Net loss	$(4,399)		$(770)		$(6,199)

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues
      Revenues increased by $158 million, or 3%, from $4.8 billion for the year ended December 31, 2003 to $5.0 billion for the year ended December 31, 2004. This increase is principally the result of an increase of 318,800 and 2,800 high-speed Internet customers and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 439,800 analog video customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 230,800 analog video customers, 83,300 digital video customers and 37,800 high-speed Internet customers sold in the cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 (collectively, with the cable system sale to WaveDivision Holdings, LLC in October 2003, referred to in this section as the “System Sales”). The System Sales reduced the increase in revenues by $160 million.
      Average monthly revenue per analog video customer increased from $61.92 for the year ended December 31, 2003 to $68.02 for the year ended December 31, 2004 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.
      Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$3,373	68%	$3,461	72%	$(88)	(3)%
High-speed Internet	741	15%	556	12%	185	33%
Advertising sales	289	6%	263	5%	26	10%
Commercial	238	4%	204	4%	34	17%
Other	336	7%	335	7%	1	—

	$4,977	100%	$4,819	100%	$158	3%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Video revenues decreased by $88 million, or 3%, from $3.5 billion for the year ended December 31, 2003 to $3.4 billion for the year ended December 31, 2004. Approximately $116 million of the decrease was the result of the System Sales and approximately an additional $65 million related to a decline in analog video customers. These decreases were offset by increases of approximately $66 million resulting from price increases and incremental video revenues from existing customers and approximately $27 million resulting from an increase in digital video customers.
      Revenues from high-speed Internet services provided to our non-commercial customers increased $185 million, or 33%, from $556 million for the year ended December 31, 2003 to $741 million for the year ended December 31, 2004. Approximately $163 million of the increase related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $35 million related to the increase in average price of the service. The increase in high-speed Internet revenues was reduced by approximately $12 million as a result of the System Sales.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales increased $26 million, or 10%, from $263 million for the year ended December 31, 2003 to $289 million for the year ended December 31, 2004 primarily as a result of an increase in national advertising campaigns and election related advertising. The increase was offset by a decrease of $7 million as a result of the System Sales. For the years ended December 31, 2004 and 2003, we received $16 million and $15 million, respectively, in advertising revenue from vendors.
      Commercial revenues consist primarily of revenues from cable video and high-speed Internet services to our commercial customers. Commercial revenues increased $34 million, or 17%, from $204 million for the year ended December 31, 2003, to $238 million for the year ended December 31, 2004, primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $14 million as a result of the System Sales.

      Other revenues consist of revenues from franchise fees, telephone revenue, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the year ended December 31, 2004 and 2003, franchise fees represented approximately 49% and 48%, respectively, of total other revenues. Other revenues increased $1 million from $335 million for the year ended December 31, 2003 to $336 million for the year ended December 31, 2004. The increase was primarily the result of an increase in home shopping and infomercial revenue and was partially offset by approximately $11 million as a result of the System Sales.

Operating expenses
      Operating expenses increased $128 million, or 7%, from $2.0 billion for the year ended December 31, 2003 to $2.1 billion for the year ended December 31, 2004. The increase in operating expenses was reduced by approximately $59 million as a result of the System Sales. Programming costs included in the accompanying consolidated statements of operations were $1.3 billion and $1.2 billion, representing 63% and 64% of total operating expenses for the years ended December 31, 2004 and 2003, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,319	27%	$1,249	26%	$70	6%
Advertising sales	98	2%	88	2%	10	11%
Service	663	13%	615	12%	48	8%

	$2,080	42%	$1,952	40%	$128	7%

      Programming costs consist primarily of costs paid to programmers for analog, premium and digital channels and pay-per-view programming. The increase in programming costs of $70 million, or 6%, for the year ended December 31, 2004 over the year ended December 31, 2003 was a result of price increases, particularly in sports programming, an increased number of channels carried on our systems, and an increase in digital video customers, partially offset by a decrease in analog video customers. Additionally, the increase in programming costs was reduced by $42 million as a result of the System Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $59 million and $62 million for the years ended December 31, 2004 and 2003, respectively. Programming costs for the year ended December 31, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc., a related party. See Note 22 to the consolidated financial statements included elsewhere in this prospectus.
      Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased $10 million, or 11%, primarily as a result of increased salary, benefit and commission costs. The increase in advertising sales expenses was reduced by $2 million as a result of the System Sales. Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rental expense. The increase in service costs of $48 million, or 8%, resulted primarily from additional activity associated with ongoing infrastructure maintenance. The increase in service costs was reduced by $15 million as a result of the System Sales.

Selling, general and administrative expenses
      Selling, general and administrative expenses increased by $31 million, or 3%, from $940 million for the year ended December 31, 2003 to $971 million for the year ended December 31, 2004. The increase in selling, general and administrative expenses was reduced by $22 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$849	17%	$833	18%	$16	2%
Marketing	122	2%	107	2%	15	14%

	$971	19%	$940	20%	$31	3%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses of $16 million, or 2%, resulted primarily from increases in costs associated with our commercial business of $21 million, third party call center costs resulting from increased emphasis on customer service of $10 million and bad debt expense of $10 million offset by decreases in costs associated with salaries and benefits of $21 million and rent expense of $3 million.
      Marketing expenses increased $15 million, or 14%, as a result of an increased investment in marketing and branding campaigns.

Depreciation and amortization
      Depreciation and amortization expense increased by $42 million, or 3%, to $1.5 billion in 2004. The increase in depreciation related to an increase in capital expenditures, which was partially offset by lower depreciation as the result of the System Sales.

Impairment of franchises
      We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.4 billion impairment charge for the year ended December 31, 2004.

(Gain) loss on sale of assets, net
      Gain on sale of assets of $86 million for the year ended December 31, 2004 primarily represents the pretax gain of $106 million realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in March and April 2004 offset by losses recognized on the disposition of plant and equipment. Loss on sale of assets of $5 million for the year ended December 31, 2003 represents the loss recognized on the disposition of plant and equipment offset by a gain of $21 million recognized on the sale of cable systems in Port Orchard, Washington which closed on October 1, 2003.

Option compensation expense, net
      Option compensation expense of $31 million for the year ended December 31, 2004 primarily represents $22 million related to options granted and expensed in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. Additionally, during the year ended December 31, 2004, we expensed approximately $8 million related to a stock option exchange program, under which our employees were offered the right to exchange all stock options (vested and unvested) issued under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. The exchange offer closed in February 2004. Option compensation expense of $4 million for the year ended December 31, 2003 primarily represents options expensed in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. See Note 19 to our consolidated financial statements included elsewhere in this prospectus for more information regarding our option compensation plans.

Special charges, net
      Special charges of $104 million for the year ended December 31, 2004 represents approximately $85 million of aggregate value of the Charter Class A common stock and warrants to purchase Charter Class A common stock contemplated to be issued as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative action lawsuits, approximately $10 million of litigation costs related to the tentative settlement of a South Carolina national class action suit, all of which settlements are subject to final documentation and court approval and approximately $12 million of severance and related costs of our workforce reduction and realignment. Special charges for the year ended December 31, 2004 were offset by $3 million received from a third party in settlement of a dispute. Special charges of $21 million for the year ended December 31, 2003 represents approximately $26 million of severance and related costs of our workforce reduction partially offset by a $5 million credit from a settlement from the Internet service provider Excite@Home related to the conversion of about 145,000 high-speed Internet customers to our Charter Pipeline service in 2001.

Unfavorable contracts and other settlements
      Unfavorable contracts and other settlements of $5 million for the year ended December 31, 2004 relates to changes in estimated legal reserves established in connection with prior business combinations, which based on an evaluation of current facts and circumstances, are no longer required.
      Unfavorable contracts and other settlements of $72 million for the year ended December 31, 2003 represents the settlement of estimated liabilities recorded in connection with prior business combinations. The majority of this benefit (approximately $52 million) is due to the renegotiation in 2003 of a major programming contract, for which a liability had been recorded for the above market portion of that agreement in connection with a 1999 and a 2000 acquisition. The remaining benefit relates to the reversal of previously recorded liabilities, which are no longer required.

Interest expense, net
      Net interest expense increased by $132 million, or 9%, from $1.5 billion for the year ended December 31, 2003 to $1.6 million for the year ended December 31, 2004. The increase in net interest expense was a result of an increase in our average borrowing rate from 8.17% in the year ended December 31, 2003 to 8.79% in the year ended December 31, 2004 partially offset by a decrease in average debt outstanding from $17.9 billion in 2003 to $17.8 billion in 2004.

Gain on derivative instruments and hedging activities, net
      Net gain on derivative instruments and hedging activities increased $4 million from a gain of $65 million for the year ended December 31, 2003 to a gain of $69 million for the year ended December 31, 2004. The increase is primarily the result of an increase in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which increased from a gain of $57 million for the year ended December 31, 2003 to a gain of $65 million for the year ended December 31, 2004. This was coupled with a decrease in gains on interest rate agreements, as a result of hedge ineffectiveness on designated hedges, which decreased from $8 million for the year ended December 31, 2003 to $4 million for the year ended December 31, 2004.

Gain (loss) on extinguishment of debt
      Loss on extinguishment of debt of $21 million for the year ended December 31, 2004 represents the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in

April 2004. Gain on extinguishment of debt of $187 million for the year ended December 31, 2003 represents the gain realized on the purchase of an aggregate of $1.3 billion principal amount of Charter Holdings’ senior notes and senior discount notes in consideration for an aggregate of $1.1 billion principal amount of 10.25% notes due 2010 issued by our indirect subsidiary, CCH II. The gain is net of the write-off of deferred financing costs associated with the retired debt of $18 million.

Other, net
      Net other expense decreased by $12 million from $10 million in 2003 to income of $2 million in 2004. Other expense in 2003 included $11 million associated with amending a revolving credit facility of our subsidiaries and costs associated with terminated debt transactions that did not recur in 2004. In addition, gains on equity investments increased $3 million in 2004 over 2003.

Minority interest
      Minority interest represents the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and since June 6, 2003, the pro rata share of the profits and losses of CC VIII. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

Income tax benefit (expense)
      Income tax benefit of $35 million and income tax expense of $13 million was recognized for the years ended December 31, 2004 and 2003, respectively.
      The income tax benefit recognized in the year ended December 31, 2004 was directly related to the impairment of franchises as discussed above. The deferred tax liabilities of our indirect corporate subsidiaries decreased as a result of the write-down of franchise assets for financial statement purposes, but not for tax purposes. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.
      The income tax expense recognized in the year ended December 31, 2003 represents increases in the deferred tax liabilities and current federal and state income tax expenses of certain of our indirect corporate subsidiaries.
Cumulative effect of accounting change, net of tax
      Cumulative effect of accounting change of $840 million (net of minority interest effects of $19 million and tax effects of $16 million) in 2004 represents the impairment charge recorded as a result of our adoption of EITF Topic D-108.

Net income (loss)
      Net loss increased by $3.6 billion from $770 million in 2003 to $4.4 billion in 2004 as a result of the factors described above. The impact to net loss in 2004 of the impairment of franchises and cumulative effect of accounting change was to increase net loss by approximately $3.0 billion. The impact to net loss in 2003 of the gain on sale of systems and unfavorable contracts and settlements, and gain on debt exchange, net of income tax impacts, was to decrease net loss by $276 million.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues
      Revenues increased by $253 million, or 6%, from $4.6 billion for the year ended December 31, 2002 to $4.8 billion for the year ended December 31, 2003. This increase is principally the result of an increase of 427,500 high-speed Internet customers, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 147,500 and 10,900 in analog and digital video customers, respectively. Included within the decrease of analog and digital video customers and reducing the increase of high-speed Internet customers are 25,500 analog video customers, 12,500 digital video customers and 12,200 high-speed Internet customers sold in the Port Orchard, Washington sale on October 1, 2003.
      Average monthly revenue per analog video customer increased from $56.91 for the year ended December 31, 2002 to $61.92 for the year ended December 31, 2003 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.
      Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,

	2003		2002		2003 over 2002

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$3,461	72%	$3,420	75%	$41	1%
High-speed Internet	556	12%	337	7%	219	65%
Advertising sales	263	5%	302	7%	(39)	(13)%
Commercial	204	4%	161	3%	43	27%
Other	335	7%	346	8%	(11)	(3)%

	$4,819	100%	$4,566	100%	$253	6%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Video revenues increased by $41 million, or 1%, for the year ended December 31, 2003 compared to the year ended December 31, 2002. Video revenues increased approximately $65 million due to price increases and incremental video revenues from existing customers and $82 million as a result of increases in the average number of digital video customers, which were partially offset by a decrease of approximately $106 million as a result of a decline in analog video customers.
      Revenues from high-speed Internet services provided to our non-commercial customers increased $219 million, or 65%, from $337 million for the year ended December 31, 2002 to $556 million for the year ended December 31, 2003. Approximately $206 million of the increase related to the increase in the average number of customers, whereas approximately $13 million related to the increase in the average price of the service. The increase in customers was primarily due to the addition of high-speed Internet customers in our existing service areas. We were also able to offer this service to more of our customers, as the estimated percentage of homes passed that could receive high-speed Internet service increased from 82% as of December 31, 2002 to 87% as of December 31, 2003 as a result of our system upgrades.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales decreased $39 million, or 13%, from $302 million for the year ended December 31, 2002, to $263 million for the year ended December 31, 2003, primarily as a result of a decrease in advertising from vendors of approximately $64 million, offset partially by an increase in local advertising sales revenues of approximately $25 million. For the years ended December 31, 2003 and 2002, we received $15 million and $79 million, respectively, in advertising revenue from vendors.
      Commercial revenues consist primarily of revenues from video and high-speed Internet services to our commercial customers. Commercial revenues increased $43 million, or 27%, from $161 million for the year ended December 31, 2002, to $204 million for the year ended December 31, 2003, primarily due to an increase in commercial high-speed Internet revenues.

      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the years ended December 31, 2003 and 2002, franchise fees represented approximately 48% and 46%, respectively, of total other revenues. Other revenues decreased $11 million, or 3%, from $346 million for the year ended December 31, 2002 to $335 million for the year ended December 31, 2003. The decrease was due primarily to a decrease in franchise fees after an FCC ruling in March 2002, no longer requiring the collection of franchise fees for high-speed Internet services. Franchise fee revenues are collected from customers and remitted to franchise authorities.
      The decrease in accounts receivable of 25% compared to the increase in revenues of 6% is primarily due to the timing of collection of receivables from programmers for fees associated with the launching of their networks, coupled with our tightened credit and collections policy. These fees from programmers are not recorded as revenue but, rather, are recorded as reductions of programming expense on a straight-line basis over the term of the contract. Programmer receivables decreased $40 million, or 57%, from $70 million as of December 31, 2002 to $30 million as of December 31, 2003.

Operating Expenses
      Operating expenses increased $145 million, or 8%, from $1.8 billion for the year ended December 31, 2002 to $2.0 billion for the year ended December 31, 2003. Programming costs included in the accompanying consolidated statements of operations were $1.2 billion and $1.2 billion, representing 64% and 65% of total operating expenses for the years ended December 31, 2003 and 2002, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2003		2002		2003 over 2002

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,249	26%	$1,166	26%	$83	7%
Advertising sales	88	2%	87	2%	1	1%
Service	615	12%	554	12%	61	11%

	$1,952	40%	$1,807	40%	$145	8%

      Programming costs consist primarily of costs paid to programmers for analog, premium and digital channels and pay-per-view programs. The increase in programming costs of $83 million, or 7%, was due to price increases, particularly in sports programming, and due to an increased number of channels carried on our systems, partially offset by decreases in analog and digital video customers. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels against programming costs of $62 million and $57 million for the years ended December 31, 2003 and 2002, respectively.
      Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries and benefits and commissions. Advertising sales expenses increased $1 million, or 1%, primarily due to increased sales commissions, taxes and benefits. Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rental expense. The increase in service costs of $61 million, or 11%, resulted primarily from additional activity associated with ongoing infrastructure maintenance and customer service, including activities associated with our promotional programs.

Selling, General and Administrative Expenses
      Selling, general and administrative expenses decreased by $23 million, or 2%, from $963 million for the year ended December 31, 2002 to $940 million for the year ended December 31, 2003. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2003		2002		2003 over 2002

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$833	18%	$810	18%	$23	3%
Marketing	107	2%	153	3%	(46)	(30)%

	$940	20%	$963	21%	$(23)	(2)%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses of $23 million, or 3%, resulted primarily from increases in salaries and benefits of $4 million, call center costs of $25 million and internal network costs of $16 million. These increases were partially offset by a decrease in bad debt and collection expense of $27 million as a result of our strengthened credit policies.
      Marketing expenses decreased $46 million, or 30%, due to reduced promotional activity related to our service offerings including reductions in advertising, telemarketing and direct sales activities.

Depreciation and Amortization
      Depreciation and amortization expense increased by $17 million, or 1%, from $1.4 billion in 2002 to $1.5 billion in 2003 due primarily to an increase in depreciation expense related to additional capital expenditures in 2003 and 2002.

Impairment of Franchises
      We performed our annual impairment assessments as of October 1, 2002 and 2003. Revised estimates of future cash flows and the use of a lower projected long-term growth rate in our valuation led to a $4.6 billion impairment charge in the fourth quarter of 2002. Our 2003 assessment performed on October 1, 2003 did not result in an impairment.

Loss on Sale of Assets, Net
      Loss on sale of assets for the year ended December 31, 2003 represents $26 million of losses related to the disposition of fixed assets offset by the $21 million gain recognized on the sale of cable systems in Port Orchard, Washington on October 1, 2003. Loss on sale of assets for the year ended December 31, 2002 represents losses related to the disposition of fixed assets.

Option Compensation Expense, Net
      Option compensation expense decreased by $1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. Option compensation expense includes expense related to exercise prices on certain options that were issued prior to Charter’s initial public offering in 1999 that were less than the estimated fair values of Charter’s Class A common stock at the time of grant. Compensation expense was recognized over the vesting period of such options and was recorded until the last vesting period lapsed in April 2004. On January 1, 2003, we adopted SFAS No. 123, Accounting for Stock-Based Compensation, using the prospective method under which we will recognize compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date.

Special Charges, Net
      Special charges of $21 million for the year ended December 31, 2003 represent approximately $26 million of severance and related costs of our ongoing initiative to reduce our workforce partially offset by a $5 million credit from a settlement from the Internet service provider Excite@Home related to the conversion of about 145,000 high-speed Internet customers to our Charter Pipeline service in 2001. In the fourth quarter of 2002, we recorded a special charge of $35 million, of which $31 million was associated with our workforce reduction program. The remaining $4 million is related to legal and other costs associated with our shareholder lawsuits and governmental investigations.

Unfavorable Contracts and Other Settlements
      Unfavorable contracts and other settlements of $72 million for the year ended December 31, 2003 represents the settlement of estimated liabilities recorded in connection with prior business combinations. The majority of this benefit (approximately $52 million) is due to the renegotiation in 2003 of a major programming contract, for which a liability had been recorded for the above-market portion of that agreement in connection with a 1999 and a 2000 acquisition. The remaining benefit relates to the reversal of previously recorded liabilities, which, based on an evaluation of current facts and circumstances, are no longer required.

Interest Expense, Net
      Net interest expense increased by $61 million, or 4%, from $1.4 billion for the year ended December 31, 2002 to $1.5 billion for the year ended December 31, 2003. The increase in net interest expense was a result of increased average debt outstanding in 2003 of $17.9 billion compared to $16.4 billion in 2002, partially offset by a decrease in our average borrowing rate from 8.25% in 2002 to 8.17% in 2003. The increased debt was primarily used for capital expenditures.

Gain (Loss) on Derivative Instruments and Hedging Activities, Net
      Net gain on derivative instruments and hedging activities increased $180 million from a loss of $115 million for the year ended December 31, 2002 to a gain of $65 million for the year ended December 31, 2003. The increase is primarily due to an increase in gains on interest rate agreements, which do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which increased from a loss of $101 million for the year ended December 31, 2002 to a gain of $57 million for the year ended December 31, 2003.

Gain on extinguishment of debt
      Gain on extinguishment of debt of $187 million for the year ended December 31, 2003 represents the gain realized on the purchase of an aggregate of $1.3 billion principal amount of Charter Holdings’ senior notes and senior discount notes in consideration for an aggregate of $1.1 billion principal amount of 10.25% notes due 2010 issued by our indirect subsidiary, CCH II. The gain is net of the write-off of deferred financing costs associated with the retired debt of $18 million.

Other, Net
      Other expense increased by $13 million from income of $3 million in 2002 to expense of $10 million in 2003. This increase is primarily due to increases in costs associated with amending a revolving credit facility of our subsidiaries and costs associated with terminated debt transactions.

Minority Interest
      Minority interest expense represents the 10% dividend on preferred membership units in our indirect subsidiary, Charter Helicon, LLC and the 2% accretion of the preferred membership interests in CC VIII and, since June 6, 2003, the pro rata share of the profits of CC VIII. See “Certain Relationships and

Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

Income Tax Benefit (Expense)
      Income tax expense of $13 million was recognized for the year ended December 31, 2003. The income tax expense is realized through increases in deferred tax liabilities and current federal and state income tax expenses of certain of our indirect corporate subsidiaries. The income tax benefit of $216 million recognized for the year ended December 31, 2002 was the result of changes in deferred tax liabilities of certain of our indirect corporate subsidiaries related to differences in accounting for franchises.

Cumulative Effect of Accounting Change, Net of Tax
      Cumulative effect of accounting change in 2002 represents the impairment charge recorded as a result of adopting SFAS No. 142.

Net Income (Loss)
      Net loss decreased by $5.4 billion, or 88%, from $6.2 billion in 2002 to $770 million in 2003 as a result of the factors described above. The impact of the gain on sale of system, unfavorable contracts and settlements, and gain on debt exchange, net of income tax impacts, was to increase net income by $276 million in 2003. The impact of the impairment of franchises and the cumulative effect of accounting change, net of income tax impacts, was to increase net loss by $5.1 billion in 2002.
Liquidity and Capital Resources

Introduction
      This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Overview
      We have a significant level of debt. In 2006, $30 million of our debt matures, and in 2007, an additional $385 million matures. In 2008 and beyond, significant additional amounts will become due under our remaining long-term debt obligations.
      In September 2005, Charter Holdings and its wholly owned subsidiaries, CCH I and CIH, completed the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I senior secured notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I senior secured notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years.
      Our business requires significant cash to fund debt service costs, capital expenditures and ongoing operations. We have historically funded our debt service costs, operating activities and capital requirements through cash flows from operating activities, borrowings under our credit facilities, equity contributions from Charter Holdco, sales of assets, issuances of debt securities and cash on hand. However, the mix of funding sources changes from period to period. For the nine months ended September 30, 2005, we generated $121 million of net cash flows from operating activities after paying cash interest of $1.1 billion. In addition, we used approximately $815 million for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $78 million. We expect that our mix of sources of funds will continue to change in the future based on overall needs relative to our cash flow and on the availability of funds under our credit facilities, our access to the debt markets, the timing of possible asset sales and our ability to generate cash flows from operating activities. We continue to explore asset dispositions as one of several possible actions that we could take in the future to improve our liquidity, but we do not presently consider future asset sales as a significant source of liquidity.
      In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into a senior bridge loan agreement with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch whereby the lenders have committed to make loans to us in an aggregate amount of $600 million. CCO Holdings may, subject to certain conditions, including the satisfaction of certain of the conditions to borrowing under the credit facilities, draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the bridge loan. In January 2006, upon the issuance of $450 million principal amount of CCH II notes, the commitment under the bridge loan agreement was reduced to $435 million.
      We expect that cash on hand, cash flows from operating activities and the amounts available under our credit facilities and bridge loan will be adequate to meet our and Charter’s cash needs for 2006. Although our subsidiaries, CCH II and CCH II Capital Corp., recently sold $450 million principal amount of 10.250% senior notes due 2010, you should not assume that we will be able to access additional sources of external liquidity on similar terms, if at all. We believe that cash flows from operating activities and amounts available under our credit facilities and bridge loan will not be sufficient to fund our operations and satisfy our and Charter’s interest and principal repayment obligations in 2007 and beyond. We have been advised that Charter is working with its financial advisors to address this funding requirement. However, there can be no assurance that such funding will be available to us. In addition, Paul G. Allen, Charter’s Chairman and controlling shareholder, and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or our parent companies.

Credit Facilities and Covenants
      Our ability to operate depends upon, among other things, our continued access to capital, including credit under the Charter Operating credit facilities. These credit facilities, along with our indentures and bridge loan, contain certain restrictive covenants, some of which require us to maintain specified financial ratios and meet financial tests and to provide audited financial statements with an unqualified opinion from our independent auditors. As of September 30, 2005, we are in compliance with the covenants under our indentures and credit facilities and we expect to remain in compliance with those covenants and the bridge loan covenants for the next twelve months. As of September 30, 2005, our total potential borrowing availability under our credit facilities totaled $786 million, although the actual availability at that time was only $648 million because of limits imposed by covenant restrictions. In addition, effective January 2, 2006, we have additional borrowing availability of $600 million as a result of the bridge loan. In January 2006, upon the issuance of $450 million principal amount of CCH II notes, the commitment under the bridge loan agreement was reduced to $435 million. Continued access to our credit facilities and bridge loan is subject to our remaining in compliance with the covenants of these credit facilities and bridge loan, including covenants tied to our operating performance. If our operating performance results in non-compliance with these covenants, or if any of certain other events of non-compliance under these credit facilities, bridge loan or indentures governing our debt occurs, funding under the credit facilities and bridge loan may not be available and defaults on some or potentially all of our debt obligations could occur. An event of default under the covenants governing any of our debt instruments could result in the acceleration of our payment obligations under that debt and, under certain circumstances, in cross-defaults under our other debt obligations, which could have a material adverse effect on our consolidated financial condition and results of operations. See “Risk Factors — Risks Related to Significant Indebtedness of Us and Our Subsidiaries — Charter Operating may not be able to access funds under its credit facilities if it fails to satisfy the covenant restrictions in its credit facilities, which could adversely affect our financial condition and our ability to conduct our business.”

Parent Company Debt Obligations
      Any financial or liquidity problems of our parent companies could cause serious disruption to our business and have a material adverse effect on our business and results of operations.
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2006 and 2009, to repay the outstanding principal of its convertible senior notes of $25 million and $863 million, respectively, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco or its subsidiaries, including Charter Holdings, CIH, CCH I, CCH II, CCO Holdings and Charter Operating. During the nine months ended September 30, 2005, Charter Holdings distributed $60 million to Charter Holdco. As of September 30, 2005, Charter Holdco was owed $57 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on Charter’s convertible senior notes. In addition, Charter has $123 million of governmental securities pledged as security for the next five semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      Distributions by our subsidiaries to a parent company (including Charter, Charter Holdco, CCHC and Charter Holdings) for payment of principal on the parent company notes are restricted by the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes and Charter Operating notes, unless under their respective indentures there is no default and a specified leverage ratio test is met at the time of such event. For the quarter ended September 30, 2005, there was no default under any of the aforementioned indentures. However, CCO Holdings did not meet its leverage ratio test of 4.5 to 1.0 based on September 30, 2005 financial results. As a result, distributions from CCO Holdings to CCH II, CCH I, CIH, Charter Holdings, CCHC, Charter Holdco or Charter for payment of principal of the respective parent company’s debt are currently restricted and will continue to be restricted until that test is met. Distributions by Charter Operating and Charter Holdings for payment of principal on parent company notes are further restricted by the covenants in the credit facilities and bridge loan, respectively. However distributions for payment of the respective parent company’s interest are permitted.

Specific Limitations
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended September 30, 2005, there was no default under Charter Holdings’ indentures and other specified tests were met. However, Charter Holdings did not meet the leverage ratio of 8.75 to 1.0 based on September 30, 2005 financial results. As a result, distributions from Charter Holdings to Charter, Charter Holdco or CCHC for payment of interest or principal are currently restricted and will continue to be restricted until that test is met. During this restriction period, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures.
      Our significant amount of debt could negatively affect our ability to access additional capital in the future. No assurances can be given that we will not experience liquidity problems if we do not obtain sufficient additional financing on a timely basis as our debt becomes due or because of adverse market conditions, increased competition or other unfavorable events. If, at any time, additional capital or borrowing capacity is required beyond amounts internally generated or available under our credit facilities, bridge loan or through additional debt financings, we would consider:

•	issuing debt or equity at the parent companies’ level, the proceeds of which could be loaned or contributed to us;

•	issuing debt securities that may have structural or other priority over our existing notes;

•	further reducing our expenses and capital expenditures, which may impair our ability to increase revenue;

•	selling assets; or

•	requesting waivers or amendments with respect to our credit facilities and bridge loan, the availability and terms of which would be subject to market conditions.
      If the above strategies are not successful, we could be forced to restructure our obligations or seek protection under the bankruptcy laws. In addition, if we find it necessary to engage in a recapitalization or other similar transaction, our noteholders might not receive principal and interest payments to which they are contractually entitled.

Issuance of Charter Operating Notes in Exchange for Charter Holdings Notes
      In March and June 2005, our subsidiary, Charter Operating, consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8.375% senior second lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007.

Sale of Assets
      In July 2005, we closed the sale of certain cable systems in Texas and West Virginia and closed the sale of an additional cable system in Nebraska in October 2005 for a total sales price of approximately $37 million, representing a total of 33,000 customers.
      In March 2004, we closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia to Atlantic Broadband Finance, LLC. We closed the sale of an additional cable system in New York to Atlantic Broadband Finance, LLC in April 2004. The total net proceeds from the sale of all of these systems were approximately $735 million. The proceeds were used to repay a portion of our revolving credit facilities.

Summary of Outstanding Contractual Obligations
      The following table summarizes our payment obligations as of December 31, 2004 under our long-term debt and certain other contractual obligations and commitments (dollars in millions):

	Payments by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

Contractual Obligations
Long-Term Debt Principal Payments(1)	$18,772	$30	$761	$5,035	$12,946
Long-Term Debt Interest Payments(2)	9,845	1,396	3,243	3,231	1,975
Payments on Interest Rate Instruments(3)	81	50	31	—	—
Capital and Operating Lease Obligations(1)	88	23	30	17	18
Programming Minimum Commitments(4)	1,579	318	719	542	—
Other(5)	272	62	97	46	67

Total	$30,637	$1,879	$4,881	$8,871	$15,006

(1)	The table presents maturities of long-term debt outstanding as of December 31, 2004 and does not reflect the effects of the March 2005 redemption of the CC V Holdings, LLC notes, the exchange of $3.4 billion principal amount of Charter Holdings notes due in 2009 and 2010 and $845 million principal amount of Charter Holdings notes due 2011 and 2012 for $3.5 billion principal amount of new CCH I notes due 2015 or the exchange of $2.5 billion principal amount of Charter Holdings notes due 2011 and 2012 for $2.5 billion principal amount of new CIH notes with maturities extended three years. Refer to “Description of Other Indebtedness” and Notes 9 and 20 to our December 31, 2004 consolidated financial statements included in this prospectus for a description of our long-term debt and other contractual obligations and commitments.

(2)	Interest payments on variable debt are estimated using amounts outstanding at December 31, 2004 and the average implied forward London Interbank Offering Rate (LIBOR) rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2004. Actual interest payments will differ based on actual LIBOR rates and actual amounts outstanding for applicable periods.

(3)	Represents amounts we will be required to pay under our interest rate hedge agreements estimated using the average implied forward LIBOR rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2004.

(4)	We pay programming fees under multi-year contracts ranging generally from three to six years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statements of operations were $1.3 billion, $1.2 billion and $1.2 billion for the years ended December 31, 2004, 2003 and 2002, respectively. Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(5)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our billing services vendors.

      The following items are not included in the contractual obligations table because the obligations are not fixed and/or determinable due to various factors discussed below. However, we incur these costs as part of our operations:

•	We also rent utility poles used in our operations. Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2004, 2003 and 2002, was $43 million, $40 million and $41 million, respectively.

•	We pay franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. We also pay other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs included in the accompanying statements of operations were $164 million, $162 million and $160 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	We also have $166 million in letters of credit, primarily to our various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount we may borrow under our credit facilities.

Historical Operating, Financing and Investing Activities
      We held $20 million in cash and cash equivalents as of September 30, 2005 compared to $546 million as of December 31, 2004. For the nine months ended September 30, 2005, we generated $121 million of net cash flows from operating activities after paying cash interest of $1.1 billion. In addition, we used approximately $815 million for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $78 million.
      Operating Activities. Net cash provided by operating activities decreased $232 million, or 66%, from $353 million for the nine months ended September 30, 2004 to $121 million for the nine months ended

September 30, 2005. For the nine months ended September 30, 2005, net cash provided by operating activities decreased primarily as a result of changes in operating assets and liabilities that used $129 million more cash during the nine months ended September 30, 2005 than the corresponding period in 2004 combined with an increase in cash interest expense of $141 million over the corresponding prior period partially offset by an increase in revenue over cash costs. The change in operating assets and liabilities is primarily the result of the finalization of the class action litigation settlement in the third quarter of 2005.
      Net cash provided by operating activities decreased $315 million, or 42%, from $746 million for the year ended December 31, 2003 to $431 million for the year ended December 31, 2004. For the year ended December 31, 2004, net cash provided by operating activities decreased primarily as a result of changes in operating assets and liabilities that used $84 million more cash during the year ended December 31, 2004 than the corresponding period in 2003 and an increase in cash interest expense of $227 million over the corresponding prior period. The change in operating assets and liabilities is primarily the result of the benefit in the year ended December 31, 2003 from collection of receivables from programmers related to network launches, while accounts receivable remained essentially flat in the year ended December 31, 2004.
      Net cash provided by operating activities for the years ended December 31, 2003 and 2002 was $746 million and $741 million, respectively. Operating activities provided $5 million more cash in 2003 than in 2002 primarily due to an increase in revenue over cash costs year over year partially offset by changes in operating assets and liabilities that provided $90 million less cash in 2003 than in 2002.
      Investing Activities. Net cash used by investing activities for the nine months ended September 30, 2005 was $725 million and net cash provided by investing activities for the nine months ended September 30, 2004 was $84 million. Investing activities used $809 million more cash during the nine months ended September 30, 2005 than the corresponding period in 2004 primarily as a result of increased cash used for capital expenditures in 2005 coupled with proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC in 2004.
      Net cash used in investing activities for the years ended December 31, 2004 and 2003 was $191 million and $765 million, respectively. Investing activities used $574 million less cash during the year ended December 31, 2004 than the corresponding period in 2003 primarily as a result of cash provided by proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC offset by increased cash used for capital expenditures.
      Net cash flows from investing activities used $1.5 billion less cash in 2003 than in 2002 primarily as a result of reductions in capital expenditures and acquisitions. Purchases of property, plant and equipment used $1.3 billion less cash in 2003 than in 2002 as a result of reduced rebuild and upgrade activities and our efforts to reduce capital expenditures. Payments for acquisitions used $140 million less cash in 2003 than in 2002.
      Financing Activities. Net cash provided by financing activities for the nine months ended September 30, 2005 was $78 million and net cash used in financing activities for the nine months ended September 30, 2004 was $431 million. Financing activities provided $509 million more cash during the nine months ended September 30, 2005 than the corresponding period in 2004 primarily as a result of a decrease in net repayments of long-term debt and in payments for debt issuance costs.
      Net cash provided by financing activities for the year ended December 31, 2004 was $221 million and the net cash used in financing activities for the year ended December 31, 2003 was $206 million. The increase in cash provided during the year ended December 31, 2004, as compared to the corresponding period in 2003, was primarily the result of an increase in borrowings of long-term debt and proceeds from issuance of debt reduced by repayments of long-term debt.

      Net cash used in financing activities was $206 million for the year ended December 31, 2003, whereas net cash provided by financing activities for the year ended December 31, 2002 was $1.9 billion. Financing activities provided $2.1 billion less cash in 2003 than in 2002. The decrease in cash provided in 2003 compared to 2002 was primarily due to a decrease in borrowings of long-term debt.

Capital Expenditures
      We have significant ongoing capital expenditure requirements. However, we experienced a significant decline in such requirements starting in 2003. This decline was primarily the result of a substantial reduction in rebuild costs as our network had been largely upgraded and rebuilt in prior years. Capital expenditures were $815 million, $616 million $893 million, $804 million and $2.1 billion for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively. The majority of the capital expenditures in 2004 and 2003 related to our customer premise equipment costs. The majority of the capital expenditures in 2002 related to our rebuild and upgrade program and purchases of customer premise equipment. Capital expenditures for the nine months ended September 30, 2005 increased as compared to the nine months ended September 30, 2004 as a result of increased spending on support capital related to our investment in service improvements and scalable infrastructure related to telephone services, VOD and digital simulcast. See the table below for more details.
      Upgrading our cable systems has enabled us to offer digital television, high-speed Internet services, VOD, interactive services, additional channels and tiers, expanded pay-per-view options and telephone services to a larger customer base. Our capital expenditures are funded primarily from cash flows from operating activities, the issuance of debt and borrowings under credit facilities. In addition, during the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, our liabilities related to capital expenditures increased $39 million and decreased $11 million, $33 million, $41 million and $49 million, respectively.
      During 2005, we expect capital expenditures to be approximately $1.0 billion to $1.1 billion. The increase in capital expenditures for 2005 compared to 2004 is the result of expected increases in telephone services, deployment of advanced digital set-top terminals and capital expenditures to replace plant and equipment destroyed by hurricanes Katrina and Rita. We expect that the nature of these expenditures will continue to be composed primarily of purchases of customer premise equipment, support capital and for scalable infrastructure costs. We expect to fund capital expenditures for 2005 primarily from cash flows from operating activities and borrowings under our credit facilities.
      We have adopted capital expenditure disclosure guidance, which was developed by eleven publicly traded cable system operators, including Charter, with the support of the National Cable & Telecommunications Association (“NCTA”). The disclosure is intended to provide more consistency in the reporting of operating statistics in capital expenditures and customers among peer companies in the cable industry. These disclosure guidelines are not required disclosure under GAAP, nor do they impact our accounting for capital expenditures under GAAP.

      The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

	For the Nine
	Months Ended		For the Years Ended
	September 30,		December 31,

	2005	2004	2004	2003	2002

Customer premise equipment(a)	$322	$344	$451	$380	$740
Scalable infrastructure(b)	138	54	108	66	259
Line extensions(c)	114	94	131	130	101
Upgrade/ Rebuild(d)	35	28	49	132	775
Support capital(e)	206	96	154	96	220

Total capital expenditures(f)	$815	$616	$893	$804	$2,095

(a)	Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b)	Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)	Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Represents all capital expenditures made during the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, respectively.
Interest Rate Risk
      We are exposed to various market risks, including fluctuations in interest rates. We use interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit our exposure to, and to derive benefits from, interest rate fluctuations on variable rate debt to within a certain range of rates. Interest rate risk management agreements are not held or issued for speculative or trading purposes.
      As of September 30, 2005 and December 31, 2004, long-term debt totaled approximately $18.3 billion and $18.5 billion, respectively. This debt was comprised of approximately $5.5 billion and $5.5 billion of credit facility debt and $12.7 billion and $13.0 billion accreted value of high-yield notes, respectively.
      As of September 30, 2005 and December 31, 2004, the weighted average interest rate on the credit facility debt, was approximately 7.5% and 6.8%, respectively, and the weighted average interest rate on the high-yield notes was approximately 10.2% and 9.9%, respectively, resulting in a blended weighted average interest rate of 9.4% and 9.0%, respectively. The interest rate on approximately 78% and 82% of the total principal amount of our debt was effectively fixed including the effects of our interest rate hedge agreements as of September 30, 2005 and December 31, 2004, respectively. The fair value of our high-yield notes was $11.6 billion and $12.2 billion at September 30, 2005 and December 31, 2004, respectively. The fair value of our credit facilities was $5.5 billion and $5.5 billion at September 30, 2005 and December 31, 2004, respectively. The fair value of high-yield notes is based on quoted market prices and the fair value of the credit facilities is based on dealer quotations.
      We do not hold or issue derivative instruments for trading purposes. We do, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. We have formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, net gain (loss) on derivative instruments and hedging activities includes gains of $2 million, $3 million, $4 million and $8 million and losses of $14 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss. For the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, a gain of $14 million, $31 million, $42 million and $48 million and losses of $65 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as gain (loss) on derivative instruments and hedging activities in our statements of operations. For the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, net gain (loss) on derivative instruments and hedging activities includes gains of $41 million, $45 million, $65 million and $57 million and losses of $101 million, respectively, for interest rate derivative instruments not designated as hedges.
      The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of September 30, 2005 (dollars in millions):

									Fair Value at
									September 30,
	2005	2006	2007	2008	2009	2010	Thereafter	Total	2005

Debt:
Fixed Rate	$—	$—	$105	$114	$684	$1,693	$9,576	$12,172	$11,084
Average Interest Rate	—	—	8.25%	10.00%	9.50%	10.29%	10.44%	10.04%
Variable Rate	$7	$30	$280	$629	$779	$1,536	$2,802	$6,063	$6,059
Average Interest Rate	6.81%	7.88%	7.73%	7.78%	7.88%	8.33%	8.20%	8.12%
Interest Rate Instruments:
Variable to Fixed Swaps	$500	$873	$775	$—	$—	$—	$—	$2,148	$13
Average Pay Rate	7.49%	8.23%	8.04%	—	—	—	—	7.99%
Average Receive Rate	7.17%	7.82%	7.83%	—	—	—	—	7.67%

      The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts. The estimated fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at September 30, 2005.
      At September 30, 2005 and December 31, 2004, we had outstanding $2.1 billion and $2.7 billion and $20 million and $20 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.
Recently Issued Accounting Standards
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, Exchanges of Non-monetary Assets — An Amendment of APB No. 29. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. We adopted this pronouncement effective April 1, 2005. The exchange transaction discussed in Note 3 to our consolidated financial statements included elsewhere in this prospectus, was accounted for under this standard.
      In December 2004, the FASB issued the revised SFAS No. 123, Share-Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement will be effective for us beginning January 1, 2006. Because we adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, we do not expect this revised standard to have a material impact on our financial statements.
      In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. This pronouncement is effective for fiscal years ending after December 15, 2005. The adoption of this interpretation is not expected to have a material impact on our financial statements.
      We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our accompanying financial statements.

BUSINESS
Overview
      Charter Holdings is an indirect subsidiary of Charter. We are a broadband communications company operating in the United States, with approximately 6.17 million customers at September 30, 2005. Through our broadband network of coaxial and fiber optic cable, we offer our customers traditional cable video programming (analog and digital, which we refer to as “video” service), high-speed cable Internet access, advanced broadband cable services (such as video on demand (“VOD”), high definition television service and interactive television) and, in some of our markets, we offer telephone service. See “Business — Products and Services” for further description of these terms, including “customers.”
      At September 30, 2005, we served approximately 5.91 million analog video customers, of which approximately 2.75 million were also digital video customers. We also served approximately 2.12 million high-speed Internet customers (including approximately 244,000 who received only high-speed Internet services). We also provided telephone service to approximately 89,900 customers as of that date.
      At September 30, 2005, our investment in cable properties, long-term debt and total member’s deficit was $15.7 billion, $18.3 billion and $4.3 billion, respectively. Our working capital deficit was $932 million at September 30, 2005. For the nine months ended September 30, 2005, our revenues were approximately $3.9 billion.
      We have a history of net losses. Further, we expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the interest costs we incur because of our high level of debt, the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties, and the impairment of our franchise intangibles. We expect that these expenses (other than impairment of franchises) will remain significant, and we therefore expect to continue to report net losses for the foreseeable future.
      Charter was organized as a Delaware corporation in 1999 and completed an initial public offering of its Class A common stock in November 1999. Charter is a holding company whose principal assets are an approximate 48% equity interest and a 100% voting interest in Charter Holdco, the indirect parent of Charter Holdings. Charter also holds certain preferred equity and indebtedness of Charter Holdco that mirror the terms of securities issued by Charter. Charter’s only business is to act as the sole manager of Charter Holdco and its subsidiaries. As sole manager, Charter controls the affairs of Charter Holdco and its subsidiaries. Certain of our subsidiaries commenced operations under the “Charter Communications” name in 1994, and our growth to date has been primarily due to acquisitions and business combinations, most notably acquisitions completed from 1999 through 2001, pursuant to which we acquired a total of approximately 5.5 million customers. We do not expect to make any significant acquisitions in the foreseeable future, but plan to evaluate opportunities to consolidate our operations through exchanges of cable systems with other cable operators, as they arise. We may also sell certain assets from time to time. Paul G. Allen owns approximately 49% of Charter Holdco through affiliated entities. His membership units are convertible at any time for shares of Charter’s Class A common stock on a one-for-one basis. Paul G. Allen controls Charter with an as-converted common equity interest of approximately 54% and a beneficial voting control interest of approximately 91% as of September 30, 2005.
Business Strategy
      Our principal financial goal is to maximize our return on invested capital. To do so, we will focus on increasing revenues, growing our customer base, improving customer retention and enhancing customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive bundled offerings.

      Specifically, in the near term, we are focusing on:

•	improving the overall value to our customers of our service offerings, relative to pricing;

•	developing more sophisticated customer care capabilities through investment in our customer care and marketing infrastructure, including targeted marketing capabilities;

•	executing growth strategies for new services, including digital simulcast, VOD, telephone, and digital video recorder service (“DVR”);

•	managing our operating costs by exercising discipline in capital and operational spending; and

•	identifying opportunities to continue to improve our balance sheet and liquidity.
      We have begun an internal operational improvement initiative aimed at helping us gain new customers and retain existing customers, which is focused on customer care, technical operations and sales. We intend to increase efforts to focus management attention on instilling a customer service oriented culture throughout the company and to give those areas of our operations increased priority of resources for staffing levels, training budgets and financial incentives for employee performance in those areas.
      We believe that our high-speed Internet service will continue to provide a substantial portion of our revenue growth in the near future. We also plan to continue to expand our marketing of high-speed Internet service to the business community, which we believe has shown an increasing interest in high- speed Internet service and private network services. Additionally, we plan to continue to prepare additional markets for telephone launches in 2006.
      We believe we offer our customers an excellent choice of services through a variety of bundled packages, particularly with respect to our digital video and high-speed Internet services as well as telephone in certain markets. Our digital platform enables us to offer a significant number and variety of channels, and we offer customers the opportunity to choose among groups of channel offerings, including premium channels, and to combine selected programming with other services such as high-speed Internet, high definition television (in selected markets) and VOD (in selected markets).
      We and our parent companies continue to pursue opportunities to improve our liquidity. Our efforts in this regard resulted in the completion of a number of transactions since 2004, as follows:

•	the January 2006 sale by our subsidiaries, CCH II and CCH II Capital Corp., of an additional $450 million principal amount of their 10.250% senior notes due 2010;

•	the October 2005 entry by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, into a $600 million senior bridge loan agreement with various lenders (which was reduced to $435 million as a result of the issuance of CCH II notes);

•	the September 2005 exchange by Charter Holdings, CCH I and CIH, our indirect parent companies, of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;

•	the March and June 2005 issuance of $333 million of Charter Operating notes in exchange for $346 million of Charter Holdings notes;

•	the March and June 2005 repurchase of $131 million of Charter’s 4.75% convertible senior notes due 2006 leaving $25 million in principal amount outstanding;

•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million;

•	the December 2004 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $550 million of senior floating rate notes due 2010;

•	the November 2004 sale by Charter, our indirect parent company, of $862.5 million of 5.875% convertible senior notes due 2009 and the December 2004 redemption of all of Charter’s outstanding 5.75% convertible senior notes due 2005 ($588 million principal amount);

•	the April 2004 sale of $1.5 billion of senior second lien notes by our subsidiary, Charter Operating, together with the concurrent refinancing of its credit facilities; and

•	the sale in the first half of 2004 of non-core cable systems for $735 million, the proceeds of which were used to reduce indebtedness.
Charter Background
      In 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, which owned various operating subsidiaries that served approximately 1.1 million customers. Thereafter, in December 1998, Mr. Allen acquired, through a series of transactions, approximately 94% of the equity interests of Charter Investment, Inc., which controlled various operating subsidiaries that serviced approximately 1.2 million customers.
      In March and April of 1999, Mr. Allen acquired the remaining interests in Marcus Cable and, through a series of transactions, combined the Marcus companies with the Charter companies. As a consequence, the former operating subsidiaries of Marcus Cable and all of the cable systems they owned came under the ownership of Charter Holdings.
      In July 1999, Charter was formed as a wholly owned subsidiary of Charter Investment, Inc., and in November 1999, Charter completed its initial public offering.
      During 1999 and 2000, Charter completed 16 cable system acquisitions for a total purchase price of $14.7 billion including $9.1 billion in cash, $3.3 billion of assumed debt, $1.9 billion of equity interests issued and Charter cable systems valued at $420 million. These transactions resulted in a net total increase of approximately 3.9 million customers as of their respective dates of acquisition.
      In February 2001, Charter entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that resulted in a net addition of customers for our systems. In the AT&T transactions, which closed in June 2001, Charter acquired cable systems from AT&T Broadband serving approximately 551,000 customers for a total of $1.74 billion consisting of $1.71 billion in cash and a Charter cable system valued at $25 million. In 2001, Charter also acquired all of the outstanding stock of Cable USA, Inc. and the assets of certain of its related affiliates in exchange for consideration valued at $100 million (consisting of Series A preferred stock with a face amount of $55 million and the remainder in cash and assumed debt).
      During 2002, Charter purchased additional cable systems in Illinois serving approximately 28,000 customers, for a total cash purchase price of approximately $63 million.
      For additional information regarding Charter’s acquisitions see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisitions.”
      In 2003 and 2004, Charter sold certain non-core cable systems serving approximately 264,100 customers in Florida, Pennsylvania, Maryland, Delaware, West Virginia and Washington for an aggregate consideration of approximately $826 million.
Products and Services
      We offer our customers traditional cable video programming (analog and digital video) as well as high-speed Internet services and in some areas advanced broadband services such as high definition television, VOD and interactive television. We sell our video programming and high-speed Internet services on a subscription basis, with prices and related charges, that vary primarily based on the types of service selected, whether the services are sold as a “bundle” versus on an “á la carte” basis, and the equipment necessary to receive the services, with some variation in prices depending on geographic location. In addition, we offer telephone service to a limited number of customers.
      The following table summarizes our customer statistics for analog and digital video, residential high-speed Internet, and residential telephone as of September 30, 2005 and 2004:

	Approximate as of

	September 30,	September 30,
	2005(a)	2004(a)

Cable Video Services:
Analog Video:
Residential (non-bulk) analog video customers(b)	5,636,100	5,825,000
Multi-dwelling (bulk) and commercial unit customers(c)	270,200	249,600

Analog video customers(b)(c)	5,906,300	6,074,600

Digital Video:
Digital video customers(d)	2,749,400	2,688,900
Non-Video Cable Services:
Residential high-speed Internet customers(e)	2,120,000	1,819,900
Residential telephone customers(f)	89,900	40,200

      The September 30, 2005 statistics presented above reflect the minimal loss of customers related to hurricanes Katrina and Rita. In the fourth quarter of 2005, we had approximately 8,200 net losses of analog video customers related to systems impacted by hurricanes Katrina and Rita. We are currently estimating additional net analog video customer losses of approximately 10,000 to 15,000 related to hurricanes Katrina and Rita.

After giving effect to the sale of certain non-strategic cable systems in July 2005, September 30, 2004 analog video customers, digital video customers and high-speed Internet customers would have been 6,046,900, 2,677,600 and 1,819,300, respectively.

(a)	“Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, at September 30, 2005 and 2004, “customers” include approximately 44,400 and 46,000 persons whose accounts were over 60 days past due in payment, approximately 9,800 and 5,500 persons whose accounts were over 90 days past due in payment, and approximately 6,000 and 2,000 of which were over 120 days past due in payment, respectively.

(b)	“Residential (non-bulk) analog video customers” include all customers who receive video services, except for complimentary accounts (such as our employees).

(c)	Included within “video customers” are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)	“Digital video customers” include all households that have one or more digital set-top terminals. Included in “digital video customers” on September 30, 2005 and 2004 are approximately 8,900 and 10,700 customers, respectively, that receive digital video service directly through satellite transmission.

(e)	“Residential high-speed Internet customers” represent those customers who subscribe to our high-speed Internet service. At September 30, 2005 and 2004, approximately 1,876,000 and 1,614,400 of these high-speed Internet customers, respectively, also receive video services from us and are included within our video statistics above.

(f)	“Residential telephone customers” include all households receiving telephone service.

Video Services
      Our video service offerings include the following:

•	Basic Analog Video. All of our video customers receive a package of basic programming, which generally consists of local broadcast television, local community programming, including governmental and public access, and limited satellite-delivered or non-broadcast channels, such as weather, shopping and religious services. Our basic channel line-up generally has between 15 and 30 channels.

•	Expanded Basic Video. This expanded programming level includes a package of satellite-delivered or non-broadcast channels and generally has between 30 and 50 channels in addition to the basic channel line-up.

•	Premium Channels. These channels provide commercial-free movies, sports and other special event entertainment programming. Although we offer subscriptions to premium channels on an individual basis, we offer an increasing number of premium channel packages and we offer premium channels with our advanced services.

•	Pay-Per-View. These channels allow customers to pay on a per event basis to view a single showing of a recently released movie, a one-time special sporting event, music concert or similar event on a commercial-free basis.

•	Digital Video. We offer digital video service to our customers in several different service combination packages. All of our digital packages include a digital set-top terminal, an interactive electronic programming guide, an expanded menu of pay-per-view channels and the option to also receive digital packages which range from 4 to 30 additional video channels. We also offer our customers certain digital packages with one or more premium channels that give customers access to several different versions of the same premium channel. Some digital tier packages focus on the interests of a particular customer demographic and emphasize, for example, sports, movies, family or ethnic programming. In addition to video programming, digital video service enables customers to receive our advanced services such as VOD and high definition television. Other digital packages bundle digital television with our advanced services, such as high-speed Internet services.

•	Video On Demand and Subscription Video on Demand. We offer VOD service, which allows customers to access hundreds of movies and other programming at any time with digital picture quality. In some systems we also offer subscription VOD (SVOD) for a monthly fee or included in a digital tier premium channel subscription.

•	High Definition Television. High definition television offers our digital customers video programming at a higher resolution than the standard analog or digital video image.

•	Digital Video Recorder. DVR service enables customers to digitally record programming and to pause and rewind live programming.

High-Speed Internet Services
      We offer high-speed Internet services to our residential and commercial customers primarily via cable modems attached to personal computers. We generally offer our high-speed Internet service as Charter High-Speed Internettm. We also offer traditional dial-up Internet access in a very limited number of our markets.
      We ended the third quarter of 2005 with 19% penetration of high-speed Internet homes passed, an increase from 17% penetration of high-speed Internet homes passed at September 30, 2004. This gave us a percentage increase in high-speed Internet customers of 16% and an increase in high-speed Internet revenues of 25% in the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004.

Telephone Services
      We continue to deploy voice communications services using VoIP to transmit digital voice signals over our systems. At September 30, 2005, our telephone service was available to approximately 2.4 million homes and we were marketing to approximately 78% of those homes. We will continue to prepare additional markets for telephone launches in 2006.

Commercial Services
      We offer integrated network solutions to commercial and institutional customers. These solutions include high-speed Internet and video services. In addition, we offer high-speed Internet services to small businesses.

Sale of Advertising
      We receive revenues from the sale of local advertising on satellite-delivered networks such as MTV, CNN and ESPN. In any particular market, we generally insert local advertising on up to 39 channels. Our system rebuilds have increased the number of available channels on which we are able to insert local advertising. We also provide cross-channel advertising to some programmers.
      From time to time, certain of our vendors, including equipment vendors, have purchased advertising from us. For the nine months ended September 30, 2005 and the years ending December 31, 2004, 2003 and 2002, we had advertising revenues from vendors of approximately $12 million, $16 million, $15 million and $79 million, respectively. These revenues resulted from purchases at market rates pursuant to binding agreements.
Pricing of Our Products and Services
      Our revenues are derived principally from the monthly fees our customers pay for the services we offer. A one-time installation fee, which is sometimes waived or discounted during certain promotional periods, is charged to new customers. The prices we charge vary based on the level of service the customer chooses and the geographic market. Most of our pricing is reviewed and adjusted on an annual basis.
      In accordance with the Federal Communications Commission’s rules, the prices we charge for cable-related equipment, such as set-top terminals and remote control devices, and for installation services are based on actual costs plus a permitted rate of return.
      Although our cable service offerings vary across the markets we serve because of various factors including competition and regulatory factors, our services, when offered on a stand-alone basis, are typically offered at monthly price ranges, excluding franchise fees and other taxes, as follows:

Service

	Price Range as of
	September 30,
	2005

Analog video packages	$7.00 -	$54.00
Premium channels	$10.00 -	$15.00
Pay-per-view events	$2.99 -	$179.00
Digital video packages (including high-speed Internet service for higher tiers)	$34.00 -	$113.00
High-speed Internet service	$21.95 -	$59.99
Video on demand (per selection)	$0.99 -	$29.99
High definition television	$3.99 -	$9.99
Digital video recorder	$6.99 -	$14.99

      In addition, from time to time we offer free service or reduced-price service during promotional periods in order to attract new customers.
Our Network Technology
      The following table sets forth the technological capacity of our systems as of September 30, 2005 based on a percentage of homes passed:

	550 Megahertz
Less than	to	750	870	Two-way	Two-way
550 Megahertz	660 Megahertz	Megahertz	Megahertz	Capability	Enabled

8%	5%	42%	45%	92%	87%
      As a result of the upgrade of our systems over the past several years, approximately 92% of the homes passed by our systems have bandwidth of 550 megahertz or greater. This bandwidth capacity enables us to offer digital television, high-speed Internet services and other advanced services. It also enables us to offer up to 82 analog channels, and even more channels when our bandwidth is used for digital signal transmissions. Our increased bandwidth also permits two-way communication for Internet access, interactive services, and potentially, telephone services.
      As part of our systems upgrade and partly as a result of system sales, we reduced the number of headends that serve our customers from 1,138 at January 1, 2001 to 732 at September 30, 2005. Because headends are the control centers of a cable system, where incoming signals are amplified, converted, processed and combined for transmission to the customer, reducing the number of headends reduces related equipment, service personnel and maintenance expenditures. We believe that the headend consolidation, together with our other upgrades, allows us to provide enhanced picture quality and greater system reliability. As a result of the upgrade, approximately 86% of our customers were served by headends serving at least 10,000 customers as of September 30, 2005.
      As of September 30, 2005, our cable systems consisted of approximately 221,000 strand miles, including approximately 57,700 strand miles of fiber optic cable, passing approximately 12.3 million households and serving approximately 6.2 million customers.
      We adopted the hybrid fiber coaxial cable (“HFC”) architecture as the standard for our systems upgrades. HFC architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable is a communication medium that uses glass fibers to transmit signals over long distances with minimum signal loss or distortion. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video, data and voice channels over extended distances. Coaxial cable is less expensive and requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes, and use coaxial cable to deliver the signal from individual nodes to the homes passed served by that node. Our system design enables a maximum of 500 homes passed to be served by a single node. Currently, our average node serves approximately 385 homes passed. Our system design provides for six strands of fiber to each node, with two strands activated and four strands reserved for spares and future services. The design also provides reserve capacity for the addition of future services.
      The primary advantages of HFC architecture over traditional coaxial-only cable networks include:

•	increased bandwidth capacity, for more channels and other services;

•	dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can occur with two-way communication capability; and

•	improved picture quality and service reliability.
      We currently maintain a national network operations center to monitor our data networks and to further our strategy of providing high quality service. Centralized monitoring is increasingly important as we increase the number of high-speed Internet customers utilizing two-way high-speed Internet service. Our local dispatch centers focus primarily on monitoring the HFC plant.
Management of Our Systems
      Many of the functions associated with our financial management are centralized, including accounting, billing, finance and acquisitions, payroll, accounts payable and benefits administration, information system design and support, internal audit, purchasing, marketing, programming contract administration and Internet service, network and circuits administration. We operate with four divisions. Each division is supported by operational, financial, marketing and engineering functions.
Customer Care
      We have 36 customer service locations, including 14 divisional contact centers that serve approximately 97% of our customers. Our customer care centers are managed divisionally by a Vice President of Customer Care and are supported by a corporate care team, which oversees and supports deployment and execution of care strategies and initiatives on a company-wide basis. This reflects a substantial consolidation of our customer care function from over 300 service centers in 2001. We believe that this consolidation will allow us to improve the consistency of our service delivery and customer satisfaction by reducing or eliminating the logistical challenges and poor economies of scale inherent in maintaining and supervising a larger number of separately managed service centers.
      Specifically, through this consolidation, we are now able to service our customers 24 hours a day, seven days a week and utilize technologically advanced equipment that we believe enhances interactions with our customers through more intelligent call routing, data management, and forecasting and scheduling capabilities. We believe this consolidation also allows us to more effectively provide our customer care specialists with ongoing training intended to improve complaint resolution, equipment troubleshooting, sales of new and additional services, and customer retention.
      We believe that, despite our consolidation, we have not yet sufficiently improved in the area of customer care, and that this lack of improvement has in part led to a continued net loss of customers. Accordingly, we have begun an internal operational improvement initiative aimed at helping us gain new customers and retain existing customers, which is focused on customer care, among other areas. We have and we intend to continue to increase our efforts to focus management attention on instilling a customer service oriented culture throughout the company and to give those areas of our operations increased priority of resources for staffing levels, training budgets and financial incentives for employee performance in those areas.
      In a further effort to better serve our customers, we have also entered into outsource partnership agreements with two key outsource providers. We believe the establishment of these relationships expands our ability to achieve our service objectives and increases our ability to support marketing activities by providing additional capacity available to support customer inquiries.
      We also utilize our website to enhance customer care by enabling customers to view and pay their bills online, obtain useful information and perform various equipment troubleshooting procedures.
Sales and Marketing
      In the third quarter of 2004, Charter shifted primary responsibility for implementing sales and marketing strategies to the divisional and system level, with a single corporate team to ensure compliance with guidelines established by the corporate marketing department designed to promote national branding consistency. Our marketing infrastructure is intended to promote interaction, information flow and sharing of best practices between our corporate office and our field offices, which make strategic decisions as to when and how marketing programs will be implemented.
      Due to our focus in 2003 on certain other operational matters and due to certain financial constraints, we reduced spending in 2003 on marketing our products and services. Marketing expenditures increased

14% for the year ended December 31, 2004 to $122 million. Marketing expenditures increased 5% to $104 million for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We expect marketing expenditures to continue to increase for the remainder of 2005.
      We monitor government regulation, customer perception, competition, pricing and product preferences, among other factors, to increase our responsiveness to our customers. Our coordinated marketing strategies include door-to-door solicitation, telemarketing, media advertising, e-marketing, direct mail solicitation and retail locations. In 2004, we increased our focus on marketing and selling our services through consumer electronics retailers and other retailers that sell televisions or cable modems.
      In January 2004, we introduced the first national branding campaign in Charter’s history. The “Get Hooked” branding initiative was a key focal point of our national marketing campaigns in 2004, with the aim of promoting deeper market penetration and increased revenue per customer. In 2004, our corporate team produced eight national “Get Hooked” marketing campaigns designed to:

•	Promote awareness and loyalty among existing customers and attract new customers;

•	Announce the availability of our advanced services as we roll them out in our systems;

•	Promote our advanced services (such as DVR, high definition television, telephone, VOD and SVOD) with the goal that our customers will view their cable connection as one-stop shopping for video, voice, high-speed Internet and interactive services; and

•	Promote our bundling of digital video and high-speed Internet services and pricing strategies.
Programming

General
      We believe that offering a wide variety of programming is an important factor that influences a customer’s decision to subscribe to and retain our cable services. We rely on market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. Our programming contracts generally continue for a fixed period of time, usually from three to ten years, and are subject to negotiated renewal. Some program suppliers offer financial incentives to support the launch of a channel and ongoing marketing support or launch fees. We also negotiate volume discount pricing structures. Programming costs are usually payable each month based on calculations performed by us and are subject to adjustment based on the results of periodic audits by the programmers.

Costs
      Programming tends to be made available to us for a license fee, which is generally paid based on the number of customers to whom we make such programming available. Such license fees may include “volume” discounts available for higher numbers of customers, as well as discounts for channel placement or service penetration. Some channels are available without cost to us for a limited period of time, after which we pay for the programming. For home shopping channels, we receive a percentage of the amount our customers spend on home shopping purchases.
      Our cable programming costs have increased, in every year we have operated, in excess of customary inflationary and cost-of-living type increases. We expect them to continue to increase due to a variety of factors, including annual increases imposed by programmers and additional programming being provided to customers as a result of system rebuilds and bandwidth reallocation, both of which increase channel capacity.
      In particular, sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract.

      Historically, we have absorbed increased programming costs in large part through increased prices to our customers. However, with the impact of competition and other marketplace factors, there is no assurance that we will be able to continue to do so. In order to maintain or mitigate reductions of margins despite increasing programming costs, we plan to continue to migrate certain program services from our analog level of service to our digital tiers. As we migrate our programming to our digital tier packages, certain programming that was previously available to all of our customers via an analog signal, may be part of an elective digital tier package. As a result, the customer base upon which we pay programming fees will proportionately decrease, and the overall expense for providing that service would likewise decrease. Reductions in the size of certain programming customer bases may result in the loss of specific volume discount benefits.
      As measured by programming costs, and excluding premium services (substantially all of which were renegotiated and renewed in 2003), as of December 31, 2005 approximately 15% of our current programming contracts were expired, and approximately another 4% are scheduled to expire at or before the end of 2006. We plan to seek to renegotiate the terms of our agreements with certain programmers as these agreements come due for renewal. There can be no assurance that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable, we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers. In addition, our inability to fully pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins.
Franchises
      As of September 30, 2005, our systems operated pursuant to a total of approximately 4,100 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise, permit or similar authorization is awarded by a governmental authority and such governmental authority often must approve a transfer to another party. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of revenues as defined in the various agreements, which is the maximum amount that may be charged under the applicable federal law. We are entitled to and generally do pass this fee through to the customer.
      Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments. Historically we have been able to renew our franchises without incurring significant costs, although any particular franchise may not be renewed on commercially favorable terms or otherwise. Our failure to obtain renewals of our franchises, especially those in the major metropolitan areas where we have the most customers, could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants. Approximately 11% of our franchises, covering approximately 10% of our analog video customers were expired as of September 30, 2005. Approximately 2% of additional franchises, covering approximately 4% of additional analog video customers will expire on or before December 31, 2005, if not renewed prior to expiration. We expect to renew substantially all of these franchises.
      Under the Telecommunications Act of 1996 (the “1996 Telecom Act”), state and local authorities are prohibited from limiting, restricting or conditioning the provision of telecommunications services. They may, however, impose “competitively neutral” requirements and manage the public rights-of-way. Granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator’s cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services. In a March 2002 decision, the Federal Communications Commission (“FCC”) held that revenue derived from the provision of cable modem service should not be added to franchise fee payments already limited by federal law to 5% of traditional cable service revenue. The same decision tentatively limited local franchising authority regulation of cable modem service. The FCC decision was appealed and ultimately affirmed by the Supreme Court in a June 2005 ruling.
      Different legislative proposals have been introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has already passed in at least one state but is now subject to court challenge. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of varying factors including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises. The FCC recently initiated a proceeding to determine whether local franchising authorities are impeding the development of competitive cable services through unreasonable franchising requirements and whether any such impediments should be preempted. At this time, we are not able to determine what impact such proceeding may have on us.
Competition
      We face competition in the areas of price, service offerings, and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we continue to expand into additional services such as high-speed Internet access and telephone, we face competition from other providers of each type of service. We operate in a very competitive business environment, which can adversely affect our business and operations.
      In terms of competition for customers, we view ourselves as a member of the broadband communications industry, which encompasses multi-channel video for television and related broadband services, such as high-speed Internet and other interactive video services. In the broadband industry, our principal competitor for video services throughout our territory is direct broadcast satellite (“DBS”), and in markets where it is available, our principal competitor for Internet services is digital subscriber line (“DSL”). We do not consider other cable operators to be significant one-on-one competitors in the market overall, as traditional overbuilds are infrequent and spotty geographically (although in a particular market, a cable operator overbuilder would likely be a significant competitor at the local level). As of September 30, 2005, we are aware of traditional overbuild situations in service areas covering approximately 5% of our total homes passed and potential overbuilds in areas servicing approximately 2% of our total homes passed.
      Although cable operators tend not to be direct competitors for customers, their relative size may affect the competitive landscape in terms of how a cable company competes against non-cable competitors in the marketplace as well as in relationships with vendors who deal with cable operators. For example, a larger cable operator might have better access to and pricing for the multiple types of services cable companies offer. Also, a larger entity might have different access to financial resources and acquisition opportunities.
      Our key competitors include:

Direct Broadcast Satellite
      Direct broadcast satellite (“DBS”) is a significant competitor to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves more than 24 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. Consistent with increasing consolidation in the communications industry, News Corp., one of the world’s largest media companies, acquired a controlling interest in DIRECTV, Inc. (“DirecTV”) in 2003, the largest domestic DBS company. This business combination could further strengthen DirecTV’s competitive posture, particularly through favorable programming arrangements with various News Corp. affiliates and subsidiaries, such as the Fox television network. Additionally, EchoStar Communications Corporation (“EchoStar”) and DirecTV both have entered into joint marketing agreements with major telecommunications companies to offer bundled packages combining phone, data and video services.
      Video compression technology and high powered satellites allow DBS providers to offer more than 200 digital channels from a single satellite, thereby surpassing the typical analog cable system. In 2003, major DBS competitors offered a greater variety of channel packages, and were especially competitive at the lower end pricing, such as a monthly price of approximately $30 for 75 channels compared to approximately $40 for the closest comparable package in most of our markets. In addition, while we continue to believe that the initial investment by a DBS customer exceeds that of a cable customer, the initial equipment cost for DBS has decreased substantially, as the DBS providers have aggressively marketed offers to new customers of incentives for discounted or free equipment, installation and multiple units. DBS providers are able to offer service nationwide and are able to establish a national image and branding with standardized offerings, which together with their ability to avoid franchise fees of up to 5% of revenues and property tax, leads to greater efficiencies and lower costs in the lower tiers of service. However, we believe that many consumers continue to prefer our stronger local presence in our markets. We believe that cable-delivered VOD and SVOD service are superior to DBS service because cable headends can store thousands of titles which customers can access and control independently, whereas DBS technology can only make available a much smaller number of titles with DVR-like customer control. We also believe that our higher tier products, particularly our bundled premium packages, are price-competitive with DBS packages and that many consumers prefer our ability to economically bundle video packages with data packages. Further, cable providers have the potential in some areas to provide a more complete “whole house” communications package when combining video, high-speed Internet and voice. We believe that this ability to bundle, combined with the introduction of more new products that DBS cannot readily offer (local high definition television and local interactive television) differentiates us from DBS competitors and could enable us to win back some of our former customers who migrated to satellite. However, recent joint marketing arrangements between DBS providers and telecommunications carriers allow similar bundling of services in certain areas. Competition from DBS service providers may also present greater challenges in areas of lower population density, and we believe that our systems serve a higher concentration of such areas than those of other major cable service providers.
      DBS companies historically were prohibited from retransmitting popular local broadcast programming. However, a change to the copyright laws in 1999, which was continued in 2004, eliminated this legal impediment. As a result, DBS companies now may retransmit such programming, once they have secured retransmission consent from the popular broadcast stations they wish to carry, and honor mandatory carriage obligations of less popular broadcast stations in the same television markets. In response to the legislation, DirecTV and EchoStar have been carrying the major network stations in many of the nation’s television markets. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology. DBS companies do not offer local broadcast programming in every U.S. market, although the number of markets covered is substantial and increasing.
      DBS providers have made attempts at widespread deployment of high-speed Internet access services via satellite but those services have been technically constrained and of limited appeal. However, DBS providers have entered into joint marketing arrangements with telecommunications carriers allowing them to offer terrestrial DSL services in many markets.

DSL and Other Broadband Services
      Digital subscriber line (“DSL”) service allows Internet access to subscribers at data transmission speeds greater than those available over conventional telephone lines. DSL service therefore is competitive with high-speed Internet access over cable systems. Most telephone companies which already have plant, an existing customer base, and other operational functions in place (such as, billing, service personnel, etc.) offer DSL service. DSL actively markets its service and many providers have offered promotional pricing with a one-year service agreement. The FCC has determined that DSL service is an “information service,” which will remove DSL service from many traditional telecommunications regulations. It is also possible that federal legislation could reduce regulation of Internet services offered by incumbent telephone companies. Legislative action and the FCC’s decisions and policies in this area are subject to change. We expect DSL to remain a significant competitor to our data services. In addition, the further deployment of fiber by telephone companies into their networks will enable them to provide higher bandwidth Internet service than provided over traditional DSL lines.
      In addition to terrestrially based DSL, satellite-based delivery options are in development. Local wireless Internet services have also begun to operate in many markets using unlicensed radio spectrum. This service option, popularly known as “wi-fi”, offers another alternative to cable-based Internet access.
      High-speed Internet access facilitates the streaming of video into homes and businesses. As the quality and availability of video streaming over the Internet improves, video streaming likely will compete with the traditional delivery of video programming services over cable systems. It is possible that programming suppliers will consider bypassing cable operators and market their services directly to the consumer through video streaming over the Internet.
      We believe that pricing for residential and commercial Internet services on our system is generally comparable to that for similar DSL services and that some residential customers prefer our ability to bundle Internet services with video services. However, DSL providers may currently be in a better position to offer data services to businesses since their networks tend to be more complete in commercial areas. They also have the ability to bundle telephone with Internet services for a higher percentage of their customers, and that ability is appealing to many consumers. Joint marketing arrangements between DSL providers and DBS providers may allow some additional bundling of services. Moreover, major telephone companies, such as SBC and Verizon, are now deploying fiber deep into their networks that will enable them to offer high bandwidth video services over their networks, in addition to established voice and Internet services.

Broadcast Television
      Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an “off-air” antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through “off-air” reception compared to the services provided by the local cable system. Traditionally, cable television has provided a higher picture quality and more channel offerings than broadcast television. However, the recent licensing of digital spectrum by the FCC will provide traditional broadcasters with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video and data transmission.

Traditional Overbuilds
      Cable systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. It is possible that a franchising authority might grant a second franchise to another cable operator and that such a franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system’s cable system, may be able to avoid local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities that already possess fiber optic and other transmission lines in the areas they serve, may over time become competitors. There are a number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. There also has been interest in traditional overbuilds by private companies. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor’s overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than we can. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

      As of September 30, 2005, we are aware of overbuild situations impacting approximately 5% of our total homes passed and potential overbuild situations in areas servicing approximately 2% of our total homes passed. Additional overbuild situations may occur in other systems. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. As of September 30, 2005, we have upgraded many of these systems to at least 750 megahertz two-way HFC architecture.

Telephone Companies and Utilities
      The competitive environment has been significantly affected by technological developments and regulatory changes enacted under the 1996 Telecom Act, which is designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers, who have considerable resources, to provide a wide variety of video services competitive with services offered by cable systems.
      Telephone companies can lawfully enter the cable television business, and although activity in this area historically has been quite limited, recent announcements by telephone companies indicate a growing interest in offering a video product. Local exchange carriers do already provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses. Some telephone companies have begun more extensive deployment of fiber in their networks that will enable them to begin providing video services, as well as telephone and Internet access service. At least one major telephone company, SBC, plans to provide Internet protocol video over its upgraded network. SBC contends that its use of this technology should allow it to provide video service without a cable franchise as required under Title VI of the Communications Act. Telephone companies deploying fiber more extensively are attempting through various means (including federal and state legislation) to weaken or streamline the franchising requirements applicable to them.
      If telephone companies are successful in avoiding or weakening the franchise and other regulatory requirements that are applicable to cable operators like Charter, their competitive posture would be enhanced. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. The large scale entry of major telephone companies as direct competitors in the video marketplace could adversely affect the profitability and valuation of established cable systems.
      As we expand our offerings to include Internet access and other telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities and customers. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us. For example, major local exchange carriers have entered into arrangements with EchoStar and DirecTV in which they will market packages combining phone service, DSL and DBS services.
      Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion. Utilities are also developing broadband over power line technology, which will allow the provision of Internet and other broadband services to homes and offices.

Private Cable
      Additional competition is posed by satellite master antenna television systems, or SMATV systems, serving multiple dwelling units, or MDUs, such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such

MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors.

Wireless Distribution
      Cable systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or “wireless cable,” known as MMDS, which uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. MMDS services, however, require unobstructed “line of sight” transmission paths and MMDS ventures have been quite limited to date.
      The FCC completed its auction of the remaining Multichannel Video Distribution & Data Service (“MVDDS”) licenses in December 2005. MVDDS is a new terrestrial video and data fixed wireless service that the FCC hopes will spur competition to the cable and DBS industries.

Properties
      Our principal physical assets consist of cable distribution plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable systems.
      Our cable plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. We own or lease real property for signal reception sites and own most of our service vehicles.
      Historically, our subsidiaries have owned the real property and buildings for our data centers, customer contact centers and our divisional administrative offices. Since early 2003 we have reduced our total real estate portfolio square footage by approximately 17% and have decreased our operating annual lease costs by approximately 30%. We plan to continue reducing our number of administrative offices and lease the space, where possible, while attempting to sell those existing locations that we believe are no longer required. Our subsidiaries generally have leased space for business offices throughout our operating divisions. Our headend and tower locations are located on owned or leased parcels of land, and we generally own the towers on which our equipment is located. Charter Holdco owns the real property and building for our principal executive offices.
      The physical components of our cable systems require maintenance as well as periodic upgrades to support the new services and products we introduce. See “Business — Our Network Technology.” We believe that our properties are generally in good operating condition and are suitable for our business operations.
Employees
      As of September 30, 2005, we had approximately 16,500 full-time equivalent employees, and our parent companies employed approximately 500 full-time employees to manage our operations. At September 30, 2005, approximately 100 of our employees were represented by collective bargaining agreements. We have never experienced a work stoppage.
      The corporate office, which includes employees of Charter and Charter Holdco, is responsible for coordinating and overseeing our operations. The corporate office performs certain financial and administrative functions on a centralized basis such as accounting, taxes, billing, finance and acquisitions, payroll and benefit administration, information system design and support, internal audit, purchasing, marketing and programming contract administration and oversight and coordination of external auditors and consultants. The corporate office performs these services on a cost reimbursement basis pursuant to a management services agreement. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Intercompany Management Arrangements” and “— Mutual Services Agreements.”
Legal Proceedings

Securities Class Actions and Derivative Suits
      Fourteen putative federal class action lawsuits (the “Federal Class Actions”) were filed against Charter and certain of its former and present officers and directors in various jurisdictions allegedly on behalf of all purchasers of Charter’s securities during the period from either November 8 or November 9, 1999 through July 17 or July 18, 2002. Unspecified damages were sought by the plaintiffs. In general, the lawsuits alleged that Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects. The Federal Class Actions were specifically and individually identified in public filings made by Charter prior to the date of this prospectus. On March 12, 2003, the Panel transferred the six Federal Class Actions not filed in the Eastern District of Missouri to that district for coordinated or consolidated pretrial proceedings with the eight Federal Class Actions already pending there. The Court subsequently consolidated the Federal Class Actions into a single action (the “Consolidated Federal Class Action”) for pretrial purposes. On August 5, 2004, the plaintiff’s representatives, Charter and the individual defendants who were the subject of the suit entered into a Memorandum of Understanding setting forth agreements in principle to settle the Consolidated Federal Class Action. These parties subsequently entered into Stipulations of Settlement dated as of January 24, 2005 (described more fully below) which incorporate the terms of the August 5, 2004 Memorandum of Understanding.
      The Consolidated Federal Class Action is entitled:

•	In re Charter Communications, Inc. Securities Litigation, MDL Docket No. 1506 (All Cases), StoneRidge Investments Partners, LLC, Individually and On Behalf of All Others Similarly Situated, v. Charter Communications, Inc., Paul Allen, Jerald L. Kent, Carl E. Vogel, Kent Kalkwarf, David G. Barford, Paul E. Martin, David L. McCall, Bill Shreffler, Chris Fenger, James H. Smith, III, Scientific-Atlanta, Inc., Motorola, Inc. and Arthur Andersen, LLP, Consolidated Case No. 4:02-CV-1186-CAS.
      On September 12, 2002, a shareholders derivative suit (the “State Derivative Action”) was filed in the Circuit Court of the City of St. Louis, State of Missouri (the “Missouri State Court”), against Charter and its then current directors, as well as its former auditors. The plaintiffs alleged that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures.
      The consolidated State Derivative Action is entitled:

•	Kenneth Stacey, Derivatively on behalf of Nominal Defendant Charter Communications, Inc., v. Ronald L. Nelson, Paul G. Allen, Marc B. Nathanson, Nancy B. Peretsman, William Savoy, John H. Tory, Carl E. Vogel, Larry W. Wangberg, Arthur Andersen, LLP and Charter Communications, Inc.
      On March 12, 2004, an action substantively identical to the State Derivative Action was filed in the Missouri State Court against Charter and certain of its current and former directors, as well as its former auditors. On July 14, 2004, the Court consolidated this case with the State Derivative Action.
      This action is entitled:

•	Thomas Schimmel, Derivatively on behalf on Nominal Defendant Charter Communications, Inc., v.Ronald L. Nelson, Paul G. Allen, Marc B. Nathanson, Nancy B. Peretsman, William D.

Savoy, John H. Tory, Carl E. Vogel, Larry W. Wangberg, and Arthur Andersen, LLP, and Charter Communications, Inc.

      Separately, on February 12, 2003, a shareholders derivative suit (the “Federal Derivative Action”), was filed against Charter and its then current directors in the United States District Court for the Eastern District of Missouri. The plaintiff in that suit alleged that the individual defendants breached their fiduciary duties and grossly mismanaged Charter by failing to establish and maintain adequate internal controls and procedures.
      The Federal Derivative Action is entitled:

•	Arthur Cohn, Derivatively on behalf of Nominal Defendant Charter Communications, Inc., v. Ronald L. Nelson, Paul G. Allen, Marc B. Nathanson, Nancy B. Peretsman, William Savoy, John H. Tory, Carl E. Vogel, Larry W. Wangberg, and Charter Communications, Inc.
      As noted above, Charter and the individual defendants entered into a Memorandum of Understanding on August 5, 2004 setting forth agreements in principle regarding settlement of the Consolidated Federal Class Action, the State Derivative Action(s) and the Federal Derivative Action (the “Actions”). Charter and various other defendants in those actions subsequently entered into Stipulations of Settlement dated as of January 24, 2005, setting forth a settlement of the Actions in a manner consistent with the terms of the Memorandum of Understanding. The Stipulations of Settlement, along with various supporting documentation, were filed with the Court on February 2, 2005. On May 23, 2005 the United States District Court for the Eastern District of Missouri conducted the final fairness hearing for the Actions, and on June 30, 2005, the Court issued its final approval of the settlements. Members of the class had 30 days from the issuance of the June 30 order approving the settlement to file an appeal challenging the approval. Two notices of appeal were filed relating to the settlement. Those appeals were directed to the amount of fees that the attorneys for the class were to receive and to the fairness of the settlement. At the end of September 2005, Stipulations of Dismissal were filed with the Eighth Circuit Court of Appeals resulting in the dismissal of both appeals with prejudice. Procedurally, therefore the settlements are final.
      As amended, the Stipulations of Settlement provide that, in exchange for a release of all claims by plaintiffs against Charter and its former and present officers and directors named in the Actions, Charter would pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which will include the fees and expenses of plaintiffs’ counsel. Of this amount, $64 million would be paid in cash (by Charter’s insurance carriers) and the $80 million balance was to be paid (subject to Charter’s right to substitute cash therefor described below) in shares of Charter Class A common stock having an aggregate value of $40 million and ten-year warrants to purchase shares of Charter Class A common stock having an aggregate warrant value of $40 million, with such values in each case being determined pursuant to formulas set forth in the Stipulations of Settlement. However, Charter had the right, in its sole discretion, to substitute cash for some or all of the aforementioned securities on a dollar for dollar basis. Pursuant to that right, Charter elected to fund the $80 million obligation with 13.4 million shares of Charter Class A common stock (having an aggregate value of approximately $15 million pursuant to the formula set forth in the Stipulations of Settlement) with the remaining balance (less an agreed upon $2 million discount in respect of that portion allocable to plaintiffs’ attorneys’ fees) to be paid in cash. In addition, Charter had agreed to issue additional shares of its Class A common stock to its insurance carrier having an aggregate value of $5 million; however, by agreement with its carrier, Charter has paid $4.5 million in cash in lieu of issuing such shares. Charter delivered the settlement consideration to the claims administrator on July 8, 2005, and it will be held in escrow pending any appeals of the approval. On July 14, 2005, the Circuit Court for the City of St. Louis dismissed with prejudice the State Derivative Action. The claims administrator is responsible for disbursing the settlement consideration.
      As part of the settlements, Charter has committed to a variety of corporate governance changes, internal practices and public disclosures, some of which have already been undertaken and none of which are inconsistent with measures Charter is taking in connection with the recent conclusion of the SEC investigation.

Government Investigations
      In August 2002, Charter became aware of a grand jury investigation being conducted by the U.S. Attorney’s Office for the Eastern District of Missouri into certain of its accounting and reporting practices, focusing on how Charter reported customer numbers, and its reporting of amounts received from digital set-top terminal suppliers for advertising. The U.S. Attorney’s Office publicly stated that Charter was not a target of the investigation. Charter was also advised by the U.S. Attorney’s Office that no current officer or member of its board of directors was a target of the investigation. On July 24, 2003, a federal grand jury charged four former officers of Charter with conspiracy and mail and wire fraud, alleging improper accounting and reporting practices focusing on revenue from digital set-top terminal suppliers and inflated customer account numbers. Each of the indicted former officers pled guilty to single conspiracy counts related to the original mail and wire fraud charges and were sentenced April 22, 2005. Charter has advised us that it has fully cooperated with the investigation, and following the sentencings, the U.S. Attorney’s Office for the Eastern District of Missouri announced that its investigation was concluded and that no further indictments would issue.

Indemnification
      Charter was generally required to indemnify, under certain conditions, each of the named individual defendants in connection with the matters described above pursuant to the terms of its bylaws and (where applicable) such individual defendants’ employment agreements. In accordance with these documents, in connection with the grand jury investigation, a now-settled SEC investigation and the above-described lawsuits, some of Charter’s current and former directors and current and former officers have been advanced certain costs and expenses incurred in connection with their defense. See “Certain Relationships and Related Transactions — Other Miscellaneous Relationships — Indemnification Advances.” On February 22, 2005, Charter filed suit against four of its former officers who were indicted in the course of the grand jury investigation. These suits seek to recover the legal fees and other related expenses advanced to these individuals. All four officers have filed counterclaims.

Other Litigation
      In addition to the matters set forth above, Charter is also party to other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims are not expected to have a material adverse effect on our consolidated financial condition, results of operations or our liquidity.

REGULATION AND LEGISLATION
      The following summary addresses the key regulatory and legislative developments affecting the cable industry. Cable system operations are extensively regulated by the FCC, some state governments and most local governments. A failure to comply with these regulations could subject us to substantial penalties. Our business can be dramatically impacted by changes to the existing regulatory framework, whether triggered by legislative, administrative, or judicial rulings. Congress and the FCC have expressed a particular interest in increasing competition in the communications field generally and in the cable television field specifically. The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers. It removed barriers to competition in both the cable television market and the local telephone market. We could be materially disadvantaged in the future if we are subject to regulations that do not equally impact our key competitors. Congress and the FCC have frequently revisited the subject of communications regulation, and they are likely to do so in the future. In addition, franchise agreements with local governments must be periodically renewed, and new operating terms may be imposed. Future legislative, regulatory, or judicial changes could adversely affect our operations. We can provide no assurance that the already extensive regulation of our business will not be expanded in the future.

Cable Rate Regulation
      The cable industry has operated under a federal rate regulation regime for more than a decade. The regulations currently restrict the prices that cable systems charge for basic service and associated equipment. All other cable offerings are now universally exempt from rate regulation. Although rate regulation operates pursuant to a federal formula, local governments, commonly referred to as local franchising authorities, are primarily responsible for administering this regulation. The majority of our local franchising authorities have never certified to regulate basic cable rates, but they retain the right to do so (and order rate reductions and refunds), except in those specific communities facing “effective competition.” Federal law defines effective competition as existing in a variety of circumstances that historically were rarely satisfied, but are increasingly likely to be satisfied with the recent increase in DBS competition. We already have secured official recognition by the FCC of effective competition in many of our communities.
      There have been frequent calls to impose expanded rate regulation on the cable industry. Confronted with rapidly increasing cable programming costs, it is possible that Congress may adopt new constraints on the retail pricing or packaging of cable programming. For example, there has been considerable legislative and regulatory interest in requiring cable to offer historically bundled programming services on an á la carte basis or to at least offer a separately available child-friendly “Family Tier.” Such constraints could adversely affect our operations.
      The federal rate regulations also require cable operators to maintain a “geographically uniform” rate within each community, except in those communities facing effective competition. As we attempt to respond to a changing marketplace with competitive pricing practices, we may face legal restraints and challenges that impede our ability to compete.

Must Carry/ Retransmission Consent
      Federal law currently includes “must carry” regulations, which require cable systems to carry certain local broadcast television stations that the cable operator would not select voluntarily. Alternatively, popular commercial television stations can prohibit cable carriage unless the cable operator first negotiates for “retransmission consent,” which may be conditioned on significant payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry could increase significantly if cable systems were required to simultaneously carry both the analog and digital signals of each television station (dual carriage), as the broadcast industry transitions from an analog to a digital format.
      The burden could also increase significantly if cable systems become required to carry multiple program streams included within a single digital broadcast transmission (multicast carriage). Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity and limit our ability to offer services that would maximize customer appeal and revenue potential. Although the FCC issued a decision in February 2005, confirming an earlier ruling against mandating either dual carriage or multicast carriage, that decision has been appealed. In addition, the FCC could modify its position or Congress could legislate additional carriage obligations. In particular, broadcast carriage burdens may increase as Congress and the FCC attempt to transition broadcasters to digital spectrum and reclaim analog spectrum. Legislation is now pending establishing February 2009 as the deadline to complete that transition at which time cable operators may need to take additional operational steps to ensure that customers not otherwise equipped to receive digital programming, retain access to broadcast programming.

Access Channels
      Local franchise agreements often require cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. Increased activity in this area could further burden the channel capacity of our cable systems.

Access to Programming
      The FCC has extended a regulation prohibiting video programmers affiliated with cable companies from favoring cable operators over new competitors and requiring such programmers to sell their satellite-delivered programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. DBS providers traditionally had no similar restriction on exclusive programming, but the FCC recently imposed that restriction as part of its approval of the DirecTV-News Corp. merger. The FCC has also adopted regulations to avoid unreasonable conduct in retransmission consent negotiations between broadcasters and multichannel video programming distributors, including cable and DBS. It imposed special conditions on the DirectTV-News Corp. merger, including a requirement that Fox affiliated broadcast stations enter into commercial arbitration for disputes over retransmission consent. Given the heightened competition and media consolidation that Charter faces, it is possible that we will find it increasingly difficult to gain access to popular programming at favorable terms. Such difficulty could adversely impact our business.

Ownership Restrictions
      Federal regulation of the communications field traditionally included a host of ownership restrictions, which limited the size of certain media entities and restricted their ability to enter into competing enterprises. Through a series of legislative, regulatory, and judicial actions, most of these restrictions recently were eliminated or substantially relaxed. For example, historic restrictions on local exchange carriers offering cable service within their telephone service area, as well as those prohibiting broadcast stations from owning cable systems within their broadcast service area, no longer exist. Changes in this regulatory area could alter the business landscape in which we operate, as formidable new competitors (including electric utilities, local exchange carriers, and broadcast/media companies) may increasingly choose to offer cable services.
      The FCC previously adopted regulations precluding any cable operator from serving more than 30% of all domestic multichannel video subscribers and from devoting more than 40% of the activated channel capacity of any cable system to the carriage of affiliated national video programming services. These cable ownership restrictions were invalidated by the courts, and the FCC is now considering adoption of replacement regulations.

Internet Service
      Over the past several years, proposals have been advanced that would require cable operators offering Internet service to provide non-discriminatory access to unaffiliated Internet service providers. In a June 2005 ruling, commonly referred to as Brand X, the Supreme Court upheld an FCC decision (and overruled a conflicting Ninth Circuit opinion) making it much less likely that any non-discriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) will be imposed on the cable industry by local, state or federal authorities. The Supreme Court held that the FCC was correct in classifying cable-provided Internet service as an “information service,” rather than a “telecommunications service.” This favorable regulatory classification limits the ability of various governmental authorities to impose open access requirements on cable-provided Internet service. Given the recency of the Brand X decision, however, the nature of any legislative or regulatory response remains uncertain. The imposition of open access requirements could materially affect our business.
      As the Internet has matured, it has become the subject of increasing regulatory interest. There is now a host of federal laws affecting Internet service, including the Digital Millennium Copyright Act, which affords copyright owners certain rights against us that could adversely affect our relationship with any customer accused of violating copyright laws. Recently enacted Anti-Spam legislation also imposes new obligations on our operations. The adoption of new Internet regulations could adversely affect our business.

Phone Service
      The 1996 Telecom Act created a more favorable regulatory environment for us to provide telecommunications services. In particular, it limited the regulatory role of local franchising authorities and established requirements ensuring that we could interconnect with other telephone companies to provide a viable service. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could impact, in both positive and negative ways, our primary telecommunications competitors and our own entry into the field of phone service. The FCC and state regulatory authorities are considering, for example, whether common carrier regulation traditionally applied to incumbent local exchange carriers should be modified. The FCC recently decided that alternative voice technologies, like certain types of VoIP, should be regulated only at the federal level, rather than by individual states. While this decision appears to be a positive development for VoIP offerings, it is unclear whether and how the FCC will apply certain types of common carrier regulations, such as intercarrier compensation and universal service obligations to alternative voice technology. The treatment of these regulations and other regulatory matters will affect our potential expansion into phone service.

Pole Attachments
      The Communications Act requires most utilities to provide cable systems with access to poles and conduits and simultaneously regulates the rates charged for this access. The Act specifies that significantly higher rates apply if the cable plant is providing telecommunications service, as well as traditional cable service. The FCC has clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access, and that determination was upheld by the United States Supreme Court. It remains possible that the underlying pole attachment formula, or its application to Internet and telecommunications offerings, will be modified in a manner that substantially increases our pole attachment costs.

Cable Equipment
      The FCC has undertaken several steps to promote competition in the delivery of cable equipment and compatibility with new digital technology. The FCC has expressly ruled that cable customers must be allowed to purchase set-top terminals from third parties and established a multi-year phase-in during which security functions (which would remain in the operator’s exclusive control) would be unbundled from the basic converter functions, which could then be provided by third party vendors. The first phase of implementation has already passed. A prohibition on cable operators leasing digital set-top terminals that integrate security and basic navigation functions is now scheduled to go into effect as of July 1, 2007. Charter is among the cable operators challenging that prohibition in court.
      The FCC has adopted rules implementing an agreement between major cable operators and manufacturers of consumer electronics on “plug and play” specifications for one-way digital televisions. The rules require cable operators to provide “CableCard” security modules and support to customer owned digital televisions and similar devices already equipped with built-in set-top terminal functionality. Cable operators must support basic home recording rights and copy protection rules for digital programming content. The FCC’s plug and play rules are under appeal, although the appeal has been stayed pending FCC reconsideration.
      The FCC adopted companion “broadcast flag” rules, requiring cable carriage of a code embedded in digital broadcast programming that will regulate the further use of copyright programming. However, the U.S. Circuit Court of Appeals for the D.C. Circuit recently held that the FCC lacks jurisdiction to impose the broadcast flag rules. Congress is presently considering bills to reinstate the broadcast flag rules, and to require the use of certain technology for analog connectors so as to prevent unauthorized copying and redistribution of programming.
      The FCC is conducting additional related rulemakings, and the cable and consumer electronics industries are currently negotiating an agreement that would establish additional “plug and play” specifications for two-way digital televisions.
      The FCC rules are subject to challenge and inter-industry negotiations are ongoing. It is unclear how this process will develop and how it will affect our offering of cable equipment and our relationship with our customers.

Other Communications Act Provisions and FCC Regulatory Matters
      In addition to the Communications Act provisions and FCC regulations noted above, there are other statutory provisions and FCC regulations affecting our business. The Communications Act, for example, includes cable-specific privacy obligations. The Act carefully limits our ability to collect and disclose personal information.
      FCC regulations include a variety of additional areas, including, among other things: (1) equal employment opportunity obligations; (2) customer service standards; (3) technical service standards; (4) mandatory blackouts of certain network, syndicated and sports programming; (5) restrictions on political advertising; (6) restrictions on advertising in children’s programming; (7) restrictions on origination cablecasting; (8) restrictions on carriage of lottery programming; (9) sponsorship identification obligations; (10) closed captioning of video programming; (11) licensing of systems and facilities; (12) maintenance of public files; (13) emergency alert systems; and (14) obligations to accommodate law enforcement wire taps.
      It is possible that Congress or the FCC will expand or modify its regulation of cable systems in the future, and we cannot predict at this time how that might impact our business. For example, there have been recent discussions about imposing “indecency” restrictions directly on cable programming.

Copyright
      Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Moreover, the Copyright Office has not yet provided any guidance as to the how the compulsory copyright license should apply to newly offered digital broadcast signals.

      Copyright clearances for non-broadcast programming services are arranged through private negotiations. Cable operators also must obtain music rights for locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and we cannot predict with certainty whether license fee disputes may arise in the future.

Franchise Matters
      Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for noncompliance and may be terminable if the franchisee fails to comply with material provisions.
      The specific terms and conditions of cable franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, franchise fees, system construction, maintenance, technical performance, and customer service standards. A number of states subject cable systems to the jurisdiction of centralized state government agencies, such as public utility commissions. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal protections. For example, federal law caps local franchise fees and includes renewal procedures designed to protect incumbent franchisees from arbitrary denials of renewal. Even if a franchise is renewed, however, the local franchising authority may seek to impose new and more onerous requirements as a condition of renewal. Similarly, if a local franchising authority’s consent is required for the purchase or sale of a cable system, the local franchising authority may attempt to impose more burdensome requirements as a condition for providing its consent.
      Different legislative proposals have been introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has already passed in at least one state but is now subject to court challenge. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of varying factors including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises. The FCC recently initiated a proceeding to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether such impediments should be preempted. At this time, we are not able to determine what impact such proceeding may have on us.

MANAGEMENT
Directors
      Charter Holdings, CIH and CCH I are holding companies with no operations. CIH and CCH I Capital are direct, wholly owned finance subsidiaries of CIH and CCH I that exist solely for the purpose of serving as co obligors of the new notes. Charter Holdings, CIH, CCH I, CIH Capital and CCH I Capital have no employees. We and our direct and indirect subsidiaries are managed by Charter. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Intercompany Management Arrangements.”
      Neil Smit is the director of CCH I Capital and CIH Capital.
      The persons listed below are directors of Charter, Charter Holdco, CIH Capital or CCH I Capital as indicated.

Directors	Position(s)

Paul G. Allen	Chairman of the board of directors of Charter
W. Lance Conn	Director of Charter
Nathaniel A. Davis	Director of Charter
Jonathan L. Dolgen	Director of Charter
Robert P. May	Director of Charter
David C. Merritt	Director of Charter
Marc B. Nathanson	Director of Charter
Jo Allen Patton	Director of Charter
Neil Smit	Director of Charter, CIH Capital and CCH I Capital, President and Chief Executive Officer of Charter, Charter Holdco, Charter Holdings, CIH, CIH Capital, CCH I and CCH I Capital
John H. Tory	Director of Charter
Larry W. Wangberg	Director of Charter
      The following sets forth certain biographical information with respect to the directors listed above.
      Paul G. Allen, 53, has been Chairman of Charter’s board of directors since July 1999, and Chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, Charter) since December 1998. Mr. Allen, co-founder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen’s investments include Vulcan Inc., Vulcan Productions, Inc., the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in DreamWorks LLC and Oxygen Media. In addition, Mr. Allen is a director of Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc., Vulcan Cable III Inc., numerous privately held companies and, until its sale in May 2004 to an unrelated third party, TechTV L.L.C.
      W. Lance Conn, 37, was elected to the board of directors of Charter in September 2004. Since July 2004, Mr. Conn has served as Executive Vice President, Investment Management for Vulcan Inc., the investment and project management company that oversees a diverse multi-billion dollar portfolio of investments by Paul G. Allen. Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From 1997 to 2000, Mr. Conn served in various senior business development roles at America Online. In 2000, Mr. Conn began supervising all of America Online’s European investments, alliances and business initiatives. In 2002, he became Senior Vice President of America Online U.S. where he led a company-wide effort to restructure and optimize America Online’s operations. From September 1994 until February 1996, Mr. Conn was an attorney with the Shaw Pittman law firm in Washington, D.C. Mr. Conn holds a

J.D. degree from the University of Virginia, a master’s degree in history from the University of Mississippi and an A.B. in history from Princeton University.
      Nathaniel A. Davis, 51, was elected to the board of directors of Charter on August 23, 2005. Since June 2003, Mr. Davis has been Managing Director and owner of RANND Advisory Group, a technology Consulting Group, which advises venture capital, telecom and other technology related firms. From January 2000 through May of 2003, he was President and Chief Operating Officer of XO Communication, Inc. XO Communications filed a petition to reorganize under Chapter 11 of the Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999 he was Executive Vice President, Network and Technical Services of Nextel Communications, Inc. Prior to that, he worked for MCI Communications from 1982 until 1998 in a number of positions, including as Chief Financial Officer of MCIT from November 1996 until October 1998. Prior to that, Mr. Davis served in a variety of roles that include Senior Vice President of Network Operations, Chief Operating Officer of MCImetro, Sr. Vice President of Finance, Vice President of Systems Development. Mr. Davis holds a B.S. degree from Stevens Institute of Technology, an M.S. from Moore School of Engineering and an M.B.A. from the Wharton School at the University of Pennsylvania. He is a member of the boards of XM Satellite Radio Holdings, Inc. and of Mutual of America Capital Management Corporation.
      Jonathan L. Dolgen, 60, was elected to the board of directors of Charter in October 2004. Since July 2004, Mr. Dolgen has also been a Senior Advisor to Viacom Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the Chief Executive Officer of Old Viacom, or others designated by him, on an as requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. Since the separation of Old Viacom, Mr. Dolgen provides advisory services to the Chief Executive Officer of New Viacom, or others designated by him, on an as requested basis. Since July 2004, Mr. Dolgen has been a private investor and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC, a private start-up entity that seeks investment and other opportunities primarily in the media sector. Mr. Dolgen is also a member of the board of directors of Expedia, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition businesses became part of New Viacom’s businesses, and the remainder of Old Viacom’s businesses overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976, and until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.
      Robert P. May, 56, was elected to Charter’s board of directors in October 2004 and was Charter’s Interim President and Chief Executive Officer from January until August 2005. Mr. May was named Chief Executive Officer and a director of Calpine Corporation, a power company, in December 2005. Calpine filed a petition under Chapter 11 of the Bankruptcy Code on December 20, 2005. He served on the board of directors of HealthSouth Corporation, a national provider of healthcare services, from October 2002 until October 2005, and was its Chairman from July 2004 until October 2005. Mr. May also served as HealthSouth Corporation’s Interim Chief Executive Officer from March 2003 until May 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. Since March 2001, Mr. May has been a private investor and principal of RPM Systems, which provides strategic business consulting services. From March 1999 to March 2001, Mr. May served on the board of directors and was Chief Executive of PNV Inc., a national telecommunications company. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the board of directors of Cablevision Systems Corporation from October 1996 to February 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. Mr. May was educated at Curry College and Boston College and attended Harvard Business School’s Program for Management Development. He is a member of Deutsche Bank of Americas Advisory Board.
      David C. Merritt, 51, was elected to the board of directors of Charter in July 2003, and was also appointed as Chairman of Charter’s Audit Committee at that time. Since October 2003, Mr. Merritt has been a Managing Director of Salem Partners, LLC, an investment banking firm. He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provided financial advisory services to the entertainment and media industries from January 2001 through April 2003. From July 1999 to November 2000, he served as Chief Financial Officer of CKE Associates, Ltd., a privately held company with interests in talent management, film production, television production, music and news media. He also served as a director of Laser-Pacific Media Corporation from January 2001 until October 2003 and served as Chairman of its audit committee. In December 2003, he became a director of Outdoor Channel Holdings, Inc. Mr. Merritt joined KPMG in 1975 and served in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice and before joining CKE Associates, Mr. Merritt was an audit and consulting partner of KPMG for 14 years. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.
      Marc B. Nathanson, 60, has been a director of Charter since January 2000 and serves as Vice Chairman of Charter’s board of directors, a non-executive position. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and from 1998 through September 2002, served as its Chairman. Mr. Nathanson holds a bachelors degree in Mass Communications from the University of Denver and a masters degree in Political Science from University of California/ Santa Barbara.
      Jo Allen Patton, 48, has been a director of Charter since April 2004. Ms. Patton joined Vulcan Inc. as Vice President in 1993, and since that time she has served as an officer and director of many affiliates of Mr. Allen, including her current position as President and Chief Executive Officer of Vulcan Inc. since July 2001. Ms. Patton is also President of Vulcan Productions, an independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operated the Seattle Seahawks NFL stadium, and serves as Executive Director of the six Paul G. Allen Foundations. Ms. Patton is a co-founder of the Experience Music Project museum, as well as the Science Fiction Museum and Hall of Fame. Ms. Patton is the sister of Mr. Allen.
      Neil Smit, 47, was elected a director and President and Chief Executive Officer of Charter on August 22, 2005. He has served as director of CCH I Capital and CIH Capital since January 2006. He had previously worked at Time Warner, Inc. since 2000, most recently serving as the President of Time Warner’s America Online Access Business. He also served at America Online (“AOL”) as Executive Vice President, Member Development, Senior Vice President of AOL’s product and programming team, Chief Operating Officer of AOL Local, Chief Operating Officer of MapQuest. Prior to that he was a regional vice president with Nabisco and was with Pillsbury in a number of management positions. Mr. Smit has a bachelor’s of science degree from Duke University and a master’s degree with a focus in international business from Tufts University’s Fletcher School of Law and Diplomacy.
      John H. Tory, 51, has been a director of Charter since December 2001. Mr. Tory served as the Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, from 1999 until 2003. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a Managing Partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the board of directors of Rogers Telecommunications Limited and Cara Operations Limited and is Chairman of Cara Operations’ Audit Committee. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School. Effective September 18, 2004, Mr. Tory was elected Leader of the Ontario Progressive Conservative Party. On March 17, 2005, he was elected a Member of the Provincial Parliament and on March 29, 2005, became the Leader of Her Majesty’s Loyal Opposition. On June 29, 2005, Mr. Tory formally notified Charter that he intends to resign from the board of directors. The date for his departure has not yet been determined, but he has indicated that he will continue to serve on Charter’s board, as well as the audit committee, at least until a replacement director is named.
      Larry W. Wangberg, 63, has been a director of Charter since January 2002. From August 1997 to May 2004, Mr. Wangberg was a director of TechTV L.L.C., a cable television network controlled by Paul Allen. He also served as its Chairman and Chief Executive Officer from August 1997 through July 2002. In May 2004, TechTV L.L.C. was sold to an unrelated party. Prior to joining TechTV L.L.C., Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was Chairman and Chief Executive Officer of Times Mirror Cable Television and Senior Vice President of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of Autodesk Inc. and ADC Telecommunications, Inc. Mr. Wangberg holds a bachelor’s degree in Mechanical Engineering and a master’s degree in Industrial Engineering, both from the University of Minnesota.
Audit Committee
      Charter’s Audit Committee, which has a written charter approved by the board of directors, consists of Nathaniel Davis, John Tory and David Merritt, all of whom are independent in accordance with the applicable corporate governance listing standards of the NASDAQ National Market. Charter’s board of directors has determined that, in its judgment, David Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.
      Mr. Lillis resigned from Charter’s board of directors, effective March 28, 2005 and prior to that time, Mr. Lillis was one of three independent members of the Audit Committee. On August 23, 2005, Nathaniel Davis, who is independent in accordance with the applicable corporate governance listing standards of the NASDAQ National Market, was elected to the Audit Committee.
      On June 29, 2005, Mr. Tory formally notified Charter that he intends to resign from its board of directors and the board committees on which he serves. The date for Mr. Tory’s departure has not yet been determined, but he has indicated that he will continue to serve on Charter’s board and its committees at least until a replacement director is named.
Director Compensation
      Each non-employee member of Charter’s board receives an annual retainer of $40,000 in cash plus restricted stock, vesting one year after the date of grant, with a value on the date of grant of $50,000. In addition, Charter’s Audit Committee chair receives $25,000 per year, and the chair of each other committee receives $10,000 per year. Prior to February 22, 2005, all committee members also received $1,000 for attendance at each committee meeting. Beginning on February 22, 2005 each director also receives $1,000 for telephonic attendance at each meeting of the full board and $2,000 for in-person attendance. Each director of Charter is entitled to reimbursement for costs incurred in connection with attendance at board and committee meetings. Vulcan has informed us that, in accordance with its internal policy, Mr. Conn turns over to Vulcan all cash compensation he receives for his participation on Charter’s board of directors or committees thereof.
      Directors who were employees did not receive additional compensation in 2004 or 2005. Mr. Vogel and Mr. Smit, who were Charter’s President and Chief Executive Officer in 2005, were the only directors who were also employees during 2005. Mr. May, who was our Interim President and Chief Executive

Officer from January 2005 until August 2005, was not an employee. However, he received fees and a bonus pursuant to an agreement. See “Employment Arrangements”.
      Charter’s Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for Charter or its subsidiaries. In addition, we have been informed by Vulcan that the bylaws of Vulcan, Inc. also provide that Ms. Patton and Messrs. Allen and Conn are entitled to similar indemnification in connection with their service on Charter’s board of directors and committees thereof.
Executive Officers
      The following persons are executive officers of Charter and other than Mr. Allen, also hold similar positions with Charter Holdco, Charter Holdings, CIH, CIH Capital, CCH I and CCH I Capital:

Executive Officers	Position

Paul G. Allen	Chairman of the Board of Directors
Neil Smit	Director of Charter, CIH Capital and CCH I Capital, President and Chief Executive Officer of Charter, Charter Holdco, Charter Holdings, CIH, CIH Capital, CCH I and CCH I Capital
Wayne H. Davis	Executive Vice President and Chief Technical Officer
Sue Ann R. Hamilton	Executive Vice President, Programming
Michael J. Lovett	Executive Vice President and Chief Operating Officer
Paul E. Martin	Senior Vice President, Interim Chief Financial Officer, Principal Accounting Officer and Corporate Controller
Robert A. Quigley	Executive Vice President and Chief Marketing Officer
Grier C. Raclin	Executive Vice President, General Counsel and Corporate Secretary
      Information regarding our executive officers who do not serve as directors is set forth below.
      Wayne H. Davis, 51, Executive Vice President and Chief Technical Officer. Prior to his current position, Mr. Davis served as Senior Vice President, Engineering and Technical Operations, and as Assistant to the President/ Vice President of Management Services since July 2002 and prior to that, he was Vice President of Engineering/ Operations for Charter’s National Region from December 2001. Before joining Charter, Mr. Davis held the position of Vice President of Engineering for Comcast Corporation, Inc. Prior to that, he held various engineering positions including Vice President of Engineering for Jones Intercable Inc. He began his career in the cable industry in 1980. He attended the State University of New York at Albany. Mr. Davis serves as an advisory board member of Cedar Point Communications, and as a board member of @Security Broadband Corp., a company in which Charter owns an equity investment interest. Mr. Davis is also a member of the Society of Cable Telecommunications Engineers.
      Sue Ann R. Hamilton, 45, Executive Vice President, Programming. Ms. Hamilton joined Charter as Senior Vice President of Programming in March 2003 and was promoted to her current position in April 2005. From March 1999 to November 2002, Ms. Hamilton served as Vice President of Programming for AT&T Broadband, L.L.C. Prior to that, from October 1993 to March 1999, Ms. Hamilton held numerous management positions at AT&T Broadband, L.L.C. and Tele-Communications, Inc. (TCI), which was acquired by AT&T Broadband, L.L.C. in 1999. Prior to her cable television career with TCI, she was a partner with Kirkland & Ellis representing domestic and international clients in complex commercial transactions and securities matters. A magna cum laude graduate of Carleton College in Northfield, Minnesota, Ms. Hamilton received a J.D. degree from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.

      Michael J. Lovett, 44, Executive Vice President and Chief Operating Officer. Mr. Lovett was promoted to his current position in April 2005. Prior to that he served as Executive Vice President, Operations and Customer Care from September 2004 through March 2005, and as Senior Vice President, Midwest Division Operations and as Senior Vice President of Operations Support, since joining Charter in August 2003 until September 2004. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., a voice conferencing hardware/ software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice President of Operations for OneSecure, Inc., a startup company delivering management/monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Senior Vice President at Jones Intercable from October 1989 to June 1999 where he was responsible for operations in nine states. Mr. Lovett began his career in cable television at Centel Corporation where he held a number of positions.
      Paul E. Martin, 45, Senior Vice President, Interim Chief Financial Officer, Principal Accounting Officer and Corporate Controller. Mr. Martin has been employed by Charter since March 2000, when he joined Charter as Vice President and Corporate Controller. In April 2002, Mr. Martin was promoted to Senior Vice President, Principal Accounting Officer and Corporate Controller and in August 2004 was named Interim co-Chief Financial Officer and in April 2005 was named Interim Chief Financial Officer and will cease being Interim Chief Financial Officer on February 6, 2006, upon appointment of Jeffrey Fisher as new Chief Financial Officer. Prior to joining us in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin received a B.S. degree with honors in Accounting from the University of Missouri — St. Louis.
      Robert A. Quigley, 62, Executive Vice President and Chief Marketing Officer. Mr. Quigley joined Charter in his current position in December 2005. Prior to joining Charter, Mr. Quigley was President and CEO at Quigley Consulting Group, LLC, a private consulting group, from April 2005 to December 2005. From March 2004 to March 2005, he was Executive Vice President of Sales and Marketing at Cardean Education Group (formerly UNext com LLC), a private online education company. From February 2000 to March 2004, Mr. Quigley was Executive Vice President of America OnLine and Chief Operating Officer of its Consumer Marketing division. Prior to America OnLine, he was owner, President and CEO of Wordsquare Publishing Co. from July 1994 to February 2000. Mr. Quigley is a graduate of Wesleyan University with a B.A. in History and is a member of the Direct Marketing Association Board of Directors.
      Grier C. Raclin, 53, Executive Vice President, General Counsel and Corporate Secretary. Mr. Raclin joined Charter in his current position in October 2005. Prior to joining Charter, Mr. Raclin had served as the Chief Legal Officer and Corporate Secretary of Savvis Communications Corporation since January 2003. Prior to joining Savvis, Mr. Raclin served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary from 2000 to 2002 and as Senior Vice President of Corporate Affairs, General Counsel and Corporate Secretary from 1997 to 2000 of Global TeleSystems Inc. (“GTS”). In 2001, GTS filed, in pre-arranged proceedings, a petition for “surseance”(moratorium), offering a composition, in The Netherlands and a petition under Chapter 11 of the United States Bankruptcy Code, both in connection with the sale of the company to KPNQwest. Mr. Raclin earned a law degree from Northwestern University Law School, attended business school at the University of Chicago Executive Program and earned a B.S. degree from Northwestern University.
Compensation Committee Interlocks and Insider Participation
      At the beginning of 2005, Mr. Lillis and Mr. Merritt served as the Option Plan Committee which administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan and the Compensation Committee consisted of Messrs. Allen, Lillis and Nathanson. The Option Plan Committee and the Compensation Committee merged in February 2005 and the committee then consisted of Messrs. Allen, Merritt and Nathanson. Mr. May joined the committee in

August 2005. The Compensation Committee is currently comprised of Messrs. Allen, May, Merritt and Nathanson.
      No member of Charter’s Compensation Committee or its Option Plan Committee was an officer or employee of Charter or any of its subsidiaries during 2005, except for Mr. Allen who served as a non-employee chairman of the Compensation Committee and Mr. May who served in a non-employee capacity as Interim President and Chief Executive Officer from January 2005 until August 2005. Mr. May joined the Compensation Committee in August 2005 after his service as Interim President and Chief Executive Officer. Also, Mr. Nathanson was an officer of certain of our subsidiaries prior to their acquisition by Charter in 1999 and held the title of Vice Chairman of Charter’s board of directors, a non-executive, non-salaried position in 2005. Mr. Allen is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employs Mr. Conn and Ms. Patton as executive officers. Mr. Allen also was a director of and indirectly owned 98% of TechTV, of which Mr. Wangberg, one of Charter’s directors, was a director until the sale of TechTV to an unrelated third party in May 2004. Transactions between Charter and members of the Compensation Committee are more fully described in “— Director Compensation” and in “Certain Relationships and Related Transactions — Other Miscellaneous Relationships.”
      During 2005, (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors, Compensation Committee or Option Plan Committee and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on Charter’s Compensation Committee or Option Plan Committee, except for Carl Vogel who served as a director of Digeo, Inc., an entity of which Paul Allen is a director and by virtue of his position as Chairman of the board of directors of Digeo, Inc. is also a non-employee executive officer. Mr. Lovett was appointed a director of Digeo, Inc. in December 2005.

Executive Compensation

Summary Compensation Table
      Charter is Charter Holdings’ sole manager. The following table sets forth information regarding the compensation to those executive officers of Charter listed below for services rendered for the fiscal years ended December 31, 2003, 2004 and 2005. These officers consist of three individuals who served as Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 2005. Pursuant to a mutual services agreement, each of Charter and Charter Holdco provides its personnel and provides services to the other, including the knowledge and expertise of their respective officers, that are reasonably requested to manage Charter Holdco, Charter Holdings and the cable systems owned by their subsidiaries. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Intercompany Management Arrangements.”

							Long-Term
		Annual Compensation					Compensation Award

	Year				Other		Restricted		Securities	All Other
	Ended				Annual		Stock		Underlying	Compensation
Name and Principal Position	Dec. 31	Salary($)	Bonus($)(1)		Compensation($)		Awards($)		Options(#)	($)(2)

Neil Smit(3)	2005	415,385	1,200,000	(10)	—		3,278,500	(22)	3,333,333	23,236	(29)
President and Chief	2004	—	—		—		—		—	—
Executive Officer	2003	—	—		—		—		—	—
Robert P. May(4)	2005	—	750,000	(11)	1,360,239	(17)	180,000	(23)	—	—
Former Interim President	2004	—	—		10,000	(17)	50,000	(23)	—	—
and Chief Executive Officer	2003	—	—		—		—		—	—
Carl E. Vogel(5)	2005	115,385	—		1,428	(18)	—		—	1,697,451	(30)
Former President and	2004	1,038,462	500,000	(12)	38,977	(18)	4,729,400	(24)	580,000	3,239
Chief Executive Officer	2003	1,000,000	150,000	(13)	40,345	(18)	—		750,000	3,239
Michael J. Lovett(6)	2005	516,153	—		14,898	(19)	265,980	(25)	216,000	59,013	(31)
Executive Vice President,	2004	291,346	241,888		7,797	(19)	355,710	(25)	172,000	6,994
Operations and Customer	2003	81,731	60,000		2,400	(19)	—		100,000	1,592
Care
Paul E. Martin(7)	2005	350,950	100,000	(14)	—		52,650	(26)	83,700	7,047
Senior Vice President,	2004	193,173	25,000	(14)	—		269,100	(26)	77,500	6,530
Interim Chief Financial	2003	167,308	14,000		—		—		—	4,048
Officer, Principal
Accounting Officer and
Corporate Controller
Wayne H. Davis(8)	2005	409,615	—		—		108,810	(27)	145,800	3,527
Executive Vice President	2004	269,231	61,370	(15)	—		435,635	(27)	135,000	2,278
and Chief Technical Officer	2003	212,885	47,500		581	(20)	—		225,000	436
Sue Ann R. Hamilton(9)	2005	362,700	—		—		107,838	(28)	145,000	6,351
Executive Vice President —	2004	346,000	13,045		—		245,575	(28)	90,000	3,996
Programming	2003	225,000	231,250	(16)	4,444	(21)	—		200,000	1,710

(1)	Generally, bonus amounts for 2005 have not yet been determined by the Compensation Committee or Charter’s Board of Directors.

(2)	Except as noted in notes 29 through 31 below, respectively, these amounts consist of matching contributions under our 401(k) plan, premiums for supplemental life insurance available to executives, and long-term disability available to executives.

(3)	Mr. Smit joined Charter on August 22, 2005 in his current position.

(4)	Mr. May served as Interim President and Chief Executive Officer from January 2005 through August 2005.

(5)	Mr. Vogel resigned from all of his positions with Charter and its subsidiaries on January 17, 2005.

(6)	Mr. Lovett joined Charter in August 2003 and was promoted to his current position in April 2005.

(7)	Mr. Martin joined Charter in March 2000. He has served as Charter’s Interim Chief Financial Officer since August 2004 and will continue to serve until February 6, 2006, upon appointment of Jeffrey Fisher as the new Chief Financial Officer.

(8)	Mr. Davis joined Charter in December 2001 and was promoted to his current position in June 2004.

(9)	Ms. Hamilton joined Charter in March 2003 and was promoted to her current position in April 2005.

(10)	Pursuant to his employment agreement, Mr. Smit will receive a minimum bonus of $1,200,000 for 2005.

(11)	This bonus was paid in January 2006 pursuant to Mr. May’s Executive Services Agreement. See “Employment Arrangements.”

(12)	Mr. Vogel’s 2004 bonus was a mid-year discretionary bonus.

(13)	Mr. Vogel’s 2003 bonus was determined in accordance with the terms of his employment agreement.

(14)	Includes (i) for 2005, a bonus of $50,000 for his services as Interim Co-Chief Financial Officer and a discretionary bonus of $50,000 and (ii) for 2004, a SOX implementation bonus of $25,000.

(15)	Mr. Davis’ 2004 bonus included a $50,000 discretionary bonus.

(16)	Ms. Hamilton’s 2003 bonus included a $150,000 signing bonus.

(17)	Includes (i) for 2005, $1,177,885 as compensation for services as Interim President and Chief Executive Officer pursuant to his Executive Services Agreement (see “Employment Arrangements”), $67,000 as compensation for services as a director on Charter’s Board of Directors, $15,717 attributed to personal use of the corporate airplane and $99,637 for reimbursement for transportation and living expenses pursuant to his Executive Services Agreement, and (ii) for 2004, compensation for services as a director on Charter’s Board of Directors.

(18)	Includes (i) for 2005, $1,428 attributed to personal use of the corporate airplane, (ii) for 2004, $28,977 attributed to personal use of the corporate airplane and $10,000 for tax advisory services, and (iii) for 2003, $30,345 attributed to personal use of the corporate airplane and $10,000 for tax advisory services.

(19)	Includes (i) for 2005, $7,698 attributed to personal use of the corporate airplane and $7,200 for automobile allowance, (ii) for 2004, $597 attributed to personal use of the corporate airplane and $7,200 for automobile allowance and (iii) for 2003, $2,400 for automobile allowance.

(20)	Amount attributed to personal use of the corporate airplane.

(21)	Amount attributed to personal use of the corporate airplane.

(22)	Pursuant to his employment agreement, Mr. Smit received 1,250,000 restricted shares in August 2005, which will vest on the third anniversary of the grant date and 1,562,500 restricted shares in August 2005, which will vest on the first anniversary of the grant date. See “Employment Arrangements.” At December 31, 2005, the value of all of the named officer’s unvested restricted stock holdings was $3,431,250, based on a per share market value (closing sale price) of $1.22 for Charter’s Class A common stock on December 31, 2005.

(23)	Includes (i) for 2005, 100,000 restricted shares granted in April 2005 under our 2001 Stock Incentive Plan for Mr. May’s services as Interim President and Chief Executive Officer that vested upon his termination in that position in August 2005 and 40,650 restricted shares granted in October 2005 under our 2001 Stock Incentive Plan for Mr. May’s annual director grant which vests on the first anniversary of the grant date. At December 31, 2005, the value of all of the named officer’s unvested restricted stock holdings was $49,593, based on a per share market value (closing sale price) of $1.22 for Charter’s Class A common stock on December 31, 2005, and (ii) for 2004, 19,685 restricted shares granted in October 2004 under our 2001 Stock Incentive Plan for Mr. May’s annual director grant, which vested on its first anniversary of the grant date in October 2005.

(24)	Includes 340,000 performance shares granted in January 2004 under our Long-Term Incentive Program that were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria. Also includes 680,000 restricted shares issued in exchange for stock options held by the named officer pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and the other half of which were to vest over three years in equal one-third installments. Under the terms of the separation agreement described below in “Employment Arrangements,” his options and remaining restricted stock vested until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter. All performance shares were forfeited upon termination of employment. All remaining unvested restricted stock and stock options were cancelled on December 31, 2005. Therefore, at December 31, 2005, the value of all of the named officer’s unvested restricted stock holdings was $0, based on a per share market value (closing sale price) of $1.22 for Charter’s Class A common stock on December 31, 2005.

(25)	Includes (i) for 2005, 129,600 performance shares granted in April 2005 under our Long-Term Incentive Program which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 75,000 restricted shares granted in April 2005 under the 2001 Stock Incentive Plan that will vest on the third anniversary of the grant date, and (ii) for 2004, 88,000 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria. At December 31, 2005, the value of all of the named officer’s unvested restricted stock holdings (including performance shares) was $356,972, based on a per share market value (closing sale price) of $1.22 for Charter’s Class A common stock on December 31, 2005.

(26)	Includes (i) for 2005, 40,500 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and (ii) for 2004, 37,500 performance shares granted in January 2004 under our Long-Term Incentive Program which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 17,214 restricted shares issued in exchange for stock options held by the named officer pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and the other half of which will vest over three years in equal one-third installments. At December 31, 2005, the value of all of the named officer’s unvested restricted stock holdings (including performance shares) was $112,661, based on a per share market value (closing sale price) of $1.22 for Charter’s Class A common stock on December 31, 2005.

(27)	Includes (i) for 2005, 83,700 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and (ii) for 2004, 77,500 performance shares granted in January 2004 under our Long-Term Incentive Program which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 8,000 restricted shares issued in exchange for stock options held by the named officer pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and the other half of which will vest over three years in equal one-third installments. At December 31, 2005, the value of all of the named officer’s unvested restricted stock holdings (including performance shares) was $204,797, based on a per share market value (closing sale price) of $1.22 for Charter’s Class A common stock on December 31, 2005.

(28)	These restricted shares consist of 83,700 and 47,500 performance shares granted in 2005 and 2004, respectively under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria. At December 31, 2005, the value of all of the named officer’s unvested restricted stock holdings (including performance shares) was $160,064 based on a per share market value (closing sale price) of $1.22 for Charter’s Class A common stock on December 31, 2005.

(29)	In addition to items in Note 2 above, includes $19,697 attributed to reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses.

(30)	In addition to items in Note 2 above, includes accrued vacation at time of termination and severance payments pursuant to Mr. Vogel’s separation agreement (see “Employment Arrangements”).

(31)	In addition to items in Note 2 above, includes $51,223 attributed to reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses.
2005 Option Grants
The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2005. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of Charter’s Class A common stock on the respective grant dates.

	Number of	% of			Potential Realizable Value at
	Securities	Total			Assumed Annual Rate of
	Underlying	Options			Stock Price Appreciation
	Options	Granted to	Exercise		For Option Term(2)
	Granted	Employees	Price	Expiration
Name	(#)(1)	in 2005	($/Sh)	Date	5% ($)	10% ($)

Neil Smit	3,333,333	30.83%	$1.18	8/22/2015	$2,465,267	$6,247,470
Robert P. May	—	—	—	—	—	—
Carl E. Vogel	—	—	—	—	—	—
Michael J. Lovett	216,000	2.00%	1.30	4/26/2015	175,914	445,802
Paul E. Martin	83,700	0.77%	1.30	4/26/2015	68,430	173,415
Wayne H. Davis	145,800	1.35%	1.30	4/26/2015	118,742	300,916
Sue Ann R. Hamilton	97,200	0.90%	1.53	3/25/2015	93,221	236,240
	47,800	0.44%	1.27	10/18/2015	38,208	96,826

(1)	Options are transferable under limited conditions, primarily to accommodate estate planning purposes. These options generally vest in four equal installments commencing on the first anniversary following the grant date.

(2)	This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

2005 Aggregated Option Exercises and Option Value
      The following table sets forth, for the individuals named in the Summary Compensation Table, (i) information concerning options exercised during 2005, (ii) the number of shares of Charter’s Class A common stock underlying unexercised options at year-end 2005, and (iii) the value of unexercised “in-the-money” options (i.e., the positive spread between the exercise price of outstanding options and the market value of Charter’s Class A common stock) on December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the
			Options at December 31,		Money Options at
	Shares		2005 (#)(1)		December 31, 2005 ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Neil Smit	—	—	—	3,333,333	$—	$133,333
Robert P. May	—	—	—	—	—	—
Carl E. Vogel(3)	—	—	1,120,000	—	—	—
Michael J. Lovett	—	—	93,000	395,000	—	—
Paul E. Martin	—	—	143,125	193,075	—	—
Wayne H. Davis	—	—	176,250	379,550	—	—
Sue Ann R. Hamilton	—	—	122,500	312,500	—	—

(1)	Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Holdco which are immediately exchanged on a one-for-one basis for shares of Charter’s Class A common stock upon exercise of the option. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of Charter’s Class A common stock.

(2)	Based on a per share market value (closing price) of $1.22 as of December 31, 2005 for Charter’s Class A common stock.

(3)	Mr. Vogel’s employment terminated on January 17, 2005. Under the terms of the separation agreement, his options continued to vest until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter.
Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	Shares, Units or	Other Period Until	Threshold	Target	Maximum
Name	Other Rights(#)	Maturation or Payout	(#)	(#)	(#)

Neil Smit	0	n/a	—	—	—
Robert P. May	0	n/a	—	—	—
Carl E. Vogel	0	n/a	—	—	—
Michael J. Lovett	129,600	1 year performance cycle	90,720	129,600	259,200
		3 year vesting
Paul E. Martin	40,500	1 year performance cycle	28,350	40,500	81,000
		3 year vesting
Wayne H. Davis	83,700	1 year performance cycle	58,590	83,700	167,400
		3 year vesting
Sue Ann R. Hamilton	83,700	1 year performance cycle	58,590	83,700	167,400
		3 year vesting
Option/ Stock Incentive Plans
      The Plans. Charter has granted stock options, restricted stock and other incentive compensation under two plans — the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and to Charter’s current and prospective non-employee directors. Membership units received upon exercise of any options are immediately exchanged for shares of Charter’s Class A common stock on a one-for-one basis.
      The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 20,000,000 shares) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of Charter and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date. Unless sooner terminated by Charter’s board of directors, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.
      Together, the plans allow for the issuance of up to a total of 90,000,000 shares of Charter’s Class A common stock (or units exchangeable for Charter’s Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications

Option Plan. At December 31, 2005, 1,317,520 shares had been issued under the plans upon exercise of options, 825,725 had been issued upon vesting of restricted stock granted under the plans, and 4,252,570 shares were subject to future vesting under restricted stock agreements. Of the remaining 83,604,185 shares covered by the plans, as of December 31, 2005, 29,126,744 were subject to outstanding options (34% of which were vested), and there were 11,719,032 performance shares granted under Charter’s Long-Term Incentive Program or the February 20, 2004 exchange offer discussed later, which will vest on the third anniversary of the date of grant conditional upon Charter’s performance against certain financial targets approved by Charter’s board of directors at the time of the award. As of December 31, 2005, 42,758,409 shares remained available for future grants under the plans. As of December 31, 2005, there were 5,341 participants in the plans.
      The plans authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.
      Long-Term Incentive Plan. In January 2004, the Compensation Committee of Charter’s board of directors approved Charter’s Long-Term Incentive Program, or LTIP, which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees were eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares vest on the third anniversary of the date of grant shares of Class A common stock are issued, conditional upon Charter’s performance against financial performance measures established by Charter’s management and approved by its board of directors or Compensation Committee as of the time of the award. We granted 6,899,600 performance shares in January 2004 under this program and recognized expense of $8 million in the first three quarters of 2004. However, in the fourth quarter of 2004, we reversed the entire $8 million of expense based on our assessment of the probability of achieving the financial performance measures established by management and required to be met for the performance shares to vest. In March and April 2005, Charter granted 2.8 million performance shares under the LTIP.
      The 2001 Stock Incentive Plan must be administered by, and grants and awards to eligible individuals must be approved by Charter’s board of directors or a committee thereof consisting solely of non employee directors as defined in Section 16b-3 under the Securities Exchange Act of 1934, as amended. The board of directors or such committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The board of directors or such committee also has the power to accelerate the vesting of any grant or extend the term thereof.
      Upon a change of control of Charter, the board of directors of Charter or the administering committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee’s or grantee’s employment is terminated without “cause” or for “good reason” following a “change in control” (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee’s or grantee’s awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance shares will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.
      February 2004 Option Exchange. In January 2004, Charter offered employees of Charter and its subsidiaries the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, Charter issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, Charter instead paid to the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options to purchase a total of 22,929,573 shares of Charter Class A common stock, or approximately 48% of our 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Non-employee members of the board of directors of Charter or any of its subsidiaries were not eligible to participate in the exchange offer.
      In the closing of the exchange offer on February 20, 2004, Charter accepted for cancellation eligible options to purchase approximately 18,137,664 shares of Charter’s Class A common stock. In exchange, Charter granted approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.
      The cost to Charter of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.
      The participation of the Named Executive Officers in this exchange offer is reflected in the following table:

		Number of
		Securities	Market Price of		New	Length of Original
		Underlying	Stock at Time	Exercise Price at	Exercise	Option Term
		Options	of Exchange	Time of Exchange	Price	Remaining at
Name	Date	Exchanged	($)	($)	($)	Date of Exchange

Carl E. Vogel	2/25/04	3,400,000	4.37	13.68	(1)	7 years 7 months
Former President and
Chief Executive Officer
Paul Martin	2/25/04	15,000	4.37	23.09	(2)	7 years 0 months
		50,000	4.37	11.99		7 years 7 months
		40,000	4.37	15.03		6 years 2 months
Wayne Davis	2/25/04	40,000	4.37	23.09	(3)	7 years 0 months
		40,000	4.37	12.27		7 years 11 months

(1)	On February 25, 2004, in exchange for 3,400,000 options tendered, 340,000 performance shares were granted with a three year performance cycle and three year vesting along with 340,000 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the grant date. On the grant date, the price of the Company’s common stock was $4.37.

(2)	On February 25, 2004, in exchange for 105,000 options tendered, 8,607 performance shares were granted with a three year performance cycle and three year vesting along with 8,607 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the grant date. On the grant date, the price of the Company’s common stock was $4.37.

(3)	On February 25, 2004, in exchange for 80,000 options tendered, 4,000 performance shares were granted with a three year performance cycle and three year vesting along with 4,000 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the grant date. On the grant date, the price of the Company’s common stock was $4.37.

2005 Executive Cash Award Plan
      In June 2005, Charter adopted the 2005 Executive Cash Award Plan to provide additional incentive to, and retain the services of, certain officers of Charter and its subsidiaries, to achieve the highest level of individual performance and contribute to the success of Charter. Eligible participants are employees of Charter or any of its subsidiaries who have been recommended by the CEO and designated and approved as Plan participants by the Compensation Committee of Charter’s board of directors. At the time the Plan was adopted, the interim CEO recommended and the Compensation Committee designated and approved as Plan participants the permanent President and Chief Executive Officer position, Executive Vice President positions and selected Senior Vice President positions.
      The Plan provides that each participant be granted an award which represents an opportunity to receive cash payments in accordance with the Plan. An award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of Plan approval in 2005 and 20% of participant’s base salary in each year 2006 through 2009, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the plan award balance at the end of 2007 and 100% of the plan award balance at the end of 2009. Participants will be entitled to receive payment of the vested portion of the award if the participant remains employed by Charter continuously from the date of the participant’s initial participation through the end of the calendar year in which his or her award becomes vested, subject to payment of pro-rated award balances to a participant who terminates due to death or disability or in the event Charter elects to terminate the Plan.
      A participant’s eligibility for, and right to receive, any payment under the Plan (except in the case of intervening death) is conditioned upon the participant first executing and delivering to Charter an agreement releasing and giving up all claims that participant may have against Charter and related parties arising out of or based upon any facts or conduct occurring prior to the payment date, and containing additional restrictions on post-employment use of confidential information, non-competition and nonsolicitation and recruitment of customers and employees.
Employment Arrangements and Related Agreements
      Charter and Neil Smit entered into an agreement as of August 9, 2005 whereby Mr. Smit will serve as Charter’s President and Chief Executive Officer (the “Employment Agreement”) for a term expiring on December 31, 2008, unless extended for an additional two years at Charter’s option. Under the Employment Agreement, Mr. Smit will receive a $1,200,000 base salary per year, through the third anniversary of the agreement, and thereafter $1,440,000 per year for the remainder of the Employment Agreement. Mr. Smit shall be eligible to receive a performance-based target bonus of 125% of annualized salary, with a maximum bonus of 200% of annualized salary, as determined by the Compensation Committee of Charter’s Board of Directors. However, for 2005 only, he will receive a minimum bonus of $1,200,000, provided that he is employed by Charter on December 31, 2005. Under Charter’s Long-Term Incentive Plan he will receive options to purchase 3,333,333 shares of Class A common stock, exercisable for 10 years, with annual vesting of one-third of the grant in each of the three years from the employment date; a performance share award for a maximum of 4,123,720 shares of Class A common stock, to be earned during a three-year performance cycle starting January 2006; and a restricted stock award of 1,562,500 shares of Class A common stock, with annual vesting over three years following employment date. In addition, Mr. Smit will receive another restricted stock award for 1,250,000 shares of Class A common stock vesting on the first anniversary of employment date.
      Mr. Smit will receive full reimbursement for his relocation expenses and employee benefits consistent with those made generally available to other senior executives. In the event that Mr. Smit is terminated by Charter without “cause” or for “good reason termination,” as those terms are defined in the Employment Agreement, he will receive the greater of two times base salary or salary through the remainder to the term of the Employment Agreement; a pro rata bonus for the year of termination; full vesting of options and restricted shares; vesting of performance stock if targets are achieved; and a lump sum payment equal to twelve months of COBRA payments. The Employment Agreement contains non-compete provisions from six months to two years, depending on the type of termination. Charter will gross up federal taxes in the event that Mr. Smit is subject to any additional tax under Section 409A of the Internal Revenue Code.
      Charter entered into an agreement with Robert P. May, effective January 17, 2005, whereby Mr. May served as Charter’s Interim President and Chief Executive Officer (the “May Executive Services Agreement”). Under the May Executive Services Agreement, Mr. May received a $1,250,000 base fee per year. Mr. May continued to receive the compensation and reimbursement of expenses to which he was entitled in his capacity as a member of Charter’s board of directors. Mr. May’s employment agreement provided that Charter would provide equity incentives commensurate with his position and responsibilities, as determined by Charter’s board of directors. Accordingly, Mr. May was granted 100,000 shares of restricted stock under Charter’s 2001 Stock Incentive Plan. The 100,000 restricted shares vested on the date on which Mr. May’s interim service as President and Chief Executive Officer terminated, August 22, 2005. Mr. May served as an independent contractor and was not entitled to any vacation or eligible to participate in any employee benefit programs of Charter. Charter reimbursed Mr. May for reasonable transportation costs from Mr. May’s residence in Florida or other locations to Charter’s offices and provided temporary living quarters or reimbursed expenses related thereto. The May Executive Services Agreement was terminated effective December 31, 2005 and upon termination of the Agreement Mr. May was eligible for a bonus payment. On January 5, 2006, Charter paid him a bonus of $750,000, with the possibility that such bonus would be increased by an additional percentage. The additional percentage, if any, would be equal to any percent increase in bonus paid to Charter executives under the 2005 Executive Bonus Plan as a result of an adjustment by the Board of Directors to a certain bonus parameter for all executives.
      On April 1, 2005, Charter entered into an employment agreement with Mr. Lovett, pursuant to which he will be employed as Charter’s Executive Vice President and Chief Operating Officer for a term commencing April 1, 2005 and expiring on April 1, 2008. The contract will be reviewed every 18 months thereafter and may be extended pursuant to such reviews. Under the agreement, Mr. Lovett will receive an annual base salary of $575,000 and will be eligible to receive an annual bonus targeted at 80% of his base salary under our senior management bonus plan. Charter agreed to provide Mr. Lovett with equity incentives commensurate with his position and responsibilities, as determined by Charter’s board of directors in its discretion. Accordingly, Mr. Lovett has been granted 75,000 shares of restricted stock under Charter’s 2001 Stock Incentive Plan. The 75,000 restricted shares will vest one third on each of the first three anniversaries of the date of grant (unless there is an earlier termination event for Cause, as defined in Charter’s 2001 Stock Incentive Plan). If his employment is terminated without cause or if he terminates his employment due to a change in control or for good reason (as defined in the agreement), Charter will pay Mr. Lovett an amount equal to the aggregate base salary due to Mr. Lovett during the remainder of the term, within fifteen days of termination. In addition, if Charter terminates his employment without cause, Mr. Lovett will be entitled to receive a pro rated bonus for the fiscal year in which he is terminated based upon financial results through the month of termination. Mr. Lovett’s agreement includes a covenant not to compete for the balance of the term and for two years thereafter. The agreement further provides that Mr. Lovett is entitled to receive certain relocation expenses and to participate in any benefit plan generally afforded to, and to receive vacation and sick pay on such terms as are offered to, Charter’s other senior executive officers.
      On September 7, 2005, Charter entered into an employment agreement with Wayne Davis, Executive Vice President and Chief Technical Officer. The agreement provides that Mr. Davis shall be employed in an executive capacity to perform such duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $450,000. The term of this agreement is two years from the date of the agreement. Mr. Davis shall be eligible to participate in Charter’s Long-Term Incentive Plan, Stock Option Plan and to receive such employee benefits as are available to other senior executives. In the event that he is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the agreement, he will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The agreement contains one-year, non-compete provisions (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreements, and two-year non-solicitation clauses.
      Effective January 9, 2006, Charter entered into a retention agreement with Mr. Martin, in which Mr. Martin agreed to remain as Interim Chief Financial Officer until at least March 31, 2006 or such time as Charter reassigns or terminates his employment, whichever occurs first (“Termination Date”). On the Termination Date, Charter will pay Mr. Martin a special retention bonus in a lump sum of $116,200. This special retention bonus is in addition to any amounts due to Mr. Martin under the 2005 Executive Bonus Plan and to any other severance amounts, set forth below. Mr. Martin will not participate in any executive incentive or bonus plan for 2006 unless otherwise agreed to by the parties. In addition, pursuant to this agreement, Charter will treat (a) any termination of Mr. Martin’s employment by Charter without Cause, and other than due to Death or Disability, as such terms are defined in his previously-executed Employment Agreement, after January 1, 2006, and (b) any termination by Mr. Martin of his employment for any reason after April 1, 2006 (including voluntary resignation), as if his employment terminated without Cause and Charter will pay as severance to Mr. Martin an amount calculated pursuant to his Employment Agreement on the basis of his base salary as Controller and without regard to any additional compensation he had been receiving as Interim Chief Financial Officer. He will also receive three months of outplacement assistance at a level and from a provider selected by Charter in its sole discretion.
      On September 2, 2005, Charter entered into an employment agreement with Mr. Martin, Senior Vice President, Interim Chief Financial Officer, Principal Accounting Officer and Corporate Controller. The agreement provides that Mr. Martin shall be employed in an executive capacity to perform such duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $240,625. The term of this agreement is two years from the date of the agreement. Mr. Martin shall be eligible to participate in Charter’s Long-Term Incentive Plan, Stock Option Plan and to receive such employee benefits as are available to other senior executives. In the event that he is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the agreement, he will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The agreement contains one-year, non-compete provisions (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreements, and two-year non-solicitation clauses.
      Effective April 15, 2005, Charter also entered into an agreement governing the terms of the service of Mr. Martin as Interim Chief Financial Officer. Under the terms of the agreement, Mr. Martin will receive approximately $13,700 each month for his service in the capacity of Interim Chief Financial Officer until a permanent Chief Financial Officer is employed. Under the agreement, Mr. Martin will also be eligible to receive an additional bonus opportunity of up to approximately $13,600 per month served as Interim Chief Financial Officer, payable in accordance with Charter’s 2005 Executive Bonus Plan. The amounts payable to Mr. Martin under the agreement are in addition to all other amounts Mr. Martin receives for his services in his capacity as Senior Vice President, Principal Accounting Officer and Corporate Controller. In addition, Mr. Martin received an additional special bonus of $50,000 for his service as Interim co-Chief Financial Officer prior to April 15, 2005. This amount is in addition to the bonus agreed upon in 2004 for his service in that capacity through March 31, 2005.
      On October 31, 2005, Charter entered into an employment agreement with Ms. Hamilton, Executive Vice President, Programming. The agreement provides that Ms. Hamilton shall be employed in an executive capacity to perform such duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $371,800. The term of this agreement is two years from the date of the agreement. She shall be eligible to participate in Charter’s incentive bonus plan that applies to senior executives, Stock Option Plan and to receive such employee benefits as are available to other senior executives. In the event that Ms. Hamilton is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the employment agreement, Hamilton will receive her salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreements, and two-year non-solicitation clauses.
      On November 14, 2005, Charter executed an employment agreement with Mr. Raclin, effective as of October 10, 2005. The agreement provides that Mr. Raclin shall be employed in an executive capacity as Executive Vice President and General Counsel with management responsibility for Charter’s legal affairs, governmental affairs, compliance and regulatory functions and to perform such other legal, executive, managerial and administrative duties as are assigned or delegated by the Chief Executive Officer or the equivalent position, at a salary of $425,000, to be reviewed on an annual basis. The agreement also provides for a one time signing bonus of $200,000, the grant of 50,000 restricted shares of Charter Class A common stock, an option to purchase 100,000 shares of Charter common stock under the Incentive Stock Plan, an option to purchase 145,800 shares of Charter common stock under the Long Term Incentive portion of the Incentive Stock Plan, and 62,775 performance shares under the Incentive Stock Plan. He shall be eligible to participate in the incentive bonus plan, the 2005 Executive Cash Award Plan and to receive such other employee benefits as are available to other senior executives. The term of this agreement is two years from the effective date of the agreement. In the event that Mr. Raclin is terminated by Charter without “cause” or by Mr. Raclin for “good reason,” as those terms are defined in the employment agreement, Mr. Raclin will receive (a) if such termination occurs before the first scheduled payout of the executive cash award plan (unless that failure is due to his failure to execute the required related agreement) or at any time within one year after a change of control as defined in the agreement, two (2) times his salary or (b) if such termination occurs at any other time, his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and a two-year non-solicitation clause. Mr. Raclin is entitled to relocation assistance pursuant to Charter’s executive homeowner relocation plan and the costs for temporary housing until he consummates the purchase of a home in the St. Louis area or August 16, 2006, whichever occurs first.
      On December 9, 2005, Charter executed an employment agreement with Mr. Quigley. The agreement provides that Mr. Quigley shall be employed in an executive capacity to perform such executive, managerial and administrative duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $450,000. He shall be eligible to participate in the incentive bonus plan, stock option plan and to receive such other employee benefits as are available to other senior executives. The term of this agreement is two years from the effective date of the agreement. In the event that Mr. Quigley’s employment is terminated by Charter without “cause” or by Mr. Quigley for “good reason,” as those terms are defined in the employment agreement, Mr. Quigley will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreements, and two-year non-solicitation clauses. In addition, at the time of his employment, Charter agreed to pay him a signing bonus of $200,000 deferred until January 2006; grant options to purchase 145,800 shares of Class A common stock under our 2001 Stock Incentive Plan; 83,700 performance shares under our 2001 Stock Incentive Plan; and 50,000 shares of restricted stock which will vest over a three year period.
      Until his resignation in January 2005, Mr. Vogel was employed as President and Chief Executive Officer, earning a base annual salary of $1,000,000 and was eligible to receive an annual bonus of up to $500,000, a portion of which was based on personal performance goals and a portion of which was based on company performance measured against criteria established by the board of directors of Charter with Mr. Vogel. Pursuant to his employment agreement, Mr. Vogel was granted 3,400,000 options to purchase Charter Class A common stock and 50,000 shares of restricted stock under Charter’s 2001 Stock Incentive Plan. In the February 2004 option exchange, Mr. Vogel exchanged his 3,400,000 options for 340,000 shares of restricted stock and 340,000 performance shares. Mr. Vogel’s initial 50,000 restricted shares vested 25% on the grant date, with the remainder vesting in 36 equal monthly installments beginning December 2002. The 340,000 shares of restricted stock were to vest over a three-year period, with one-third of the shares vesting on each of the first three anniversaries of the grant date. The 340,000 performance shares were to vest at the end of a three-year period if certain financial criteria were met. Mr. Vogel’s agreement provided that, if Mr. Vogel is terminated without cause or if Mr. Vogel terminated the agreement for good reason, he is entitled to his aggregate base salary due during the remainder of the term and full prorated benefits and bonus for the year in which termination occurs. Mr. Vogel’s agreement included a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year in the event of termination without cause or by Mr. Vogel with good reason. Mr. Vogel’s agreement entitled him to participate in any disability insurance, pensions or other benefit plans afforded to employees generally or to executives of Charter, including Charter’s LTIP. Charter agreed to reimburse Mr. Vogel annually for the cost of term life insurance in the amount of $5 million, although he declined this reimbursement in 2003, 2004 and 2005. Mr. Vogel was entitled to reimbursement of fees and dues for his membership in a country club of his choice, which he declined in 2003, 2004 and 2005, and reimbursement for up to $10,000 per year for tax, legal and financial planning services. His agreement also provided for a car and associated expenses for Mr. Vogel’s use. Mr. Vogel’s agreement provided for automatic one-year renewals and also provided that Charter would cause him to be elected to its board of directors without any additional compensation.
      In February 2005, Charter entered into an agreement with Mr. Vogel setting forth the terms of his resignation. Under the terms of the agreement, Mr. Vogel received in February 2005 all accrued and unpaid base salary and vacation pay through the date of resignation and a lump sum payment equal to the remainder of his base salary during 2005 (totaling $953,425). In addition, he received a lump sum cash payment of approximately $358,000 in January 2006, which represented the agreed upon payment of $500,000 reduced to the extent of compensation attributable to certain competitive activities.
      Mr. Vogel continued to receive certain health benefits during 2005 and will receive COBRA premiums for such health insurance coverage for 18 months thereafter. All of his outstanding stock options, as well as his restricted stock granted in 2004 (excluding 340,000 shares of restricted stock granted as “performance units”, which will automatically be forfeited), continued to vest through December 31, 2005. In addition, one-half of the remaining unvested portion of his 2001 restricted stock grant vested upon the effectiveness of the agreement, and the other half was forfeited. Mr. Vogel has 60 days after December 31, 2005 to exercise any outstanding vested stock options. Under the agreement, Mr. Vogel waived any further right to any bonus or incentive plan participation and provided certain releases of claims against Charter and its subsidiaries from any claims arising out of or based upon any facts occurring prior to the date of the agreement, but Charter will continue to provide Mr. Vogel certain indemnification rights and to include Mr. Vogel in its director and officer liability insurance for a period of six years. Charter and its subsidiaries also agreed to provide releases of certain claims against Mr. Vogel with certain exceptions reserved. Mr. Vogel has also agreed, with limited exceptions that he will continue to be bound by the covenant not to compete, confidentiality and non-disparagement provisions contained in his 2001 employment agreement.
      In addition to the indemnification provisions which apply to all employees under Charter’s bylaws, Mr. Vogel’s agreement provides that Charter will indemnify and hold him harmless to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by him of his duties. The above agreement also contains confidentiality and non-solicitation provisions.
      Charter has established separation guidelines which generally apply to all employees in situations where management determines that an employee is entitled to severance benefits. Severance benefits are granted solely in management’s discretion and are not an employee entitlement or guaranteed benefit. The guidelines provide that persons employed at the level of Senior Vice President may be eligible to receive between six and fifteen months of severance benefits and persons employed at the level of Executive Vice President may be eligible to receive between nine and eighteen months of severance benefits in the event of separation under certain circumstances generally including elimination of a position, work unit or general staff reduction. Separation benefits are contingent upon the signing of a separation agreement containing certain provisions including a release of all claims against Charter. Severance amounts paid under these guidelines are distinct and separate from any one-time, special or enhanced severance programs that may be approved by Charter from time to time.
      Charter’s senior executives are eligible to receive bonuses according to our 2005 Executive Bonus Plan. Under this plan, Charter’s executive officers and certain other management and professional employees are eligible to receive an annual bonus. Each participating employee would receive his or her target bonus if Charter (or such employee’s division) meets specified performance measures for revenues, operating cash flow, free cash flow and customer satisfaction.
Limitation of Directors’ Liability and Indemnification Matters
      Charter’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1) any breach of the director’s duty of loyalty to the corporation and its shareholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4) any transaction from which the director derived an improper personal benefit.
      Charter’s bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.
      The limited liability company agreement of Charter Holdings and the bylaws of Charter Capital may require Charter Holdings and Charter Capital, respectively to indemnify Charter and the individual named defendants in connection with the matters set forth in “Business — Legal Proceedings.”
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
      Charter has reimbursed certain of its current and former directors, officers and employees in connection with their defense in certain legal actions. See “Certain Relationships and Related Transactions — Other Miscellaneous Relationships — Indemnification Advances.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding beneficial ownership of Charter’s Class A common stock (“Class A common stock”) as of December 31, 2005 by:

•	each current director of Charter Holdings or Charter;

•	the current chief executive officer and individuals named in the Summary Compensation Table;

•	all persons currently serving as directors and officers of Charter Holdings or Charter, as a group; and

•	each person known by us to own beneficially 5% or more of Charter’s outstanding Class A common stock as of December 31, 2005.
      With respect to the percentage of voting power set forth in the following table:

•	each holder of Class A common stock is entitled to one vote per share; and

•	each holder of Charter’s Class B common stock (“Class B common stock”) is entitled to (i) ten votes per share of Class B common stock held by such holder and its affiliates and (ii) ten votes per share of Class B Common Stock for which membership units in Charter Holdco held by such holder and its affiliates are exchangeable.
      The 50,000 shares of Class B common stock owned by Mr. Allen represents 100% of the outstanding Class B common stock.

		Unvested	Class A Shares		Class B
	Number of	Restricted	Receivable on		Shares
	Class A	Class A	Exercise of		Issuable	% of Class A
	Shares	Shares	Vested Options	Number of	upon	Shares (Voting	% of
	(Voting and	(Voting	or Other	Class B	Exchange or	and Investment	Voting
Name and Address of	Investment	Power	Convertible	Shares	Conversion of	Power)	Power
Beneficial Owner	Power)(1)	Only)(2)	Securities(3)	Owned	Units(4)	(4)(5)	(5)(6)

Paul G. Allen(7)	29,126,463	39,063	10,000	50,000	363,794,364	50.38%	90.45%
Charter Investment, Inc.(8)					247,481,191	37.29%	*
Vulcan Cable III Inc.(9)					116,313,173	21.84%	*
Neil Smit		2,812,500				*	*
Robert P. May	119,685	40,650				*	*
W. Lance Conn	19,231	32,072				*	*
Nathaniel A. Davis		43,215				*	*
Jonathan L. Dolgen	19,685	40,650				*	*
David C. Merritt	25,705	39,063				*	*
Jo Allen Patton	10,977	40,323				*	*
Marc B. Nathanson	425,705	39,063	50,000			*	*
John H. Tory	30,005	39,063	40,000			*	*
Larry W. Wangberg	28,705	39,063	40,000			*	*
Michael J. Lovett	7,500	75,000	112,375			*	*
Wayne H. Davis	2,667	1,332	210,000			*	*
Sue Ann Hamilton			169,300			*	*
Paul E. Martin	11,738	2,869	162,500			*	*
All current directors and executive officers as a group (18 persons)	29,828,066	3,383,926	794,175	50,000	363,794,364	50.95%	90.56%
Carl E. Vogel(10)	113,334		1,265,000			*	*
Scott A. Bommer(11)	18,237,744					4.38%	*
Glenview Capital Management, LLC(12)	19,903,500					4.78%	*
Glenview Capital GP, LLC(12)	19,903,500					4.78%	*
Lawrence M. Robbins(12)	19,903,500					4.78%	*
Steelhead Partners(13)	30,284,630					7.28%	*
J-K Navigator Fund, L.P.(13)	18,447,759					4.43%	*
James Michael Johnston(13)	24,835,077					5.97%	*
Brian Katz Klein(13)	24,835,077					5.97%	*
FMR Corp.(14)	38,515,187					9.25%	1.01%

		Unvested	Class A Shares		Class B
	Number of	Restricted	Receivable on		Shares
	Class A	Class A	Exercise of		Issuable	% of Class A
	Shares	Shares	Vested Options	Number of	upon	Shares (Voting	% of
	(Voting and	(Voting	or Other	Class B	Exchange or	and Investment	Voting
Name and Address of	Investment	Power	Convertible	Shares	Conversion of	Power)	Power
Beneficial Owner	Power)(1)	Only)(2)	Securities(3)	Owned	Units(4)	(4)(5)	(5)(6)

Fidelity Management & Research Company(14)	14,961,471		20,487,601			8.12%	*
Edward C. Johnson 3d(14)	38,515,187					9.25%	1.01%
Standard Pacific Capital LLC(15)	21,804,756					5.24%	*
Kingdon Capital Management, LLC(16)	24,236,312					5.82%	*

  *Less than 1%

(1)	Includes shares for which the named person has sole voting and investment power; or shared voting and investment power with a spouse. Does not include shares that may be acquired through exercise of options.

(2)	Includes unvested shares of restricted stock issued under the Charter Communications, Inc. 2001 Stock Incentive Plan (including those issued in the February 2004 option exchange for those eligible employees who elected to participate), as to which the applicable director or employee has sole voting power but not investment power. Excludes certain performance units granted under the Charter 2001 Stock Incentive Plan with respect to which shares will not be issued until the third anniversary of the grant date and then only if Charter meets certain performance criteria (and which consequently do not provide the holder with any voting rights).

(3)	Includes shares of Class A common stock issuable (a) upon exercise of options that have vested or will vest on or before March 1, 2006 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan or (b) upon conversion of other convertible securities.

(4)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The beneficial owners at December 31, 2005 of Class B common stock, Charter Holdco membership units and convertible senior notes of Charter are deemed to be beneficial owners of an equal number of shares of Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned. As a result of the settlement of the CC VIII dispute, Mr. Allen received an accreting note exchangeable as of December 31, 2005 for 24,662,333 Charter Holdco units. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”

(5)	The calculation of this percentage assumes for each person that:

•	416,204,671 shares of Class A common stock are issued and outstanding as of December 31, 2005;

•	50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;

•	the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.875% or 4.75% convertible senior notes;

•	the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by March 1, 2006; and

•	that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.

A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

(6)	The calculation of this percentage assumes that Mr. Allen’s equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Holdco owned by each of Vulcan Cable III Inc. and Charter Investment, Inc. have not been exchanged for shares of Class A common stock).

(7)	The total listed includes:

•	247,481,191 membership units in Charter Holdco held by Charter Investment, Inc.; and

•	116,313,173 membership units in Charter Holdco held by Vulcan Cable III Inc.

The listed total includes 24,662,333 shares of Class A common stock issuable as of December 31, 2005 upon exchange of units of Charter Holdco, which are issuable to Charter Investment, Inc. (which is owned by Mr. Allen) as a consequence of the settlement of the CC VIII dispute. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.” The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(8)	Includes 247,481,191 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

(9)	Includes 116,313,173 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10)	Mr. Vogel terminated his employment effective on January 17, 2005. His stock options and restricted stock shown in this table continued to vest until December 31, 2005, and his options will be exercisable for another 60 days thereafter.

(11)	The equity ownership reported in this table is based upon the holder’s Schedule 13G filed with the SEC March 28, 2005. The address of this person is 712 Fifth Avenue, 42nd Floor, New York, New York 10019. Mr. Bommer is the managing member of SAB Capital Advisors, L.L.C., which serves as general partner of SAB Capital Partners, L.P. and SAB Capital Partners II, L.P. (which in turn collectively hold 10,124,695 shares of Class A common stock). Mr. Bommer is also the managing member of SAB Capital Management, L.L.C., which serves as general partner of SAB Overseas Capital Management, L.P. (which in turn serves as investment manager to and has investment discretion over the securities held by a holder of 8,113,049 shares of Class A common stock).

(12)	The equity ownership reported in this table is based upon the holder’s Schedule 13G filed with the SEC June 3, 2005. The address of the principal business office of the reporting person is: 399 Park Avenue, Floor 39, New York, New York 10022. The shares shown consist of: (A) 1,669,400 shares held for the account of Glenview Capital Partners; (B) 5,991,000 shares held for the account of Glenview Capital Master Fund; and (C) 12,243,100 shares held for the account of Glenview Institutional Partners. Glenview Capital Management serves as investment manager to each of Glenview Capital Partners, Glenview Institutional Partners, and Glenview Capital Master Fund. Glenview Capital GP is the general partner of Glenview Capital Partners and Glenview Institutional

Partners. Glenview Capital GP also serves as the sponsor of the Glenview Capital Master Fund. Mr. Robbins is the Chief Executive Officer of Glenview Capital Management and Glenview Capital GP.

(13)	The equity ownership reported in this table is based upon the holder’s Form 13F filed with the SEC January 25, 2006. The business address of the reporting person is: 1301 First Avenue, Suite 201, Seattle, WA 98101. Steelhead Partners, LLC acts as general partner of J-K Navigator Fund, L.P., and J. Michael Johnston and Brian K. Klein act as the member-managers of Steelhead Partners, LLC. Accordingly, shares shown as beneficially held by Steelhead Partners, LLC, Mr. Johnston and Mr. Klein include shares beneficially held by J-K Navigator Fund, L.P.

(14)	The equity ownership reported in this table is based on the holder’s Schedule 13G filed with the SEC on September 12, 2005. The address of the person is: 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR Corp. and is the beneficial owner of 35,449,072 shares as a result of acting as investment adviser to various investment companies and includes: 20,487,601 shares resulting from the assumed conversion of 5.875% senior notes. Edward C. Johnson 3d, chairman of FMR Corp., and FMR Corp. each has sole power to dispose of 38,515,187 shares.

(15)	The equity ownership in this table is based upon the holder’s Schedule 13G filed with the SEC on November 9, 2005. The address of the reporting person is: 101 California Street, 36th Floor, San Francisco, CA 94111.

(16)	The equity ownership in this table is based upon the holder’s Schedule 13G filed with the SEC on January 25, 2006. The address of the reporting person is: 152 West 57th Street, 50th Floor, New York, New York 10019.

Securities Authorized for Issuance under Equity Compensation Plans
      The following information is provided as of December 31, 2005 with respect to equity compensation plans:

	Number of Securities			Number of Securities
	to be Issued		Weighted Average	Remaining Available
	Upon Exercise of		Exercise Price of	for Future Issuance
	Outstanding Options,		Outstanding Options,	Under Equity
Plan Category	Warrants and Rights		Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	29,126,744	(1)	$4.47	42,758,409
Equity compensation plans not approved by security holders	289,268	(2)	$3.91	—

TOTAL	29,416,012		$4.46	42,758,409

(1)	This total does not include 4,252,570 shares issued pursuant to restricted stock grants made under our 2001 Stock Incentive Plan, which were subject to vesting based on continued employment or 11,258,256 performance shares issued under our LTIP plan, which are subject to vesting based on continued employment and Charter’s achievement of certain performance criteria.

(2)	Includes shares of Class A common stock to be issued upon exercise of options granted pursuant to an individual compensation agreement with a consultant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter or us have or may have a material interest. The transactions fall generally into three broad categories:

•	Transactions in which Mr. Allen has an interest that arise directly out of Mr. Allen’s investment in Charter and Charter Holdco. A large number of the transactions described below arise out of Mr. Allen’s direct and indirect (through Charter Investment, Inc., or the Vulcan entities, each of which Mr. Allen controls) investment in Charter and its subsidiaries, as well as commitments made as consideration for the investments themselves.

•	Transactions with third party providers of products, services and content in which Mr. Allen has or had a material interest. Mr. Allen has had numerous investments in the areas of technology and media. We have a number of commercial relationships with third parties in which Mr. Allen has or had an interest.

•	Other Miscellaneous Transactions. We have a limited number of transactions in which certain of the officers, directors and principal shareholders of Charter and its subsidiaries, other than Mr. Allen, have an interest.
      A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with Mr. Allen or his affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with Mr. Allen or his affiliates have been considered for approval either by the board of directors of Charter or a committee of the board of directors. All of our transactions with Mr. Allen or his affiliates have been deemed by the board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by Charter’s Audit Committee or another independent body of the board of directors in compliance with the listing requirements applicable to NASDAQ National Market listed companies. Except where noted below, we do not believe that these transactions present any unusual risks for us that would not be present in any similar commercial transaction.
      The chart below summarizes certain information with respect to these transactions. Additional information regarding these transactions is provided following the chart.

Transaction	Interested Related Party	Description of Transaction

Intercompany Management Arrangements	Paul G. Allen	Subsidiaries of Charter Holdco paid Charter approximately $84 million, $90 million and $95 million for management services rendered in 2003 and 2004 and for the nine months ended September 30, 2005, respectively.
Mutual Services Agreement	Paul G. Allen	Charter paid Charter Holdco approximately $73 million, $74 million and $64 million for services rendered in 2003 and 2004 and for the nine months ended September 30, 2005, respectively.
Previous Management Agreement	Paul G. Allen	No fees were paid in 2003, 2004 or 2005, although total management fees accrued and payable to Charter Investment, Inc., exclusive of interest, were approximately $14 million at December 31, 2003 and 2004 and September 30, 2005.

Transaction	Interested Related Party	Description of Transaction

Channel Access Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	At Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage on eight of our digital cable channels as partial consideration for a 1999 capital contribution of approximately $1.3 billion.
Equity Put Rights	Paul G. Allen	Certain sellers of cable systems that we acquired were granted, or previously had the right, as described below, to put to Paul Allen equity in us (in the case of Rifkin and Falcon), Charter Holdco (in the case of Rifkin) and CC VIII, LLC (in the case of Bresnan) and a preferred membership interest (in the case of Charter Helicon, LLC) issued to such sellers in connection with such acquisitions.
Previous Funding Commitment of Vulcan Inc	Paul G. Allen W. Lance Conn Jo Allen Patton	Pursuant to a commitment letter dated April 14, 2003, Vulcan Inc., which is an affiliate of Paul Allen, agreed to lend, under certain circumstances, or cause an affiliate to lend to Charter Holdings or any of its subsidiaries a total amount of up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment prior to termination.
TechTV Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton Larry W. Wangberg	We recorded approximately $1 million, $5 million and $1 million from TechTV under the affiliation agreement in 2003 and 2004 and for the nine months ended September 30, 2005, respectively, related to launch incentives as a reduction of programming expense. We paid TechTV approximately $80,600, $2 million and $2 million in 2003 and 2004 and for the nine months ended September 30, 2005, respectively.

Transaction	Interested Related Party	Description of Transaction

Oxygen Media Corporation Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	We paid Oxygen Media approximately $9 million, $13 million and $7 million under a carriage agreement in exchange for programming in 2003 and 2004 and for the nine months ended September 30, 2005, respectively. We recorded approximately $1 million, $1 million and $0.1 million in 2003 and 2004 and the nine months ended September 30, 2005, respectively, from Oxygen Media related to launch incentives as a reduction of programming expense. We received 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share in March 2005. We recognized approximately $9 million, $13 million and $2 million as a reduction of programming expense in 2003 and 2004 and for the nine months ended September 30, 2005, respectively, in recognition of the guaranteed value of the investment.
Portland Trail Blazers Carriage Agreement	Paul G. Allen	We paid approximately $135,200, $96,100 and $116,500 for rights to carry the cable broadcast of certain Trail Blazers basketball games in 2003 and 2004 and for the nine months ended September 30, 2005, respectively.
Digeo, Inc. Broadband Carriage Agreement	Paul G. Allen Carl E. Vogel Jo Allen Patton W. Lance Conn Michael J. Lovett	We paid Digeo approximately $4 million, $3 million and $2 million for customized development of the i-channels and the local content tool kit in 2003 and 2004 and for the nine months ended September 30, 2005, respectively. We entered into a license agreement in 2004 for the Digeo software that runs DVR units purchased from a third party. We paid approximately $0.5 million and $1 million in license and maintenance fees in 2004 and for the nine months ended September 30, 2005, respectively. In 2004 we executed a purchase agreement for the purchase of up to 70,000 DVR units and a related software license agreement, both subject to satisfaction of certain conditions. We paid approximately $0 and $9 million in capital purchases in 2004 and the nine months ended September 30, 2005, respectively.

Transaction	Interested Related Party	Description of Transaction

Viacom Networks	Jonathan L. Dolgen	We are party to certain affiliation agreements with networks of New Viacom and CBS Corporation, pursuant to which they provide Charter with programming for distribution via our cable systems. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, Charter paid Old Viacom approximately $188 million, $194 million and $150 million, respectively, for programming, and Charter recorded as receivables approximately $5 million, $8 million and $15 million from Old Viacom for launch incentives and marketing support for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, respectively.
Payment for relatives’ services	Carl E. Vogel	Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.
Radio advertising	Marc B. Nathanson	We believe that, through a third party advertising agency, we have paid approximately $67,300, $49,300 and $55,500 in 2003 and 2004 and for the nine months ended September 30, 2005, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC.
Enstar Limited Partnership Systems Purchase and Management Services	Charter officers who were appointed by a Charter subsidiary (as general partner) to serve as officers of Enstar limited partnerships	Certain of our subsidiaries purchased certain assets of the Enstar Limited Partnerships for approximately $63 million in 2002. We also earned approximately $469,300, $0 and $0 in 2003 and 2004 and for the nine months ended September 30, 2005, respectively, by providing management services to the Enstar Limited Partnerships.
Indemnification Advances	Directors and current and former officers named in certain legal proceedings	Charter reimbursed certain of its current and former directors and executive officers a total of approximately $8 million, $3 million and $15,700 for costs incurred in connection with litigation matters in 2003 and 2004 and for the nine months ended September 30, 2005, respectively.

      The following sets forth additional information regarding the transactions summarized above.
Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries
      As noted above, a number of our related party transactions arise out of Mr. Allen’s investment in Charter and its subsidiaries, including us. Some of these transactions are with Charter Investment, Inc. and Vulcan Ventures (both owned 100% by Mr. Allen), Charter (controlled by Mr. Allen) and Charter Holdco (approximately 51% owned by us and 49% owned by other affiliates of Mr. Allen). See “Summary — Organizational Structure” for more information regarding the ownership by Mr. Allen and certain of his affiliates.

Intercompany Management Arrangements
      Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries. These management agreements provide for reimbursement to Charter for all costs and expenses incurred by it for activities relating to the ownership and operation of the managed cable systems, including overhead, administration and salary expense.
      The total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse Charter for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items. The expenses subject to reimbursement include fees Charter is obligated to pay under the mutual services agreement with Charter Investment, Inc. Payment of management fees by Charter’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries and the indentures governing the Charter Holdings public debt. If any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, the subsidiaries of Charter Holdco paid approximately $84 million, $90 million and $95 million, respectively, in management fees to Charter.

Mutual Services Agreement
      Charter, Charter Holdco and Charter Investment, Inc. are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days’ written notice to the other. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, Charter paid approximately $73 million, $74 million and $64 million, respectively, to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter pursuant to a management arrangement with our subsidiaries. See “— Intercompany Management Arrangements.” The accounts and balances related to these services eliminate in consolidation. Charter Investment, Inc. no longer provides services pursuant to this agreement.

Previous Management Agreement with Charter Investment, Inc.
      Prior to November 12, 1999, Charter Investment, Inc. provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, Inc., with interest payable on unpaid amounts. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, Charter’s subsidiaries did not pay any fees to Charter Investment, Inc. to reduce management fees payable. As of December 31, 2003 and 2004 and September 30, 2005, total management fees payable by our subsidiaries to Charter Investment, Inc. were approximately $14 million, exclusive of any interest that may be charged and are included in deferred management fees-related party on our consolidated balance sheets.

Vulcan Ventures Channel Access Agreement
      Vulcan Ventures, an entity controlled by Mr. Allen, Charter, Charter Investment and Charter Holdco are parties to an agreement dated September 21, 1999 granting to Vulcan Ventures the right to use up to eight of our digital cable channels as partial consideration for a prior capital contribution of $1.325 billion. Specifically, at Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by Charter or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital video customer. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. The initial term of the channel access agreement was 10 years, and the term extends by one additional year (such that the remaining term continues to be 10 years) on each anniversary date of the agreement unless either party provides the other with notice to the contrary at least 60 days prior to such anniversary date. To date, Vulcan Ventures has not requested to use any of these channels. However, in the future it is possible that Vulcan Ventures could require us to carry programming that is less profitable to us than the programming that we would otherwise carry and our results would suffer accordingly.

Equity Put Rights
      CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen, indirectly through a company controlled by him, Charter Investment, Inc. (“CII”), became the holder of the CC VIII interest. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter has been allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC, an indirect subsidiary of Charter

(“CC V”), and Mr. Allen in proportion to CC V’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII does not provide for a mandatory redemption of the CC VIII interest.
      An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the preferred equity interests in CC VIII represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.
      Thereafter, the board of directors of Charter formed a Special Committee (currently comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.
      Mr. Allen disagreed with the Special Committee’s determinations described above and so notified the Special Committee. Mr. Allen contended that the transaction was accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.
      The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee evaluated what further actions or processes to undertake to resolve this dispute. To accommodate further deliberation, each party agreed to refrain from initiating legal proceedings over this matter until it had given at least ten days’ prior notice to the other. In addition, the Special Committee and Mr. Allen determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute.
      As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates, having investigated the facts and circumstances relating to the dispute involving the CC VIII interest, after consultation with counsel and other advisors, and as a result of the Delaware Chancery Court’s non-binding mediation program, agreed to settle the dispute, and execute certain permanent and irrevocable releases pursuant to the Settlement Agreement and Mutual Release agreement dated October 31, 2005 (the “Settlement”).

      Pursuant to the Settlement, CII has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain drag along, tag along and transfer restrictions as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of that other 70% of the CC VIII preferred interests, 7.4% has been transferred by CII to CCHC for a subordinated exchangeable note with an initial accreted value of $48.2 million, accreting at 14%, compounded quarterly, with a 15-year maturity (the “Note”). The remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC.
      As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.
      The Note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning three years and four months after the closing of the Settlement, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A Common units at the Exchange Rate.
      CCHC has the right to redeem the Note under certain circumstances, for cash in an amount equal to the then accreted value. CCHC must redeem the Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.
      The Board of Directors has determined that the transferred CC VIII interests remain at CCHC.
      Rifkin. On September 14, 1999, Mr. Allen and Charter Holdco entered into a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of 3,006,202 Class A preferred membership units of Charter Holdco. This put agreement allowed these holders to compel Charter Holdco to redeem their Class A preferred membership units at any time before September 14, 2004 at $1.00 per unit, plus accretion thereon at 8% per year from September 14, 1999. Mr. Allen had guaranteed the redemption obligation of Charter Holdco. These units were put to Charter Holdco for redemption, and were redeemed on April 18, 2003 for a total price of approximately $3.9 million.
      Mr. Allen also was a party to a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of Class A common stock of Charter. Under this put agreement, such holders have the right to sell to Mr. Allen any or all of such shares of Charter’s Class A common stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 4.6 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.
      Falcon. Mr. Allen also was a party to a put agreement with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of Class A common stock of Charter. Under the Falcon put agreement, such holders had the right to sell to Mr. Allen any or all shares of Class A common stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999.

Approximately 19.4 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.
      Helicon. In 1999 we purchased the Helicon cable systems. As part of that purchase Mr. Allen entered into a put agreement with a certain seller of the Helicon cable systems that received a portion of the purchase price in the form of a preferred membership interest in Charter Helicon LLC with a redemption price of $25 million plus accrued interest. Under the Helicon put agreement, such holder has the right to sell to Mr. Allen any or all of the interest to Mr. Allen prior to its mandatory redemption in cash on July 30, 2009. On August 31, 2005, 40% of the preferred membership interest was put to Mr. Allen. The remaining 60% of the preferred interest in Charter Helicon LLC remained subject to the put to Mr. Allen. Such preferred interest was recorded in other long-term liabilities as of September 30, 2005 and December 31, 2004. On October 6, 2005, Charter Helicon, LLC redeemed all of the preferred membership interest for the redemption price of $25 million plus accrued interest.

Previous Funding Commitment of Vulcan Inc.
      Effective April 14, 2003, our subsidiary, Charter Communications VII, LLC entered into a commitment letter with Vulcan Inc., which is an affiliate of Paul Allen, under which Vulcan Inc. agreed to lend, under certain circumstances, or cause an affiliate to lend initially to Charter Communications VII, LLC, or another subsidiary of Charter Holdings, up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. No amounts were ever drawn under the commitment letter. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment (including an extension fee) prior to termination. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc., and Mr. Lance Conn is Executive Vice President of Vulcan Inc.

Allocation of Business Opportunities with Mr. Allen
      As described under “— Third Party Business Relationships in which Mr. Allen has or had an Interest” in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; a joint venture to develop a digital video recorder set-top terminal; an existing investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner of the business of Interactive Broadcaster Services Corporation or, Chat TV, an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of Charter’s initial public offering in November 1999. This restriction will remain in effect until all of the shares of Charter’s high-vote Class B common stock have been converted into shares of Charter’s Class A common stock due to Mr. Allen’s equity ownership falling below specified thresholds.
      Should Charter or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of Charter and the limited liability company agreement of Charter Holdco would need to be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.

      Under Delaware corporate law, each director of Charter, including Mr. Allen, is generally required to present to Charter, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to Charter and they may exploit such opportunities for their own account.
      Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates in connection with his investments in businesses in which we are permitted to engage under Charter’s restated certificate of incorporation. Certain of the indentures of Charter and its subsidiaries require the applicable issuer of notes to obtain, under certain circumstances, approval of the board of directors of Charter and, where a transaction or series of related transactions is valued at or in excess of $50 million, a fairness opinion with respect to transactions in which Mr. Allen has an interest. Related party transactions are approved by our Audit Committee in compliance with the listing requirements applicable to NASDAQ National Market listed companies. We have not instituted any other formal plan or arrangement to address potential conflicts of interest.
      The restrictive provisions of the organizational documents described above may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations.
Third Party Business Relationships in Which Mr. Allen has or had an Interest
      As previously noted, Mr. Allen has and has had extensive investments in the areas of media and technology. We have a number of commercial relationships with third parties in which Mr. Allen has an interest. Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with products, services or programming. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen’s affiliated companies.
      Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party.

TechTV, Inc.
      TechTV, Inc. (“TechTV”) operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided us with programming for distribution via our cable systems. The affiliation agreement provides, among other things, that TechTV must offer Charter Holdco certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, we were entitled to incentive payments for channel launches through December 31, 2003.
      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for

TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005 we recognized approximately $1 million, $5 million and $1 million, respectively, of the Vulcan Programming payment as an offset to programming expense and paid approximately $80,600, $2 million and $2 million, respectively, to TechTV under the affiliation agreement.
      We believe that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time Vulcan Programming sold TechTV to an unrelated third party in May 2004.

Oxygen Media Corporation
      Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby we agreed to carry programming content from Oxygen. Under the carriage agreement, we currently make Oxygen programming available to approximately 5 million of our video customers. The term of the carriage agreement was retroactive to February 1, 2000, the date of launch of Oxygen programming by us, and was to run for a period of five years from that date. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, we paid Oxygen approximately $9 million, $13 million and $7 million, respectively, for programming content. In addition, Oxygen pays us marketing support fees for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. We recorded approximately $1 million, $1 million and $0.1 million related to these launch incentives as a reduction of programming expense for each of the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, respectively.
      Concurrently with the execution of the carriage agreement, Charter Holdco entered into an equity issuance agreement pursuant to which Oxygen’s parent company, Oxygen Media Corporation (“Oxygen Media”), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of Oxygen Media common stock for an exercise price of $22.00 per share. In February 2005, this warrant expired unexercised. Charter Holdco was also to receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005, with the exact date to be determined by Oxygen Media, but this commitment was later revised as discussed below.
      We recognize the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, we recorded approximately $9 million, $13 million and $2 million, respectively, as a reduction of programming expense. The carrying value of our investment in Oxygen was approximately $19 million, $32 million and $33 million as of December 31, 2003 and 2004 and September 30, 2005, respectively.
      In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revises the number of our customers to which Oxygen programming must be carried and for which we must pay, (b) releases Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) requires Oxygen to make payment on outstanding receivables for marketing support fees due to us under the carriage agreement; and (d) requires that Oxygen provide its programming content to us on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than us. The renewal of the carriage agreement (a) extends the period that we will carry

Oxygen programming to our customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks.
      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco in place of the $34 million of unregistered shares of Oxygen Media common stock. Oxygen Media delivered these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.
      As of September 30, 2005, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities. Ms. Jo Allen Patton is a director and the President of Vulcan Programming. Mr. Lance Conn is a Vice President of Vulcan Programming.
      Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

Portland Trail Blazers
      On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the acquisition of the Falcon cable systems in November 1999, we continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each customer in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, we paid approximately $135,200, $96,100 and $116,500, respectively, in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement and subsequent local cable distribution agreements.

Digeo, Inc.
      In March 2001, a subsidiary of Charter, Charter Communications Ventures, LLC (“Charter Ventures”) and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo, Inc. (“Digeo”), an entity controlled by Paul Allen. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Charter Ventures is not required to make any capital contributions, including capital calls, to Digeo. DBroadband Holdings, LLC is therefore not included in our consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.
      On March 2, 2001, Charter Ventures entered into a broadband carriage agreement with Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo. The carriage agreement provided that Digeo Interactive would provide to Charter a “portal” product, which would function as the television-based Internet portal (the initial point of entry to the Internet) for Charter’s customers who received Internet access from Charter. The agreement term was for 25 years and Charter agreed to use the

Digeo portal exclusively for six years. Before the portal product was delivered to Charter, Digeo terminated development of the portal product.
      On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, our digital video customers who receive i-channels receive the service at no additional charge.
      On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment superseded the amendment of September 27, 2001. It provided for the development by Digeo Interactive of future features to be included in the Basic i-TV service to be provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter could request that Digeo Interactive manage local content for a fee. The amendment provided for Charter to pay for development of the Basic i-TV service as well as license fees for customers who would receive the service, and for Charter and Digeo to split certain revenues earned from the service. In 2003 and 2004 and for the nine months ended September 30, 2005, we paid Digeo Interactive approximately $4 million, $3 million and $2 million, respectively, for customized development of the i-channels and the local content tool kit. We received no revenues under the broadband carriage agreement in 2003. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.
      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deployed from a maximum of 10 headends through year-end 2004. This maximum number of headends restriction was expanded and eventually eliminated through successive agreement amendments and the date for entering into license agreements for units deployed was extended. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement includes an “MFN clause” pursuant to which Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. Charter paid approximately $0.5 million and $1 million in license and maintenance fees for the year ended December 31, 2004 and for the nine months ended September 30, 2005, respectively.
      In April 2004, we launched DVR service (using units containing the Digeo software) in our Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).
      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances. Charter paid approximately

$0 and $9 million in capital purchases under this agreement for the year ended December 31, 2004 and for the nine months ended September 30, 2005, respectively.
      In late 2003, Microsoft filed suit against Digeo for $9 million in a breach of contract action, involving an agreement that Digeo and Microsoft had entered into in 2001. Digeo informed Charter that it believed it had an indemnification claim against Charter for half that amount. Digeo settled with Microsoft agreeing to make a cash payment and to purchase certain amounts of Microsoft software products and consulting services through 2008. In consideration of Digeo agreeing to release Charter from its potential claim against Charter, after consultation with outside counsel Charter agreed, in June 2005, to purchase a total of $2.3 million in Microsoft consulting services through 2008, a portion of which amounts Digeo has informed Charter will count against Digeo’s purchase obligations with Microsoft.
      In October 2005, Charter Holdco and Digeo Interactive entered into a binding term sheet for the test market deployment of the Moxi Entertainment Applications Pack (“MEAP”). The MEAP is an addition to the Moxi Client Software and will contain ten games (such as Video Poker and Blackjack), a photo application and jukebox application. The term sheet is limited to a test market application of approximately 14,000 subscribers and the aggregate value is not expected to exceed $0.1 million. In the event the test market proves successful, the companies will replace the term sheet with a long form agreement including a planned roll-out across additional markets. The term sheet expires on May 1, 2006.
      We believe that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc., on a fully-converted non-diluted basis. Messrs. Allen and Conn and Ms. Patton are directors of Digeo. Mr. Lovett is a director of Digeo since December 2005 and Mr. Vogel was a director of Digeo in 2004. During 2004 and 2005, Mr. Vogel held options to purchase 10,000 shares of Digeo common stock.
Other Miscellaneous Relationships

Viacom Networks
      Pursuant to certain affiliation agreements with networks of New Viacom, including MTV, MTV2, Nickelodeon, VH1, TVLand, CMT, Spike TV, Comedy Central and Viacom Digital Suite, and stations and networks of CBS Corporation including CBS-owned and operated broadcast stations, Showtime, The Movie Channel, and Flix, New Viacom and CBS Corporation provide Charter with programming for distribution via our cable systems. The affiliation agreements provide for, among other things, rates and terms of carriage, advertising on these networks, which Charter can sell to local advertisers and marketing support. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, Charter paid Old Viacom approximately $188 million, $194 million and $150 million, respectively, for programming. Charter recorded approximately $5 million, $8 million and $15 million as receivables from Old Viacom networks related to launch incentives for certain channels and marketing support, respectively, for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group.

Payments for Relatives’ Services
      Since June 2003, Charter Holdco has employed the brother-in-law of Carl E. Vogel, Charter’s former President, Chief Executive Officer and a director. Mr. Vogel’s brother-in-law receives a salary commensurate with his position in the engineering department.

Radio Advertising
      We believe that, through a third party advertising agency, we have paid approximately $67,300, $49,300 and $55,500 in 2003 and 2004 and for the nine months ended September 30, 2005, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC that owns radio stations in Oregon and California. Mr. Nathanson is the Chairman and owner of Mapleton Investments, LLC.

Purchase of Certain Enstar Limited Partnership Systems; Management Fees
      In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly owned subsidiary of Charter Holdings, completed the cash purchase of certain assets of Enstar Income Program II-2, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Income Program IV-1, L.P., Enstar Income Program IV-2, L.P., and Enstar Income Program IV-3, L.P., serving approximately 21,600 customers, for a total cash sale price of approximately $48 million. In September 2002, Charter Communications Entertainment I, LLC purchased all of Enstar Income Program II-1, L.P.’s Illinois cable television systems, serving approximately 6,400 customers, for a cash sale price of $15 million. Enstar Communications Corporation, a direct subsidiary of Charter Holdco is a general partner of the Enstar limited partnerships but does not exercise control over them. The purchase prices were allocated to assets acquired based on fair values, including approximately $41 million assigned to franchises and $4 million assigned to other intangible assets amortized over a useful life of three years.
      In addition, Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Holdco. For the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, Charter Holdco earned approximately $469,300, $0 and $0, respectively, by providing management services to the Enstar limited partnerships. In September 2003 the Enstar limited partnerships completed sales of all their remaining assets, and as a result no further management fees were paid in 2004. In November 2004, the Enstar limited partnerships were dissolved.
      All of the executive officers of Charter (with the exception of Mr. Allen), Charter Holdco and Charter Holdings act as officers of Enstar Communications Corporation.

Indemnification Advances
      Pursuant to Charter’s bylaws (and the employment agreements of certain of our current and former officers), Charter is obligated (subject to certain limitations) to indemnify and hold harmless, to the fullest extent permitted by law, any officer, director or employee against all expense, liability and loss (including, among other things, attorneys’ fees) reasonably incurred or suffered by such officer, director or employee as a result of the fact that he or she is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of Charter. In addition, Charter is obligated to pay, as an advancement of its indemnification obligation, the expenses (including attorneys’ fees) incurred by any officer, director or employee in defending any such action, suit or proceeding in advance of its final disposition, subject to an obligation to repay those amounts under certain circumstances. Pursuant to these indemnification arrangements and as an advancement of costs, Charter has reimbursed certain of its current and former directors and executive officers a total of approximately $3 million, $8 million, $3 million and $15,700 in respect of invoices received in 2002, 2003 and 2004 and for the nine months ended September 30, 2005, respectively, in connection with their defense of certain legal actions described herein. See “Business — Legal Proceedings.” Those current and former directors and officers include: Paul G. Allen, David C. Andersen, David G. Barford, Mary Pat Blake, J. Christian Fenger, Kent D. Kalkwarf, Ralph G. Kelly, Jerald L. Kent, Paul E. Martin, David L. McCall, Ronald L. Nelson, Nancy B. Peretsman, John C. Pietri, William D. Savoy, Steven A. Schumm, Curtis S. Shaw, William J. Shreffler, Stephen E. Silva, James Trey Smith and Carl E. Vogel. These amounts were submitted to Charter’s director and officer insurance carrier and have been reimbursed consistent with the terms of the Securities Class Action and Derivative Action Settlements described in “Business — Legal Proceedings.” On or about February 22, 2005, Charter filed lawsuits against the four former officers who were indicted and pled guilty as part of the government investigation conducted by the United States Attorney’s Office. These suits seek to recover fees and related expenses that Charter advanced these former officers under the indemnification provisions described above. All four officers have filed counterclaims.

DESCRIPTION OF OTHER INDEBTEDNESS
Description of Our Outstanding Debt
      As of September 30, 2005 and December 31, 2004, our actual total debt was approximately $18.3 billion and $18.5 billion, respectively, as summarized below (dollars in millions):

	Actual		Actual			Start date for
	September 30, 2005		December 31, 2004			cash interest
					Interest	payment on
	Principal	Accreted	Principal	Accreted	payment	discount	Maturity
Long-Term Debt(b)	amount	value(a)	amount	value(a)	dates	notes	date(b)

Renaissance:
10.000% senior discount notes due 2008	$114	$115	$114	$116	4/15 & 10/15	10/15/03	4/15/08
CC V Holdings:
11.875% senior discount notes due 2008(c)	—	—	113	113	6/1 & 12/1	6/1/04	12/1/08
Charter Operating:
Credit facilities(d)	5,513	5,513	5,515	5,515
8% senior second lien notes due 2012	1,100	1,100	1,100	1,100	4/30 & 10/30		4/30/12
8 3/8% senior second lien notes due 2014	733	733	400	400	4/30 & 10/30		4/30/14
CCO Holdings:
8.750% senior notes due 2013	800	794	500	500	5/15 & 11/15		11/15/13
Senior floating rate notes due 2010	550	550	550	550	3/15, 6/15,		12/15/10
					9/15 & 12/15
CCH II:
10.250% senior notes due 2010(d)	1,601	1,601	1,601	1,601	3/15 & 9/15		9/15/10
CCH I(a):
11.00% senior notes due 2015	3,525	3,686	—	—	4/1 & 10/1		10/1/15
CIH(a):
11.125% senior notes due 2014	151	151	—	—	1/15 & 7/15		1/15/14
9.920% senior discount notes due 2014	471	471	—	—	4/1 & 10/1		4/1/14
10.000% senior notes due 2014	299	299	—	—	5/15 & 11/15		5/15/14
11.750% senior discount notes due 2014	815	759	—	—	5/15 & 11/15	11/15/06	5/15/14
13.500% senior discount notes due 2014	581	559	—	—	1/15 & 7/15	7/15/06	1/15/14
12.125% senior discount notes due 2015	217	187	—	—	1/15 & 7/15	7/15/07	1/15/15
Charter Holdings:
8.250% senior notes due 2007	105	105	451	451	4/1 & 10/1		4/1/07
8.625% senior notes due 2009	292	292	1,244	1,243	4/1 & 10/1		4/1/09
9.920% senior discount notes due 2011	198	198	1,108	1,108	4/1&10/1	10/1/04	4/1/11
10.000% senior notes due 2009	154	154	640	640	4/1 & 10/1		4/1/09
10.250% senior notes due 2010	49	49	318	318	1/15 & 7/15		1/15/10
11.750% senior discount notes due 2010	43	43	450	448	1/15 & 7/15	7/15/05	1/15/10
10.750% senior notes due 2009	131	131	874	874	4/1 & 10/1		10/1/09
11.125% senior notes due 2011	217	217	500	500	1/15 & 7/15		1/15/11
13.500% senior discount notes due 2011	94	91	675	589	1/15 & 7/15	7/15/06	1/15/11
9.625% senior notes due 2009	107	107	640	638	5/15 & 11/15		11/15/09
10.000% senior notes due 2011	137	136	710	708	5/15 & 11/15		5/15/11
11.750% senior discount notes due 2011	125	116	939	803	5/15 & 11/15	11/15/06	5/15/11
12.125% senior discount notes due 2012	113	97	330	259	1/15 & 7/15	7/15/07	1/15/12

	$18,235	$18,254	$18,772	$18,474

(a)	The accreted value presented above represents the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date. The accreted value of CIH notes and CCH I notes issued in exchange for Charter Holdings notes are recorded in accordance with GAAP. GAAP requires that the CIH notes issued in exchange for Charter Holdings notes and the CCH I notes issued in exchange for the 8.625% Charter Holdings notes due 2009 be recorded at the historical book values of the Charter Holdings notes as opposed to the current accreted value for legal purposes and notes indenture purposes (which, for both purposes, is the amount that would become payable if the debt becomes immediately due). As of September 30, 2005, the accreted value of our parent companies’ debt for legal purposes and notes and indentures purposes is $17.7 billion.

(b)	In general, the obligors have the right to redeem all of the notes set forth in the above table (except with respect to the Charter Holdings notes with terms of eight years) in whole or part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest. For additional information, see Note 9 to our consolidated financial statements included elsewhere in this prospectus.

(c)	On March 14, 2005, CC V Holdings, LLC redeemed all of its outstanding notes, at 103.958% of principal amount, plus accrued and unpaid interest to the date of redemption. We are not required to redeem any of the other notes listed above prior to their stated maturity dates.

(d)	In January 2006, our subsidiaries, CCH II and CCH II Capital Corp., issued $450 million principal amount of 10.250% senior notes due 2010, the proceeds of which were used to pay down credit facilities.

      As of September 30, 2005 and December 31, 2004, long-term debt totaled approximately $18.3 billion and $18.5 billion, respectively. This debt was comprised of approximately $5.5 billion and $5.5 billion of credit facility debt and $12.7 billion and $13.0 billion accreted value of high-yield notes at September 30, 2005 and December 31, 2004, respectively.
      As of September 30, 2005 and December 31, 2004, the weighted average interest rate on the credit facility debt was approximately 7.5% and 6.8%, respectively and the weighted average interest rate on the high-yield notes was approximately 10.2% and 9.9%, resulting in a blended weighted average interest rate of 9.4% and 9.0%, respectively. The interest rate on approximately 78% and 82% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements as of September 30, 2005 and December 31, 2004, respectively. The fair value of our high-yield notes was $11.6 billion and $12.2 billion at September 30, 2005 and December 31, 2004, respectively. The fair value of our credit facility debt was approximately $5.5 billion and $5.5 billion at September 30, 2005 and December 31, 2004, respectively. The fair value of high-yield notes is based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      The following description is a summary of certain material provisions of the amended and restated Charter Operating credit facilities and our other notes and those of our subsidiaries and the bridge loan (collectively, the “Debt Agreements”). The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all terms of the Debt Agreements. The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.

Charter Operating Credit Facilities — General
      The Charter Operating credit facilities were amended and restated concurrently with the sale of $1.5 billion senior second-lien notes in April 2004, among other things, to defer maturities and increase availability under these facilities and to enable Charter Operating to acquire the interests of the lenders under the CC VI Operating, CC VIII Operating and Falcon credit facilities, thereby consolidating all credit facilities under one amended and restated Charter Operating credit agreement.
      The Charter Operating credit facilities:

•	provide borrowing availability of up to $6.5 billion;

•	provide for two term facilities:

(i) a Term A facility with a total principal amount of $2.0 billion, of which 12.5% matures in 2007, 30% matures in 2008, 37.5% matures in 2009 and 20% matures in 2010; and

(ii) a Term B facility with a total principal amount of $3.0 billion, which shall be repayable in 27 equal quarterly installments aggregating in each loan year to 1% of the original amount of the Term B facility, with the remaining balance due at final maturity in 2011; and

•	provide for a revolving credit facility, in a total amount of $1.5 billion, with a maturity date in 2010.
      Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans of up to 3.00% for the Term A facility and revolving credit facility, and up to 3.25% for the Term B facility, and for base rate loans of up to 2.00% for the Term A facility and revolving credit facility, and up to 2.25% for the Term B facility. A quarterly commitment fee of up to .75% is payable on the average daily unborrowed balance of the revolving credit facilities.
      The obligations of our subsidiaries under the Charter Operating credit facilities (the “Obligations”) are guaranteed by us and the subsidiaries of Charter Operating, except for immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries,” primarily Renaissance and its subsidiaries). The Obligations are also secured by (i) a lien on all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities. Upon the Charter Holdings Leverage Ratio (as defined in the indenture governing the Charter Holdings senior notes and senior discount notes) being under 8.75 to 1.0, the Charter Operating credit facilities require that the 11.875% notes due 2008 issued by CC V Holdings, LLC be redeemed. Because such Leverage Ratio was determined to be under 8.75 to 1.0, CC V Holdings, LLC redeemed such notes in March 2005, and CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) became guarantors of the Obligations and have granted a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.

Charter Operating Credit Facilities — Restrictive Covenants
      The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage, debt service coverage, and interest coverage, tested as of the end of each quarter. The maximum allowable leverage ratio is 4.25 to 1.0 until maturity, tested as of the end of each quarter beginning September 30, 2004. Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not reinvested in assets useful in the business of the borrower within a specified period, and upon the incurrence of certain indebtedness when the ratio of senior first lien debt to operating cash flow is greater than 2.0 to 1.0.
      The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the Charter Operating senior second-lien notes, the CCH II senior notes, the CCO Holdings senior notes, the Charter convertible senior notes and the Charter Holdings senior notes, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities. Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2003 of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.
      The events of default under the Charter Operating credit facilities include, among other things:

(i) the failure to make payments when due or within the applicable grace period,

(ii) the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from our independent auditors,

(iii) the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

(iv) the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

(v) Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

(vi) the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating,

(vii) certain of Charter Operating’s indirect or direct parent companies having indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to the final maturity of such indebtedness, and

(viii) Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.
Outstanding Notes and Bridge Loan

Charter Communications Holdings, LLC Notes

March 1999 Charter Holdings Notes
      The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Capital exchanged these notes for new notes with substantially similar terms, except that the new March 1999 Charter Holdings notes are registered under the Securities Act.
      The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the March 1999 9.920% Charter Holdings notes began to accrue on April 1, 2004.
      The March 1999 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the March 1999 Charter Holdings notes contain restrictive covenants that limit certain transactions or activities by Charter Holdings and its restricted subsidiaries. Substantially all of Charter Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries. See “— Summary of Restrictive Covenants Under the Charter Holdings High Yield Notes.”

January 2000 Charter Holdings Notes
      The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Capital exchanged these notes for new notes with substantially similar terms, except that the new January 2000 Charter Holdings notes are registered under the Securities Act.
      The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2000 11.75% Charter Holdings notes began to accrue on January 15, 2005.
      The January 2000 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, Charter Operating credit facilities and the Charter Operating notes.
      Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity on April 1, 2009. Charter Holdings and Charter Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

January 2001 Charter Holdings Notes
      The January 2001 Charter Holdings notes were issued under three separate indentures, each dated as of January 10, 2001, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In March 2001, Charter Holdings and Charter Capital exchanged these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.
      The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2001 13.500% Charter Holdings notes will not accrue prior to January 15, 2006.
      The January 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating credit facilities and the Charter Operating notes.
      Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity on October 1, 2009. On or after January 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

May 2001 Charter Holdings Notes
      The May 2001 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In September 2001, Charter Holdings and Charter Capital exchanged substantially all of these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.
      The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.
      The May 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating credit facilities and the Charter Operating notes.
      Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity on November 15, 2009. On or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

January 2002 Charter Holdings Notes
      The January 2002 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee, two of which were supplements to the indentures for the May 2001 Charter Holdings notes. In July 2002, Charter Holdings and Charter Capital exchanged substantially all of these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.
      The January 2002 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2002 12.125% Charter Holdings notes will not accrue prior to January 15, 2007.

      The January 2002 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating credit facilities and the Charter Operating notes.
      The Charter Holdings 12.125% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 106.063% to 100% of accreted value beginning January 15, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2002 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2002 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes
      The limitations on incurrence of debt and issuance of preferred stock contained in Charter Holdings’ indentures permit Charter Holdings and its subsidiaries to incur additional debt or issue preferred stock, so long as there is no default under the Charter Holdings indentures. These limitations restrict the incurrence of debt unless, after giving pro forma effect to the incurrence, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0. In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, Charter Holdings and its restricted subsidiaries are permitted to issue:

•	up to $3.5 billion of debt under credit facilities,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose,

•	additional debt in an amount equal to 200% of new cash equity proceeds received by Charter Holdings and its restricted subsidiaries since March 1999, the date of its first indenture, and not allocated for restricted payments or permitted investments, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.
Indebtedness under a single facility or agreement may be incurred in part under one of the categories listed above and in part under another. Accordingly, indebtedness under our credit facilities is incurred under a combination of the categories of permitted indebtedness listed above.
      The restricted subsidiaries of Charter Holdings are generally not permitted to issue debt securities contractually subordinated in right of payment to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.
      The Charter Holdings indentures permit Charter Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than Charter Holdings’ indentures, so our subsidiaries that are subject to the Charter Operating credit facilities may not be permitted to utilize the full debt incurrence that would otherwise be available under the Charter Holdings indenture covenants.
      Generally, under Charter Holdings’ high-yield indentures:

•	Charter Holdings and its restricted subsidiaries are generally permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if, after giving pro forma effect to the transaction, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0 and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments in a total amount of up to 100% of Charter Holdings’ consolidated EBITDA, as defined, minus 1.2 times its consolidated interest expense, plus 100% of new cash and non-cash equity proceeds received by Charter Holdings and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from March 1999, the date of the first Charter Holdings indenture, plus $100 million.

      In addition, Charter Holdings may make distributions or restricted payments, so long as no default exists or would be caused by transactions:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year,

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries, or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      Charter Holdings and its restricted subsidiaries may not make investments except permitted investments if there is a default under the indentures or if, after giving effect to the transaction, the Charter Holdings Leverage Ratio would be above 8.75 to 1.0.
      Permitted investments include:

•	investments by Charter Holdings in restricted subsidiaries or by restricted subsidiaries in Charter Holdings,

•	investments in productive assets (including through equity investments) aggregating up to $150 million since March 1999,

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Holdings since March 1999 and not allocated to the debt incurrence or restricted payments covenant, and

•	other investments aggregating up to $50 million since March 1999.
      Charter Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under Charter Holdings’ and its subsidiaries’ credit facilities, liens securing the purchase price of new assets, liens securing indebtedness of up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of Charter Holdings.
      Charter Holdings and Charter Capital, its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Holdings notes.
      Charter Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Holdings notes with any remaining proceeds.
      Charter Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
      Charter Holdings’ restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indentures, unless those restrictions are on customary terms that will not materially impair Charter Holdings’ ability to repay the high-yield notes.
      The restricted subsidiaries of Charter Holdings are generally not permitted to guarantee or pledge assets to secure debt of Charter Holdings, unless the guaranteeing subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.
      The indentures also restrict the ability of Charter Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors of Charter Holdings that the transaction is on terms no less favorable than arms length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction addressed to the holders of the Charter Holdings notes.

CCH II, LLC Notes
      In September 2003, CCH II and CCH II Capital Corp. jointly issued approximately $1.6 billion total principal amount of 10.25% senior notes due 2010 and in January 2006, they issued an additional $450 million principal amount of these notes. The CCH II notes are general unsecured obligations of CCH II and CCH II Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Renaissance notes, Charter Operating credit facilities and the Charter Operating notes.
      Interest on the CCH II notes accrues at 10.25% per annum, and is payable semi-annually in arrears on each March 15 and September 15, commencing on March 15, 2004.
      At any time prior to September 15, 2006, the issuers of the CCH II notes may redeem up to 35% of the total principal amount of the CCH II notes on a pro rata basis at a redemption price equal to 110.25% of the principal amount of CCH II notes redeemed, plus any accrued and unpaid interest.
      On or after September 15, 2008, the issuers of the CCH II notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II notes redeemed, plus, in each case, any accrued and unpaid interest.
      In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      The indenture governing the CCH II notes contains restrictive covenants that limit certain transactions or activities by CCH II and its restricted subsidiaries, including the covenants summarized below. Substantially all of CCH II’s direct and indirect subsidiaries are currently restricted subsidiaries.
      The covenant in the indenture governing the CCH II notes that restricts incurrence of debt and issuance of preferred stock permits CCH II and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving effect to the incurrence, CCH II could meet a leverage ratio (ratio of consolidated debt to four times EBITDA from the most recent fiscal quarter for which internal financial reports are available) of 5.5 to 1.0.

      In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCH II and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities, including debt under credit facilities outstanding on the issue date of the CCH II notes,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.
      The restricted subsidiaries of CCH II are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.
      The CCH II indenture permits CCH II and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. Our and our subsidiaries’ credit agreements generally impose more restrictive limitations on incurring new debt than the CCH II indenture, so we and our subsidiaries that are subject to credit agreements are not permitted to utilize the full debt incurrence that would otherwise be available under the CCH II indenture covenants.
      Generally, under the CCH II indenture, CCH II and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCH II can incur $1.00 of new debt under the leverage ratio test, which requires that CCH II meet a 5.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments in a total amount of up to 100% of CCH II’s consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and non-cash equity proceeds received by CCH II and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced July 1, 2003, plus $100 million.
      In addition, CCH II may make distributions or restricted payments, so long as no default exists or would be caused by transactions:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in CCH II or its restricted subsidiaries;

•	regardless of the existence of any default, to pay interest when due on Charter Holdings notes, to pay, so long as there is no default, interest on the convertible senior notes of Charter, to purchase, redeem or refinance, so long as CCH II could incur $1.00 of indebtedness under the 5.5 to 1.0 leverage ratio test referred to above and there is no default, Charter Holdings notes, Charter notes, and other direct or indirect parent company notes (including the CCH II notes);

•	to make distributions in connection with the private exchanges pursuant to which the CCH II notes were issued; and

•	other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      The indenture governing the CCH II notes restricts CCH II and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCH II could not incur $1.00 of new debt under the 5.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

      Permitted investments include:

•	investments by CCH II and its restricted subsidiaries in CCH II and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment;

•	investments aggregating up to 100% of new cash equity proceeds received by CCH II since September 23, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant described above;

•	investments resulting from the private exchanges pursuant to which the CCH II notes were issued;

•	other investments up to $750 million outstanding at any time; and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.
      CCH II is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our subsidiaries’ credit facilities, liens securing the purchase price of new assets, and liens securing indebtedness up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of CCH II.

CCO Holdings, LLC Notes and Bridge Loan

8 3/4% Senior Notes Due 2013
      In November 2003, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million total principal amount of 8 3/4% senior notes due 2013. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the Charter Operating credit facilities and the Charter Operating notes.
      Interest on the CCO Holdings senior notes accrues at 8 3/4% per year and is payable semi-annually in arrears on each May 15 and November 15.
      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest.
      On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.

Senior Floating Rate Notes Due 2010
      In December 2004, CCO Holdings and CCO Holdings Capital Corp. jointly issued $550 million total principal amount of senior floating rate notes due 2010. These notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the Charter Operating credit facilities and the Charter Operating notes. In August 2005, CCO Holdings and CCO Holdings Capital Corp. exchanged these notes for new notes with substantially similar terms, except the new senior floating rate notes are registered under the Securities Act.
      The CCO Holdings senior floating rate notes have an annual interest rate of LIBOR plus 4.125%, reset and payable quarterly.

      At any time prior to December 15, 2006, CCO Holdings and CCO Holdings Capital Corp. may redeem up to 35% of the notes in an amount not to exceed the amount of proceeds of one or more public equity offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per annum applicable to the notes on the date notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.
      CCO Holdings and CCO Holdings Capital Corp. may redeem the senior floating rate notes in whole or in part at their option from December 15, 2006 until December 14, 2007 for 102% of the principal amount, from December 15, 2007 until December 14, 2008 for 101% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest.

8 3/4% Senior Notes due 2013
      In August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $300 million total principal amount of 8 3/4% senior notes due 2013. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the Charter Operating credit facilities and the Charter Operating notes.
      Interest on the CCO Holdings senior notes accrues at 8 3/4% per year and is payable semi-annually in arrears on each May 15 and November 15.
      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest. On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.

Additional Terms of the CCO Holdings Senior Notes and Senior Floating Rate Notes
      The CCO Holdings notes described above are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      The indenture governing the CCO Holdings senior notes contains restrictive covenants that limit certain transactions or activities by CCO Holdings and its restricted subsidiaries, including the covenants summarized below. Substantially all of CCO Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.
      The covenant in the indenture governing the CCO Holdings senior notes that restricts incurrence of debt and issuance of preferred stock permits CCO Holdings and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving pro forma effect to the incurrence or issuance, CCO Holdings could meet a leverage ratio (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.5 to 1.0.

      In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCO Holdings and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities, including debt under credit facilities outstanding on the issue date of the CCO Holdings senior notes;

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;

•	up to $300 million of additional debt for any purpose; and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.
      The restricted subsidiaries of CCO Holdings are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.
      The CCO Holdings indenture permits CCO Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than CCO Holdings’ indenture, so our subsidiaries that are subject to credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the CCO Holdings indenture covenants.
      Generally, under CCO Holdings’ indenture:

•	CCO Holdings and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCO Holdings can incur $1.00 of new debt under the leverage ratio test, which requires that CCO Holdings meet a 4.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCO Holdings’ consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced on October 1, 2003, plus $100 million.
      In addition, CCO Holdings may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	to pay, regardless of the existence of any default, pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries;

•	to pay, regardless of the existence of any default, interest when due on Charter Holdings notes and our notes;

•	to pay, so long as there is no default, interest on the Charter convertible notes;

•	to purchase, redeem or refinance Charter Holdings notes, CCH II notes, Charter notes, and other direct or indirect parent company notes, so long as CCO Holdings could incur $1.00 of indebtedness under the 4.5 to 1.0 leverage ratio test referred to above and there is no default; or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      The indenture governing the CCO Holdings senior notes restricts CCO Holdings and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCO Holdings could not incur $1.00 of new debt under the 4.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

      Permitted investments include:

•	investments by CCO Holdings and its restricted subsidiaries in CCO Holdings and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since November 10, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.
      CCO Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our subsidiaries’ credit facilities, liens securing the purchase price of new assets, liens securing indebtedness up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of CCO Holdings.
      CCO Holdings and CCO Holdings Capital, its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless CCO Holdings and its subsidiaries could incur $1.00 of new debt under the 4.50 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the CCO Holdings senior notes.
      CCO Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. CCO Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the CCO Holdings senior notes with any remaining proceeds.
      CCO Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, CCO Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
      CCO Holdings’ restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to CCO Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indenture, unless those restrictions are on customary terms that will not materially impair CCO Holdings’ ability to repay its notes.
      The restricted subsidiaries of CCO Holdings are generally not permitted to guarantee or pledge assets to secure debt of CCO Holdings, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.
      The indenture also restricts the ability of CCO Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the CCO Holdings notes.

Bridge Loan
      In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into the bridge loan with the Lenders whereby the Lenders have committed to make loans to CCO Holdings in an aggregate amount of $600 million. In January 2006, upon the issuance of $450 million principal amount of CCH II notes, the commitment under the bridge loan agreement was reduced to $435 million. CCO Holdings may, subject to certain conditions, including the satisfaction of certain of the conditions to borrowing under the credit facilities, draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the bridge loan. Each loan will accrue interest at a rate equal to an adjusted LIBOR rate plus a spread. The spread will initially be 450 basis points and will increase (a) by an additional 25 basis points at the end of the six-month period following the date of the first borrowing, (b) by an additional 25 basis points at the end of each of the next two subsequent three month periods and (c) by 62.5 basis points at the end of each of the next two subsequent three-month periods.
      Beginning on the first anniversary of the first date that CCO Holdings borrows under the bridge loan and at any time thereafter, any Lender will have the option to receive “exchange notes” (the terms of which are described below, the “Exchange Notes”) in exchange for any loan that has not been repaid by that date. Upon the earlier of (x) the date that at least a majority of all loans that have been outstanding have been exchanged for Exchange Notes and (y) the date that is 18 months after the first date that CCO Holdings borrows under the bridge loan, the remainder of loans will be automatically exchanged for Exchange Notes.
      As conditions to each draw, (i) there shall be no default under the bridge loan, (ii) all the representations and warranties under the bridge loan shall be true and correct in all material respects and (iii) all conditions to borrowing under the Charter Operating credit facilities (with certain exceptions) shall be satisfied.
      The aggregate unused commitment will be reduced by 100% of the net proceeds from certain asset sales, to the extent such net proceeds have not been used to prepay loans or Exchange Notes. However, asset sales that generate net proceeds of less than $75 million will not be subject to such commitment reduction obligation, unless the aggregate net proceeds from such asset sales exceed $200 million, in which case the aggregate unused commitment will be reduced by the amount of such excess.
      CCO Holdings will be required to prepay loans (and redeem or offer to repurchase Exchange Notes, if issued) from the net proceeds from (i) the issuance of equity or incurrence of debt by Charter and its subsidiaries, with certain exceptions, and (ii) certain asset sales (to the extent not used for purposes permitted under the bridge loan).
      The covenants and events of default applicable to CCO Holdings under the bridge loan are similar to the covenants and events of default in the indenture for the senior secured notes of CCH I.
      The Exchange Notes will mature on the sixth anniversary of the first borrowing under the bridge loan. The Exchange Notes will bear interest at a rate equal to the rate that would have been borne by the loans. The same mandatory redemption provisions will apply to the Exchange Notes as applied to the loans, except that CCO Holdings will be required to make an offer to redeem upon the occurrence of a change of control at 101% of principal amount plus accrued and unpaid interest.
      The Exchange Notes will, if held by a person other than an initial lender or an affiliate thereof, be (a) non-callable for the first three years after the first borrowing date and (b) thereafter, callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the first anniversary of the first borrowing date, which premium shall decline to 25% of such coupon in the fourth year and to zero thereafter. Otherwise, the Exchange Notes will be callable at any time at 100% of the amount thereof plus accrued and unpaid interest.

Charter Communications Operating, LLC Notes
      On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second lien notes due 2012 and $400 million of 8 3/8% senior second lien notes due 2014, for total gross proceeds of $1.5 billion.
      The Charter Operating notes were sold in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Charter Operating notes are not expected to have the benefit of any exchange or other registration rights, except in specified limited circumstances.
      In the first quarter of 2005, as a result of the occurrence of the guarantee and pledge date (generally, upon the Charter Holdings leverage ratio being below 8.75 to 1.0), CCO Holdings and those subsidiaries of Charter Operating that are currently guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations provided guarantees of the Charter Operating notes. The note guarantee of each such existing guarantor is, and the note guarantee of any additional future subsidiary guarantor will be:

•	a senior obligation of such guarantor;

•	structurally senior to the outstanding senior notes of CCO Holdings and CCO Holdings Capital Corp. (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding senior notes of CCH II and CCH II Capital Corp., the outstanding senior notes and senior discount notes of Charter Holdings, the outstanding convertible senior notes of Charter and any future indebtedness of parent companies of CCO Holdings (but subject to provisions in the Charter Operating indenture that permit interest and, subject to meeting the 4.25 to 1.0 leverage ratio test, principal payments to be made thereon); and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.
      All the subsidiaries of Charter Operating (except CCO NR Sub, LLC, and certain other subsidiaries that are not deemed material and are designated as nonrecourse subsidiaries under the Charter Operating credit facilities) are restricted subsidiaries of Charter Operating under the Charter Operating notes. Unrestricted subsidiaries generally will not be subject to the restrictive covenants in the Charter Operating indenture.
      In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.
      The limitations on incurrence of debt contained in the indenture governing the Charter Operating notes permit Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes to incur additional debt or issue shares of preferred stock if, after giving pro forma effect to the incurrence, Charter Operating could meet a leverage ratio test (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.25 to 1.0.
      In addition, regardless of whether the leverage ratio test could be met, so long as no default exists or would result from the incurrence or issuance, Charter Operating and its restricted subsidiaries are permitted to incur or issue:

•	up to $6.5 billion of debt under credit facilities (but such incurrence is permitted only by Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes, so long as there are such guarantors), including debt under credit facilities outstanding on the issue date of the Charter Operating notes;

•	up to $75 million of debt incurred to finance the purchase or capital lease of assets;

•	up to $300 million of additional debt for any purpose, and

•	other items of indebtedness for specific purposes such as refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates and, subject to meeting the leverage ratio test, debt existing at the time of acquisition of a restricted subsidiary.
      The indenture governing the Charter Operating notes permits Charter Operating to incur debt under one of the categories above, and later reclassify the debt into a different category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than the Charter Operating indenture, so our subsidiaries that are subject to the Charter Operating credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the Charter Operating indenture covenants.
      Generally, under Charter Operating’s indenture, Charter Operating and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if Charter Operating could incur $1.00 of new debt under the leverage ratio test, which requires that Charter Operating meet a 4.25 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of Charter Operating’s consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Operating and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced April 1, 2004, plus $100 million.
      In addition, Charter Operating may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Operating or its restricted subsidiaries;

•	to pay, regardless of the existence of any default, interest when due on the Charter Holdings notes, the CCH II notes and the CCO Holdings notes;

•	to pay, so long as there is no default, interest on the Charter convertible notes;

•	to purchase, redeem or refinance the Charter Holdings notes, CCH II notes, the CCO Holdings notes, the Charter notes, and other direct or indirect parent company notes, so long as Charter Operating could incur $1.00 of indebtedness under the 4.25 to 1.0 leverage ratio test referred to above and there is no default, or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      The indenture governing the Charter Operating notes restricts Charter Operating and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if Charter Operating could not incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction.
      Permitted investments include:

•	investments by Charter Operating and its restricted subsidiaries in Charter Operating and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Operating since April 27, 2004 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.
      Charter Operating and its restricted subsidiaries are not permitted to grant liens senior to the liens securing the Charter Operating notes, other than permitted liens, on their assets to secure indebtedness or other obligations, if, after giving effect to such incurrence, the senior secured leverage ratio (generally, the ratio of obligations secured by first priority liens to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) would exceed 3.75 to 1.0. Permitted liens include liens securing indebtedness and other obligations under permitted credit facilities, liens securing the purchase price of new assets, liens securing indebtedness of up to $50 million and other specified liens incurred in the ordinary course of business.
      Charter Operating and Charter Communications Operating Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless Charter Operating and its subsidiaries could incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Operating notes.
      Charter Operating and its restricted subsidiaries generally may not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Operating and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Operating notes with any remaining proceeds.
      Charter Operating and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Operating could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
      Charter Operating’s restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Operating on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when Charter Operating entered into the indenture governing the Charter Operating senior second lien notes unless those restrictions are on customary terms that will not materially impair Charter Operating’s ability to repay the Charter Operating notes.
      The restricted subsidiaries of Charter Operating are generally not permitted to guarantee or pledge assets to secure debt of Charter Operating, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.
      The indenture also restricts the ability of Charter Operating and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the Charter Operating notes.
      Charter Operating and its restricted subsidiaries are generally not permitted to transfer equity interests in restricted subsidiaries unless the transfer is of all of the equity interests in the restricted subsidiary or the restricted subsidiary remains a restricted subsidiary and net proceeds of the equity sale are applied in accordance with the asset sales covenant.

      Since the occurrence of the guarantee and pledge date, the collateral for the Charter Operating notes consists of all of Charter Operating’s and its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating credit facilities and the related obligations. The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings) in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•	with certain exceptions, all capital stock (limited in the case of capital stock of foreign subsidiaries, if any, to 66% of the capital stock of first tier foreign Subsidiaries) held by Charter Operating or any guarantor; and

•	with certain exceptions, all intercompany obligations owing to Charter Operating or any guarantor.
      In March 2005, CC V Holdings, LLC redeemed in full the notes outstanding under the CC V indenture. Following that redemption CC V Holdings, LLC and its subsidiaries guaranteed the Charter Operating credit facilities and the related obligations and secured those guarantees with first-priority liens, and guaranteed the notes and secured the Charter Operating senior second lien notes with second-priority liens, on substantially all of their assets in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations).
      In addition, if Charter Operating or its subsidiaries exercise any option to redeem in full the notes outstanding under the Renaissance indenture, then, provided that the Leverage Condition remains satisfied, the Renaissance entities will be required to provide corresponding guarantees of the Charter Operating credit facilities and related obligations and note guarantees and to secure the Charter Operating notes and the Charter Operating credit facilities and related obligations with corresponding liens.
      In the event that additional liens are granted by Charter Operating or its subsidiaries to secure obligations under the Charter Operating credit facilities or the related obligations, second priority liens on the same assets will be granted to secure the Charter Operating notes, which liens will be subject to the provisions of an intercreditor agreement (to which none of Charter Operating or its affiliates are parties). Notwithstanding the foregoing sentence, no such second priority liens need be provided if the time such lien would otherwise be granted is not during a guarantee and pledge availability period (when the Leverage Condition is satisfied), but such second priority liens will be required to be provided in accordance with the foregoing sentence on or prior to the fifth business day of the commencement of the next succeeding guarantee and pledge availability period.

CC V Holdings, LLC Notes
      These notes were redeemed on March 14, 2005 and are therefore no longer outstanding.

Renaissance Media Notes
      The 10% senior discount notes due 2008 were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation, with Renaissance Media Group LLC as guarantor and the United States Trust Company of New York as trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance 10% notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers of the Renaissance notes exchanged $163 million of the original issued and outstanding Renaissance notes for an equivalent value of new Renaissance notes. The form and terms of the new Renaissance notes are the same in all material respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes was registered under the Securities Act.

      There was no payment of any interest in respect of the Renaissance notes prior to October 15, 2003. Since October 15, 2003, interest on the Renaissance notes is payable semi-annually in arrears in cash at a rate of 10% per year. On April 15, 2003, the Renaissance notes became redeemable at the option of the issuers thereof, in whole or in part, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006.
      Our acquisition of Renaissance triggered change of control provisions of the Renaissance notes that required us to offer to purchase the Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. In May 1999, we made an offer to repurchase the Renaissance notes, and holders of Renaissance notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance notes for repurchase.
      The limitations on incurrence of debt contained in the indenture governing the Renaissance notes permit Renaissance Media Group and its restricted subsidiaries to incur additional debt, so long as they are not in default under the indenture:

•	if, after giving effect to the incurrence, Renaissance Media Group could meet a leverage ratio (ratio of consolidated debt to four times consolidated EBITDA, as defined, from the most recent quarter) of 6.75 to 1.0, and, regardless of whether the leverage ratio could be met,

•	up to the greater of $200 million or 4.5 times Renaissance Media Group’s consolidated annualized EBITDA, as defined,

•	up to an amount equal to 5% of Renaissance Media Group’s consolidated total assets to finance the purchase of new assets,

•	up to two times the sum of (a) the net cash proceeds of new equity issuances and capital contributions, and (b) 80% of the fair market value of property received by Renaissance Media Group or an issuer as a capital contribution, in each case received after the issue date of the Renaissance notes and not allocated to make restricted payments, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates.
      The indenture governing the Renaissance notes permits us to incur debt under one of the categories above, and reclassify the debt into a different category.
      Under the indenture governing the Renaissance notes, Renaissance Media Group and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, make restricted investments, or make other specified restricted payments only if Renaissance Media Group could incur $1.00 of additional debt under the debt incurrence test, which requires that Renaissance Media Group meet the 6.75 to 1.0 leverage ratio after giving effect to the transaction of the indebtedness covenant and that no default exists or would occur as a consequence thereof. If those conditions are met, Renaissance Media Group and its restricted subsidiaries are permitted to make restricted payments in a total amount not to exceed the result of 100% of Renaissance Media Group’s consolidated EBITDA, as defined, minus 130% of its consolidated interest expense, plus 100% of new cash equity proceeds received by Renaissance Media Group and not allocated to the indebtedness covenant, plus returns on certain investments, all cumulatively from June 1998. Renaissance Media Group and its restricted subsidiaries may make permitted investments up to $2 million in related businesses and other specified permitted investments, restricted payments up to $10 million, dividends up to 6% each year of the net cash proceeds of public equity offerings, and other specified restricted payments without meeting the foregoing test.
      Renaissance Media Group and its restricted subsidiaries are not permitted to grant liens on their assets other than specified permitted liens, unless corresponding liens are granted to secure the Renaissance notes. Permitted liens include liens securing debt permitted to be incurred under credit facilities, liens securing debt incurred under the incurrence of indebtedness test, in amounts up to the greater of $200 million or 4.5 times Renaissance Media Group’s consolidated EBITDA, as defined, liens as deposits for acquisitions up to 10% of the estimated purchase price, liens securing permitted financings of new assets, liens securing debt permitted to be incurred by restricted subsidiaries, and specified liens incurred in the ordinary course of business.
      Renaissance Media Group and the issuers of the Renaissance notes are generally not permitted to sell or otherwise dispose of all or substantially all of their assets or merge with or into other companies unless their consolidated net worth after any such transaction would be equal to or greater than their consolidated net worth immediately prior to the transaction, or unless Renaissance Media Group could incur $1.00 of additional debt under the debt incurrence test, which would require them to meet a leverage ratio of 6.75 to 1.00 after giving effect to the transaction.
      Renaissance Media Group and its subsidiaries may generally not otherwise sell assets or, in the case of subsidiaries, equity interests, unless they receive consideration at least equal to the fair market value of the assets, consisting of at least 75% cash, temporary cash investments or assumption of debt. Charter Holdings and its restricted subsidiaries are then required within 12 months after any asset sale either to commit to use the net cash proceeds over a specified threshold either to acquire assets used in their own or related businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Renaissance notes with any remaining proceeds.
      Renaissance Media Group and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless the lease term does not exceed three years or the proceeds are applied in accordance with the covenant limiting asset sales.
      Renaissance Media Group’s restricted subsidiaries may generally not enter into restrictions on their abilities to make dividends or distributions or transfer assets to Renaissance Media Group except those not more restrictive than is customary in comparable financings.
      The restricted subsidiaries of Renaissance Media Group are not permitted to guarantee or pledge assets to secure debt of the Renaissance Media Group or its restricted subsidiaries, unless the guarantying subsidiary issues a guarantee of the Renaissance notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction.
      Renaissance Media Group and its restricted subsidiaries are generally not permitted to issue or sell equity interests in restricted subsidiaries, except sales of common stock of restricted subsidiaries so long as the proceeds of the sale are applied in accordance with the asset sale covenant, and issuances as a result of which the restricted subsidiary is no longer a restricted subsidiary and any remaining investment in that subsidiary is permitted by the covenant limiting restricted payments.
      The indenture governing the Renaissance notes also restricts the ability of Renaissance Media Group and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $2 million without a determination by the disinterested members of the board of directors that the transaction is on terms no less favorable than arms length, or transactions with affiliates involving over $4 million with affiliates without receiving an independent opinion as to the fairness of the transaction to Renaissance Media Group.
      All of these covenants are subject to additional specified exceptions. In general, the covenants of the Charter Operating credit facilities are more restrictive than those of our indentures.
Cross-Defaults
      Our indentures and those of certain of our subsidiaries include various events of default, including cross-default provisions. Under these provisions, a failure by any of the issuers or any of their restricted subsidiaries to pay at the final maturity thereof the principal amount of other indebtedness having a principal amount of $100 million or more (or any other default under any such indebtedness resulting in its acceleration) would result in an event of default under the indenture governing the applicable notes. The Renaissance indenture contains a similar cross-default provision with a $10 million threshold that applies to the issuers of the Renaissance notes and their restricted subsidiaries. As a result, an event of default related to the failure to repay principal at maturity or the acceleration of the indebtedness under the bridge loan, the Charter Holdings notes, CIH notes, CCH I notes, CCH II notes, CCO Holdings notes, Charter Operating notes, the Charter Operating credit facilities or the Renaissance notes could cause cross-defaults under our parents’ or our subsidiaries’ indentures.
Parent Company Debt
      As of September 30, 2005 and December 31, 2004, our indirect parent companies actual total debt was approximately $866 million and $990 million, respectively, as summarized below (dollars in millions):

	Actual		Actual
	September 30,		December 31,
	2005		2004			Start date for
					Interest	cash interest
	Principal	Accreted	Principal	Accreted	payment	payment on	Maturity
	amount	value(a)	amount	value(a)	dates	discount notes	date(b)

Charter Communications, Inc.:
4.750% convertible senior notes due 2006(c)	$25	$25	$156	$156	12/1 & 6/1		6/1/06
5.875% convertible senior notes due 2009(c)	863	841	863	834	5/16 & 11/16		11/16/09

	$888	$866	$1,019	$990

(a)	The accreted value presented above represents the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date.

(b)	In general, the obligors have the right to redeem the 4.750% convertible senior notes due 2006 in whole or part at their option, beginning at various times prior to its stated maturity date, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest. The 5.875% convertible senior notes are redeemable if the closing price of Charter’s Class A common stock exceeds the conversion price by certain percentages as described below.

(c)	The 5.875% convertible senior notes and the 4.75% convertible senior notes are convertible at the option of the holder into shares of Charter Class A common stock at an initial conversion rate of 413.2231 and 38.0952 shares, respectively, per $1,000 principal amount of notes, which is equivalent to a price of $2.42 and $26.25 per share, respectively. Certain anti-dilutive provisions cause adjustments to occur automatically upon the occurrence of specified events. Additionally, the conversion ratio may be adjusted by Charter when deemed appropriate.

Charter Communications, Inc. Notes

4.75% Convertible Senior Notes Due 2006
      In May 2001, Charter issued 4.75% convertible senior notes with a total principal amount at maturity of $633 million. As of September 30, 2005, there was $25 million in total principal amount of these notes outstanding. The 4.75% convertible notes rank equally with any of Charter’s future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter’s subsidiaries.
      The 4.75% convertible notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 38.0952 shares per $1,000 principal amount of notes, which is equivalent to a price of $26.25 per share, subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which automatically occur based on the occurrence of specified events to provide protection rights to holders of the notes. Additionally, Charter may adjust the conversion ratio under certain circumstances when deemed appropriate. These notes are redeemable at Charter’s option at amounts decreasing from 101.9% to 100% of the principal amount, plus accrued and unpaid interest beginning on June 4, 2004, to the date of redemption.

      Upon a change of control, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

Charter 5.875% Convertible Senior Notes due 2009
      In November 2004, Charter issued 5.875% convertible senior notes due 2009 with a total original principal amount of $862.5 million. The 5.875% convertible senior notes are unsecured (except with respect to the collateral as described below) and rank equally with Charter’s existing and future unsubordinated and unsecured indebtedness (except with respect to the collateral described below), but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter’s subsidiaries. Interest is payable semi-annually in arrears.
      The 5.875% convertible senior notes are convertible at any time at the option of the holder into shares of Charter’s Class A common stock at an initial conversion rate of 413.2231 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $2.42 per share, subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which cause adjustments to occur automatically based on the occurrence of specified events to provide protection rights to holders of the notes. The conversion rate may also be increased (but not to exceed 462 shares per $1,000 principal amount of notes) upon a specified change of control transaction. Additionally, Charter may elect to increase the conversion rate under certain circumstances when deemed appropriate and subject to applicable limitations of the NASDAQ stock market. Holders who convert their notes prior to November 16, 2007 will receive an early conversion make whole amount in respect of their notes based on a proportional share of the portfolio of pledged securities described below, with specified adjustments.
      No holder of notes will be entitled to receive shares of Charter’s Class A common stock on conversion to the extent that receipt of the shares would cause the converting holder to become, directly or indirectly, a “beneficial holder” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.9% of the outstanding shares of Charter’s Class A common stock if such conversion would take place prior to November 16, 2008, or more than 9.9% thereafter.
      If a holder tenders a note for conversion, Charter may direct that holder (unless Charter has called those notes for redemption) to a financial institution designated by Charter to conduct a transaction with that institution, on substantially the same terms that the holder would have received on conversion. But if any such financial institution does not accept such notes or does not deliver the required conversion consideration, Charter remains obligated to convert the notes.
      Charter Holdco used a portion of the proceeds from the sale of the notes to purchase a portfolio of U.S. government securities in an amount which it believes will be sufficient to make the first six interest payments on the notes. These government securities were pledged to us as security for a mirror note issued by Charter Holdco to Charter and pledged to the trustee under the indenture governing the notes as security for Charter’s obligations thereunder. Charter expects to use such securities to fund the first six interest payments under the notes. The pledged securities were valued at $123 million at September 30, 2005. Any holder that converts its notes prior to the third anniversary of the issue date will be entitled to receive, in addition to the requisite number of shares upon conversion, an interest make whole payment equal to the cash proceeds from the sale by the trustee of that portion of the remaining pledged U.S. government securities which secure interest payments on the notes so converted, subject to certain limitations with respect to notes that have not been sold pursuant to an effective registration statement under the Securities Act of 1933.
      Upon a change of control and certain other fundamental changes, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

      Charter was required to have effective a registration statement by April 1, 2005. Such registration was not declared effective by that date, and Charter incurred liquidated damages from April 2, 2005 through July 17, 2005, the day before the effective date of the registration statement. These liquidated damages are payable in cash or additional principal on a monthly basis. These liquidated damages accrued at a rate of 0.25% per month of the accreted principal amount of the convertible notes for the first 60 days after April 1, 2005 and 0.50% per month of the accreted principal amount of the convertible notes thereafter. In April, May, June, July and August 2005, the liquidated damage payments were made in cash.
      Charter was required to use its reasonable best efforts to cause a shelf registration statement for resale of its 5.875% convertible senior notes and shares issuable on conversion of the notes by the holders to be declared effective on or before April 21, 2005. Such registration statement was not declared effective by that date and Charter incurred liquidated damages at a rate from 0.25% per annum of the accreted principal amount of the notes through July 14, 2005, the day before the effective date of the registration statement. The liquidated damages were paid by Charter in cash.
      Following the earlier of the sale of the notes pursuant to an effective registration statement or the date two years following the issue date, Charter may redeem the notes in whole or in part for cash at any time at a redemption price equal to 100% of the aggregate principal amount plus accrued and unpaid interest, deferred interest and liquidated damages, if any, but only if for any 20 trading days in any 30 consecutive trading day period the closing price has exceeded 180% of the conversion price, if such 30 trading day period begins prior to November 16, 2007 or 150% of the conversion price, if such 30 trading period begins thereafter. Holders who convert notes that Charter has called for redemption shall receive, in addition to the early conversion make whole amount, if applicable, the present value of the interest on the notes converted that would have been payable for the period from the later of November 17, 2007 and the redemption date through the scheduled maturity date for the notes, plus any accrued deferred interest.

CCHC, LLC Note
      In October 2004, Charter, acting through a Special Committee of Charter’s Board of Directors, and Mr. Allen, settled a dispute that had arisen between the parties with regard to the ownership of CC VIII. As part of that settlement, CCHC issued a subordinated exchangeable note (the “CCHC Note”) to CII. The CCHC Note has a 15-year maturity. The CCHC note has an initial accreted value of $48.2 million accreting at 14% compounded quarterly, except that from and after February 28, 2009. CCHC may pay any increase in the accreted value of the CCHC in cash and the accreted value of the Note will not increase to the extent such amount is paid in cash. The CCHC Note is exchangeable at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00.

THE EXCHANGE OFFER
Terms of the Exchange Offer
      General. We issued the outstanding notes on September 28, 2005 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.
      In connection with the sale of outstanding notes, the holders of the outstanding notes became entitled to the benefits of the exchange and registration rights agreement, dated August 17, 2005, among us and the purchasers.
      Under the exchange and registration rights agreement, we became obligated to file a registration statement in connection with an exchange offer within 120 days after September 28, 2005 and to use our reasonable best efforts to have the exchange offer registration statement declared effective within 210 days after September 28, 2005. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the exchange and registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of outstanding notes known to us.
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all outstanding notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer.
      Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that holders of the new notes issued in exchange for outstanding notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. This is true as long as the new notes are acquired in the ordinary course of the holders’ business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired outstanding notes directly from us cannot exchange the outstanding notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.
      Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.
      We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.
      If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions” without waiver by us, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of any such outstanding notes as promptly as practicable after the expiration date.
      Holders of outstanding notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, or transfer taxes with respect to the exchange of outstanding notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “— Fees and Expenses.”
      Shelf Registration Statement. Pursuant to the exchange and registration rights agreement, if the exchange offer is not completed prior to the date on which the earliest of any of the following events occurs:

(a) existing law or applicable policy or interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer,

(b) any holder of notes notifies us that either:

(1) such holder is not eligible to participate in the exchange offer, or

(2) such holder participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered outstanding notes, or

(c) the exchange offer is not completed within 240 days after September 28, 2005, we will, at our cost:

•	file a shelf registration statement covering resales of the outstanding notes,

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 at the earliest possible time, but no later than 90 days after the time such obligation to file arises, and

•	use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the date as of which the Securities and Exchange Commission declares such shelf registration statement effective or the shelf registration otherwise becomes effective, or the time when all of the applicable outstanding notes are no longer outstanding.
      If any of the events described occurs, we will refuse to accept any outstanding notes and will return all tendered outstanding notes.
      We will, if and when we file the shelf registration statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding notes. A holder that sells outstanding notes pursuant to the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, and such a seller will be subject to civil liability provisions under the Securities Act of 1933 in connection with these sales. A seller of the outstanding notes also will be bound by applicable provisions of the registration rights agreements, including indemnification obligations. In addition, each holder of outstanding notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its outstanding notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.
      Expiration Date; Extensions; Amendment. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.
      In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right

(a) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer and not accept outstanding notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the outstanding notes.
      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the outstanding notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.
      Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.
Procedures for Tendering
      To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the outstanding notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.
      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the outstanding notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.
      The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.
      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or outstanding notes should be sent to us.
      There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      Any beneficial holder whose outstanding notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution”, unless the outstanding notes are tendered:

(a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such outstanding notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the outstanding notes on behalf of the registered holder, in each case signed as the name or names of the registered holder or holders appear on the outstanding notes.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.
      All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In addition, we reserve the right in our sole discretion to

(a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement and

(b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

      By tendering, each holder will represent to us that, among other things,

(a) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

(b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,

(c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes, and

(d) such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act of 1933, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer such outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedures
      Holders who wish to tender their outstanding notes and

(a) whose outstanding notes are not immediately available or

(b) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

(1) The tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent’s message in lieu of the letter of transmittal, together with the certificate(s) representing the outstanding notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered outstanding notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders
      Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of outstanding notes previously accepted for exchange as of the original expiration date may not be withdrawn.
      To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent as its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the outstanding notes to be withdrawn,

(b) identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

(c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the depositor withdrawing the tender, and

(d) Specify the name in which any such outstanding notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the outstanding notes withdrawn unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
Conditions
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any outstanding notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the Securities and Exchange Commission.
      If we determine in our reasonable discretion that the foregoing condition exists, we may

(1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders,

(2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such outstanding notes to withdraw their tendered outstanding notes, or

(3) waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent
      Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Bank of New York addressed as follows:
For Information by Telephone:
212-815-5788
Bank of New York
By Regular Mail, Overnight Courier or Hand Delivery:
Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street - 7 East
New York, N.Y. 10286
Attn: Mr. William Buckley
By Facsimile Transmission:
212-298-1915
Fees and Expenses
      We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.
      The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of Wells Fargo Bank, N.A. as exchange agent, accounting and legal fees and printing costs, among others.
Accounting Treatment
      The new notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the outstanding notes will be amortized over the term of the notes.

Consequences of Failure to Exchange
      Holders of outstanding notes who are eligible to participate in the exchange offer but who do not tender their outstanding notes will not have any further registration rights, and their outstanding notes will continue to be subject to restrictions on transfer. Accordingly, such outstanding notes may be resold only

•	to us, upon redemption of these notes or otherwise,

•	so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

•	in accordance with Rule 144 under the Securities Act of 1933, or under another exemption from the registration requirements of the Securities Act of 1933, and based upon an opinion of counsel reasonably acceptable to us,

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933, or

•	under an effective registration statement under the Securities Act of 1933, in each case in accordance with any applicable securities laws of any state of the United States.
Regulatory Approvals
      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act of 1933.
Other
      Participation in the exchange offer is voluntary and holders of outstanding notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

DESCRIPTION OF THE CIH NOTES
      The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.
      The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.
      This description of CIH notes relates to the following series of senior notes (collectively, the “CIH Notes”) of CCH I Holdings, LLC and CCH I Holdings Capital Corp:

•	11.125% Senior Accreting Notes due 2014 (the “11.125% CIH Notes”);

•	9.920% Senior Accreting Notes due 2014 (the “9.920% CIH Notes”);

•	10.00% Senior Accreting Notes due 2014 (the “10.00% CIH Notes”);

•	11.75% Senior Accreting Notes due 2014 (the “11.750% CIH Notes”);

•	13.50% Senior Accreting Notes due 2014 (the “13.50% CIH Notes”); and

•	12.125% Senior Accreting Notes due 2015 (the “12.125% CIH Notes”).
      We refer, in this Description of CIH Notes, to CCH I Holdings, LLC and CCH I Holdings Capital Corp., which are the co-obligors with respect to the CIH Notes, as the “Issuers,” and we sometimes refer to them each as an “Issuer.” We may also refer to CCH I Holdings, LLC as “CIH.” You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Throughout this description of notes, the term “principal amount” with respect to CIH Notes refers to the principal amount at maturity of such CIH Notes.
      The six series of outstanding CIH Notes were issued under, and the new CIH Notes will be issued pursuant to a supplement to, a single indenture (the “CIH Indenture”) among the Issuers, the Parent Guarantor and The Bank of New York Trust Company, NA, as trustee. The CIH Indenture governs both any outstanding CIH notes and the new CIH notes offered hereby of the relevant series and all notes outstanding thereunder will be treated as one class of securities thereunder. The terms of the CIH Notes will include those stated in the CIH Indenture and those made part of the CIH Indenture by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the provisions we consider material of the CIH Indenture. It does not restate the indenture in its entirety. We urge you to read the CIH Indenture because it, and not this description, defines your rights as holders of the respective CIH Notes. Copies of the proposed form of the CIH Indenture are available as set forth under “— Additional Information.”
Brief Description of the CIH Notes and Note Guarantee
      The CIH Notes are:

•	general unsecured obligations of the Issuers;

•	effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

•	equal in right of payment to any future unsubordinated, unsecured Indebtedness of the Issuers;

•	structurally senior to the outstanding notes and the outstanding convertible senior notes of Charter Communications, Inc.;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	structurally subordinated to all Indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including Indebtedness under our subsidiaries’ credit facilities and the senior notes of CCH I, CCH II, CCO Holdings and CCO; and

•	unconditionally guaranteed on a senior basis by the Parent Guarantor.
      As of September 30, 2005, the total outstanding Indebtedness and other obligations of Charter Holdings and its subsidiaries, reflected on its consolidated balance sheet, was approximately $19.9 billion, approximately $15.7 billion of which would have been Indebtedness and other liabilities of the Issuers’ Subsidiaries and, therefore, structurally senior to the CIH Notes.
      Currently, substantially all of the Subsidiaries of CIH (except certain non-material Subsidiaries) are “Restricted Subsidiaries.” Under the circumstances described below under “— Certain Covenants — Investments,” CIH is permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the CIH Indenture.
The Note Guarantee
      The CIH Notes are unconditionally guaranteed by the Parent Guarantor.
      The Note Guarantee:

•	is a general unsecured obligation of the Parent Guarantor;

•	is pari passu in right of payment with all existing and future unsubordinated indebtedness of the Parent Guarantor, including the outstanding notes that remained outstanding following consummation of the Exchange Offers; and

•	is senior in right of payment to any existing and future subordinated indebtedness of the Parent Guarantor.
      The restrictive covenants contained in the CIH Indenture will apply to the Issuers and their Restricted Subsidiaries and not the Parent Guarantor.

Principal, Maturity and Interest
      The CIH Notes are issued in denominations of $1,000 principal amount and integral multiples thereof. Certain information with respect to each series of CIH Notes is set forth in the table below. The accreted value of each series of CIH notes was $800 per $1,000 principal amount as of September 28, 2005 and accretes on a straight line basis to $1,000 per $1,000 principal amount on September 30, 2007. The Issuers make each interest payment to the holders of record of the CIH Notes on the immediately preceding record date. Cash interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

	Series of CIH Notes

	11.125%	9.920%	10.00%	11.75%	13.50%	12.125%
	CIH Notes	CIH Notes	CIH Notes	CIH Notes	CIH Notes	CIH Notes

Principal Amount issued per $1,000 Principal Amount	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000
Principal Amount of outstanding notes	$150,704,000	$470,907,287	$299,098,000	$814,590,000	$580,671,000	$216,719,000
Maturity Date	January 15, 2014	April 1, 2014	May 15, 2014	May 15, 2014	January 15, 2014	January 15, 2015
Accretion per semi-annual period per $1,000 Principal Amount(1)	$50	$50	$50	$50	$50	$50
Cash Interest Rate (based on principal amount)	11.125%	9.920%	10.00%	11.750%	13.50%	12.125%
Date From Which Cash Interest First Accrues	Current	Current	Current	May 15, 2006	January 15, 2006	January 15, 2007
Interest Payment Dates	January 15 and July 15	April 1 and October 1	May 15 and November 15	May 15 and November 15	January 15 and July 15	January 15 and July 15
Interest Payment Record Dates	January 1 and July 1	March 15 and September 15	May 1 and November 1	May 1 and November 1	January 1 and July 1	January 1 and July 1

(1)	The accreted value of each series of CIH Notes was $800 per $1,000 principal amount as of September 28, 2005 and accretes on a straight line basis to $1,000 on September 30, 2007.
      Subject to the limitations set forth under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional CIH Notes of any series under the CIH Indenture. The CIH Notes of any series and any Additional CIH Notes of the same series subsequently issued under the CIH Indenture would be treated as a single class of securities for all purposes of the CIH Indenture. For purposes of this description, unless otherwise indicated, references to the CIH Notes include the CIH Notes issued on the Issue Date, any Additional CIH Notes subsequently issued under the CIH Indenture and any new notes issued in exchange therefore in the registered exchange offer.
Optional Redemption
      The CIH Notes may not be redeemed at the option of the Issuers until September 30, 2007. On or after such date, the CIH Notes may be redeemed at the same prices (plus accrued and unpaid cash interest thereon) as the corresponding series of outstanding notes exchanged therefor in the Exchange Offers, which prices are set forth below.

11.125% CIH Notes:

Redemption Date	Percentage of Principal Amount

September 30, 2007 until January 14, 2008	103.708%
January 15, 2008 until January 14, 2009	101.854%
Thereafter	100.000%

9.920% CIH Notes:

Redemption Date	Percentage of Principal Amount

September 30, 2007 and Thereafter	100.000%

10.00% CIH Notes

Redemption Date	Percentage of Principal Amount

September 30, 2007 until May 14, 2008	103.333%
May 15, 2008 until May 14, 2009	101.667%
Thereafter	100.000%

11.75% CIH Notes

Redemption Date	Percentage of Principal Amount

September 30, 2007 until May 14, 2008	103.917%
May 15, 2008 until May 14, 2009	101.958%
Thereafter	100.000%

13.50% CIH Notes

Redemption Date	Percentage of Principal Amount

September 30, 2007 until January 14, 2008	104.500%
January 15, 2008 until January 14, 2009	102.250%
Thereafter	100.000%

12.125% CIH Notes

Redemption Date	Percentage of Principal Amount

September 30, 2007 until January 14, 2008	106.063%
January 15, 2008 until January 14, 2009	104.042%
January 15, 2009 until January 14, 2010	102.021%
Thereafter	100.000%
      Any such redemption shall be made upon not less than 30 nor more than 60 days notice.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of CIH Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of that holder’s CIH Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to the sum of (i) 100% of the aggregate Accreted Value of the CIH Notes repurchased plus (ii) accrued and unpaid cash interest thereon, if any, to the date of purchase plus (iii) the Applicable Change of Control Premium.
      Within ten days following any Change of Control, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase CIH Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the CIH Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the CIH Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

      On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all CIH Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all CIH Notes of each series or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the CIH Notes of each series so accepted together with an officers’ certificate stating the aggregate principal amount of CIH Notes of such series or portions thereof being purchased by the Issuers.
      The paying agent will promptly mail to each holder of CIH Notes so tendered the Change of Control Payment for such CIH Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new CIH Note equal in principal amount to any unpurchased portion of the CIH Notes surrendered, if any; provided that each such new CIH Note will be in a principal amount of $1,000 or an integral multiple thereof.
      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the CIH Indenture are applicable. Except as described above with respect to a Change of Control, the CIH Indenture does not contain provisions that permit the holders of any series of the CIH Notes to require that the Issuers repurchase or redeem the CIH Notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers will not be required to make a Change of Control Offer with respect to any series of CIH Notes upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the CIH Indenture applicable to a Change of Control Offer made by the Issuers and purchases all such CIH Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CIH and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of CIH Notes to require the Issuers to repurchase CIH Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CIH and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset Sales
      CIH will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CIH or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors of CIH and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration therefor received by CIH or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.
      For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on CIH’s or such Restricted Subsidiary’s most recent balance sheet) of CIH or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the CIH Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CIH or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by CIH or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

(c) Productive Assets.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CIH or a Restricted Subsidiary of CIH may apply such Net Proceeds at its option:

(1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CIH (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of CIH); or

(2) to invest in Productive Assets; provided that any such amount of Net Proceeds which CIH or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.
      Notwithstanding the foregoing, any Net Proceeds received prior to September 30, 2006 must be applied within 365 days of their receipt, in either the manner set forth in clause (1) above or the manner set forth in clause (2) above.
      The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, CIH will make an offer to purchase all series of CIH Notes (an “Asset Sale Offer”) to all holders of CIH Notes and will repay, redeem or offer to purchase all other Indebtedness of CIH that is of equal priority in right of payment with the CIH Notes and that contains provisions requiring repayment, redemption or offers to purchase with the proceeds of sales of assets, to purchase, repay or redeem, on a pro rata basis, the maximum principal amount of CIH Notes and such other Indebtedness of CIH of equal priority that may be purchased, repaid or redeemed out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds, provided that no such Asset Sale Offer shall be permitted to be made prior to September 30, 2007. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the principal amount of the subject series of CIH Notes plus accrued and unpaid cash interest, if any, to the date of purchase. If the aggregate principal amount of all series of CIH Notes tendered into such Asset Sale Offer and such other Indebtedness of equal priority to be purchased, repaid or redeemed out of the Excess Proceeds exceeds the amount of Excess Proceeds, the trustee shall select the various series of CIH Notes tendered into such Asset Sale Offer and such other Indebtedness of equal priority to be purchased, repaid or redeemed on a pro rata basis.
      If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CIH or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the CIH Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Selection and Notice
      If less than all of the CIH Notes of any series are redeemed at any time, the trustee will select CIH Notes of such series for redemption as follows:

(1) if any CIH Notes are listed, in compliance with the requirements of the principal national securities exchange on which the CIH Notes are listed; or

(2) if the CIH Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

      No CIH Notes of $1,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of CIH Notes to be redeemed at its registered address. Notices of redemption may be conditional.
      If any CIH Note of any series is to be redeemed in part only, the notice of redemption that relates to that CIH Note shall state the portion of the principal amount thereof to be redeemed. A new CIH Note in principal amount equal to the unredeemed portion of the original CIH Note will be issued in the name of the holder thereof upon cancellation of the original CIH Note. CIH Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on, and Accreted Value ceases to increase on, CIH Notes or portions of them called for redemption.
Certain Covenants
      Set forth in this section are summaries of certain covenants contained in the CIH Indenture.
      During any period of time that (a) any CIH Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the CIH Indenture, CIH and the Restricted Subsidiaries of CIH will not be subject to the provisions of the CIH Indenture described under:

•	“— Repurchase at the Option of Holders — Asset Sales,”

•	“— Restricted Payments,”

•	“— Investments,”

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	clause (D) of the first paragraph of “— Merger, Consolidation or Sale of Assets,”

•	“— Transactions with Affiliates” and

•	“— Sale and Leaseback Transactions.”
      If CIH and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable CIH Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then CIH and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of CIH and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.
Restricted Payments
      CIH will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CIH or any of its Restricted Subsidiaries) or to the direct or indirect holders of CIH’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CIH or (y) in the case of CIH and its Restricted Subsidiaries, to CIH or a Restricted Subsidiary thereof);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CIH or any of its Restricted Subsidiaries) any Equity Interests of CIH or any direct or indirect Parent of CIH or any Restricted Subsidiary of CIH (other than, in the case of CIH and its Restricted Subsidiaries, any such Equity Interests owned by CIH or any of its Restricted Subsidiaries); or

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CIH that is subordinated to the CIH Notes, except a payment of interest or principal at the Stated Maturity thereof,
      (all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default under the CIH Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(2) CIH would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CIH and its Restricted Subsidiaries from and after the Charter Holdings Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of the following (the “Restricted Payments Basket”):

(a) an amount equal to 100% of the Consolidated EBITDA of CIH for the period beginning on the Charter Holdings Issue Date to the end of CIH’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times the Consolidated Interest Expense of CIH for such period, plus

(b) an amount equal to 100% of Capital Stock Sale Proceeds less any amount of such Capital Stock Sale Proceeds used in connection with (i) an Investment made on or after the Charter Holdings Issue Date pursuant to clause (5) of the definition of “Permitted Investments” or (ii) the incurrence of Indebtedness pursuant to clause (9) of the definition of “Permitted Debt,” plus

(c) $100 million.
      So long as no Default under the CIH Indenture has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the CIH Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CIH in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CIH) of Equity Interests of CIH (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CIH or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) regardless of whether a Default then exists, the payment of any dividend or distribution made in respect of any calendar year or portion thereof during which CIH or any of its Subsidiaries is a Person that is not treated as a separate tax paying entity for United States federal income tax purposes by CIH and its Subsidiaries (directly or indirectly) to the direct or indirect holders of the Equity Interests of CIH or its Subsidiaries that are Persons that are treated as a separate tax paying entity for United States federal income tax purposes, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the taxable income of any Parent (through its direct or indirect ownership of CIH and/or its Subsidiaries), CIH, its Subsidiaries or any Unrestricted Subsidiary, as applicable, in any calendar year, as estimated in good faith by CIH or its Subsidiaries, as the case may be;

(5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of CIH to the holders of its common Equity Interests on a pro rata basis;

(6) the payment of any dividend on the Helicon Preferred Stock or the redemption, repurchase, retirement or other acquisition of the Helicon Preferred Stock in an amount not in excess of its aggregate liquidation value;

(7) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CIH or a Parent of CIH held by any member of CIH’s, such Parent’s or any Restricted Subsidiary’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CIH, any Parent or any Restricted Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Issuers;

(8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(9) additional Restricted Payments directly or indirectly to any Parent (i) regardless of whether a Default exists (other than a Default described in paragraphs (1), (2), (7) or (8) under the caption “Events of Default and Remedies”), for the purpose of enabling Charter Holdings or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the Charter Holdings Indentures and/or any Charter Refinancing Indebtedness, (ii) for the purpose of enabling CCI and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the CCI Indentures and/or any Charter Refinancing Indebtedness and (iii) so long as CIH would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” (A) to the extent required to enable Charter Holdings, CCI or any Charter Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire Indebtedness under the Charter Holdings Indentures, the CCI Indentures or any Charter Refinancing Indebtedness (including any expenses incurred by any Parent in connection therewith) or (B) consisting of purchases, redemptions or other acquisitions by CIH or its Restricted Subsidiaries of Indebtedness under the Charter Holdings Indentures, the CCI Indentures, or any Charter Refinancing Indebtedness (including any expenses incurred by CIH and its Restricted Subsidiaries in connection therewith) and the distribution, loan to or investment in any Parent of Indebtedness so purchased, redeemed or acquired; and

(10) Restricted Payments that are part of the Exchange Offers.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CIH or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CIH, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.
      Not later than the date of making any Restricted Payment involving an amount or fair market value in excess of $10 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the CIH Indenture.
      For purposes of determining the amount of the Restricted Payments Basket to the extent attributable to periods prior to the Issue Date, all determinations shall be made as if CIH had been in existence at all times during such periods and all relevant amounts (including Consolidated EBITDA, Consolidated Interest Expense, Capital Stock Sales Proceeds and the portions thereof used for Investments or incurrence of Indebtedness) were equal to the equivalent amounts determined for Charter Holdings under the 8.25% Charter Holdings Indenture.
Investments
      CIH will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) make any Restricted Investment; or

(2) allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(a) no Default or Event of Default under the CIH Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b) CIH would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock
      CIH will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CIH will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CIH or any of its Restricted Subsidiaries may incur Indebtedness, CIH may issue Disqualified Stock and, subject to the final paragraph of this covenant below, Restricted Subsidiaries of CIH may incur Preferred Stock if the Leverage Ratio of CIH and its Restricted Subsidiaries would have been not greater than 8.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

      So long as no Default under the CIH Indenture shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by CIH and its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CIH and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CIH and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $9.75 billion less the aggregate amount of all Net Proceeds from Asset Sales applied by CIH or any of its Restricted Subsidiaries after the Issue Date to repay any such Indebtedness under a Credit Facility pursuant to the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by CIH and its Restricted Subsidiaries of Existing Indebtedness (other than under Credit Facilities);

(3) the incurrence on the Issue Date by CIH of Indebtedness represented by the CIH Notes (but not including any Additional CIH Notes);

(4) the incurrence by CIH or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CIH or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed, together with any related Permitted Refinancing Indebtedness permitted by clause (5) below, $75 million at any time outstanding;

(5) the incurrence by CIH or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the CIH Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

(6) the incurrence by CIH or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CIH and any of its Restricted Subsidiaries; provided that:

(a) if CIH is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the CIH Notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CIH or a Restricted Subsidiary of CIH and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CIH or a Restricted Subsidiary of CIH, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7) the incurrence by CIH or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the CIH Indenture to be outstanding;

(8) the guarantee by CIH or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by CIH or any of its Restricted Subsidiaries, of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed an amount equal to (the “Equity Proceeds Basket”) 200% of the net cash proceeds received by CIH from the sale of its Equity Interests (other than Disqualified Stock) or a contribution to the common equity capital of CIH after the Charter Holdings Issue Date to the extent such net cash proceeds have not been applied to make

Restricted Payments or to effect other transactions pursuant to the covenant described above under the caption “— Restricted Payments” or to make Permitted Investments pursuant to clause (5) of the definition thereof;

(10) the incurrence by CIH or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding under this clause (10) not to exceed $300 million; and

(11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, any Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (1) above, and, in the event that an item of proposed Indebtedness (other than any Indebtedness initially deemed on the Issue Date to be incurred under clause (1) above) (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, CIH will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. Once any item of Indebtedness is so reclassified, it will no longer be deemed outstanding under the category of Permitted Debt where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this covenant, and in part under any one or more of the other clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.
      For purposes of determining the amount of the Equity Proceeds Basket to the extent attributable to periods prior to the Issue Date, all determinations shall be made as if CIH had been in existence at all times during such periods and all relevant amounts (including net cash proceeds from sales or capital contributions and the portions thereof used for Investments or Restricted Payments) were equal to the equivalent amounts determined for Charter Holdings under the 8.25% Charter Holdings Indenture.
      Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of CIH consummate a Subordinated Debt Financing or a Preferred Stock Financing. A “Subordinated Debt Financing” or a “Preferred Stock Financing,” as the case may be, with respect to any Restricted Subsidiary of CIH shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of CIH). “Subordinated Notes” with respect to any Restricted Subsidiary of CIH shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under Credit Facilities), provided that the foregoing shall not apply to priority of Liens, including by way of intercreditor arrangements. The foregoing limitation shall not apply to:

(a) any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or becomes a Subsidiary of CIH; provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, CIH, and

(b) any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

Liens
      The CIH Indenture provides that CIH will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of CIH, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      CIH will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to CIH or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CIH or any of its Restricted Subsidiaries;

(2) make loans or advances to CIH or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to CIH or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness, contracts and other instruments as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, contracts or other instruments, as in effect on the Issue Date;

(2) applicable law;

(3) any instrument governing Indebtedness or Capital Stock of a Person acquired by CIH or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the CIH Indenture to be incurred;

(4) customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(6) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive at the time such restrictions become effective, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of CIH or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(9) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11) restrictions contained in the terms of Indebtedness or Preferred Stock permitted to be incurred under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are not materially more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities and other Existing Indebtedness as in effect on the Issue Date; and

(12) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CIH determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the CIH Notes.

Merger, Consolidation or Sale of Assets
      Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(A) either:

(i) such Issuer is the surviving Person; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the CIH Notes;

(B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the CIH Notes and the CIH Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C) immediately after such transaction no Default or Event of Default exists; and

(D) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period,

(x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(y) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.
      In addition, neither of the Issuers may, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among an Issuer and any of its Wholly Owned Restricted Subsidiaries or to the consummation of the Exchange Offers.

Transactions with Affiliates
      CIH will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not less favorable to CIH or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CIH or such Restricted Subsidiary with an unrelated Person; and

(2) CIH delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CIH or any such Restricted Subsidiary in excess of $15 million, a resolution of the Board of Directors of CIH or CCI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CIH or any such Restricted Subsidiary in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any existing employment agreement and employee benefit arrangement (including stock purchase or option agreements, deferred compensation plans, and retirement, savings or similar plans) entered into by CIH or any of its Subsidiaries and any employment agreement and employee benefit arrangements entered into by CIH or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among CIH and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of CIH, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with CIH or any of its Restricted Subsidiaries;

(4) payment of Management Fees;

(5) Restricted Payments that are permitted by the provisions of the covenant described above under the caption “— Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “— Investments”;

(6) Permitted Investments;

(7) transactions pursuant to agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments comply with the applicable provisions of paragraph (1) of this covenant; and

(8) contributions to the common equity capital of CIH or the issue or sale of Equity Interests of CIH.

Sale and Leaseback Transactions
      CIH will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CIH and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) CIH or such Restricted Subsidiary could have

(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens” or the definition of “Permitted Liens”; and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and CIH or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

Limitations on Issuances of Guarantees of Indebtedness
      CIH will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CIH, except in respect of Credit Facilities (the “Guaranteed Indebtedness”), unless

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the CIH Notes by such Restricted Subsidiary, and

(2) until one year after all the CIH Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CIH or any other Restricted Subsidiary of CIH as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
      If the Guaranteed Indebtedness is subordinated to the CIH Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the CIH Notes.
      Any Subsidiary Guarantee shall terminate upon the release of such guarantor from its guarantee of the Guaranteed Indebtedness.

Payments for Consent
      CIH will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of CIH Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the CIH Indenture or the CIH Notes unless such consideration is offered to be paid and is paid to all holders of the CIH Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports
      Whether or not required by the SEC, so long as any CIH Notes will be outstanding, the Issuers will furnish to the holders of the CIH Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CIH of its independent public accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.
      While (a) any Parent of CIH that guarantees the CIH Notes is subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act (including pursuant to the terms of its Indebtedness), (b) the rules and regulations of the SEC permit CIH and any such Parent to report at the level of such Parent on a consolidated basis and (c) such Parent is not engaged in any business in any material respect other than incidental to its direct or indirect ownership of the Capital Stock of CIH, such consolidated reporting at such Parent level in a manner consistent with that described in this covenant for CIH shall satisfy this covenant; provided that such Parent includes in its reports information about CIH that is required to be provided by a parent guaranteeing debt of an operating company subsidiary pursuant to Rule 3-10 of Regulation S-X or any successor rule then in effect.
      For any fiscal quarter or fiscal year at the end of which Subsidiaries of CIH are Unrestricted Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CIH and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CIH.
      In addition, after consummation of the Exchange Offers, whether or not required by the SEC, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.
Events of Default and Remedies
      Each of the following is an Event of Default with respect to any series of the CIH Notes:

(1) default for 30 consecutive days in the payment when due of interest on such series of the CIH Notes;

(2) default in payment when due of the principal of or premium, if any, on such series of the CIH Notes;

(3) failure by CIH or any of its Restricted Subsidiaries to comply with the provisions of the CIH Indenture described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by CIH or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to the Issuers by the trustee or to the Issuers and the trustee by holders of at least 25% of the aggregate principal amount of all of the series of the CIH Notes to which such failure relates outstanding to comply with any of their other covenants or agreements in the CIH Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CIH or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CIH or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6) failure by CIH or any of its Restricted Subsidiaries to pay final judgments which are nonappealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) CIH or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d) makes a general assignment for the benefit of its creditors; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against CIH or any of its Significant Subsidiaries in an involuntary case;

(b) appoints a custodian of CIH or any of its Significant Subsidiaries or for all or substantially all of the property of CIH or any of its Significant Subsidiaries; or

(c) orders the liquidation of CIH or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days.
      In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CIH, the Accreted Value of and accrued and unpaid cash interest on all series of outstanding CIH Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the series of CIH Notes to which such Event of Default relates may declare the Accreted Value of and accrued and unpaid cash interest on such series of the CIH Notes to be due and payable immediately.
      Holders of the CIH Notes may not enforce the CIH Indenture or the CIH Notes except as provided in the CIH Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding CIH Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the CIH Notes of any series notice of any continuing Default or Event of Default under the CIH Indenture (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
      The holders of a majority in aggregate principal amount of all of the series of the CIH Notes to which such Default or Event of Default relates then outstanding by notice to the trustee may on behalf of the holders of all of the CIH Notes of such series waive any existing Default or Event of Default and its consequences under the CIH Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, such CIH Notes.
      The Issuers are required to deliver to the trustee annually a statement regarding compliance with the CIH Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.
No Personal Liability of Directors, Officers, Employees, Members and Stockholders
      No director, officer, employee or incorporator of the Issuers or the Parent Guarantor, as such, and no member or stockholder of the Issuers or the Parent Guarantor, as such, shall have any liability for any obligations of the Issuers or the Parent Guarantor under the CIH Notes, the CIH Indenture or the Note Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of CIH Notes by accepting a CIH Note and a Note Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the CIH Notes and the Note Guarantee. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Issuers and the Parent Guarantor may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding CIH Notes and the Note Guarantee of any series (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding CIH Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on the CIH Notes of such series when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the CIH Notes of such series concerning issuing temporary CIH Notes, registration of CIH Notes, mutilated, destroyed, lost or stolen CIH Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the CIH Indenture.
      In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Parent Guarantor released with respect to certain covenants applicable to CIH Notes of any series that are described in the CIH Indenture and the Note Guarantee (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the CIH Notes of such series or the Note Guarantee. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the CIH Notes of such series or the Note Guarantee. In addition, upon covenant defeasance, the Note Guarantee will be released.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers or the Parent Guarantor must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the CIH Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding CIH Notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers and the Parent Guarantor must specify whether the CIH Notes of such series will be defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

(a) the Issuers and the Parent Guarantor have received from, or there has been published by, the Internal Revenue Service a ruling or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding CIH Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers or the Parent Guarantor shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding CIH Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default under the CIH Indenture shall have occurred and be continuing either (a) on the date of such deposit with respect to such series (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the CIH Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the trustee an opinion of counsel to the effect that after the 91st day, assuming no intervening bankruptcy, that no holder is an insider of either of the Issuers following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of the Issuers in their capacities as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers or the Parent Guarantor must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the CIH Notes of such series over the other creditors of the Issuers or the Parent Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers, the Parent Guarantor or others; and

(8) the Issuers or the Parent Guarantor must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered and the conditions set forth in clauses 4(b) and (6) shall not apply if all applicable CIH Notes not theretofore delivered to the trustee for cancellation

(a) have become due and payable or

(b) will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver
      Except as provided below, the CIH Indenture, the CIH Notes or the Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding CIH Notes of all series affected voting together. This includes consents obtained in connection with a purchase of CIH Notes, a tender offer for CIH Notes or an exchange offer for CIH Notes. Any existing Default or compliance with any provision of the CIH Indenture, the CIH Notes or the Note Guarantee (other than any provision relating to the right of any holder of a CIH Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the CIH Note, on or after the scheduled due dates expressed in the CIH Notes) may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding CIH Notes of all series to which such Default or compliance relates voting together. This includes consents obtained in connection with a purchase of CIH Notes, a tender offer for CIH Notes or an exchange offer for CIH Notes.
      Without the consent of each holder affected thereby, an amendment or waiver may not (with respect to any CIH Notes held by such holder):

(1) reduce the principal amount of such CIH Notes, or change the definition of “Accreted Value”;

(2) change the fixed maturity of such CIH Notes or reduce the premium payable upon redemption of such CIH Notes;

(3) reduce the rate of or extend the time for payment of interest on such CIH Notes;

(4) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on such CIH Notes (except a rescission of acceleration of the CIH Notes of any series by the holders of at least a majority in aggregate principal amount of the CIH Notes of such series and a waiver of the payment default that resulted from such acceleration);

(5) make such CIH Notes payable in money other than that stated in such CIH Notes;

(6) make any change in the provisions of the CIH Indenture relating to waivers of past Defaults applicable to any CIH Notes or the rights of holders thereof to receive payments of Accreted Value or principal of, or premium, if any, or interest on such CIH Notes;

(7) waive a redemption payment with respect to such CIH Notes (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any holder of CIH Notes of any series, the Issuers, the Parent Guarantor and the trustee may amend or supplement the CIH Indenture, the CIH Notes of any series or the Note Guarantee:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated CIH Notes in addition to or in place of certificated CIH Notes;

(3) to provide for or confirm the issuance of Additional CIH Notes;

(4) to provide for the assumption of the Issuers’ or the Parent Guarantor’s obligations to holders of CIH Notes of any series in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(5) to release any Subsidiary Guarantee in accordance with the provisions of the CIH Indenture;

(6) to make any change that would provide any additional rights or benefits to the holders of CIH Notes of any series or that does not adversely affect the legal rights under the CIH Indenture of any such holder; or

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the CIH Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law.
Governing Law
      The CIH Indenture and the CIH Notes are governed by the laws of the State of New York.
Concerning the Trustee
      If the trustee becomes a creditor of the Issuers, the CIH Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding CIH Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The CIH Indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the CIH Indenture at the request of any holder of CIH Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the CIH Indenture without charge by writing to the Issuers at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Corporate Secretary.
Certain Definitions
      This section sets forth certain defined terms used in the CIH Indenture. Reference is made to the CIH Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “8.25% Charter Holdings Indenture” means the indenture governing Charter Holdings’ 8.250% Senior Notes Due 2007, whether or not it remains in effect.
      “Accreted Value” is defined to mean for any series of CIH Notes, for any specified date, the amount calculated pursuant to (1), (2), (3) or (4) for each $1,000 of principal amount of such CIH Notes:

(1) if the specified date occurs on one or more of the following dates (each such date, other than the Issue Date, a “Semi-Annual Accrual Date”) the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Accreted
Date	Value

Issue Date	$800.00
March 31, 2006	$850.00
September 30, 2006	$900.00
March 31, 2007	$950.00
September 30, 2007	$1,000.00

(2) if the specified date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of

(a) the Accreted Value of such series on the Issue Date set forth above and

(b) an amount equal to the product of

(x) the Accreted Value for the first Semi-Annual Accrual Date less the Accreted Value on the Issue Date multiplied by

(y) a fraction, the numerator of which is the number of days from the Issue Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3) if the specified date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of

(a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such specified date and

(b) an amount equal to the product of

(x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by

(y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) if the specified date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional CIH Notes” means any CIH Notes of any series issued under the CIH Indenture in addition to the original outstanding CIH Notes of such series (other than CIH Notes of such series issued in exchange for the original outstanding CIH Notes).
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Applicable Change of Control Premium” is defined to mean for any series of CIH Notes, for any specified date, the amount calculated pursuant to (1), (2), (3) or (4) for each $1,000 of principal amount of such CIH Notes:

(1) if the specified date occurs on one or more of the following dates (each such date, other than the Issue Date, a “Semi-Annual Reference Date”) the Applicable Change of Control Premium will equal the amount set forth below for such Semi-Annual Reference Date:

Applicable Change of
Date	Control Premium

Issue Date	$200.00
March 31, 2006	$152.50
September 30, 2006	$105.00
March 31, 2007	$57.50
September 30, 2007	$10.00

(2) if the specified date occurs before the first Semi-Annual Reference Date, the Applicable Change of Control Premium will equal the sum of

(a) the Applicable Change of Control Premium of such series on the Issue Date set forth above minus

(b) an amount equal to the product of

(x) the Applicable Change of Control Premium on the Issue Date less the Applicable Change of Control Premium for the first Semi-Annual Reference Date multiplied by

(y) a fraction, the numerator of which is the number of days from the Issue Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first Semi-Annual Reference Date, using a 360-day year of twelve 30-day months;

(3) if the specified date occurs between two Semi-Annual Reference Dates, the Applicable Change of Control Premium will equal the sum of

(a) the Applicable Change of Control Premium for the Semi-Annual Reference Date immediately preceding such specified date minus

(b) an amount equal to the product of

(x) the Applicable Change of Control Premium for the immediately preceding Semi- Annual Reference Date less the Applicable Change of Control Premium for the immediately following Semi-Annual Reference Date multiplied by

(y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Reference Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) if the specified date occurs after the last Semi-Annual Reference Date, the Applicable Change of Control Premium will equal $10.00.
      “Asset Acquisition” means:

(1) an Investment by CIH or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CIH or any of its Restricted Subsidiaries or shall be merged with or into CIH or any of its Restricted Subsidiaries, or

(2) the acquisition by CIH or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CIH and its Subsidiaries, taken as a whole, will be governed by the provisions of the CIH Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation, or Sale of Assets” and not by the provisions of the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales”; and

(2) the issuance of Equity Interests by any Restricted Subsidiary of CIH or the sale by CIH or any Restricted Subsidiary of CIH of Equity Interests of any Restricted Subsidiary of CIH.
      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that:

(a) involves assets having a fair market value of less than $100 million; or

(b) results in net proceeds to CIH and its Restricted Subsidiaries of less than $100 million;

(2) a transfer of assets between or among CIH and/or its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of CIH to CIH or to another Wholly Owned Restricted Subsidiary of CIH;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Investments” or a Permitted Investment;

(5) the incurrence of Liens not prohibited by the CIH Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure; and

(6) any disposition of cash or Cash Equivalents.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Bankruptcy Law” means Title 11, U.S. Code or any federal or state law of any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
      “Board of Directors” means the board of directors or comparable governing body of CCI or, if so specified, CIH, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the CIH Indenture.

      “Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary or related thereto.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Capital Stock Sale Proceeds” means the aggregate net proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by CIH from and after the Charter Holdings Issue Date, in each case

(x) as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CIH) of CIH after the Charter Holdings Issue Date, or

(y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of CIH that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CIH).
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7) auction-rate Preferred Stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.
      “CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CCH I Indenture” means, collectively (a) the indenture pursuant to which the CCH I Notes are issued and (b) any indentures, note purchase agreements or similar documents entered into by CCH I and/or CCH I Capital Corp. on or after the Issue Date for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CCH I or CCH I Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “CCH I Notes” means the 11.00% senior secured notes due 2015 of CCH I and CCH I Capital Corp.
      “CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.
      “CCI Indentures” means, collectively, the indentures entered into by CCI with respect to its 4.75% Convertible Senior Notes due 2006, its 5.875% Convertible Senior Notes due 2009, and any indentures, note purchase agreements or similar documents entered into by CCI for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by CCI in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “CCO” means Charter Communications Operating, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CIH and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than Paul G. Allen and the Related Parties;

(2) the adoption of a plan relating to the liquidation or dissolution of CIH or a Parent (except the liquidation of any Parent into any other Parent);

(3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person” (as defined above) other than Paul G. Allen and Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of CIH or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of

Voting Stock of CIH or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

(4) after the Issue Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors;

(5) CIH or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CIH or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CIH or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CIH or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(6) (i) Charter Communications Holdings Company, LLC shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of Charter Holdings or (ii) Charter Holdings shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of CIH.

      “Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “Charter Holdings Indentures” means, collectively (a) the indentures entered into by Charter Holdings and Charter Communications Holdings Capital Corp. in connection with the issuance of the 8.250% Senior Notes Due 2007 dated March 1999, 8.625% Senior Notes Due 2009 dated March 1999, 9.920% Senior Discount Notes Due 2011 dated March 1999, 10.00% Senior Notes Due 2009 dated January 2000, 10.250% Senior Notes Due 2010 dated January 2000, 11.750% Senior Discount Notes Due 2010 dated January 2000, 10.75% Senior Notes Due 2009 dated January 2001, 11.125% Senior Notes Due 2011 dated January 2001, 13.50% Senior Discount Notes Due 2011 dated January 2001, 9.625% Senior Notes Due 2009 dated May 2001, 10.00% Senior Notes Due 2011 dated May 2001, 11.750% Senior Discount Notes Due 2011 dated May 2001, 9.625% Senior Notes Due 2009 dated January 2002, 10.00% Senior Notes Due 2011 dated January 2002 and 12.125% Senior Discount Notes due 2012 dated January 2002, and (b) any indentures, note purchase agreements or similar documents entered into by Charter Holdings and/or Charter Communications Holdings Capital Corp. on or after the Issue Date for the purpose of incurring Indebtedness in exchange for, or proceeds of which are used to refinance, any of the Indebtedness described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by Charter Holdings or Charter Communications Holdings Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “Charter Holdings Issue Date” means the date of the 8.25% Charter Holdings Indenture, March 17, 1999.
      “Charter Refinancing Indebtedness” means any Indebtedness of a Charter Refinancing Subsidiary issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness initially incurred under any one or more of the CCI Indentures, the Charter Holdings Indentures, or the CIH Indenture; provided that:

(1) the principal amount (or accreted value, if applicable) of such Charter Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2) such Charter Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded.
      “Charter Refinancing Subsidiary” means any direct or indirect, wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of CCI or Charter Communications Holding Company, LLC, which is or becomes a Parent.
      “CIH” means CCH I Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “Consolidated EBITDA” means with respect to any Person, for any period, the consolidated net income (or net loss) of such Person and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such net income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items, extraordinary items and nonrecurring and unusual items (including without limitation any restructuring charges and charges related to litigation settlements or judgments) and the cumulative effects of changes in accounting principles reducing such net income, less all noncash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(6) amounts actually paid during such period pursuant to a deferred compensation plan; and

(7) for purposes of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Management Fees;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP, provided that Consolidated EBITDA shall not include:

(x) the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except

(i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the second clause (3) in the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments” (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

(z) the net income of any Restricted Subsidiary of CIH to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time of determination of such Consolidated EBITDA permitted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock (i) outstanding on the Issue Date or (ii) incurred or issued thereafter in compliance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that (a) the terms of any such agreement or instrument (other than Existing Indebtedness and any modifications, increases or refinancings that are not materially more restrictive taken as a whole) restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment, beyond any applicable period of grace, contained in such agreement or instrument; (b) such terms are determined by such Person to be customary in comparable financings; and (c) such restrictions are determined by CIH not to materially affect the Issuers’ ability to make principal or interest payments on the applicable CIH Notes when due).

      “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

in each case, on a consolidated basis and in accordance with GAAP, excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof).
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCI who:

(1) was a member of the Board of Directors of CCI on the Issue Date; or

(2) was nominated for election or elected to the Board of Directors of CCI with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCI at the time of such nomination or election or whose election or appointment was previously so approved.

      “Credit Facilities” means, with respect to CIH and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other lenders (other than a Parent of the Issuers) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the last date on which the CIH Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CIH to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CIH may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any private or underwritten public offering of Qualified Capital Stock of CIH or a Parent of which the gross proceeds to CIH or received by CIH as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million.
      “Exchange Offers” means:

(1) the acquisition by CIH and CCH I of Indebtedness outstanding under the Charter Holdings Indentures, in exchange for CIH Notes and CCH I Notes, pursuant to the Offering Memorandum, dated August 23, 2005 and related documents, as such documents may be supplemented, modified, extended or amended from time to time; and

(2) the distribution, loan or investment of (a) Indebtedness accepted in exchange for CIH Notes or CCH I Notes as contemplated by clause (1) of this definition, and (b) amounts sufficient to satisfy the expenses incurred by any Parent in connection therewith (including any required payment of accrued interest thereon), in each case, directly or indirectly to or in any Parent;
      provided, that any such Indebtedness referred to in clauses (1) and (2) of this definition shall be cancelled as part of the Exchange Offers.
      “Existing Indebtedness” means Indebtedness of CIH and its Restricted Subsidiaries in existence on the Issue Date (including the CCH I Notes being issued in connection with the Exchange Offers), until such amounts are repaid.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Charter Holdings Issue Date.

      “Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.
      “Helicon Preferred Stock” means the preferred limited liability company interest of Charter-Helicon LLC with an aggregate liquidation value of $25 million.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the notional amount of any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.
      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

      “Issue Date” means September 28, 2005.
      “Leverage Ratio” means, as to CIH, as of any date, the ratio of:

(1) the Consolidated Indebtedness of CIH on such date to

(2) the aggregate amount of Consolidated EBITDA for CIH for the most recently ended fiscal quarter for which internal financial statements are available (the “Reference Period”), multiplied by four.
      In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1) the issuance of the CIH Notes and the CCH I Notes;

(2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock by CIH or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

(3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the SEC) had occurred on the first day of the Reference Period.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Management Fees” means the fees (including expense reimbursements) payable to any Parent pursuant to the management and mutual services agreements between any Parent of CIH and CCO or between any Parent of CIH and other Restricted Subsidiaries of CIH or pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided, that any such new agreements or amendments or replacements of existing agreements, taken as a whole, are not more disadvantageous to the holders of the CIH Notes in any material respect than such agreements existing on the Issue Date and further provided, that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Net Proceeds” means the aggregate cash proceeds received by CIH or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither CIH nor any of its Restricted Subsidiaries

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable as a guarantor or otherwise; or

(c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the CIH Notes) of CIH or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of CIH or any of its Restricted Subsidiaries.
      “Note Guarantee” means the unconditional Guarantee by the Parent Guarantor of the Issuers’ payment Obligations under the CIH Notes.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a case under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including postpetition interest) and whether or not allowed or allowable as a claim in any such case.
      “Parent” means Charter Holdings, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CIH, and any successor Person to any of the foregoing.
      “Parent Guarantor” means Charter Holdings.
      “Permitted Investments” means:

(1) any Investment by CIH in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CIH in CIH or in another Restricted Subsidiary of CIH;

(2) any Investment in Cash Equivalents;

(3) any Investment by CIH or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of CIH; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CIH or a Restricted Subsidiary of CIH;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of CIH) of Equity Interests (other than Disqualified Stock) of CIH or capital contributions to the common equity of CIH, in each case after the Charter Holdings Issue Date, to the extent that such net cash proceeds have not been applied, at any time after the Charter Holdings Issue Date, to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “Certain Covenants — Restricted Payments” and to the extent such net cash proceeds have not been used, at any time after the Charter Holdings Issue Date, to incur Indebtedness pursuant to clause (9) of the second paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that the amount of usage of the basket described in this clause (5) shall be determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment;

(6) other Investments in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CIH and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $750 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7) Investments in customers and suppliers in the ordinary course of business which either

(A) generate accounts receivable, or

(B) are accepted in settlement of bona fide disputes;

(8) Investments consisting of payments by CIH or any of its subsidiaries of amounts that are neither dividends nor distributions but are payments of the kind described in clause (4) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” to the extent such payments constitute Investments;

(9) regardless of whether a Default then exists, Investments in any Unrestricted Subsidiary made by CIH and/or any of its Restricted Subsidiaries with the proceeds of distributions from any Unrestricted Subsidiary; and

(10) Investments that are part of the Exchange Offers.
      For purposes of determining the amount under clause (5) to the extent attributable to periods prior to the Issue Date, all determinations shall be made as if CIH had been in existence at all times during such periods and all relevant amounts (including net cash proceeds from sales or capital contributions and the portions thereof used for Restricted Payments or incurrence of Indebtedness) were equal to the equivalent amounts determined for Charter Holdings under the 8.25% Charter Holdings Indenture.

      “Permitted Liens” means:

(1) Liens on the assets of CIH securing Indebtedness and other obligations incurred under Credit Facilities so long as contemporaneously therewith effective provision is made to secure the CIH Notes and all other amounts due under the CIH Indenture, equally and ratably with such Credit Facilities (or, in the event that such Credit Facilities are subordinated in right of payment to the CIH Notes, prior to such Credit Facilities) with a Lien on the same properties and assets securing such Credit Facilities for so long as such Credit Facilities are secured by such Liens;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CIH; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CIH and related assets, such as the proceeds thereof;

(3) Liens on property existing at the time of acquisition thereof by CIH; provided that such Liens were in existence prior to the contemplation of such acquisition;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) purchase money mortgages or other purchase money Liens (including, without limitation, any Capitalized Lease Obligations) incurred by CIH upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

(a) such mortgage or lien does not extend to or cover any of the assets of CIH, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b) such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(6) Liens existing on the Issue Date and replacement Liens therefor that do not encumber additional property;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(9) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(10) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(11) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CIH or any of its Restricted Subsidiaries;

(12) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(13) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(14) Liens arising from the rendering of a final judgment or order against CIH or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CIH or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17) Liens consisting of any interest or title of licensor in the property subject to a license;

(18) Liens on the Capital Stock of Unrestricted Subsidiaries;

(19) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(20) Liens incurred in the ordinary course of business of CIH and its Restricted Subsidiaries with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

(21) Liens in favor of the trustee arising under the CIH Indenture and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(22) Liens in favor of the trustee for its benefit and the benefit of holders of the CIH Notes, as their respective interests appear; and

(23) Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.
      “Permitted Refinancing Indebtedness” means any Indebtedness of CIH or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CIH or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the CIH Indenture, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of CIH; provided further that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the CIH Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the CIH Notes on terms at least as favorable to the holders of CIH Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Productive Assets” means assets (including assets of a Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
      “Rating Agencies” means Moody’s and S&P.
      “Related Party” means: (1) the spouse or an immediate family member, estate or heir of Paul G. Allen; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.
      “SEC” means the Securities and Exchange Commission.
      “Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CIH, CIH Capital Corp.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2) any partnership

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
      “Unrestricted Subsidiary” means any Subsidiary of CIH that is designated by the Board of Directors of CIH as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with CIH or any Restricted Subsidiary of CIH unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CIH or such Restricted Subsidiary of CIH than those that might be obtained at the time from Persons who are not Affiliates of CIH unless such terms constitute Investments permitted by the covenant described above under the caption “— Certain Covenants — Investments,” Permitted Investments, Asset Sales permitted under the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales” or sale-leaseback transactions permitted by the covenant described above under the caption “— Certain Covenants — Sale and Leaseback Transactions”;

(3) is a Person with respect to which neither CIH nor any of its Restricted Subsidiaries has any direct or indirect obligation

(a) to subscribe for additional Equity Interests or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CIH or any of its Restricted Subsidiaries; and

(5) does not own any Capital Stock of any Restricted Subsidiary of CIH.
      Any designation of a Subsidiary of CIH as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the CIH Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CIH as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” CIH shall be in default of such covenant. The Board of Directors of CIH may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default or Event of Default would be in existence immediately following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF THE CCH I NOTES
      The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.
      The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.
      This description of CCH I notes relates to the 11.00% senior secured notes due 2015 (the “CCH I Notes”) of CCH I, LLC and CCH I Capital Corp. We refer, in this Description of CCH I Notes, to CCH I, LLC and CCH I Capital Corp., which are the co-obligors with respect to the CCH I Notes, as the “Issuers,” and we sometimes refer to them each as an “Issuer.” We may also refer to CCH I, LLC as “CCH I.” You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.”
      The new CCH I Notes will be issued under an indenture (the “CCH I Indenture”) among the Issuers, the Parent Guarantor and The Bank of New York Trust Company, NA, as trustee. The CCH I Indenture governs both any outstanding CCH II notes and the new CCH II notes offered hereby and all notes outstanding thereunder will be treated as one class of securities thereunder. The terms of the CCH I Notes include those stated in the CCH I Indenture and those made part of the CCH I Indenture by reference to the Trust Indenture Act of 1939.
      The CCH I Notes have the benefit of a first priority lien on the Collateral as provided in the Pledge Agreement.
      The following description is a summary of the provisions we consider material of the CCH I Indenture and the Pledge Agreement. It does not restate those agreements in their entirety. We urge you to read the CCH I Indenture and the Pledge Agreement because they, and not this description, define your rights as holders of the respective CCH I Notes. Copies of the proposed forms of the CCH I Indenture and the Pledge Agreement are available as set forth under “— Additional Information.”
Brief Description of the CCH I Notes and Note Guarantee
      The CCH I Notes are:

•	senior secured obligations of the Issuers, secured by the Collateral equally and ratably with all future indebtedness of CCH I that may be secured by the Collateral as permitted by the CCH I Indenture, including all Additional CCH I Notes;

•	effectively senior in right of payment to any future unsecured Indebtedness of the Issuers, to the extent of the value of the Collateral;

•	structurally senior to the outstanding notes and the outstanding convertible senior notes of Charter Communications, Inc.;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under our subsidiaries’ credit facilities and the senior notes of CCH II, CCO Holdings and CCO; and

•	unconditionally guaranteed on a senior basis by the Parent Guarantor.

      As of September 30, 2005, the total outstanding Indebtedness and other obligations of Charter Holdings and its subsidiaries, reflected on its consolidated balance sheet, was approximately $19.9 billion, of which approximately $12.0 billion would have been Indebtedness and other liabilities of the Issuers’ Subsidiaries and, therefore, structurally senior to the CCH I Notes.
      Initially, substantially all of the Subsidiaries of CCH I (except certain non-material Subsidiaries) are “Restricted Subsidiaries.” Under the circumstances described below under “— Certain Covenants — Investments,” CCH I is permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the CCH I Indenture.
The Note Guarantee
      The CCH I Notes are unconditionally guaranteed by the Parent Guarantor.
      The Note Guarantee:

•	is a general unsecured obligation of the Parent Guarantor;

•	is pari passu in right of payment with all existing and future unsubordinated indebtedness of the Parent Guarantor, including the outstanding notes that remained outstanding following consummation of the Exchange Offers; and

•	is senior in right of payment to any existing and future subordinated indebtedness of the Parent Guarantor.
      The restrictive covenants contained in the CCH I Indenture apply to the Issuers and their Restricted Subsidiaries and not the Parent Guarantor.
Principal, Maturity and Interest
      The CCH I Notes are issued in denominations of $1,000 and integral multiples thereof. The CCH I Notes will mature on October 1, 2015.
      Interest on the CCH I Notes accrues at the rate of 11.00% per annum. Interest on the CCH I Notes accrues from and including the Issue Date (or, if interest has been paid, from the date through which interest has been paid). Interest on the CCH I Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2006. Interest on the new CCH I notes will be payable commencing on the first interest payment date after the date on which new CCH I notes are first issued (the “Exchange Note Issue Date”), provided that interest due on such first interest payment date will include unpaid interest accrued through the Exchange Note Issue Date on the outstanding CCH I notes in exchange for which the new CCH I notes are being issued. The Issuers will make each interest payment to the holders of record of the CCH I Notes on the immediately preceding September 15 and March 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
      The outstanding CCH I Notes were issued on the Issue Date in an initial aggregate principal amount of $3.525 billion. Subject to the limitations set forth under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional CCH I Notes under the CCH I Indenture, which will be secured by the Collateral equally and ratably with the CCH I Notes issued on the Issue Date, together with the new notes issued in exchange therefor in the registered exchange offer. The CCH I Notes and any Additional CCH I Notes subsequently issued under the CCH I Indenture, would be treated as a single class of securities for all purposes of the CCH I Indenture. For purposes of this description, unless otherwise indicated, references to the CCH I Notes include the CCH I Notes issued on the Issue Date, any Additional CCH I Notes subsequently issued under the CCH I Indenture and any new notes issued in exchange therefor in the registered exchange offer.

Security

Assets Pledged as Collateral
      CCH I granted to the trustee, as collateral agent for the holders of the CCH I Notes and any holders of Pari Passu Secured Indebtedness, as defined below (in such capacity, the “Collateral Agent”) a first priority Lien (subject to Permitted Liens) on all Equity Interests in CCH II from time to time owned by CCH I and the proceeds thereof (the “Collateral”). The Lien secures all Obligations relating to the CCH I Notes and, as described below, all Obligations relating to any Pari Passu Secured Indebtedness from time to time incurred by CCH I as permitted by the CCH I Indenture.

Certain Limitations on Remedies, Etc.
      Pursuant to the terms of the Pledge Agreement, the Collateral Agent and the holders of the Obligations secured by the Collateral (including the holders of the CCH I Notes) (the “Secured Parties”), in their capacities as Secured Parties (whether before or after, or during the continuance of, a Default or Event of Default):

(i) have no authority to exercise any voting rights with respect to the Collateral or receive any dividends or other distributions with respect thereto, except for distributions in any bankruptcy or insolvency case or proceeding (an “insolvency proceeding”);

(ii) are prohibited from commencing judicial or non-judicial foreclosure or collection proceedings with respect to, seeking to have a trustee, receiver, liquidator or similar official appointed for or over, attempting any action to take possession of any Collateral, exercising any right, remedy or power with respect to, or otherwise taking any action to realize upon the Collateral, including without limitation (a) any right to dispose of the Collateral after default under Article 9 of the Uniform Commercial Code or (b) any other default remedy under applicable law; and

(iii) are prohibited from seeking relief from the automatic stay or from any other stay in any insolvency proceeding, in each case, with respect to any Collateral.
      Upon any sale or disposition of Collateral permitted pursuant to the terms of the CCH I Indenture, the Lien in favor of the Collateral Agent and the other Secured Parties, with respect to such Collateral, shall be automatically and unconditionally released with no further consent or action of any Person (subject to any continuing lien on the proceeds of such sale or disposition). Thus, the Holders’ remedy under the Pledge Agreement is to receive the value of the Collateral before unsecured creditors.
      The trustee and each present or future holder of CCH I Notes shall be deemed to have irrevocably consented to the foregoing.

Pari Passu Secured Indebtedness
      The Pledge Agreement provides that any and all future Indebtedness of CCH I (including any Additional CCH I Notes) that ranks pari passu in right of payment with the CCH I Notes and which CCH I is permitted to incur under the CCH I Indenture may be secured by an equal and ratable Lien on the Collateral if CCH I so elects (any such Indebtedness including related obligations being “Pari Passu Secured Indebtedness”). See “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” for a description of future Indebtedness that the CCH I Indenture permits CCH I to incur. Accordingly, any proceeds received with respect to the Collateral in any insolvency proceeding or otherwise would have to be shared, equally and ratably, with the holders of any Pari Passu Secured Indebtedness. This would dilute the value of the pledge for the holders of CCH I Notes issued prior to the incurrence of such Pari Passu Secured Indebtedness. The Pledge Agreement may be amended to facilitate such Pari Passu Secured Indebtedness. Under the terms of the Pledge Agreement, subject to certain exceptions, decisions by the Secured Parties (including the holders of the CCH I Notes and the holders of any such Pari Passu Secured Indebtedness) regarding amendments of the Pledge Agreement, collateral releases and other matters will require a majority in principal amount of all Secured Parties, voting as one class, except as otherwise provided below regarding collateral releases. See “— Release.”

Certain Bankruptcy Limitations
      Bankruptcy Law permits the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case only to the extent the value of the collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. There can be no assurance that the value of the Collateral will exceed the aggregate principal amount of the CCH I Notes and any Pari Passu Secured Indebtedness secured by the Collateral.
      Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the CCH I Notes and any Pari Passu Secured Indebtedness the holders of the CCH I notes would hold secured claims to the extent of the value of the Collateral to which the holders of the CCH I Notes are entitled, and unsecured claims with respect to such shortfall. See “— Pari Passu Secured Indebtedness” above.

Sufficiency of Collateral
      No appraisals of any Collateral have been, or will be, prepared by us or on our behalf in connection with this offering. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the value of the operating subsidiaries of CCH I, the amount of the debt and other obligations of the subsidiaries of CCH I, the condition of their industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. Accordingly, there can be no assurance that the Collateral will be sufficient to cover all Obligations secured thereby, including the CCH I Notes.

Release
      The Liens on the Collateral will be released with respect to the CCH I Notes:

(1) in whole, upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, on the CCH I Notes;

(2) in whole, upon satisfaction and discharge of the CCH I Indenture;

(3) in whole, upon a legal or covenant defeasance as set forth under “Legal Defeasance and Covenant Defeasance,” below;

(4) upon the sale or other disposition of the Collateral in accordance with, and as expressly provided for under, the CCH I Indenture (subject to any continuing Lien on the proceeds of such sale or disposition); and

(5) with the consent of the holders of a majority in aggregate principal amount of the then outstanding CCH I Notes, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, CCH I Notes.
      To the extent required by the CCH I Indenture, the Issuers will furnish to the trustee, prior to each proposed release of Collateral pursuant to (1) through (5) above:

(a) an officers’ certificate and such other documentation as required under the CCH I Indenture and the Pledge Agreement; and

(b) an opinion of counsel to the effect that such accompanying documents constitute all documents required by the CCH I Indenture and the Pledge Agreement.
      Upon compliance by the Issuers with the conditions precedent set forth above (if any), and if required by the CCH I Indenture, upon delivery by the Issuers to the trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the trustee or the Collateral Agent shall promptly cause to be released and reconveyed to CCH I the released Collateral.
Optional Redemption
      At any time prior to October 1, 2008, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the CCH I Notes on a pro rata basis (or nearly as pro rata as practicable), at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of the CCH I Notes must remain outstanding immediately after the occurrence of such redemption (excluding CCH I Notes held by the Issuers and their Subsidiaries), and

(2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the CCH I Notes are not redeemable at the option of the Issuers prior to October 1, 2010.
      On or after October 1, 2010, the Issuers may redeem all or a part of the CCH I Notes upon not less than 30 nor more than 60 days notice, at the applicable redemption prices (expressed as percentages of the principal amount of the CCH I Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve month period beginning on October 1 of the years indicated below:

Year	Percentage

2010	105.500%
2011	102.750%
2012	101.375%
2013 and thereafter	100.000%
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of CCH I Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 in principal amount, or in either case, an integral multiple thereof) of that holder’s CCH I Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the CCH I Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.
      Within ten days following any Change of Control, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase CCH I Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the CCH I Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the CCH I Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.
      On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all CCH I Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all CCH I Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the CCH I Notes so accepted together with an officers’ certificate stating the aggregate principal amount of CCH I Notes or portions thereof being purchased by the Issuers.
      The paying agent will promptly mail to each holder of CCH I Notes so tendered the Change of Control Payment for such CCH I Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new CCH I Note equal in principal amount to any unpurchased portion of the CCH I Notes surrendered, if any; provided that each such new CCH I Note will be in a principal amount of $1,000 or an integral multiple thereof.
      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the CCH I Indenture are applicable. Except as described above with respect to a Change of Control, the CCH I Indenture does not contain provisions that permit the holders of the CCH I Notes to require that the Issuers repurchase or redeem the CCH I Notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the CCH I Indenture applicable to a Change of Control Offer made by the Issuers and purchases all CCH I Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCH I and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of CCH I Notes to require the Issuers to repurchase CCH I Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCH I and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset Sales
      CCH I will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CCH I or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors of CCH I and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration therefor received by CCH I or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.
      For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on CCH I’s or such Restricted Subsidiary’s most recent balance sheet) of CCH I or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the CCH I Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCH I or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by CCH I or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

(c) Productive Assets.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCH I or a Restricted Subsidiary of CCH I may apply such Net Proceeds at its option:

(1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCH I (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of CCH I); or

(2) to invest in Productive Assets; provided that any such amount of Net Proceeds which CCH I or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.
      The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, CCH I will make an offer to purchase CCH I Notes (an “Asset Sale Offer”) to all holders of CCH I Notes and will repay, redeem or offer to purchase all Pari Passu Secured Indebtedness of CCH I that contains provisions requiring repayment, redemption or offers to purchase with the proceeds of sales of assets, to purchase, repay or redeem, on a pro rata basis, the maximum principal amount of CCH I Notes and such Pari Passu Secured Indebtedness that may be purchased, repaid or redeemed out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the principal amount of the subject CCH I Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of CCH I Notes tendered into such Asset Sale Offer and such Pari Passu Secured Indebtedness to be purchased, repaid or redeemed out of the Excess Proceeds exceeds the amount of Excess Proceeds, the trustee shall select the CCH I Notes tendered into such Asset Sale Offer and such Pari Passu Secured Indebtedness to be purchased, repaid or redeemed on a pro rata basis.
      If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCH I or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the CCH I Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Selection and Notice
      If less than all of the CCH I Notes are redeemed at any time, the trustee will select CCH I Notes for redemption as follows:

(1) if any CCH I Notes are listed, in compliance with the requirements of the principal national securities exchange on which the CCH I Notes are listed; or

(2) if the CCH I Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.
      No CCH I Notes of $1,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of CCH I Notes to be redeemed at its registered address. Notices of redemption may be conditional.
      If any CCH I Note is to be redeemed in part only, the notice of redemption that relates to that CCH I Note shall state the portion of the principal amount thereof to be redeemed. A new CCH I Note in principal amount equal to the unredeemed portion of the original CCH I Note will be issued in the name of the holder thereof upon cancellation of the original CCH I Note. CCH I Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on CCH I Notes or portions of them called for redemption.
Certain Covenants
      Set forth in this section are summaries of certain covenants contained in the CCH I Indenture.
      During any period of time that (a) any CCH I Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the CCH I Indenture, (i) the trustee will be required to release all its right, title and interest in the Collateral, and (ii) CCH I and the Restricted Subsidiaries of CCH I will not be subject to the provisions of the CCH I Indenture described under:

•	“— Repurchase at the Option of Holders — Asset Sales,”

•	“— Restricted Payments,”

•	“— Investments,”

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	clause (D) of the first paragraph of “— Merger, Consolidation or Sale of Assets,”

•	“— Transactions with Affiliates” and

•	“— Sale and Leaseback Transactions.”
      If CCH I and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable CCH I Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then (a) CCH I will again grant a first priority lien in the Collateral (subject to Permitted Liens) to the trustee for the benefit of the holders of the CCH I notes, and (b) CCH I and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of CCH I and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Restricted Payments
      CCH I will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCH I or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCH I’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCH I or (y) in the case of CCH I and its Restricted Subsidiaries, to CCH I or a Restricted Subsidiary thereof);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCH I or any of its Restricted Subsidiaries) any Equity Interests of CCH I or any direct or indirect Parent of CCH I or any Restricted Subsidiary of CCH I (other than, in the case of CCH I and its Restricted Subsidiaries, any such Equity Interests owned by CCH I or any of its Restricted Subsidiaries); or

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCH I that is subordinated to the CCH I Notes, except a payment of interest or principal at the Stated Maturity thereof,

(all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default under the CCH I Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(2) CCH I would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCH I and its Restricted Subsidiaries from and after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of the following:

(a) an amount equal to 100% of the Consolidated EBITDA of CCH I for the period beginning on the Issue Date to the end of CCH I’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCH I for such period, plus

(b) an amount equal to 100% of Capital Stock Sale Proceeds less any amount of such Capital Stock Sale Proceeds used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments,” plus

(c) $100 million.

So long as no Default under the CCH I Indenture has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the CCH I Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCH I in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCH I) of Equity Interests of CCH I (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCH I or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) regardless of whether a Default then exists, the payment of any dividend or distribution made in respect of any calendar year or portion thereof during which CCH I or any of its Subsidiaries is a Person that is not treated as a separate tax paying entity for United States federal income tax purposes by CCH I and its Subsidiaries (directly or indirectly) to the direct or indirect holders of the Equity Interests of CCH I or its Subsidiaries that are Persons that are treated as a separate tax paying entity for United States federal income tax purposes, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the taxable income of any Parent (through its direct or indirect ownership of CCH I and/or its Subsidiaries), CCH I, its Subsidiaries or any Unrestricted

Subsidiary, as applicable, in any calendar year, as estimated in good faith by CCH I or its Subsidiaries, as the case may be;

(5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of CCH I to the holders of its common Equity Interests on a pro rata basis;

(6) the payment of any dividend on the Helicon Preferred Stock or the redemption, repurchase, retirement or other acquisition of the Helicon Preferred Stock in an amount not in excess of its aggregate liquidation value;

(7) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCH I or a Parent of CCH I held by any member of CCH I’s, such Parent’s or any Restricted Subsidiary’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCH I, any Parent or any Restricted Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Issuers;

(8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(9) additional Restricted Payments directly or indirectly to CIH or any other Parent (i) regardless of whether a Default exists (other than a Default described in paragraphs (1), (2), (7) or (8) under the caption “Events of Default and Remedies”), for the purpose of enabling Charter Holdings, CIH or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the Charter Holdings Indentures, the CIH Indenture, and/or any Charter Refinancing Indebtedness, (ii) for the purpose of enabling CCI and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the CCI Indentures and/or any Charter Refinancing Indebtedness and (iii) so long as CCH I would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” (A) to the extent required to enable Charter Holdings, CIH, CCI or any Charter Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire Indebtedness under the Charter Holdings Indentures, the CIH Indenture, the CCI Indentures or any Charter Refinancing Indebtedness (including any expenses incurred by any Parent in connection therewith) or (B) consisting of purchases, redemptions or other acquisitions by CCH I or its Restricted Subsidiaries of Indebtedness under the Charter Holdings Indentures, the CIH Indenture, the CCI Indentures, or any Charter Refinancing Indebtedness (including any expenses incurred by CCH I and its Restricted Subsidiaries in connection therewith) and the distribution, loan to or investment in any Parent of Indebtedness so purchased, redeemed or acquired; and

(10) Restricted Payments that are part of the Exchange Offers.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCH I or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCH I, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.
      Not later than the date of making any Restricted Payment involving an amount or fair market value in excess of $10 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such

Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the CCH I Indenture.

Investments
      CCH I will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) make any Restricted Investment; or

(2) allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(a) no Default or Event of Default under the CCH I Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b) CCH I would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock
      CCH I will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CCH I will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCH I or any of its Restricted Subsidiaries may incur Indebtedness, CCH I may issue Disqualified Stock and, subject to the final paragraph of this covenant below, Restricted Subsidiaries of CCH I may incur Preferred Stock, if the Leverage Ratio of CCH I and its Restricted Subsidiaries would have been not greater than 7.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.
      So long as no Default under the CCH I Indenture shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by CCH I and its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CCH I and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCH I and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $9.75 billion less the aggregate amount of all Net Proceeds from Asset Sales applied by CCH I or any of its Restricted Subsidiaries to repay any such Indebtedness under a Credit Facility pursuant to the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by CCH I and its Restricted Subsidiaries of Existing Indebtedness (other than under Credit Facilities);

(3) the incurrence on the Issue Date by CCH I of Indebtedness represented by the CCH I Notes (but not including any Additional CCH I Notes);

(4) the incurrence by CCH I or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case,

incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCH I or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed, together with any related Permitted Refinancing Indebtedness permitted by clause (5) below, $75 million at any time outstanding;

(5) the incurrence by CCH I or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the CCH I Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

(6) the incurrence by CCH I or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCH I and any of its Restricted Subsidiaries; provided that:

(a) if CCH I is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the CCH I Notes; and

(b) (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCH I or a Restricted Subsidiary of CCH I and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCH I or a Restricted Subsidiary of CCH I, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7) the incurrence by CCH I or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the CCH I Indenture to be outstanding;

(8) the guarantee by CCH I or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by CCH I or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding under this clause (9), not to exceed $300 million; and

(10) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, any Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (1) above and, in the event that an item of proposed Indebtedness (other than any Indebtedness initially deemed on the Issue Date to be incurred under clause (1) above) (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, CCH I will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. Once any item of Indebtedness is so reclassified, it will no longer be deemed outstanding under the category of Permitted Debt where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this covenant, and in part under any one or more of the other clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.
      Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of CCH I consummate a Subordinated Debt Financing or a Preferred Stock Financing. A “Subordinated Debt Financing” or a “Preferred Stock Financing,” as the case may be, with respect to any Restricted Subsidiary of CCH I shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of CCH I). “Subordinated Notes” with respect to any Restricted Subsidiary of CCH I shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under Credit Facilities), provided that the foregoing shall not apply to priority of Liens, including by way of intercreditor arrangements. The foregoing limitation shall not apply to:

(a) any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or becomes a Subsidiary of CCH I; provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, CCH I, and

(b) any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

Liens
      The CCH I Indenture provides that CCH I will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of CCH I, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      CCH I will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to CCH I or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCH I or any of its Restricted Subsidiaries;

(2) make loans or advances to CCH I or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to CCH I or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness, contracts and other instruments as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, contracts or other instruments, as in effect on the Issue Date;

(2) applicable law;

(3) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCH I or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the CCH I Indenture to be incurred;

(4) customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(6) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive at the time such restrictions become effective, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of CCH I or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(9) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11) restrictions contained in the terms of Indebtedness or Preferred Stock permitted to be incurred under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are not materially more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities and other Existing Indebtedness as in effect on the Issue Date; and

(12) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCH I determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the CCH I Notes.

Merger, Consolidation or Sale of Assets
      Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(A) either:

(i) such Issuer is the surviving Person; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the CCH I Notes;

(B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the CCH I Notes and the CCH I Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C) immediately after such transaction no Default or Event of Default exists; and

(D) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period,

(x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(y) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.
      In addition, neither of the Issuers may, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among an Issuer and any of its Wholly Owned Restricted Subsidiaries or to the consummation of the Exchange Offers.

Transactions with Affiliates
      CCH I will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not less favorable to CCH I or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCH I or such Restricted Subsidiary with an unrelated Person; and

(2) CCH I delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH I or any such Restricted Subsidiary in excess of $15 million, a resolution of the Board of Directors of CCH I or CCI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH I or any such Restricted Subsidiary in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any existing employment agreement and employee benefit arrangement (including stock purchase or option agreements, deferred compensation plans, and retirement, savings or similar plans) entered into by CCH I or any of its Subsidiaries and any employment agreement and employee benefit arrangements entered into by CCH I or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among CCH I and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCH I, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with CCH I or any of its Restricted Subsidiaries;

(4) payment of Management Fees;

(5) Restricted Payments that are permitted by the provisions of the covenant described above under the caption “— Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “— Investments”;

(6) Permitted Investments;

(7) transactions pursuant to agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments comply with the applicable provisions of paragraph (1) of this covenant; and

(8) contributions to the common equity capital of CCH I or the issue or sale of Equity Interests of CCH I.

Sale and Leaseback Transactions
      CCH I will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCH I and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) CCH I or such Restricted Subsidiary could have

(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; and

(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens” or the definition of “Permitted Liens”; and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and CCH I or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

Limitations on Issuances of Guarantees of Indebtedness
      CCH I will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCH I, except in respect of Credit Facilities (the “Guaranteed Indebtedness”), unless

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the CCH I Notes by such Restricted Subsidiary, and

(2) until one year after all the CCH I Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCH I or any other Restricted Subsidiary of CCH I as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any

Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

      If the Guaranteed Indebtedness is subordinated to the CCH I Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the CCH I Notes.
      Any Subsidiary Guarantee shall terminate upon the release of such guarantor from its guarantee of the Guaranteed Indebtedness.

Payments for Consent
      CCH I will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of CCH I Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the CCH I Indenture or the CCH I Notes unless such consideration is offered to be paid and is paid to all holders of the CCH I Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports
      Whether or not required by the SEC, so long as any CCH I Notes will be outstanding, the Issuers will furnish to the holders of the CCH I Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCH I of its independent public accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.
      While (a) any Parent of CCH I that guarantees the CCH I Notes is subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act (including pursuant to the terms of its Indebtedness), (b) the rules and regulations of the SEC permit CCH I and any such Parent to report at the level of such Parent on a consolidated basis and (c) such Parent is not engaged in any business in any material respect other than incidental to its direct or indirect ownership of the Capital Stock of CCH I, such consolidated reporting at such Parent level in a manner consistent with that described in this covenant for CCH I shall satisfy this covenant; provided that such Parent includes in its reports information about CCH I that is required to be provided by a parent guaranteeing debt of an operating company subsidiary pursuant to Rule 3-10 of Regulation S-X or any successor rule then in effect.
      For any fiscal quarter or fiscal year at the end of which Subsidiaries of CCH I are Unrestricted Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCH I and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCH I.
      In addition, after consummation of the Exchange Offers, whether or not required by the SEC, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies
      Each of the following is an Event of Default with respect to the CCH I Notes:

(1) default for 30 conse4cutive days in the payment when due of interest on the CCH I Notes;

(2) default in payment when due of the principal of or premium, if any, on the CCH I Notes;

(3) failure by CCH I or any of its Restricted Subsidiaries to comply with the provisions of the CCH I Indenture described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by CCH I or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to the Issuers by the trustee or to the Issuers and the trustee by holders of at least 25% of the aggregate principal amount of the CCH I Notes outstanding to comply with any of their other covenants or agreements in the CCH I Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCH I or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCH I or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6) failure by CCH I or any of its Restricted Subsidiaries to pay final judgments which are nonappealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) CCH I or any of its Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against CCH I or any of its Significant Subsidiaries in an involuntary case;

(b) appoints a custodian of CCH I or any of its Significant Subsidiaries or for all or substantially all of the property of CCH I or any of its Significant Subsidiaries; or

(c) orders the liquidation of CCH I or any of its Significant Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) so long as the Pledge Agreement has not otherwise been terminated in accordance with its terms, (a) failure by CCH I for 30 consecutive days after written notice thereof has been given to CCH I by the trustee or to CCH I and the trustee by holders of at least 25% of the aggregate principal amount of the CCH I Notes outstanding to comply with any of CCH I’s covenants or agreements in the Pledge Agreement which failure adversely affects the enforceability, validity, perfection or priority of the trustee’s Lien on the Collateral or (b) repudiation or disaffirmation by CCH I of the Pledge Agreement.

      In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCH I, all outstanding CCH I Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding CCH I Notes may declare the CCH I Notes to be due and payable immediately.
      Holders of the CCH I Notes may not enforce the CCH I Indenture or the CCH I Notes except as provided in the CCH I Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding CCH I Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the CCH I Notes notice of any continuing Default or Event of Default under the CCH I Indenture (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
      The holders of a majority in aggregate principal amount of the CCH I Notes then outstanding by notice to the trustee may on behalf of the holders of all of the CCH I Notes waive any existing Default or Event of Default and its consequences under the CCH I Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the CCH I Notes.
      The Issuers are required to deliver to the trustee annually a statement regarding compliance with the CCH I Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.
No Personal Liability of Directors, Officers, Employees, Members and Stockholders
      No director, officer, employee or incorporator of the Issuers or the Parent Guarantor, as such, and no member or stockholder of the Issuers or the Parent Guarantor, as such, shall have any liability for any obligations of the Issuers or the Parent Guarantor under the CCH I Notes, the CCH I Indenture, the Note Guarantee or the pledge agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of CCH I Notes by accepting a CCH I Note and a Note Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the CCH I Notes and the Note Guarantee. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Issuers and the Parent Guarantor may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding CCH I Notes, the Note Guarantee and the Pledge Agreement (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding CCH I Notes to receive payments in respect of the principal of, premium, if any, and interest on the CCH I Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the CCH I Notes concerning issuing temporary CCH I Notes, registration of CCH I Notes, mutilated, destroyed, lost or stolen CCH I Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the CCH I Indenture.

      In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Parent Guarantor released with respect to certain covenants that are described in the CCH I Indenture, the Note Guarantee and the Pledge Agreement (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the CCH I Notes or the Note Guarantee. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute Events of Default with respect to the CCH I Notes, the Note Guarantee or the Pledge Agreement. In addition, upon covenant defeasance, the Note Guarantee will be released and all Collateral will be released from the Lien of the Pledge Agreement.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers or the Parent Guarantor must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the CCH I Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding CCH I Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers and the Parent Guarantor must specify whether the CCH I Notes will be defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

(a) the Issuers and the Parent Guarantor have received from, or there has been published by, the Internal Revenue Service a ruling or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding CCH I Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers or the Parent Guarantor shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding CCH I Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default under the CCH I Indenture shall have occurred and be continuing either (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the CCH I Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the trustee an opinion of counsel to the effect that after the 91st day, assuming no intervening bankruptcy, that no holder is an insider of either of the Issuers following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of the Issuers in their capacities as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers or the Parent Guarantor must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the CCH I Notes over the other creditors of the Issuers or the Parent Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers, the Parent Guarantor or others; and

(8) the Issuers or the Parent Guarantor must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered and the condition set forth in clauses 4(b) and (6) shall not apply if all applicable CCH I Notes not theretofore delivered to the trustee for cancellation

(a) have become due and payable or

(b) will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.
Amendment, Supplement and Waiver
      Except as provided below, the CCH I Indenture, the CCH I Notes, the Pledge Agreement or the Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding CCH I Notes. This includes consents obtained in connection with a purchase of CCH I Notes, a tender offer for CCH I Notes or an exchange offer for CCH I Notes. Any existing Default or compliance with any provision of the CCH I Indenture, the CCH I Notes, the Pledge Agreement or the Note Guarantee (other than any provision relating to the right of any holder of a CCH I Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the CCH I Note, on or after the scheduled due dates expressed in the CCH I Notes) may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding CCH I Notes. This includes consents obtained in connection with a purchase of CCH I Notes, a tender offer for CCH I Notes or an exchange offer for CCH I Notes.
      Without the consent of each holder affected thereby, an amendment or waiver may not (with respect to any CCH I Notes held by such holder):

(1) reduce the principal amount of such CCH I Notes;

(2) change the fixed maturity of such CCH I Notes or reduce the premium payable upon redemption of such CCH I Notes;

(3) reduce the rate of or extend the time for payment of interest on such CCH I Notes;

(4) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the CCH I Notes (except a rescission of acceleration of the CCH I Notes by the holders of at least a majority in aggregate principal amount of the CCH I Notes and a waiver of the payment default that resulted from such acceleration);

(5) make such CCH I Notes payable in money other than that stated in such CCH I Notes;

(6) make any change in the provisions of the CCH I Indenture relating to waivers of past Defaults applicable to any CCH I Notes or the rights of holders thereof to receive payments of principal of, or premium, if any, or interest on such CCH I Notes;

(7) waive a redemption payment with respect to such CCH I Notes (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of CCH I Notes, the Issuers, the Parent Guarantor and the trustee may amend or supplement the CCH I Indenture, the CCH I Notes, the Pledge Agreement or the Note Guarantee:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated CCH I Notes in addition to or in place of certificated CCH I Notes;

(3) to provide for or confirm the issuance of Additional CCH I Notes;

(4) to provide for the assumption of the Issuers’ or the Parent Guarantor’s obligations to holders of CCH I Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(5) to release any Subsidiary Guarantee in accordance with the provisions of the CCH I Indenture;

(6) to make any change that would provide any additional rights or benefits to the holders of CCH I Notes or that does not adversely affect the legal rights under the CCH I Indenture of any such holder;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the CCH I Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law; or

(8) to provide for the issuance or incurrence of Pari Passu Secured Indebtedness in compliance with the provisions set forth in the CCH I Indenture and the Pledge Agreement as in effect on the Issue Date.
Governing Law
      The CCH I Indenture and the CCH I Notes are governed by the laws of the State of New York.
Concerning the Trustee
      If the trustee becomes a creditor of the Issuers, the CCH I Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding CCH I Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The CCH I Indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the CCH I Indenture at the request of any holder of CCH I Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the CCH I Indenture and the Pledge Agreement without charge by writing to the Issuers at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Corporate Secretary.

Certain Definitions
      This section sets forth certain defined terms used in the CCH I Indenture. Reference is made to the CCH I Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional CCH I Notes” means any CCH I Notes issued under the CCH I Indenture in addition to the original outstanding CCH I Notes (other than CCH I Notes issued in exchange for the original outstanding CCH I Notes).
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Asset Acquisition” means:

(1) an Investment by CCH I or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCH I or any of its Restricted Subsidiaries or shall be merged with or into CCH I or any of its Restricted Subsidiaries, or

(2) the acquisition by CCH I or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCH I and its Subsidiaries, taken as a whole, will be governed by the provisions of the CCH I Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation, or Sale of Assets” and not by the provisions of the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales”; and

(2) the issuance of Equity Interests by any Restricted Subsidiary of CCH I or the sale by CCH I or any Restricted Subsidiary of CCH I of Equity Interests of any Restricted Subsidiary of CCH I.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that:

(a) involves assets having a fair market value of less than $100 million; or

(b) results in net proceeds to CCH I and its Restricted Subsidiaries of less than $100 million;

(2) a transfer of assets between or among CCH I and/or its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of CCH I to CCH I or to another Wholly Owned Restricted Subsidiary of CCH I;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Investments” or a Permitted Investment;

(5) the incurrence of Liens not prohibited by the CCH I Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure; and

(6) any disposition of cash or Cash Equivalents.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Bankruptcy Law” means Title 11, U.S. Code or any federal or state law of any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
      “Board of Directors” means the board of directors or comparable governing body of CCI or, if so specified, CCH I, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the CCH I Indenture.
      “Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary or related thereto.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Capital Stock Sale Proceeds” means the aggregate net proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by CCH I from and after the Issue Date, in each case

(x) as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCH I) of CCH I after the Issue Date, or

(y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of CCH I that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CCH I).
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7) auction-rate Preferred Stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.
      “CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.

      “CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.
      “CCI Indentures” means, collectively, the indentures entered into by CCI with respect to its 4.75% Convertible Senior Notes due 2006, its 5.875% Convertible Senior Notes due 2009, and any indentures, note purchase agreements or similar documents entered into by CCI for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by CCI in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “CCO” means Charter Communications Operating, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCH I and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than Paul G. Allen and the Related Parties;

(2) the adoption of a plan relating to the liquidation or dissolution of CCH I or a Parent (except the liquidation of any Parent into any other Parent);

(3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person” (as defined above) other than Paul G. Allen and Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of CCH I or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of Voting Stock of CCH I or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

(4) after the Issue Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors;

(5) CCH I or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCH I or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCH I or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCH I or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(6) (i) Charter Communications Holdings Company, LLC shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of Charter Holdings or (ii) Charter Holdings shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of CCH I.
      “Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “Charter Holdings Indentures” means, collectively (a) the indentures entered into by Charter Holdings and Charter Communications Holdings Capital Corp. in connection with the issuance of the 8.250% Senior Notes Due 2007 dated March 1999, 8.625% Senior Notes Due 2009 dated March 1999, 9.920% Senior Discount Notes Due 2011 dated March 1999, 10.00% Senior Notes Due 2009 dated

January 2000, 10.250% Senior Notes Due 2010 dated January 2000, 11.750% Senior Discount Notes Due 2010 dated January 2000, 10.75% Senior Notes Due 2009 dated January 2001, 11.125% Senior Notes Due 2011 dated January 2001, 13.50% Senior Discount Notes Due 2011 dated January 2001, 9.625% Senior Notes Due 2009 dated May 2001, 10.00% Senior Notes Due 2011 dated May 2001, 11.750% Senior Discount Notes Due 2011 dated May 2001, 9.625% Senior Notes Due 2009 dated January 2002, 10.00% Senior Notes Due 2011 dated January 2002 and 12.125% Senior Discount Notes due 2012 dated January 2002, and (b) any indentures, note purchase agreements or similar documents entered into by Charter Holdings and/or Charter Communications Holdings Capital Corp. on or after the Issue Date for the purpose of incurring Indebtedness in exchange for, or proceeds of which are used to refinance, any of the Indebtedness described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by Charter Holdings or Charter Communications Holdings Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “Charter Refinancing Indebtedness” means any Indebtedness of a Charter Refinancing Subsidiary issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness initially incurred under any one or more of the CCI Indentures, the Charter Holdings Indentures, the CIH Indenture or the CCH I Indenture; provided that:

(1) the principal amount (or accreted value, if applicable) of such Charter Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2) such Charter Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded.
      “Charter Refinancing Subsidiary” means any direct or indirect, wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of CCI or Charter Communications Holding Company, LLC, which is or becomes a Parent.
      “CIH” means CCH I Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CIH Indenture” means, collectively (a) the indenture pursuant to which the CIH Notes are issued and (b) any indentures, note purchase agreements or similar documents entered into by CIH and/or CCH I Holdings Capital Corp. on or after the Issue Date for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness outstanding under the CIH Indenture described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by CIH or CCH I Holdings Capital Corp. in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “CIH Notes” means each of the following series of notes issued by CIH and CCH I Holdings Capital Corp.: The 11.125% Senior Notes Due 2014, the 9.920% Senior Notes Due 2014, the 10.00% Senior Notes Due 2014, the 11.75% Senior Accreting Notes Due 2014, the 13.50% Senior Accreting Notes Due 2014, and the 12.125% Senior Accreting Notes Due 2015.
      “Collateral” has the meaning given it in the section above entitled “Security — Assets Pledged as Collateral.”

      “Consolidated EBITDA” means with respect to any Person, for any period, the consolidated net income (or net loss) of such Person and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such net income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items, extraordinary items and nonrecurring and unusual items (including without limitation any restructuring charges and charges related to litigation settlements or judgments) and the cumulative effects of changes in accounting principles reducing such net income, less all noncash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(6) amounts actually paid during such period pursuant to a deferred compensation plan; and

(7) for purposes of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Management Fees; all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP, provided that Consolidated EBITDA shall not include:

(x) the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except

(i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the second clause (3) in the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments” (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

(z) the net income of any Restricted Subsidiary of CCH I to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time of determination of such Consolidated EBITDA permitted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock (i) outstanding on the Issue Date or (ii) incurred or issued thereafter in compliance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that (a) the terms of any such agreement or instrument (other than Existing Indebtedness and any modifications, increases or refinancings that are not materially more restrictive taken as a whole) restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment, beyond any applicable period of grace, contained in such agreement or instrument; (b) such terms are determined by such Person to be customary in comparable financings; and (c) such restrictions are determined by CCH I not to materially affect the Issuers’ ability to make principal or interest payments on the applicable CCH I Notes when due).

      “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

in each case, on a consolidated basis and in accordance with GAAP, excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof).
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCI who:

(1) was a member of the Board of Directors of CCI on the Issue Date; or

(2) was nominated for election or elected to the Board of Directors of CCI with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCI at the time of such nomination or election or whose election or appointment was previously so approved.
      “Credit Facilities” means, with respect to CCH I and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other lenders (other than a Parent of the Issuers) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the CCH I Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCH I to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCH I may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any private or underwritten public offering of Qualified Capital Stock of CCH I or a Parent of which the gross proceeds to CCH I or received by CCH I as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million.
      “Exchange Offers” means:

(1) the acquisition by CIH and CCH I of Indebtedness outstanding under the Charter Holdings Indentures, in exchange for CIH Notes and CCH I Notes, pursuant to the Offering Memorandum dated August 23, 2005 and related documents, as such documents may be supplemented, modified, extended or mended from time to time; and

(2) the distribution, loan or investment of (a) Indebtedness accepted in exchange for CIH Notes or CCH I Notes as contemplated by clause (1) of this definition, and (b) amounts sufficient to satisfy the expenses incurred by any Parent in connection therewith (including any required payment of accrued interest thereon), in each case, directly or indirectly to or in any Parent; provided, that any such Indebtedness referred to in clauses (1) and (2) of this definition shall be cancelled as part of the Exchange Offers.
      “Existing Indebtedness” means Indebtedness of CCH I and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
      “Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.
      “Helicon Preferred Stock” means the preferred limited liability company interest of Charter-Helicon LLC with an aggregate liquidation value of $25 million.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the notional amount of any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.
      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      “Issue Date” means September 28, 2005.
      “Leverage Ratio” means, as to CCH I, as of any date, the ratio of:

(1) the Consolidated Indebtedness of CCH I on such date to

(2) the aggregate amount of Consolidated EBITDA for CCH I for the most recently ended fiscal quarter for which internal financial statements are available (the “Reference Period”), multiplied by four.
      In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1) the issuance of the CCH I Notes;

(2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock by CCH I or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

(3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the SEC) had occurred on the first day of the Reference Period.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Management Fees” means the fees (including expense reimbursements) payable to any Parent pursuant to the management and mutual services agreements between any Parent of CCH I and CCO or between any Parent of CCH I and other Restricted Subsidiaries of CCH I or pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided, that any such new agreements or amendments or replacements of existing agreements, taken as a whole, are not more disadvantageous to the holders of the CCH I Notes in any material respect than such agreements existing on the Issue Date and further provided, that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
      “Net Proceeds” means the aggregate cash proceeds received by CCH I or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither CCH I nor any of its Restricted Subsidiaries

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable as a guarantor or otherwise; or

(c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the CCH I Notes) of CCH I or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of CCH I or any of its Restricted Subsidiaries.
      “Note Guarantee” means the unconditional Guarantee by the Parent Guarantor of the Issuers’ payment Obligations under the CCH I Notes.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a case under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including postpetition interest) and whether or not allowed or allowable as a claim in any such case.
      “Parent” means CIH, Charter Holdings, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CCH I, and any successor Person to any of the foregoing.
      “Parent Guarantor” means Charter Holdings.
      “Pari Passu Secured Indebtedness” is defined in the section above entitled “Security — Pari Passu Secured Indebtedness.”
      “Permitted Investments” means:

(1) any Investment by CCH I in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCH I in CCH I or in another Restricted Subsidiary of CCH I;

(2) any Investment in Cash Equivalents;

(3) any Investment by CCH I or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of CCH I; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCH I or a Restricted Subsidiary of CCH I;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of CCH I) of Equity Interests (other than Disqualified Stock) or cash contributions to the common equity of CCH I, in each case after the Issue Date, to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “Certain Covenants — Restricted Payments” (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6) other Investments in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCH I and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $750 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7) Investments in customers and suppliers in the ordinary course of business which either

(A) generate accounts receivable, or

(B) are accepted in settlement of bona fide disputes;

(8) Investments consisting of payments by CCH I or any of its subsidiaries of amounts that are neither dividends nor distributions but are payments of the kind described in clause (4) of the second paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” to the extent such payments constitute Investments;

(9) regardless of whether a Default then exists, Investments in any Unrestricted Subsidiary made by CCH I and/or any of its Restricted Subsidiaries with the proceeds of distributions from any Unrestricted Subsidiary; and

(10) Investments that are part of the Exchange Offers.
      “Permitted Liens” means:

(1) Liens on the assets of CCH I securing Pari Passu Secured Indebtedness, provided any such Liens rank equally and ratably with the Lien securing the Obligations under the CCH I Notes;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCH I; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCH I and related assets, such as the proceeds thereof;

(3) Liens on property existing at the time of acquisition thereof by CCH I; provided that such Liens were in existence prior to the contemplation of such acquisition;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) purchase money mortgages or other purchase money Liens (including, without limitation, any Capitalized Lease Obligations) incurred by CCH I upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

(a) such mortgage or lien does not extend to or cover any of the assets of CCH I, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b) such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(6) Liens existing on the Issue Date (other than on the Collateral) and replacement Liens therefore that do not encumber additional property;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(9) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(10) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(11) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCH I or any of its Restricted Subsidiaries;

(12) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(13) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(14) Liens arising from the rendering of a final judgment or order against CCH I or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCH I or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17) Liens consisting of any interest or title of licensor in the property subject to a license;

(18) Liens on the Capital Stock of Unrestricted Subsidiaries;

(19) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(20) Liens incurred in the ordinary course of business of CCH I and its Restricted Subsidiaries with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

(21) Liens in favor of the trustee arising under the CCH I Indenture and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(22) Liens in favor of the trustee for its benefit and the benefit of holders of the CCH I Notes, as their respective interests appear; and

(23) Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.
      “Permitted Refinancing Indebtedness” means any Indebtedness of CCH I or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCH I or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the CCH I Indenture, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of CCH I; provided further that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the CCH I Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the CCH I Notes on terms at least as favorable to the holders of CCH I Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
      “Pledge Agreement” means the pledge agreement that created the security interest in favor of the trustee for the benefit of the holders of the Notes and any Pari Passu Secured Indebtedness in the Collateral, as amended from time to time in accordance with the terms thereof.
      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Productive Assets” means assets (including assets of a Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

      “Rating Agencies” means Moody’s and S&P.
      “Related Party” means: (1) the spouse or an immediate family member, estate or heir of Paul G. Allen; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.
      “SEC” means the Securities and Exchange Commission.
      “Secured Parties” has the meaning given to it in the section above entitled “Security — Certain Limitations on Remedies, etc.”
      “Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CCH I, CCH I Capital Corp.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2) any partnership

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
      “Unrestricted Subsidiary” means any Subsidiary of CCH I that is designated by the Board of Directors of CCH I as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with CCH I or any Restricted Subsidiary of CCH I unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCH I or such Restricted Subsidiary of CCH I than those that might be obtained at the time from Persons who are not Affiliates of CCH I unless such terms constitute Investments permitted by the covenant described above under the caption “— Certain

Covenants — Investments,” Permitted Investments, Asset Sales permitted under the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales” or sale-leaseback transactions permitted by the covenant described above under the caption “— Certain Covenants — Sale and Leaseback Transactions”;

(3) is a Person with respect to which neither CCH I nor any of its Restricted Subsidiaries has any direct or indirect obligation

(a) to subscribe for additional Equity Interests or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCH I or any of its Restricted Subsidiaries; and

(5) does not own any Capital Stock of any Restricted Subsidiary of CCH I.
      Any designation of a Subsidiary of CCH I as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the CCH I Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCH I as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” CCH I shall be in default of such covenant. The Board of Directors of CCH I may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default or Event of Default would be in existence immediately following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General
      The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes by a person who acquires new notes pursuant to this exchange offer. Except where noted, the summary deals only with the new notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, holders whose functional currency is not the U.S. dollar, or persons holding new notes as part of a hedging or conversion transaction or a straddle, or a constructive sale. Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of the new notes who are partnerships or other pass-through entities for U.S. federal income tax purposes, or who are former citizens or long-term residents of the United States.
      This summary addresses tax consequences relevant to a holder of the new notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of a new note who is, for U.S. federal income tax purposes, either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-U.S. Holder” is a beneficial owner of a new note that is, for U.S. federal income tax purposes, not a U.S. Holder or a partnership or other pass-through entity for U.S. federal income tax purposes.
      PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.
United States Federal Income Taxation of U.S. Holders

Exchange Offer
      Pursuant to the exchange offer holders are entitled to exchange the outstanding notes for new notes that will be substantially identical in all material respects to the outstanding notes, except that the new notes will be registered and therefore will not be subject to transfer restrictions. Accordingly,

(1) no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

(2) the holding period of the new note will include the holding period of the outstanding note exchanged therefor,

(3) the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the outstanding notes exchanged at the time of the exchange, and

(4) the U.S. Holder will continue to take into account income in respect of the new note in the same manner as before the exchange.

Payments of Interest on the New CCH 1 Notes
      Interest on the new notes will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Payments of Interest and Original Issue Discount on the CIH Notes
      The CIH notes were issued with original issue discount because their stated principal amount at maturity exceeded their issue price by more than a de minimis amount. Each U.S. Holder is required to include in income in each year, in advance of receipt of the corresponding cash payments on such CIH notes, original issue discount income as described below.
      The amount of original issue discount with respect to a debt instrument is equal to the excess of its “stated redemption price at maturity” over its “issue price.” The issue price of the CIH notes was determined when those notes were exchanged for other debt obligations of Charter Holdings (on September 28, 2005) based on the trading prices of the notes involved in the exchange. The stated redemption price at maturity of a CIH note is the total of all payments to be made on the note, other than payments of qualified stated interest that (among other requirements) are actually and unconditionally payable at least annually. The interest on the 11.125% Notes, the 9.92% Notes, the 10.0% Notes, and the 13.5% Notes will be qualified stated interest. The interest on the 11.75% Notes and the 12.125% Notes will not be qualified stated interest, because such interest will not be paid for more than one year after issuance.
      A U.S. Holder of a CIH note is required to include in gross income for United States federal income tax purposes an amount equal to the sum of the “daily portions,” determined on a constant yield basis, of the original issue discount for all days during the taxable year on which the holder holds the such note, less the daily portion of acquisition premium, if any (see “United States Federal Income Taxation of U.S. Holders — Amortizable Bond Premium”). The “daily portion” is determined by allocating to each day during the taxable year in which the holder holds the note a pro rata portion of the original issue discount attributable to the “accrual period” in which such day is included. Accrual periods with respect to a note may vary in length over the term of the note provided that no accrual period is longer than one year and each scheduled payment of interest or principal occurs on either the first or final day of an accrual period. The amount of original issue discount attributable to each accrual period is equal to:

(1) the product of

(a)	the “adjusted issue price” at the beginning of such accrual period and

(b)	the “yield to maturity” of the instrument stated in a manner appropriately taking into account the length of the accrual period,

(2) less the amount of any qualified stated interest allocable to the accrual period.
      The “yield to maturity” is the discount rate that, when used in computing the present value of all payments to be made under the note, produces an amount equal to the issue price of the note. The “adjusted issue price” of a note at the beginning of an accrual period is generally defined as the issue price plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the note on or before the first day of the accrual period. Accordingly, a U.S. Holder of a CIH note is required to include original issue discount in gross income for United States federal tax purposes in advance of the receipt of cash attributable to such income.
      Payments on CIH notes (including principal and stated interest payments) are not separately included in a U.S. Holder’s income, but rather are treated first as payments of accrued original issue discount to the extent of such accrued original issue discount and the excess as payments of principal, which reduce the U.S. Holder’s adjusted tax basis in such notes.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes
      Unless a non-recognition event applies, upon the sale, redemption, retirement or other taxable disposition of a new note, the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder’s adjusted tax basis in such new note. Amounts attributable to accrued but unpaid interest on the new notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in a new note will generally equal the purchase price paid by such holder for the new note increased by the amount of any market discount, if any, that the U.S. Holder elected to include in income and decreased by the amount of any amortizable bond premium applied to reduce interest on the new notes.
      Except as discussed below with respect to market discount, gain or loss realized on the sale, redemption, retirement or other taxable disposition of a new note will be capital gain or loss and will be long term capital gain or loss at the time of sale, redemption, retirement or other taxable disposition, if the new note has been held for more than one year. The deductibility of capital losses is subject to certain limitations.

Market Discount
      The resale of new notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a new note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the new note immediately after its acquisition, other than at original issue, exceeds the U.S. Holder’s adjusted tax basis in the new note. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires a new note at a market discount to treat as ordinary income any gain recognized on the disposition of such new note to the extent of the accrued market discount on such new note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the new note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield method. If an election is made, the holder’s basis in the new notes will be increased to reflect the amount of income recognized and the rules described below regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.
      A U.S. Holder who acquires a new note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such new note.

Amortizable Bond Premium
      A U.S. Holder that purchased an outstanding note for an amount in excess of the amount payable on maturity (which is in this case, the face amount of the outstanding note) will be considered to have purchased such outstanding note and received the new note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the new note on a constant yield method. However, because the new notes could be redeemed for an amount in excess of their principal amount, the amortization of a portion of potential bond premium (equal to the excess of the amount payable on the earlier call date over the amount payable at maturity) could be deferred until later in the term of the new note. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from the new note. Amortizable bond premium on a new note held by a U.S. Holder that does not elect annual amortization will decrease the gain or increase the loss otherwise recognized upon disposition of the new note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Information Reporting and Backup Withholding
      Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a new note and to certain payments of the proceeds of the sale or redemption of a new note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax at a rate of 28 percent if a U.S. Holder fails to furnish his U.S. taxpayer identification number (“TIN”), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.
      Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.
United States Federal Income Taxation of Non-U.S. Holders

Exchange Offer
      The exchange of outstanding notes for the new notes pursuant to this exchange offer will not constitute a taxable event for a Non-U.S. Holder.

Payments of Interest
      Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC’s book-entry procedures set forth in the section entitled “Description of the Notes — Book-Entry, Delivery and Form” are observed upon issuance and throughout the term of the Notes, the payment to a Non-U.S. Holder of interest on a new note, including the amount of any payment that is attributable to original issue discount on a CIH note that accrued while such Non-U.S. Holder held such a note, will not be subject to United States federal withholding tax pursuant to the “portfolio interest exception,” provided that:

(1) the interest is not effectively connected with the conduct of a trade or business in the United States;

(2) the Non-U.S. Holder (A) does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of CCO Holdings Capital entitled to vote nor 10 percent or more of the capital or profits interests of Charter Communications Holding Company, LLC and (B) is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the new notes on an extension of credit in the ordinary course of its trade or business; and

(3) either (A) the beneficial owner of the new notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the new notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a “financial institution”) certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, in case of a non-qualified intermediary, furnishes the payor with a copy thereof.
      If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest, including the amount of any payment that is attributable to original issue discount on a CIH note that accrued while a Non-U.S. Holder held such a note, made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) providing a correct TIN and claiming an exemption from or reduction in the rate of withholding under the benefit of a income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) providing a correct TIN and stating that interest paid on the new note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.
      Notwithstanding the foregoing, if a Non-U.S. Holder of a new note is engaged in a trade or business in the United States and interest on the new note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, including original issue discount, in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

Sale, Redemption, Retirement or Other Taxable Disposition of New Notes
      Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of a new note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

(1) such gain is effectively connected with the conduct by such holder of a trade or business in the United States, and, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

(2) in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

      If a Non-U.S. Holder of a new note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of a new note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30 percent or a lower applicable income tax treaty rate.
      If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the Note and is nevertheless a “Non-U.S. Holder”, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including gain, if such gain is allowable to U.S. sources, from the sale, exchange, retirement or other disposition of the Note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Information Reporting and Backup Withholding
      We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest, regardless of whether withholding was required, and any tax withheld with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.
      Certain Non-U.S. Holders may, under applicable U.S. Treasury regulations, be presumed to be U.S. persons. Interest paid to such holders generally will be subject to information reporting and backup withholding at a 28 percent rate unless such holders provide to us or our paying agent, as the case maybe, an Internal Revenue Service Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Non-U.S. Holders, as described above.
      Information reporting and backup withholding will also generally apply to a payment of the proceeds of a disposition of a new note (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the Notes by or through a foreign office of a broker. If, however, such broker is (i) a United States person, (ii) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (iii) a “controlled foreign corporation” as to the United States, or (iv) a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.
      Any amounts withheld under the backup withholding rules from a payment to a holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.
      INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED ABOVE AND THE APPLICATION OF STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION
      A broker-dealer that is the holder of outstanding notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than outstanding notes acquired directly from us or any of our affiliates may exchange such outstanding notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.
      For a period of 180 days after consummation of the exchange offer (or, if earlier, until such time as any broker-dealer no longer owns any registrable securities), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the exchange and registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.
LEGAL MATTERS
      The validity of the new notes offered in this prospectus will be passed upon for the Issuers by Gibson, Dunn & Crutcher LLP, New York, New York.
EXPERTS
      The consolidated financial statements of Charter Communications Holdings, LLC and subsidiaries as of December 31, 2004 and 2003 and for the three year periods ended December 31, 2004, which are included in this prospectus, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report included in this prospectus, which includes explanatory paragraphs regarding the adoption, effective January 1, 2002, of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective September 30, 2004 of EITF Topic

D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill,” and, effective January 1, 2003, of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure — an amendment to FASB Statement No. 123.” The consolidated financial statements referred to above have been included in this prospectus in reliance upon the authority of KPMG LLP as experts in giving said report.
WHERE YOU CAN FIND MORE INFORMATION
      The indenture governing the notes provides that, regardless of whether they are at any time required to file reports with the SEC, the Issuers will file with the SEC and furnish to the holders of the notes all such reports and other information as would be required to be filed with the SEC if the Issuers were subject to the reporting requirements of the Exchange Act.
      While any notes remain outstanding, the Issuers will make available upon request to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Issuers are not subject to Section 13 or 15(d) of the Exchange Act. This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this exchange offer and the notes (including but not limited to the indenture governing your notes), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the initial purchasers, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, Charter Communications Holdings, LLC, Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone number (314) 965-0555.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Charter Communications Holdings, LLC:
      We have audited the accompanying consolidated balance sheets of Charter Communications Holdings, LLC and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in member’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in note 3 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.
      As discussed in note 7 to the consolidated financial statements, effective September 30, 2004, the Company adopted EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill.
      As discussed in note 16 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.

/s/ KPMG LLP
St. Louis, Missouri
March 1, 2005, except for note 24,
as to which the date is September 28, 2005

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$546	$85
Accounts receivable, less allowance for doubtful accounts of $15 and $17, respectively	186	189
Receivables from related party	—	56
Prepaid expenses and other current assets	20	21

Total current assets	752	351

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $5,142 and $3,834, respectively	6,110	6,808
Franchises	9,878	13,680

Total investment in cable properties, net	15,988	20,488

OTHER NONCURRENT ASSETS	344	309

Total assets	$17,084	$21,148

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,112	$1,179
Payables to related party	19	—

Total current liabilities	1,131	1,179

LONG-TERM DEBT	18,474	17,873

LOANS PAYABLE — RELATED PARTY	29	37

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	493	687

MINORITY INTEREST	656	719

MEMBER’S EQUITY (DEFICIT):
Member’s equity (deficit)	(3,698)	696
Accumulated other comprehensive loss	(15)	(57)

Total member’s equity (deficit)	(3,713)	639

Total liabilities and member’s equity (deficit)	$17,084	$21,148

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)

	Year Ended December 31,

	2004	2003	2002

REVENUES	$4,977	$4,819	$4,566

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,080	1,952	1,807
Selling, general and administrative	971	940	963
Depreciation and amortization	1,495	1,453	1,436
Impairment of franchises	2,433	—	4,638
(Gain) loss on sale of fixed assets	(86)	5	3
Option compensation expense, net	31	4	5
Special charges, net	104	21	36
Unfavorable contracts and other settlements	(5)	(72)	—

	7,023	4,303	8,888

Income (loss) from operations	(2,046)	516	(4,322)

OTHER INCOME AND EXPENSES:
Interest expense, net	(1,618)	(1,486)	(1,425)
Gain (loss) on derivative instruments and hedging activities, net	69	65	(115)
Gain (loss) on extinguishment of debt	(21)	187	—
Other, net	2	(10)	3

	(1,568)	(1,244)	(1,537)

Loss before minority interest, income taxes and cumulative effect of accounting change	(3,614)	(728)	(5,859)
MINORITY INTEREST	20	(29)	(16)

Loss before income taxes and cumulative effect of accounting change	(3,594)	(757)	(5,875)
INCOME TAX BENEFIT (EXPENSE)	35	(13)	216

Loss before cumulative effect of accounting change	(3,559)	(770)	(5,659)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	(840)	—	(540)

Net loss	$(4,399)	$(770)	$(6,199)

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY (DEFICIT)
(DOLLARS IN MILLIONS)

		Accumulated
		Other	Total
	Member’s	Comprehensive	Member’s
	Equity	Income	Equity
	(Deficit)	(Loss)	(Deficit)

BALANCE, December 31, 2001	$8,162	$(40)	$8,122
Capital contribution	95	—	95
Distributions to parent company	(52)	—	(52)
Changes in fair value of interest rate agreements	—	(65)	(65)
Other, net	5	—	5
Net loss	(6,199)	—	(6,199)

BALANCE, December 31, 2002	2,011	(105)	1,906
Distributions to parent company	(548)	—	(548)
Changes in fair value of interest rate agreements	—	48	48
Other, net	3	—	3
Net loss	(770)	—	(770)

BALANCE, December 31, 2003	696	(57)	639
Changes in fair value of interest rate agreements	—	42	42
Other, net	5	—	5
Net loss	(4,399)	—	(4,399)

BALANCE, December 31, 2004	$(3,698)	$(15)	$(3,713)

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Year Ended December 31,

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,399)	$(770)	$(6,199)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	(20)	29	16
Depreciation and amortization	1,495	1,453	1,436
Impairment of franchises	2,433	—	4,638
Option compensation expense, net	27	4	5
Special charges, net	85	—	—
Noncash interest expense	315	410	387
(Gain) loss on derivative instruments and hedging activities, net	(69)	(65)	115
(Gain) loss on sale of assets	(86)	5	3
(Gain) loss on extinguishment of debt	18	(187)	—
Deferred income taxes	(42)	13	(216)
Cumulative effect of accounting change, net	840	—	540
Unfavorable contracts and other settlements	(5)	(72)	—
Other, net	(3)	—	—
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(3)	62	18
Prepaid expenses and other assets	(4)	13	19
Accounts payable, accrued expenses and other	(83)	(109)	58
Receivables from and payables to related party, including deferred management fees	(68)	(40)	(79)

Net cash flows from operating activities	431	746	741

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(893)	(804)	(2,095)
Change in accrued expenses related to capital expenditures	(33)	(41)	(49)
Proceeds from sale of systems	744	91	—
Payments for acquisitions, net of cash acquired	—	—	(140)
Purchases of investments	(6)	(8)	(10)
Other, net	(3)	(3)	2

Net cash flows from investing activities	(191)	(765)	(2,292)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,147	739	4,107
Repayments of long-term debt	(4,860)	(1,369)	(2,135)
Repayments to parent companies	(8)	(36)	(116)
Proceeds from issuance of long-term debt	2,050	529	—
Payments for debt issuance costs	(108)	(42)	(40)
Capital contributions	—	—	95
Distributions	—	(27)	(52)

Net cash flows from financing activities	221	(206)	1,859

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	461	(225)	308
CASH AND CASH EQUIVALENTS, beginning of period	85	310	2

CASH AND CASH EQUIVALENTS, end of period	$546	$85	$310

CASH PAID FOR INTEREST	$1,264	$1,069	$1,033

NONCASH TRANSACTIONS:
Issuance of debt by CCH II, LLC	$—	$1,572	$—
Retirement of debt	—	1,257	—
CCH II, LLC notes distributed to retire parent company debt	—	521	—
The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

1.	Organization and Basis of Presentation
      Charter Communications Holdings, LLC (“Charter Holdings”) is a holding company whose primary assets at December 31, 2004 are equity interests in its operating subsidiaries. Charter Holdings is a subsidiary of Charter Communications Holding Company, LLC (“Charter Holdco”), which is a subsidiary of Charter Communications, Inc. (“Charter”). The consolidated financial statements include the accounts of Charter Holdings and all of its wholly owned subsidiaries where the underlying operations reside, collectively referred to herein as the “Company.” All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional cable video programming (analog and digital video) as well as high-speed data services and, in some areas, advanced broadband services such as high definition television, video on demand and telephony. The Company sells its cable video programming, high-speed data and advanced broadband services on a subscription basis. The Company also sells local advertising on satellite-delivered networks.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.

Reclassifications
      Certain prior year amounts have been reclassified to conform with the 2004 presentation.

2.	Liquidity and Capital Resources
      The Company incurred net loss of $4.4 billion, $770 million and $6.2 billion in 2004, 2003 and 2002, respectively. The Company’s net cash flows from operating activities were $431 million, $746 million and $741 million for the years ending December 31, 2004, 2003 and 2002, respectively.
      The Company has a significant level of debt. The Company’s long-term financing as of December 31, 2004 consists of $5.5 billion of credit facility debt and $13.3 billion principal amount of high-yield notes. In each of 2005 and 2006, $30 million of the Company’s debt will mature. In 2007 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.
      The Company has historically required significant cash to fund capital expenditures and debt service costs. Historically, the Company has funded these requirements through cash flows from operating activities, borrowings under its credit facilities, equity contributions from Charter Holdco, sales of assets, issuances of debt securities and cash on hand. However, the mix of funding sources changes from period to period. For the year ended December 31, 2004, the Company generated $431 million of net cash flows from operating activities, after paying cash interest of $1.3 billion. In addition, the Company generated approximately $744 million from the sale of assets, substantially all of which was used to fund operations, including capital expenditures. Finally, the Company had net cash flows from financing activities of $221 million, which included, among other things, the proceeds from the issuance in December 2004 of $550 million of CCO Holdings, LLC (“CCO Holdings”) notes. This debt issuance and cash flows from operating activities were the primary reasons cash on hand increased by $461 million to $546 million at December 31, 2004. The cash on hand was used to repay outstanding borrowings under the Company’s revolving credit facility, through a series of transactions executed in February 2005.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      The Company expects that cash on hand, cash flows from operating activities and the amounts available under its credit facilities will be adequate to meet its and Charter’s cash needs in 2005. Cash flows from operating activities and amounts available under the Company’s credit facilities may not be sufficient to fund the Company’s operations and satisfy its and Charter’s principal repayment obligations that come due in 2006 and, the Company believes, will not be sufficient to fund its operations and satisfy such repayment obligations thereafter.
      It is likely that Charter and the Company will require additional funding to repay debt maturing after 2006. The Company has been advised that Charter is working with its financial advisors to address such funding requirements. However, there can be no assurance that such funding will be available. Although Mr. Allen and his affiliates have purchased equity from Charter and Charter Holdco in the past, Mr. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to Charter, Charter Holdco or the Company in the future.

Credit Facilities and Covenants
      The Company’s ability to operate depends upon, among other things, its continued access to capital, including credit under the Charter Operating credit facilities. These credit facilities, along with the Company’s and its subsidiaries indentures, are subject to certain restrictive covenants, some of which require the Company to maintain specified financial ratios and meet financial tests and to provide audited financial statements with an unqualified opinion from the Company’s independent auditors. As of December 31, 2004, the Company was in compliance with the covenants under its indentures and credit facilities and the indentures of its subsidiaries and the Company expects to remain in compliance with those covenants for the next twelve months. As of December 31, 2004, the Company had borrowing availability under the credit facilities of $804 million, none of which was restricted due to covenants. Continued access to the Company’s credit facilities is subject to the Company remaining in compliance with the applicable covenants of these credit facilities, including covenants tied to the Company’s operating performance. If the Company’s operating performance results in non-compliance with these covenants, or if any of certain other events of non-compliance under these credit facilities or indentures governing the Company’s debt occurs, funding under the credit facilities may not be available and defaults on some or potentially all of the Company’s debt obligations could occur. An event of default under the covenants governing any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under its other debt obligations, which could have a material adverse effect on the Company’s consolidated financial condition or results of operations.
      The Charter Operating credit facilities require the Company to redeem the CC V Holdings notes within 45 days after the first date that the Charter Holdings leverage ratio is less than 8.75 to 1.0. In satisfaction of this requirement, CC V Holdings, LLC has called for redemption all of its outstanding notes, at 103.958% of principal amount, plus accrued and unpaid interest to the date of redemption, which is expected to be March 14, 2005. The total cost of the redemption including accrued and unpaid interest is expected to be approximately $122 million. The Company intends to fund the redemption with borrowings under the Charter Operating credit facilities.

Parent Company Debt Obligations
      Any financial or liquidity problems of our parent companies could cause serious disruption to the Company’s business and have a material adverse effect on our business and results of operations.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2006 and 2009, to repay the outstanding principal of its convertible senior notes of $156 million and $863 million, respectively, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco or its subsidiaries, including CCH II, LLC (“CCH II”), CCO Holdings and Charter Operating. The indentures governing the CCH II notes, CCO Holdings notes, and Charter Operating notes, however, restrict these entities and their subsidiaries from making distributions to their parent companies (including Charter, Charter Holdco and Charter Holdings) for payment of principal on the parent company debt obligations, in each case unless there is no default under the applicable indenture and a specified leverage ratio test is met at the time of such event. CCH II, CCO Holdings and Charter Operating meet the applicable leverage ratio test under each of their respective indentures, and as a result are not prohibited from making any such distributions to their respective direct parent at this time.
      Charter is required to register by April 21, 2005 its recently issued 5.875% convertible notes due 2009. If these convertible notes are not registered by such date, Charter will incur liquidated damages as defined in the related indenture. In conjunction with issuing these convertible notes, Charter also filed a registration statement to sell up to 150 million shares of Charter’s Class A common stock pursuant to a share lending agreement. These shares are required to be registered by April 1, 2005. If such shares are not registered by such date, Charter will incur liquidated damages as defined in the related indenture.

Specific Limitations at Charter Holdings
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended December 31, 2004, there was no default under Charter Holdings’ indentures and other specified tests were met. In addition, Charter Holdings met the leverage ratio of 8.75 to 1.0 based on December 31, 2004 financial results. As a result, distributions from Charter Holdings to Charter or Charter Holdco are not currently restricted. Such distributions will again be restricted, however, if Charter Holdings fails to meet its leverage ratio test. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test and there can be no assurance that Charter Holdings will satisfy this test in the future.
      During periods when such distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures. As of December 31, 2004, Charter Holdco had $106 million in cash on hand and was owed $29 million in intercompany loans from its subsidiaries, which were available to pay interest on Charter’s 4.75% convertible senior notes, which is expected to be approximately $7 million in 2005. In addition, Charter has $144 million of U.S government securities pledged as security for the six interest payments on Charter’s 5.875% convertible senior notes.

Sale of Assets
      In March 2004, the Company closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia to Atlantic Broadband Finance, LLC. The Company closed the sale of an additional cable system in New York to Atlantic Broadband Finance, LLC in April 2004. These transactions resulted in a $104 million pretax gain recorded as a gain on sale of assets in the Company’s consolidated statements of operations. Subject to post-closing contractual adjustments, the total net

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
proceeds from the sale of all of these systems were approximately $733 million. The proceeds were used to repay a portion of amounts outstanding under the Company’s credit facilities.

3.	Summary of Significant Accounting Policies

Cash Equivalents
      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost, which approximates market value.

Property, Plant and Equipment
      Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities. Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized. Costs capitalized as part of initial customer installations include materials, labor, and certain indirect costs. Indirect costs are associated with the activities of the Company’s personnel who assist in connecting and activating the new service and consist of compensation and indirect costs associated with these support functions. Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.
      Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture and fixtures	5 years

Franchises
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Effective January 1, 2002, all franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually as of October 1, or more frequently as warranted by events or changes in circumstances (see Note 7). The Company concluded that 99% of its franchises qualify for indefinite-life treatment; however, certain franchises did not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. These franchise costs are amortized on a straight-line basis over 10 years. Costs incurred in renewing cable franchises are deferred and amortized over 10 years.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

Other Noncurrent Assets
      Other noncurrent assets primarily include goodwill, deferred financing costs and investments in equity securities. Costs related to borrowings are deferred and amortized to interest expense over the terms of the related borrowings.
      Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Charter recognizes losses for any decline in value considered to be other than temporary. Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income or loss.
      The following summarizes investment information as of and for the years ended December 31, 2004 and 2003:

	Carrying		Gain (loss) for the
	Value at		Years Ended
	December 31,		December 31,

	2004	2003	2004	2003	2002

Equity investments, under the cost method	$8	$30	$(3)	$(2)	$—
Equity investments, under the equity method	24	10	6	2	(2)
Marketable securities, at market value	—	—	—	—	2

	$32	$40	$3	$—	$—

Valuation of Property, Plant and Equipment
      The Company evaluates the recoverability of property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as impairment of the Company’s indefinite life franchise under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or poor operating results. If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations of asset recoverability. No impairment of property, plant and equipment occurred in 2004, 2003 and 2002.

Derivative Financial Instruments
      The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. For those instruments which qualify as hedging activities, related gains or losses are recorded in accumulated other comprehensive income. For all other derivative instruments, the related gains or losses are recorded in the income statement. The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of the Company’s subsidiaries. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
rise, but enable the Company to otherwise pay lower market rates. Interest rate collar agreements are used to limit exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. The Company does not hold or issue any derivative financial instruments for trading purposes.

Revenue Recognition
      Revenues from residential and commercial video and high-speed data services are recognized when the related services are provided. Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5% of gross revenues as defined in the franchise agreement. Such fees are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities. Franchise fees are reported as revenues on a gross basis with a corresponding operating expense.

Programming Costs
      The Company has various contracts to obtain analog, digital and premium video programming from program suppliers whose compensation is typically based on a flat fee per customer. The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition. Programming costs are paid each month based on calculations performed by the Company and are subject to adjustment based on periodic audits performed by the programmers. Certain programming contracts contain launch incentives to be paid by the programmers. The Company receives these payments related to the activation of the programmer’s cable television channel and recognizes the launch incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense. This offset to programming expense was $59 million, $62 million and $57 million for the years ended December 31, 2004, 2003 and 2002, respectively. Programming costs included in the accompanying statement of operations were $1.3 billion, $1.2 billion and $1.2 billion for the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004 and 2003, the deferred amount of launch incentives, included in other long-term liabilities, totaled $106 million and $170 million, respectively.

Advertising Costs
      Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred. Such advertising expense was $72 million, $62 million and $60 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Stock-Based Compensation
      The Company has historically accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123 using the prospective method under which the Company will recognize compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date consistent with the method described in Financial Accounting Standards Board Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements will present the estimated fair value of stock-based compensation in expense consistently with other forms of

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, the fair value method was applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date were accounted for under APB No. 25, unless they were modified or settled in cash.
      SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The following table presents the Company’s net loss as reported and the pro forma amounts that would have been reported using the fair value method under SFAS No. 123 for the years presented:

	Year Ended December 31,

	2004	2003	2002

Net loss	$(4,399)	$(770)	$(6,199)
Add back stock-based compensation expense related to stock options included in reported net loss	31	4	5
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards	(33)	(30)	(105)
Effects of unvested options in stock option exchange (see Note 16)	48	—	—

Pro forma	$(4,353)	$(796)	$(6,299)

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the years ended December 31, 2004, 2003 and 2002, respectively: risk-free interest rates of 3.3%, 3.0%, and 3.6%; expected volatility of 92.4%, 93.6% and 64.2%; and expected lives of 4.6 years, 4.5 years and 4.3 years, respectively. The valuations assume no dividends are paid.

Unfavorable Contracts and Other Settlements
      The Company recognized $5 million of benefit for the year ended December 31, 2004 related to changes in estimated legal reserves established as part of previous business combinations, which, based on an evaluation of current facts and circumstances, are no longer required.
      The Company recognized $72 million of benefit for the year ended December 31, 2003 as a result of the settlement of estimated liabilities recorded in connection with prior business combinations. The majority of this benefit (approximately $52 million) is due to the renegotiation of a major programming contract, for which a liability had been recorded for the above market portion of the agreement in conjunction with the Falcon acquisition in 1999 and the Bresnan acquisition in 2000. The remaining benefit relates to the reversal of previously recorded liabilities, which are no longer required.

Income Taxes
      Charter Holdings is a single member limited liability company not subject to income tax. Charter Holdings holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are also not subject to income tax. However, certain of Charter Holdings’ indirect subsidiaries are corporations that are subject to income tax. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of these indirect corporate subsidiaries’ assets and liabilities and expected benefits of utilizing net operating

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
loss carryforwards. The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 18).

Minority Interest
      Minority interest on the Company’s consolidated balance sheets represents $656 million and $694 million of preferred membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of Charter Holdings, as of December 31, 2004 and 2003, respectively. The preferred membership interests in CC VIII accrete at 2% per annum and since June 6, 2003, share pro rata in the profits of CC VIII. As more fully described in Note 19, this preferred interest arises from the approximately $630 million of preferred membership units issued by CC VIII in connection with the Bresnan acquisition in February, 2000. As of December 31, 2003, minority interest also includes $25 million of preferred interest in Charter Helicon, LLC, another indirect subsidiary of Charter Holdings, issued in connection with the Helicon acquisition. The preferred interest in Charter Helicon, LLC accrues interest at 10% per annum. As of December 31, 2004, the preferred interest was reclassified to other long-term liabilities.

Segments
      SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.
      The Company’s operations are managed on the basis of geographic divisional operating segments. The Company has evaluated the criteria for aggregation of the geographic operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of the respective criteria set forth. The Company delivers similar products and services within each of its geographic divisional operations. Each geographic and divisional service area utilizes similar means for delivering the programming of the Company’s services; have similarity in the type or class of customer receiving the products and services; distributes the Company’s services over a unified network; and operates within a consistent regulatory environment. In addition, each of the geographic divisional operating segments has similar economic characteristics. In light of the Company’s similar services, means for delivery, similarity in type of customers, the use of a unified network and other considerations across its geographic divisional operating structure, management has determined that the Company has one reportable segment, broadband services.

4.	Acquisitions
      On February 28, 2002, CC Systems, LLC, a subsidiary of the Company, and High Speed Access Corp. (“HSA”) closed the Company’s acquisition from HSA of the contracts and associated assets, and assumed related liabilities, that served certain of the Company’s high-speed data customers. At closing, the Company paid approximately $78 million in cash and delivered 37,000 shares of HSA’s Series D convertible preferred stock and all the warrants to buy HSA common stock owned by the Company. The purchase price has been allocated to assets acquired and liabilities assumed based on fair values, including approximately $8 million assigned to intangible assets and amortized over an average useful life of three years and approximately $52 million assigned to goodwill. During the period from 1997 to 2000, certain subsidiaries of the Company entered into Internet-access related service agreements with HSA, and both

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Vulcan Ventures and certain of the Company’s subsidiaries made equity investments in HSA. (see Note 19 for additional information).
      In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, completed the purchase of certain assets of Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/ PBD Systems Venture, serving approximately 21,600 (unaudited) customers, for a total cash purchase price of $48 million. In September 2002, Charter Communications Entertainment I, LLC purchased all of Enstar Income Program II-1, L.P.’s Illinois cable systems, serving approximately 6,400 (unaudited) customers, for a cash purchase price of $15 million. Enstar Communications Corporation, a direct subsidiary of Charter Holdco, is a general partner of the Enstar limited partnerships but does not exercise control over them. The purchase prices were allocated to assets acquired based on fair values, including $41 million assigned to franchises and $4 million assigned to other intangible assets amortized over a useful life of three years.
      The 2002 acquisitions were funded primarily from borrowings under the credit facilities of the Company’s subsidiaries.

5.	Allowance for Doubtful Accounts
      Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended December 31,

	2004	2003	2002

Balance, beginning of year	$17	$19	$33
Charged to expense	92	79	108
Uncollected balances written off, net of recoveries	(94)	(81)	(122)

Balance, end of year	$15	$17	$19

6.	Property, Plant and Equipment
      Property, plant and equipment consists of the following as of December 31, 2004 and 2003:

	2004	2003

Cable distribution systems	$6,555	$6,304
Customer equipment and installations	3,497	3,157
Vehicles and equipment	419	415
Buildings and leasehold improvements	518	524
Furniture and fixtures	263	242

	11,252	10,642
Less: accumulated depreciation	(5,142)	(3,834)

	$6,110	$6,808

      The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $1.5 billion, $1.5 billion and $1.4 billion respectively.

7.	Franchises and Goodwill
      On January 1, 2002, the Company adopted SFAS No. 142, which eliminates the amortization of indefinite-lived intangible assets. Accordingly, beginning January 1, 2002, all franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually based on valuations, or more frequently as warranted by events or changes in circumstances. Based on the guidance prescribed in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of the Company’s cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets.
      The Company’s valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and its total entity value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.
      Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephony to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise. Prior to the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, discussed below, the Company followed a residual method of valuing its franchise assets, which had the effect of including goodwill with the franchise assets.
      The Company follows the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephony to these customers. The present value of these after-tax cash flows yield the fair value of the customer relationships. Substantially all acquisitions occurred prior to January 1, 2002. The Company did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002 the Company did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.
      In September 2004, EITF Topic D-108 was issued which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. The Company performed an impairment assessment as of September 30, 2004, and adopted EITF Topic D-108 in that assessment resulting in a total franchise impairment of approximately $3.3 billion. The Company recorded a cumulative effect of accounting change of $840 million (approximately $875 million before tax effects of $16 million and minority interest effects of $19 million) for the year ended December 31, 2004

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
representing the portion of the Company’s total franchise impairment attributable to no longer including goodwill with franchise assets. The effect of the adoption was to increase net loss by $840 million for the year ended December 31, 2004. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in the Company’s valuation, and was recorded as impairment of franchises in the Company’s accompanying consolidated statements of operations for the year ended December 31, 2004. Sustained analog video customer losses by the Company in the third quarter of 2004 primarily as a result of increased competition from direct broadcast satellite providers and decreased growth rates in the Company’s high-speed data customers in the third quarter of 2004, in part, as a result of increased competition from digital subscriber line service providers led to the lower projected growth rates and the revised estimates of future cash flows from those used at October 1, 2003.
      The valuation completed at October 1, 2003 showed franchise values in excess of book value and thus resulted in no impairment. The Company’s annual impairment assessment as of October 1, 2002, based on revised estimates from January 1, 2002 of future cash flows and projected long-term growth rates in the Company’s valuation, led to the recognition of a $4.6 billion impairment charge in the fourth quarter of 2002.
      As of December 31, 2004 and 2003, indefinite-lived and finite-lived intangible assets are presented in the following table:

	December 31,

	2004			2003

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$9,845	$—	$9,845	$13,606	$—	$13,606
Goodwill	52	—	52	52	—	52

	$9,897	$—	$9,897	$13,658	$—	$13,658

Finite-lived intangible assets:
Franchises with finite lives	$37	$4	$33	$107	$33	$74

      For the year ended December 31, 2004, the net carrying amount of indefinite-lived intangible assets was reduced by $490 million as a result of the sale of cable systems, primarily the sale to Atlantic Broadband Finance, LLC, discussed in Note 2. Additionally, in the first and fourth quarters of 2004, approximately $29 million and $8 million, respectively, of franchises that were previously classified as finite-lived were reclassified to indefinite-lived, based on the Company’s renewal of these franchise assets in 2003 and 2004. Franchise amortization expense for the years ended December 31, 2004, 2003 and 2002 was $4 million, $9 million and $9 million, respectively, which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects that amortization expense on franchise assets will be approximately $3 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

8.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following as of December 31, 2004 and 2003:

	2004	2003

Accounts payable — trade	$140	$150
Accrued capital expenditures	60	93
Accrued expenses:
Interest	310	270
Programming costs	278	319
Franchise related fees	67	70
State sales tax	47	61
Other	210	216

	$1,112	$1,179

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

9.	Long-Term Debt
      Long-term debt consists of the following as of December 31, 2004 and 2003:

	2004		2003

	Face	Accreted	Face	Accreted
	Value	Value	Value	Value

Long-Term Debt
Charter Holdings:
8.250% senior notes due 2007	$451	$451	$451	$450
8.625% senior notes due 2009	1,244	1,243	1,244	1,242
9.920% senior discount notes due 2011	1,108	1,108	1,108	1,082
10.000% senior notes due 2009	640	640	640	640
10.250% senior notes due 2010	318	318	318	318
11.750% senior discount notes due 2010	450	448	450	400
10.750% senior notes due 2009	874	874	874	873
11.125% senior notes due 2011	500	500	500	500
13.500% senior discount notes due 2011	675	589	675	517
9.625% senior notes due 2009	640	638	640	638
10.000% senior notes due 2011	710	708	710	708
11.750% senior discount notes due 2011	939	803	939	717
12.125% senior discount notes due 2012	330	259	330	231
CCH II, LLC:
10.250% senior notes due 2010	1,601	1,601	1,601	1,601
CCO Holdings, LLC:
8 3/4% senior notes due 2013	500	500	500	500
Senior floating rate notes due 2010	550	550	—	—
Charter Operating:
8% senior second-lien notes due 2012	1,100	1,100	—	—
8 3/8% senior second-lien notes due 2014	400	400	—	—
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	114	116	114	116
CC V Holdings, LLC:
11.875% senior discount notes due 2008	113	113	113	113
Credit Facilities
Charter Operating	5,515	5,515	4,459	4,459
CC VI Operating	—	—	868	868
Falcon Cable	—	—	856	856
CC VIII Operating	—	—	1,044	1,044

	$18,772	$18,474	$18,434	$17,873

      The accreted values presented above represents the face value of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      In April 2004, the Company’s indirect subsidiaries, Charter Operating and Charter Communications Operating Capital Corp., sold $1.5 billion of senior second-lien notes in a private transaction. Additionally, Charter Operating amended and restated its $5.1 billion credit facilities, among other things, to defer maturities and increase availability under those facilities to approximately $6.5 billion, consisting of a $1.5 billion six-year revolving credit facility, a $2.0 billion six-year term loan facility and a $3.0 billion seven-year term loan facility. Charter Operating used the additional borrowings under the amended and restated credit facilities, together with proceeds from the sale of the Charter Operating senior second-lien notes to refinance the credit facilities of its subsidiaries, CC VI Operating Company, LLC (“CC VI Operating”), Falcon Cable Communications, LLC (“Falcon Cable”), and CC VIII Operating, LLC (“CC VIII Operating”), all in concurrent transactions. In addition, Charter Operating was substituted as the lender in place of the banks under those subsidiaries’ credit facilities. These transactions resulted in losses on extinguishment of debt of $21 million.
      In September 2003, Charter, Charter Holdings and their indirect subsidiary, CCH II purchased, in a non-monetary transaction, a total of approximately $609 million principal amount of Charter’s outstanding convertible senior notes and approximately $1.3 billion principal amount of the senior notes and senior discount notes issued by Charter Holdings from institutional investors in a small number of privately negotiated transactions. As consideration for these securities, CCH II issued approximately $1.6 billion principal amount of 10.25% notes due 2010, and realized approximately $294 million of debt discount. CCH II also issued an additional $30 million principal amount of 10.25% notes for an equivalent amount of cash and used the proceeds for transaction costs and for general corporate purposes. This transaction resulted in the Company recording a gain on extinguishment of debt of $187 million for the year ended December 31, 2003. See discussion of the CCH II notes below for more details.
      March 1999 Charter Holdings Notes. The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Communications Capital Corporation (“Charter Capital”). The March 1999 8.250% Charter Holdings notes mature on April 1, 2007, and as of December 31, 2004, there was $451 million in total principal amount outstanding. The March 1999 8.625% Charter Holdings notes mature on April 1, 2009 and as of December 31, 2004, there was $1.2 billion in total principal amount outstanding. The March 1999 9.920% Charter Holdings notes mature on April 1, 2011 and as of December 31, 2004, the total principal amount outstanding and accreted value was $1.1 billion. Cash interest on the March 1999 9.920% Charter Holdings notes began to accrue on April 1, 2004.
      The March 1999 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating credit facilities and the Charter Operating notes.
      Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity on April 1, 2007. Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      The indentures governing the March 1999 Charter Holdings notes contain restrictive covenants that limit certain transactions or activities by Charter Holdings and its restricted subsidiaries. Substantially all of Charter Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.
      January 2000 Charter Holdings Notes. The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2000 10.00% Charter Holdings notes mature on April 1, 2009, and as of December 31, 2004, there was $640 million in total principal amount of these notes outstanding. The January 2000 10.25% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2004, there was $318 million in total principal amount of these notes outstanding. The January 2000 11.75% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2004, the total principal amount outstanding was $450 million and the total accreted value of these notes was approximately $448 million. Cash interest on the January 2000 11.75% Charter Holdings notes began to accrue on January 15, 2005.
      The January 2000 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating credit facilities and the Charter Operating notes.
      Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity on April 1, 2009. Charter Holdings and Charter Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes.
      January 2001 Charter Holdings Notes. The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2001 10.750% Charter Holdings notes mature on October 1, 2009, and as of December 31, 2004, there was $874 million in total principal amount of these notes outstanding. The January 2001 11.125% Charter Holdings notes mature on January 15, 2011 and as of December 31, 2004, there was $500 million in total principal amount outstanding. The January 2001 13.500% Charter Holdings notes mature on January 15, 2011 with a total principal amount at maturity of $675 million. As of December 31, 2004, the total accreted value of these 13.500% notes was approximately $589 million. Cash interest on the January 2001 13.500% Charter Holdings notes will not accrue prior to January 15, 2006.
      The January 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating credit facilities and the Charter Operating notes.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity date on October 1, 2009. On or after January 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes.
      May 2001 Charter Holdings Notes. The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The May 2001 9.625% Charter Holdings notes mature on November 15, 2009, and as of December 31, 2004, combined with the January 2002 additional bond issue, there was $640 million in total principal amount outstanding. The May 2001 10.000% Charter Holdings notes mature on May 15, 2011 and as of December 31, 2004, combined with the January 2002 additional bond issue, there was $710 million in total principal amount outstanding. The May 2001 11.750% Charter Holdings notes mature on May 15, 2011 and as of December 31, 2004, the total principal amount outstanding was $939 million and the total accreted value of the 11.750% notes was approximately $803 million. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.
      The May 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating credit facilities and the Charter Operating notes.
      Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity on November 15, 2009. On or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes.
      January 2002 Charter Holdings Notes. The January 2002 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2002 Charter Holdings notes consist of $330 million in total principal amount at maturity of 12.125% senior discount notes due 2012.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      The January 2002 12.125% senior discount notes mature on January 15, 2012, and as of December 31, 2004, the total principal amount outstanding was $330 million and the total accreted value of these notes was approximately $259 million. Cash interest on the January 2002 12.125% Charter Holdings notes will not accrue prior to January 15, 2007.
      The January 2002 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating credit facilities and the Charter Operating notes.
      The Charter Holdings 12.125% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 106.063% to 100% of accreted value beginning January 15, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2002 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2002 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes.
      CCH II Notes. In September 2003, CCH II and CCH II Capital Corp. jointly issued $1.6 billion total principal amount of 10.25% senior notes due 2010. The CCH II notes are general unsecured obligations of CCH II and CCH II Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating credit facilities and the Charter Operating notes.
      Interest on the CCH II notes accrues at 10.25% per annum and is payable semi-annually in arrears on each March 15 and September 15, commencing on March 15, 2004.
      At any time prior to September 15, 2006, the issuers of the CCH II notes may redeem up to 35% of the total principal amount of the CCH II notes on a pro rata basis at a redemption price equal to 110.25% of the principal amount of CCH II notes redeemed, plus any accrued and unpaid interest.
      On or after September 15, 2008, the issuers of the CCH II notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II notes redeemed, plus, in each case, any accrued and unpaid interest.
      In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      The indenture governing the CCH II notes contains restrictive covenants that limit certain transactions or activities by CCH II and its restricted subsidiaries. Substantially all of CCH II’s direct and indirect subsidiaries are currently restricted subsidiaries.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

CCO Holdings Notes.

8 3/4% Senior Notes due 2013
      In November 2003, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million total principal amount of 8 3/4% senior notes due 2013. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the CC V Holdings notes, the Charter Operating credit facilities and the Charter Operating notes.
      Interest on the CCO Holdings senior notes accrues at 8 3/4% per year and is payable semi-annually in arrears on each May 15 and November 15.
      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest.
      On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.
      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

Senior Floating Rate Notes Due 2010
      In December 2004, CCO Holdings and CCO Holdings Capital Corp. jointly issued $550 million total principal amount of senior floating rate notes due 2010.
      Interest on the CCO Holdings senior floating rate notes accrues at the LIBOR rate plus 4.125% annually, from December 15, 2004 or, if interest already has been paid, from the date it was most recently paid. Interest is reset and payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on March 15, 2005.
      At any time prior to December 15, 2006, the issuers of the senior floating rate notes may redeem up to 35% of the notes in an amount not to exceed the amount of proceeds of one or more public equity offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per annum applicable to the notes on the date notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.
      The issuers of the senior floating rate notes may redeem the notes in whole or in part at the issuers’ option from December 15, 2006 until December 14, 2007 for 102% of the principal amount, from December 15, 2007 until December 14, 2008 for 101% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      The indentures governing the CCO Holdings senior notes contain restrictive covenants that limit certain transactions or activities by CCO Holdings and its restricted subsidiaries. Substantially all of CCO Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.
      Charter Operating Notes. On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014, for total gross proceeds of $1.5 billion. Interest on the Charter Operating notes is payable semi-annually in arrears on each April 30 and October 30, commencing on October 30, 2004.
      The Charter Operating notes were sold in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Charter Operating notes are not expected to have the benefit of any exchange or other registration rights, except in specified limited circumstances. On the issue date of the Charter Operating notes, because of restrictions contained in the Charter Holdings indentures, there were no Charter Operating note guarantees, even though Charter Operating’s immediate parent, CCO Holdings, and certain of the Company’s subsidiaries were obligors and/or guarantors under the Charter Operating credit facilities.
      Upon the occurrence of the guarantee and pledge date (generally, the fifth business day after the Charter Holdings leverage ratio is certified to be below 8.75 to 1.0), CCO Holdings and those subsidiaries of Charter Operating that are then guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations will be required to guarantee the Charter Operating notes. The note guarantee of each such guarantor will be:

•	a senior obligation of such guarantor;

•	structurally senior to the outstanding senior notes of CCO Holdings and CCO Holdings Capital Corp. (except in the case of CCO Holdings’ note guarantee, which ranks equally with such senior notes), the outstanding senior notes of CCH II and CCH II Capital Corp., the outstanding senior notes and senior discount notes of Charter Holdings, the outstanding convertible senior notes of Charter and any future indebtedness of parent companies of CCO Holdings (but subject to provisions in the Charter Operating indenture that permit interest and, subject to meeting the 4.25 to 1.0 leverage ratio test, principal payments to be made thereon); and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.
      As a result of the above leverage ratio test being met, CCO Holdings and certain of its subsidiaries provided the additional guarantees described above during the first quarter of 2005.
      All the subsidiaries of Charter Operating (except CCO NR Sub, LLC, and certain other subsidiaries that are not deemed material and are designated as nonrecourse subsidiaries under the Charter Operating credit facilities) are restricted subsidiaries of Charter Operating under the Charter Operating notes. Unrestricted subsidiaries generally will not be subject to the restrictive covenants in the Charter Operating indenture.
      In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.
      The indenture governing the Charter Operating senior notes contains restrictive covenants that limit certain transactions or activities by Charter Operating and its restricted subsidiaries. Substantially all of Charter Operating’s direct and indirect subsidiaries are currently restricted subsidiaries.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      Renaissance Notes. In connection with the acquisition of Renaissance in April 1999, the Company assumed $163 million principal amount at maturity of 10.000% senior discount notes due 2008 of which $49 million was repurchased in May 1999. The Renaissance notes did not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008.
      CC V Holdings Notes. Charter Holdco acquired CC V Holdings in November 1999 and assumed CC V Holdings’ outstanding 11.875% senior discount notes due 2008 with an accreted value of $113 million as of December 31, 2003. Commencing December 1, 2003, cash interest on the CC V Holdings 11.875% notes will be payable semi-annually on June 1 and December 1 of each year. In February 2005, these notes were called with an anticipated redemption date of March 14, 2005.
      High-Yield Restrictive Covenants; Limitation on Indebtedness. The indentures governing the notes of the Company’s subsidiaries contain certain covenants that restrict the ability of Charter Holdings, Charter Capital, CCH II, CCH II Capital Corp., CCO Holdings, CCO Holdings Capital Corp., Charter Operating, Charter Communications Operating Capital Corp., the CC V Holdings notes issuers, Renaissance Media Group, and all of their restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on equity or repurchase equity;

•	make investments;

•	sell all or substantially all of their assets or merge with or into other companies;

•	sell assets;

•	enter into sale-leasebacks;

•	in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the bond issuers, guarantee their parent companies debt, or issue specified equity interests;

•	engage in certain transactions with affiliates; and

•	grant liens.
      Charter Operating Credit Facilities. In April 2004, Charter Operating amended and restated its $5.1 billion credit facilities, among other things, to defer maturities and increase availability under those facilities to approximately $6.5 billion, consisting of a $1.5 billion revolving credit facility with a maturity date in 2010; a $2.0 billion Term A loan facility of which 12.5% matures in 2007, 30% matures in 2008, 37.5% matures in 2009 and 20% matures in 2010; and a $3.0 billion Term B loan facility which is repayable in 27 equal quarterly installments aggregating in each loan year to 1% of the original amount of the Term B facility, with the remaining balance due at final maturity in 2011. Charter Operating used the additional borrowings under the amended and restated credit facilities, together with proceeds from the sale of the Charter Operating senior second-lien notes to refinance the credit facilities of its subsidiaries, CC VI Operating, Falcon Cable, and CC VIII Operating, all in concurrent transactions. In addition, Charter Operating was substituted as the lender in place of the banks under those subsidiaries’ credit facilities.
      Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate (2.07% to 2.28% as of December 31, 2004), as

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
defined, plus a margin for Eurodollar loans of up to 3.00% for the Term A facility and revolving credit facility, and up to 3.25% for the Term B facility, and for base rate loans of up to 2.00% for the Term A facility and revolving credit facility, and up to 2.25% for the Term B facility. A quarterly commitment fee of up to .75% is payable on the average daily unborrowed balance of the revolving credit facilities.
      The obligations under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”, primarily Renaissance and CC V Holdings and their subsidiaries). The Obligations are also secured by (i) a lien on all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities. Upon the Charter Holdings Leverage Ratio (as defined in the indenture governing the Charter Holdings senior notes and senior discount notes) being under 8.75 to 1.0, the Charter Operating credit facilities require that the 11.875% notes due 2008 issued by CC V Holdings, LLC be redeemed. Because such Leverage Ratio was determined to be under 8.75 to 1.0, in February 2005, CC V Holdings has called for redemption of such notes with an anticipated redemption date of March 14, 2005. Following such redemption and provided the Leverage Ratio of Charter Holdings remains under 8.75 to 1.0, CC V Holdings and its subsidiaries (other than non-guarantor subsidiaries) will guarantee the Obligations and grant a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.
      The Charter Operating credit facilities were amended and restated previously as of June 19, 2003 to allow for the insertion of intermediate holding companies between Charter Holdings and Charter Operating. In exchange for the lenders’ consent to the organizational restructuring, Charter Operating’s pricing increased by 50 basis points across all levels in the pricing grid then in effect under the Charter Operating credit facilities.
      Amounts under the Charter Operating credit facilities, as amended in 2003, bore interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 3.0% for Eurodollar loans (3.15% to 3.92% as of December 31, 2003) and 2.0% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum was payable on the unborrowed balance of the revolving credit facilities.
      As of December 31, 2004, outstanding borrowings under the Charter Operating credit facilities were approximately $5.5 billion and the unused total potential availability was $804 million.
      CC VI Operating Credit Facilities. As discussed above, in April 2004, Charter Operating was substituted as the lender in place of the banks for the CC VI Operating Credit Facilities.
      Prior to April 2004, amounts under the CC VI Operating credit facilities bore interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 2.5% for Eurodollar loans (2.40% to 3.66% as of December 31, 2003) and 1.5% for base rate loans. A quarterly commitment fee of 0.25% per year was payable on the unborrowed balance of the Term A facility and the revolving facility.
      Falcon Cable Credit Facilities. As discussed above, in April 2004, Charter Operating was substituted as the lender in place of the banks for the Falcon Cable Credit Facilities.
      Prior to April 2004, amounts under the Falcon Cable credit facilities bore interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 2.25% for Eurodollar loans (2.40% to 3.42%

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
as of December 31, 2003) and up to 1.25% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per year was payable on the unborrowed balance of the revolving facilities.
      CC VIII Operating Credit Facilities. As discussed above, in April 2004, Charter Operating was substituted as the lender in place of the banks for the CC VIII Operating Credit Facilities.
      Prior to April 2004, amounts under the CC VIII Operating credit facilities bear interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 2.50% for Eurodollar loans (2.15% to 3.66% as of December 31, 2003) and up to 1.50% for base rate loans. A quarterly commitment fee of 0.25% was payable on the unborrowed balance of the revolving credit facilities.
      Charter Operating Credit Facilities Restrictive Covenants. The Charter Operating credit facilities contain representations and warranties, affirmative and negative covenants similar to those described above with respect to the indentures governing the Company’s notes, information requirements, events of default and financial covenants. The financial covenants, as defined, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense on a quarterly basis or as applicable. Additionally, the credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of the borrower within a specified period. The Charter Operating credit facilities also provide that in the event that any indebtedness of CCO Holdings remains outstanding on the date, which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facilities will mature and the revolving credit facilities will terminate on such date. The events of default under the Charter Operating credit facilities include, among other things:

•	the failure to make payments when due or within the applicable grace period,

•	the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from the Company’s independent auditors,

•	the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

•	the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

•	Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

•	the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating,

•	certain of Charter Operating’s indirect or direct parent companies having indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to the final maturity of such indebtedness, and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      In the event of a default under the Company’s subsidiaries’ credit facilities or notes, the subsidiaries’ creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, the subsidiaries’ credit facilities and indentures would not permit the Company’s subsidiaries to distribute funds to the Company to pay interest or principal on the Company’s notes or its parent companies’ notes. In addition, the lenders under the Company’s credit facilities could foreclose on their collateral, which includes equity interests in the Company’s subsidiaries, and exercise other rights of secured creditors. In any such case, the Company might not be able to repay or make any payments on its notes or its parent companies’ notes. Additionally, an acceleration or payment default under Charter Operating’s credit facilities would cause a cross-default in the indentures governing the Charter Holdings notes, CCH II notes, CCO Holdings notes, Charter Operating notes and Charter’s convertible senior notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under any of the subsidiaries’ credit facilities or notes might adversely affect the holders of the Company’s notes and the Company’s growth, financial condition and results of operations and could force the Company to examine all options, including seeking the protection of the bankruptcy laws.
      Based upon outstanding indebtedness as of December 31, 2004, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, total future principal payments on the total borrowings under all debt agreements as of December 31, 2004, are as follows:

Year	Amount

2005	$30
2006	30
2007	731
2008	857
2009	4,178
Thereafter	12,946

$18,772

      For the amounts of debt scheduled to mature during 2005, it is management’s intent to fund the repayments from borrowings on the Company’s revolving credit facility. The accompanying consolidated balance sheet reflects this intent by presenting all debt balances as long-term while the table above reflects actual debt maturities as of the stated date.

10.	Comprehensive Loss
      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive loss on the accompanying consolidated balance sheets. Additionally, the Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss. Comprehensive loss for the years ended December 31, 2004, 2003 and 2002 was $4.4 billion, $722 million and $6.3 billion, respectively.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

11.	Accounting for Derivative Instruments and Hedging Activities
      The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) to manage its interest costs. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company has agreed to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.
      The Company does not hold or issue derivative instruments for trading purposes. The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the years ended December 31, 2004, 2003 and 2002, net gain (loss) on derivative instruments and hedging activities includes gains of $4 million and $8 million and losses of $14 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria SFAS No. 133 are reported in accumulated other comprehensive loss. For the years ended December 31, 2004, 2003 and 2002, a gain of $42 million and $48 million and losses of $65 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as gain (loss) on derivative instruments and hedging activities in the Company’s consolidated statement of operations. For the years ended December 31, 2004, 2003 and 2002, net gain (loss) on derivative instruments and hedging activities includes gains of $65 million, $57 million and losses of $101 million, respectively, for interest rate derivative instruments not designated as hedges.
      As of December 31, 2004, 2003 and 2002, the Company had outstanding $2.7 billion, $3.0 billion and $3.4 billion and $20 million, $520 million and $520 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

12.	Fair Value of Financial Instruments
      The Company has estimated the fair value of its financial instruments as of December 31, 2004 and 2003 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.
      The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments. The Company is exposed to market price risk volatility with respect to investments in publicly traded and privately held entities.
      The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements. Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate agreements are with certain of the participating banks under the Company’s credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company’s consolidated financial condition or results of operations.
      The estimated fair value of the Company’s notes and interest rate agreements at December 31, 2004 and 2003 are based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      A summary of the carrying value and fair value of the Company’s debt and related interest rate agreements at December 31, 2004 and 2003 is as follows:

	2004		2003

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Debt
Charter Holdings debt	$8,579	$7,669	$8,316	$7,431
CCH II debt	1,601	1,698	1,601	1,680
CCO Holdings debt	1,050	1,064	500	510
Charter Operating debt	1,500	1,563	—	—
Credit facilities	5,515	5,502	7,227	6,949
Other	229	236	229	238
Interest Rate Agreements
Liabilities Swaps	69	69	171	171
Collars	1	1	8	8
      The weighted average interest pay rate for the Company’s interest rate swap agreements was 8.07% and 7.25% at December 31, 2004 and 2003, respectively.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

13.	Revenues
      Revenues consist of the following for the years presented:

	Year Ended December 31,

	2004	2003	2002

Video	$3,373	$3,461	$3,420
High-speed data	741	556	337
Advertising sales	289	263	302
Commercial	238	204	161
Other	336	335	346

	$4,977	$4,819	$4,566

14.	Operating Expenses
      Operating expenses consist of the following for the years presented:

	Year Ended December 31,

	2004	2003	2002

Programming	$1,319	$1,249	$1,166
Advertising sales	98	88	87
Service	663	615	554

	$2,080	$1,952	$1,807

15.	Selling, General and Administrative Expenses
      Selling, general and administrative expenses consist of the following for the years presented:

	Year Ended December 31,

	2004	2003	2002

General and administrative	$849	$833	$810
Marketing	122	107	153

	$971	$940	$963

      Components of selling expense are included in general and administrative and marketing expense.

16.	Stock Compensation Plans
      Charter grants stock options, restricted stock and other incentive compensation pursuant to the 2001 Stock Incentive Plan of Charter (the “2001 Plan”). Prior to 2001, options were granted under the 1999 Option Plan of Charter Holdco (the “1999 Plan”).
      The 1999 Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and current and prospective non-employee directors of Charter. Options granted generally vest over five years from the grant date, with 25% vesting 15 months after the anniversary of the grant date and ratably thereafter. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
not later than 10 years from the date of grant. Membership units received upon exercise of the options are automatically exchanged into Class A common stock of Charter on a one-for-one basis.
      The 2001 Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000), as each term is defined in the 2001 Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Plan. Options granted generally vest over four years from the grant date, with 25% vesting on the anniversary of the grant date and ratably thereafter. Generally, options expire 10 years from the grant date.
      The 2001 Plan allows for the issuance of up to a total of 90,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock). The total shares available reflect a July 2003 amendment to the 2001 Plan approved by the board of directors and the shareholders of Charter to increase available shares by 30,000,000 shares. In 2001, any shares covered by options that terminated under the 1999 Plan were transferred to the 2001 Plan, and no new options can be granted under the 1999 Plan.
      In the years ended December 31, 2004 and 2003, certain directors were awarded a total of 182,932 and 80,603 shares, respectively, of restricted Charter Class A common stock of which 25,705 shares had been cancelled as of December 31, 2004. The shares vest one year from the date of grant. In December 2003 and January 2004, in connection with new employment agreements, certain officers were awarded 50,000 and 50,000 shares, respectively, of restricted Charter Class A common stock of which 50,000 shares had been cancelled as of December 31, 2004. The shares vest annually over a four-year period beginning from the date of grant. As of December 31, 2004, deferred compensation remaining to be recognized in future period totaled $0.4 million.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      A summary of the activity for the Company’s stock options, excluding granted shares of restricted Charter Class A common stock, for the years ended December 31, 2004, 2003 and 2002, is as follows (amounts in thousands, except per share data):

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of period	47,882	$12.48	53,632	$14.22	46,558	$17.10
Granted	9,405	4.88	7,983	3.53	13,122	4.88
Exercised	(839)	2.02	(165)	3.96	—	—
Cancelled	(31,613)	15.16	(13,568)	14.10	(6,048)	16.32

Options outstanding, end of period	24,835	$6.57	47,882	$12.48	53,632	$14.22

Weighted average remaining contractual life	8 years		8 years		8 years

Options exercisable, end of period	7,731	$10.77	22,861	$16.36	17,844	$17.93

Weighted average fair value of options granted	$3.71		$2.71		$2.89

      The following table summarizes information about stock options outstanding and exercisable as of December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted-			Weighted-
		Average	Weighted-		Average	Weighted-
		Remaining	Average		Remaining	Average
	Number	Contractual	Exercise	Number	Contractual	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Life	Price

	(In thousands)			(In thousands)
$ 1.11 - $ 1.60	3,144	8 years	$1.52	782	8 years	$1.45
$ 2.85 - $ 4.56	7,408	8 years	3.45	2,080	8 years	3.28
$ 5.06 - $ 5.17	8,857	9 years	5.14	533	9 years	5.06
$ 9.13 - $13.68	2,264	7 years	11.08	1,481	7 years	11.28
$13.96 - $23.09	3,162	5 years	19.63	2,855	5 years	19.59
      On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123, under which the Company recognizes compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 123, the fair value method will be applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date will continue to be accounted for under APB No. 25, unless they are modified or settled in cash. The ongoing effect on consolidated results of operations or

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
financial condition will be dependent upon future stock based compensation awards granted. The Company recorded $31 million of option compensation expense for the year ended December 31, 2004.
      Prior to the adoption of SFAS No. 123, the Company used the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, to account for the option plans. Option compensation expense of $5 million for the year ended December 31, 2002, was recorded in the consolidated statements of operations since the exercise prices of certain options were less than the estimated fair values of the underlying membership interests on the date of grant.
      In January 2004, Charter began an option exchange program in which the Company offered its employees the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employees outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, Charter issued that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, Charter instead paid the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options (vested and unvested) to purchase a total of 22,929,573 shares of Charter Class A common stock, or approximately 48% of Charter’s 47,882,365 total options issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of Charter’s board of directors who were not also employees of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.
      In the closing of the exchange offer on February 20, 2004, Charter accepted for cancellation eligible options to purchase approximately 18,137,664 shares of its Class A common stock. In exchange, Charter granted 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.
      The cost to the Company of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock in the exchange.
      In January 2004, the Compensation Committee of the board of directors of Charter approved Charter’s Long-Term Incentive Program (“LTIP”), which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees are eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares vest on the third anniversary of the grant date and shares of Charter Class A common stock are issued, conditional upon Charter’s performance against financial performance measures established by Charter’s management and approved by its board of directors as of the time of the award. Charter granted 6.9 million shares in January 2004 under this program and recognized expense of $8 million in the first three quarters of 2004. However, in the fourth quarter of 2004, the Company reversed the entire $8 million of expense based on the Company’s assessment of the probability of achieving the financial performance measures established by Charter and required to be met for the performance shares to vest.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

17.	Special Charges
      In the fourth quarter of 2002, the Company began a workforce reduction program and consolidation of its operations from three divisions and ten regions into five operating divisions, eliminating redundant practices and streamlining its management structure. The Company has recorded special charges as a result of reducing its workforce and consolidating administrative offices in 2003 and 2004. The activity associated with this initiative is summarized in the table below.

	Severance			Total Special
	/Leases	Litigation	Other	Charge

Special Charges	$31	$—	$5	$36

Balance at December 31, 2002	31
Special Charges	26	$—	$(5)	$21
Payments	(43)

Balance at December 31, 2003	14
Special Charges	12	$92	$—	$104
Payments	(20)

Balance at December 31, 2004	$6

      For the year ended December 31, 2002 special charges include $4 million related to legal and other costs associated with Charter’s ongoing grand jury investigation, shareholder lawsuits and Securities and Exchange Commission (“SEC”) investigation and $1 million associated with severance costs related to a 2001 restructuring plan. For the year ended December 31, 2003, the severance and lease costs were offset by a $5 million settlement from the Internet service provider Excite@Home related to the conversion of high-speed data customers to Charter Pipeline service in 2001. For the year ended December 31, 2004, special charges include approximately $85 million, representing the aggregate value of the Charter Class A common stock and warrants to purchase Charter Class A common stock contemplated to be issued as part of a settlement of consolidated federal and state class actions and federal derivative action lawsuits and approximately $10 million of litigation costs related to the tentative settlement of a national class action suit, all of which are subject to final documentation and court approval (see Note 20). For the year ended December 31, 2004, special charges were offset by $3 million received from a third party in settlement of a dispute.

18.	Income Taxes
      Charter Holdings is a single member limited liability company not subject to income tax. Charter Holdings holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are also not subject to income tax. However, certain of Charter Holdings’ indirect subsidiaries are corporations that are subject to income tax.
      For the year ended December 31, 2003, the Company recorded income tax expense realized through increases in deferred tax liabilities and federal and state income taxes related to our indirect corporate subsidiaries. For the years ended December 31, 2004 and 2002, the Company recorded income tax benefit for its indirect corporate subsidiaries related to differences in accounting for franchises.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      Current and deferred income tax expense (benefit) is as follows:

	December 31,

	2004	2003	2002

Current expense:
Federal income taxes	$2	$1	$—
State income taxes	4	1	2

Current income tax expense	6	2	2

Deferred benefit:
Federal income taxes	(50)	10	(219)
State income taxes	(7)	1	(31)

Deferred income tax (benefit) expense:	(57)	11	(250)

Total income (benefit) expense	$(51)	$13	$(248)

      The Company recorded the portion of the income tax benefit associated with the adoption of EITF Topic D-108 and SFAS No. 142 as a $16 million and a $32 million reduction of the cumulative effect of accounting change on the accompanying statement of operations for the years ended December 31, 2004 and December 31, 2002, respectively.
      The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35%, and average state income tax rate of 5% for the years ended December 31, 2004, 2003 and 2002 as follows:

	December 31,

	2004	2003	2002

Statutory federal income taxes	$(1,258)	$(265)	$(2,056)
State income taxes, net of federal benefit	(180)	(38)	(294)
Losses allocated to limited liability companies not subject to income taxes	1,367	290	2,105
Valuation allowance provided	20	26	(3)

Income tax (benefit) expense	(51)	13	(248)
Less: cumulative effect of accounting change	16	—	32

Income tax (benefit) expense	$(35)	$13	$(216)

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 for the indirect corporate subsidiaries of the Company which are included in long-term liabilities are presented below.

	December 31,

	2004	2003

Deferred tax assets:
Net operating loss carryforward	$95	$80
Other	8	6

Total gross deferred tax assets	103	86
Less: valuation allowance	(71)	(51)

Net deferred tax assets	$32	$35

Deferred tax liabilities:
Property, plant & equipment	$(39)	$(42)
Franchises	(201)	(260)

Gross deferred tax liabilities	(240)	(302)

Net deferred tax liabilities	$(208)	$(267)

      As of December 31, 2004 and 2003, the Company has deferred tax assets of $103 million and $86 million, respectively, which primarily relate to net operating loss carryforwards of certain of its indirect corporate subsidiaries. These net operating loss carryforwards (generally expiring in years 2005 through 2024) of $95 million, are subject to certain return limitations. Valuation allowances of $71 million and $51 million exist with respect to these carryforwards as of December 31, 2004 and 2003, respectively.
      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management believes that the deferred tax assets will be realized prior to the expiration of the tax net operating loss carryforwards in 2005 through 2024, except for those tax net operating loss carryforwards that may be subject to certain limitations. Because of the uncertainty associated in realizing the deferred tax assets associated with the potentially limited tax net operating loss carryforwards, valuation allowances have been established except for deferred tax assets available to offset deferred tax liabilities.
      Charter Holdco is currently under examination by the Internal Revenue Service for the tax years ending December 31, 1999, 2000, 2002 and 2003. The results of the Company (excluding the indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on the Company’s financial condition or results of operations.

19.	Related Party Transactions
      The following sets forth certain transactions in which the Company and the directors, executive officers and affiliates of the Company are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
      Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries. The management services include such services as centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers’ compensation claims. Costs associated with providing these services are billed and charged directly to the Company’s operating subsidiaries and are included within operating costs in the accompanying consolidated statements of operations. Such costs totaled $202 million, $210 million and $176 million for the years ended December 31, 2004, 2003 and 2002, respectively. All other costs incurred on the behalf of the Company’s operating subsidiaries are considered a part of the management fee and are recorded as a component of selling, general and administrative expense, in the accompanying consolidated financial statements. For the years ended December 31, 2004, 2003 and 2002, the management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries. The credit facilities of the Company’s operating subsidiaries prohibit payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid.
      Mr. Allen, the controlling shareholder of Charter, and a number of his affiliates have interests in various entities that provide services or programming to Charter’s subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to engage in any business transaction outside the cable transmission business except for certain existing approved investments. Should Charter or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter or its subsidiaries engaging in the business transaction, they will be able to do so. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.
      Mr. Allen or his affiliates own or have owned equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with products, services or programming. Among these entities are TechTV L.L.C. (“TechTV”), Oxygen Media Corporation (“Oxygen Media”), Digeo, Inc., Click2learn, Inc., Trail Blazer Inc., Action Sports Cable Network (“Action Sports”) and Microsoft Corporation. In addition, Mr. Allen and William Savoy, a former Charter director, were directors of USA Networks, Inc. (“USA Networks”), who operates the USA Network, The Sci-Fi Channel, Trio, World News International and Home Shopping Network, owning approximately 5% and less than 1%, respectively, of the common stock of USA Networks. In 2002, Mr. Allen and Mr. Savoy sold their common stock and are no longer directors of the USA Network. In May 2004, TechTV was sold to an unrelated third party. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (“Vulcan Ventures”) and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. Mr. Savoy was a vice president and a director of Vulcan Ventures until his resignation in September 2003 and he resigned as a director of Charter in April 2004. The various cable, media, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
another. The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen’s affiliated companies.
      Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business. The Company cannot assure that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.
      High Speed Access Corp. (“High Speed Access”) was a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter entities entered into Internet-access related service agreements, and both Vulcan Ventures, an entity owned by Mr. Allen, and Charter Holdco made equity investments in High Speed Access.
      On February 28, 2002, Charter’s subsidiary, CC Systems, purchased from High Speed Access the contracts and associated assets, and assumed related liabilities, that served the Company’s customers, including a customer contact center, network operations center and provisioning software. Immediately prior to the asset purchase, Vulcan Ventures beneficially owned approximately 37%, and the Company beneficially owned approximately 13%, of the common stock of High Speed Access (including the shares of common stock which could be acquired upon conversion of the Series D preferred stock, and upon exercise of the warrants owned by Charter Holdco). Following the consummation of the asset purchase, neither the Company nor Vulcan Ventures beneficially owned any securities of, or were otherwise affiliated with, High Speed Access.
      The Company receives or will receive programming for broadcast via its cable systems from TechTV (now G4), USA Networks, Oxygen Media, Trail Blazers Inc. and Action Sports. The Company pays a fee for the programming service generally based on the number of customers receiving the service. Such fees for the years ended December 31, 2004, 2003 and 2002 were each less than 1% of total operating expenses with the exception of USA Networks which was 2%, 2% and 2% of total operating expenses for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers. Such revenues for the years ended December 31, 2004, 2003 and 2002 were less than 1% of total revenues. On November 5, 2002, Action Sports announced that it was discontinuing its business. The Company believes that the failure of Action Sports will not materially affect the Company’s business or results of operations.
      Tech TV. The Company receives from TechTV programming for distribution via its cable system pursuant to an affiliation agreement. The affiliation agreement provides, among other things, that TechTV must offer Charter certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, the Company was entitled to incentive payments for channel launches through December 31, 2003.
      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the year ended December 31, 2004, the Company recognized approximately $5 million of the Vulcan Programming payment as an offset to programming expense and paid approximately $2 million to Tech TV under the affiliation agreement.
      Oxygen. Concurrently with the execution of a carriage agreement, Charter Holdco entered into an equity issuance agreement pursuant to which Oxygen Media LLC’s (“Oxygen”) parent company, Oxygen Media Corporation (“Oxygen Media”), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of common stock of Oxygen Media for an exercise price of $22.00 per share. In February 2005, the warrant expired unexercised. Charter Holdco was also to receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005 with the exact date to be determined by Oxygen Media, but this commitment was later revised as discussed below.
      The Company recognizes the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2004, 2003 and 2002, the Company recorded approximately $13 million, $9 million, and $6 million, respectively, as a reduction of programming expense. The carrying value of the Company’s investment in Oxygen was approximately $32 million and $19 million as of December 31, 2004 and 2003, respectively.
      In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revises the number of the Company’s customers to which Oxygen programming must be carried and for which the Company must pay, (b) releases Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) requires Oxygen to make payment on outstanding receivables for marketing support fees due to the Company under the affiliation agreement; and (d) requires that Oxygen provide its programming content to the Company on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than the Company. The renewal of the carriage agreement (a) extends the period that the Company will carry Oxygen programming to its customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks.
      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco on February 1, 2005 in place of the $34 million of unregistered shares of Oxygen Media common stock. Oxygen Media will deliver these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.
      Digeo, Inc. In March 2001, Charter Ventures and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Ventures is not required to make any capital contributions, including capital calls, and may require Vulcan Ventures, through January 24, 2004, to make certain additional contributions through DBroadband Holdings, LLC to acquire additional equity in Digeo as necessary to maintain Charter Ventures’ pro rata interest in Digeo in the event of certain future Digeo equity financings by the founders of Digeo. These additional equity interests are also subject to a priority return of capital to Vulcan Ventures up to amounts contributed by Vulcan Ventures on Charter Ventures’ behalf. DBroadband Holdings, LLC is therefore not included in the Company’s consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.
      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deploys from a maximum of 10 headends through year-end 2004. This maximum number of headends was increased from 10 to 15 pursuant to a letter agreement executed on June 11, 2004 and the date for entering into license agreements for units deployed was extended to June 30, 2005. The number of headends was increased again from 15 to 20 pursuant to a letter agreement dated August 4, 2004, from 20 to 30 pursuant to a letter agreement dated September 28, 2004 and from 30 to 50 headends by a letter agreement in February 2005. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. Charter paid $474,400 in license and maintenance fees in 2004.
      In April 2004, the Company launched DVR service (using units containing the Digeo software) in its Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).
      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Product development and testing is continuing. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances.
      A wholly owned subsidiary of Digeo, Digeo Interactive, provides interactive channel (i-channel) service to Charter on a month-to-month basis. In the years ended December 31, 2004, 2003 and 2002, Charter paid Digeo Interactive $3 million, $4 million and $3 million, respectively, for customized

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
development of i-channels and an interactive “toolkit” to enable Charter to develop interactive local content.
      On January 10, 2003, the Company signed an agreement to carry two around-the-clock, high-definition networks, HDNet and HDNet Movies. HDNet Movies delivers a commercial-free schedule of full-length feature films converted from 35mm to high-definition, including titles from an extensive library of Warner Bros. films. HDNet Movies will feature a mix of theatrical releases, made-for-TV movies, independent films and shorts. The HDNet channel features a variety of HDTV programming, including live sports, sitcoms, dramas, action series, documentaries, travel programs, music concerts and shows, special events, and news features including HDNet World Report. HDNet also offers a selection of classic and recent television series. The Company paid HDNet and HDNet Movies approximately $0.6 million in 2004. The Company believes that entities controlled by Mr. Cuban owned approximately 81% of HDNet as of December 31, 2004. As of December 31, 2004, the Company believes that Mark Cuban, co-founder and president of HDNet, owned approximately 6.2% of the total common equity in Charter based on a Schedule 13G filed with the SEC on May 21, 2003.
      As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, Charter Holdings’ indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII does not provide for a mandatory redemption of the CC VIII interest.
      An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the preferred equity interests in CC VIII represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.
      Thereafter, the board of directors of Charter formed a Special Committee (currently comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.
      Mr. Allen disagrees with the Special Committee’s determinations described above and has so notified the Special Committee. Mr. Allen contends that the transaction is accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.
      The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days’ prior notice to the other. In addition, the Special Committee and Mr. Allen have determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute. If the Special Committee and Mr. Allen are unable to reach a resolution through that mediation process or to agree on an alternative dispute resolution process, the Special Committee intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief. The ultimate resolution and financial impact of the dispute are not determinable at this time.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

20.	Commitments and Contingencies

Commitments
      The following table summarizes the Company’s payment obligations as of December 31, 2004 for its contractual obligations.

	Total	2005	2006	2007	2008	2009	Thereafter

Contractual Obligations
Operating and Capital Lease Obligations(1)	$88	$23	$17	$13	$10	$7	$18
Programming Minimum Commitments(2)	1,579	318	344	375	308	234	—
Other(3)	272	62	50	47	25	21	67

Total	$1,939	$403	$411	$435	$343	$262	$85

(1)	The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2004, 2003 and 2002, were $23 million, $30 million and $31 million, respectively.

(2)	The Company pays programming fees under multi-year contracts ranging from three to six years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statement of operations were $1.3 billion, $1.2 billion and $1.2 billion for the years ended December 31, 2004, 2003 and 2002, respectively. Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company’s billing services vendors.
      The following items are not included in the contractual obligation table due to various factors discussed below. However, the Company incurs these costs as part of its operations:

•	The Company also rents utility poles used in its operations. Generally, pole rentals are cancellable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2004, 2003 and 2002, was $43 million, $40 million and $41 million, respectively.

•	The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. The Company also pays other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs included in the accompanying statement of operations were $164 million, $162 million and $160 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	The Company also has $166 million in letters of credit, primarily to its various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount the Company may borrow under its credit facilities.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

Litigation
      Fourteen putative federal class action lawsuits (the “Federal Class Actions”) were filed against Charter and certain of its former and present officers and directors in various jurisdictions allegedly on behalf of all purchasers of Charter’s securities during the period from either November 8 or November 9, 1999 through July 17 or July 18, 2002. Unspecified damages were sought by the plaintiffs. In general, the lawsuits alleged that Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects. The Federal Class Actions were specifically and individually identified in public filings made by Charter prior to the date of this annual report.
      In October 2002, Charter filed a motion with the Judicial Panel on Multidistrict Litigation (the “Panel”) to transfer the Federal Class Actions to the Eastern District of Missouri. On March 12, 2003, the Panel transferred the six Federal Class Actions not filed in the Eastern District of Missouri to that district for coordinated or consolidated pretrial proceedings with the eight Federal Class Actions already pending there. The Panel’s transfer order assigned the Federal Class Actions to Judge Charles A. Shaw. By virtue of a prior court order, StoneRidge Investment Partners LLC became lead plaintiff upon entry of the Panel’s transfer order. StoneRidge subsequently filed a Consolidated Amended Complaint. The Court subsequently consolidated the Federal Class Actions into a single action (the “Consolidated Federal Class Action”) for pretrial purposes. On June 19, 2003, following a status and scheduling conference with the parties, the Court issued a Case Management Order setting forth a schedule for the pretrial phase of the Consolidated Class Action. Motions to dismiss the Consolidated Amended Complaint were filed. On February 10, 2004, in response to a joint motion made by StoneRidge and defendants, Charter, Vogel and Allen, the court entered an order providing, among other things, that: (1) the parties who filed such motion engage in a mediation within ninety (90) days; and (2) all proceedings in the Consolidated Federal Class Actions were stayed until May 10, 2004. On May 11, 2004, the Court extended the stay in the Consolidated Federal Class Action for an additional sixty (60) days. On July 12, 2004, the parties submitted a joint motion to again extend the stay, this time until September 10, 2004. The Court granted that extension on July 20, 2004. On August 5, 2004, Stoneridge, Charter and the individual defendants who were the subject of the suit entered into a Memorandum of Understanding setting forth agreements in principle to settle the Consolidated Federal Class Action. These parties subsequently entered into Stipulations of Settlement dated as of January 24, 2005 (described more fully below) which incorporate the terms of the August 5, 2004 Memorandum of Understanding.
      On September 12, 2002, a shareholders derivative suit (the “State Derivative Action”) was filed in the Circuit Court of the City of St. Louis, State of Missouri (the “Missouri State Court”) against Charter and its then current directors, as well as its former auditors. A substantively identical derivative action was later filed and consolidated into the State Derivative Action. The plaintiffs allege that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures. Unspecified damages, allegedly on Charter’s behalf, were sought by the plaintiffs.
      On March 12, 2004, an action substantively identical to the State Derivative Action was filed in the Missouri State Court, against Charter and certain of its current and former directors, as well as its former auditors. The plaintiffs in that case alleged that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures. Unspecified damages, allegedly on Charter’s behalf, were sought by plaintiffs. On July 14, 2004, the Court consolidated this case with the State Derivative Action.
      Separately, on February 12, 2003, a shareholders derivative suit (the “Federal Derivative Action”) was filed against Charter and its then current directors in the United States District Court for the Eastern

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
District of Missouri. The plaintiff in that suit alleged that the individual defendants breached their fiduciary duties and grossly mismanaged Charter by failing to establish and maintain adequate internal controls and procedures.
      As noted above, Charter entered into Memoranda of Understanding on August 5, 2004 setting forth agreements in principle regarding settlement of the Consolidated Federal Class Action, the State Derivative Action(s) and the Federal Derivative Action (the “Actions”). Charter and various other defendants in those actions subsequently entered into Stipulations of Settlement dated as of January 24, 2005, setting forth a settlement of the Actions in a manner consistent with the terms of the Memorandum of Understanding. The Stipulations of Settlement, along with the various supporting documentation, were filed with the Court on February 2, 2005. The Settlements provide that, in exchange for a release of all claims by plaintiffs against Charter and its former and present officers and directors named in the Actions, Charter will pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which will include the fees and expenses of plaintiffs’ counsel. Of this amount, $64 million will be paid in cash (by Charter’s insurance carriers) and the balance will be paid in shares of Charter Class A common stock having an aggregate value of $40 million and ten-year warrants to purchase shares of Charter Class A common stock having an aggregate warrant value of $40 million. The warrants would have an exercise price equal to 150% of the fair market value (as defined) of Charter Class A common stock as of the date of the entry of the order of final judgment approving the settlement. In addition, Charter expects to issue additional shares of its Class A common stock to its insurance carrier having an aggregate value of $5 million. As a result, in the second quarter of 2004, the Company recorded a $149 million litigation liability within other long-term liabilities and a $64 million insurance receivable as part of other non-current assets on its consolidated balance sheet and an $85 million special charge on its consolidated statement of operations. Additionally, as part of the settlements, Charter will also commit to a variety of corporate governance changes, internal practices and public disclosures, some of which have already been undertaken and none of which are inconsistent with measures Charter is taking in connection with the recent conclusion of the SEC investigation described below. Documents related to the settlement of the Actions have now been executed and filed. On February 15, 2005, the United States District Court for the Eastern District of Missouri gave preliminary approval to the settlement of the Actions. The settlement of each of the lawsuits remains conditioned upon, among other things, final judicial approval of the settlements following notice to the class, and dismissal, with prejudice, of the consolidated derivative actions now pending in Missouri State Court, which are related to the Federal Derivative Action.
      In addition to the Federal Class Actions, the State Derivative Action (s), the new Missouri State Court derivative action and the Federal Derivative Action, six putative class action lawsuits have been filed against Charter and certain of its then current directors and officers in the Court of Chancery of the State of Delaware (the “Delaware Class Actions”). The lawsuits were filed after the filing of a Schedule 13D amendment by Mr. Allen indicating that he was exploring a number of possible alternatives with respect to restructuring or expanding his ownership interest in Charter. Charter believes the plaintiffs speculated that Mr. Allen might have been contemplating an unfair bid for shares of Charter or some other sort of going private transaction on unfair terms and generally alleged that the defendants breached their fiduciary duties by participating in or acquiescing to such a transaction. The lawsuits, which are substantively identical, were brought on behalf of Charter’s securities holders as of July 29, 2002, and sought unspecified damages and possible injunctive relief. However, no such transaction by Mr. Allen has been presented. On April 30, 2004, orders of dismissal without prejudice were entered in each of the Delaware Class Actions.
      In August 2002, Charter became aware of a grand jury investigation being conducted by the U.S. Attorney’s Office for the Eastern District of Missouri into certain of its accounting and reporting practices, focusing on how Charter reported customer numbers and its reporting of amounts received from

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
digital set-top terminal suppliers for advertising. The U.S. Attorney’s Office has publicly stated that Charter is not a target of the investigation. Charter was also advised by the U.S. Attorney’s Office that no current officer or member of its board of directors is a target of the investigation. On July 24, 2003, a federal grand jury charged four former officers of Charter with conspiracy and mail and wire fraud, alleging improper accounting and reporting practices focusing on revenue from digital set-top terminal suppliers and inflated customer account numbers. Each of the indicted former officers pled guilty to single conspiracy counts related to the original mail and wire fraud charges and are awaiting sentencing. Charter has advised the Company that it is fully cooperating with the investigation.
      On November 4, 2002, Charter received an informal, non-public inquiry from the staff of the SEC. The SEC issued a formal order of investigation dated January 23, 2003, and subsequently served document and testimony subpoenas on Charter and a number of its former employees. The investigation and subpoenas generally concerned Charter’s prior reports with respect to its determination of the number of customers, and various of its accounting policies and practices including its capitalization of certain expenses and dealings with certain vendors, including programmers and digital set-top terminal suppliers. On July 27, 2004, the SEC and Charter reached a final agreement to settle the investigation. In the Settlement Agreement and Cease and Desist Order, Charter agreed to entry of an administrative order prohibiting any future violation of United States securities laws and requiring certain other remedial internal practices and public disclosures. Charter neither admitted nor denied any wrongdoing, and the SEC assessed no fine against Charter.
      Charter is generally required to indemnify each of the named individual defendants in connection with the matters described above pursuant to the terms of its bylaws and (where applicable) such individual defendants’ employment agreements. In accordance with these documents, in connection with the pending grand jury investigation, the now settled SEC investigation and the above described lawsuits, some of Charter’s current and former directors and current and former officers have been advanced certain costs and expenses incurred in connection with their defense. On February 22, 2005, Charter filed suit against four of its former officers who were indicted in the course of the grand jury investigation. These suits seek to recover the legal fees and other related expenses advanced to these individuals by Charter for the grand jury investigation, SEC investigation and class action and related lawsuits.
      In October 2001, two customers, Nikki Nicholls and Geraldine M. Barber, filed a class action suit against Charter Holdco in South Carolina Court of Common Pleas (the “South Carolina Class Action”), purportedly on behalf of a class of Charter Holdco’s customers, alleging that Charter Holdco improperly charged them a wire maintenance fee without request or permission. They also claimed that Charter Holdco improperly required them to rent analog and/or digital set-top terminals even though their television sets were “cable ready.” A substantively identical case was filed in the Superior Court of Athens — Clarke County, Georgia by Emma S. Tobar on March 26, 2002 (the “Georgia Class Action”), alleging a nationwide class for these claims. Charter Holdco removed the South Carolina Class Action to the United States District Court for the District of South Carolina in November 2001, and moved to dismiss the suit in December 2001. The federal judge remanded the case to the South Carolina Court of Common Pleas in August 2002 without ruling on the motion to dismiss. The plaintiffs subsequently moved for a default judgment, arguing that upon return to state court, Charter Holdco should have, but did not file a new motion to dismiss. The state court judge granted the plaintiff’s motion over Charter Holdco’s objection in September 2002. Charter Holdco immediately appealed that decision to the South Carolina Court of Appeals and the South Carolina Supreme Court, but those courts ruled that until a final judgment was entered against Charter Holdco, they lacked jurisdiction to hear the appeal.
      In January 2003, the Court of Common Pleas granted the plaintiffs’ motion for class certification. In October and November 2003, Charter Holdco filed motions (a) asking that court to set aside the default

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
judgment, and (b) seeking dismissal of plaintiffs’ suit for failure to state a claim. In January 2004, the Court of Common Pleas granted in part and denied in part Charter Holdco’s motion to dismiss for failure to state a claim. It also took under advisement Charter Holdco’s motion to set aside the default judgment. In April 2004, the parties to both the Georgia and South Carolina Class Actions participated in a mediation. The mediator made a proposal to the parties to settle the lawsuits. In May 2004, the parties accepted the mediator’s proposal and reached a tentative settlement, subject to final documentation and court approval. As a result of the tentative settlement, the Company recorded a special charge of $9 million in its consolidated statement of operations in the first quarter of 2004. On July 8, 2004, the Superior Court of Athens — Clarke County, Georgia granted a motion to amend the Tobar complaint to add Nicholls, Barber and April Jones as plaintiffs in the Georgia Class Action and to add any potential class members in South Carolina. The court also granted preliminary approval of the proposed settlement on that date. On August 2, 2004, the parties submitted a joint request to the South Carolina Court of Common Pleas to stay the South Carolina Class Action pending final approval of the settlement and on August 17, 2004, that court granted the parties’ request. On November 10, 2004, the court granted final approval of the settlement, rejecting positions advanced by two objectors to the settlement. On December 13, 2004 the court entered a written order formally approving that settlement. On January 11, 2005, certain class members appealed the order entered by the Georgia court. Those objectors voluntarily dismissed their appeal with prejudice on February 8, 2005. On February 9, 2005, the South Carolina Court of Common Pleas entered a court order of dismissal for the South Carolina Class Action. Additionally, one of the objectors to this settlement recently filed a similar, but not identical, lawsuit.
      Furthermore, Charter is also party to other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims are not expected to have a material adverse effect on the Company’s consolidated financial condition, results of operations or its liquidity.

Regulation in the Cable Industry
      The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.
      The 1996 Telecom Act required the FCC to undertake a number of implementing rulemakings. Moreover, Congress and the FCC have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect the Company’s operations.

21.	Employee Benefit Plan
      The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan. Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) plan totaling $7 million, $7 million and $8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)

22.	Recently Issued Accounting Standards
      In December 2004, the Financial Accounting Standards Board issued the revised SFAS No. 123, Share — Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement will be effective for the Company beginning July 1, 2005. Because the Company adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, the Company does not expect this revised standard to have a material impact on its financial statements.
      The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s accompanying financial statements.

23.	Parent Company Only Financial Statements
      As the result of limitations on, and prohibitions of, distributions, substantially all of the net assets of the consolidated subsidiaries are restricted from distribution to Charter Holdings, the parent company (see Note 9). The following condensed parent-only financial statements of Charter Holdings account for the investment in its subsidiaries under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.
Charter Communications Holdings, LLC (Parent Company Only)
Condensed Balance Sheet

	December 31,

	2004	2003

ASSETS
Accounts receivable	$11	$11
Receivable from related party	11	—
Investment in subsidiaries	4,913	8,951
Other assets	94	131

	$5,029	$9,093

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current liabilities	$163	$138
Long-term debt	8,579	8,316
Member’s equity (deficit)	(3,713)	639

Total liabilities and member’s equity (deficit)	$5,029	$9,093

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Condensed Statement of Operations

	Year Ended December 31,

	2004	2003	2002

Interest expense	$(892)	$(941)	$(913)
Gain on extinguishment of debt	—	187	—
Equity in losses in subsidiaries	(3,506)	(15)	(5,286)
Other, net	(1)	(1)	—

Net loss	$(4,399)	$(770)	$(6,199)

Condensed Statements of Cash Flows

	Year Ended December 31,

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,399)	$(770)	$(6,199)
Noncash interest expense	288	372	349
Equity in losses of subsidiaries	3,506	15	5,286
Gain on extinguishment of debt	—	(187)	—
Other, net	2	—
Changes in operating assets and liabilities	25	(5)	(20)

Net cash flows from operating activities	(578)	(575)	(584)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	—	(8)	(7)
Investment in subsidiaries	—	(10)	(359)
Repayment on loans to subsidiaries	—	59	(374)

Net cash flows from investing activities	—	41	(740)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	—	—	894
Payments for debt issuance costs	—	—	(19)
Capital contributions	—	—	95
Distributions from subsidiaries	578	561	404
Distributions to parent companies	—	(27)	(52)

Net cash flows from financing activities	578	534	1,322

NET DECREASE IN CASH AND CASH EQUIVALENTS	—	—	(2)
CASH AND CASH EQUIVALENTS, beginning of year	—	—	2

CASH AND CASH EQUIVALENTS, end of year	$—	$—	$—

24.	Consolidating Schedules
      On September 28, 2005, Charter Holdings and its wholly owned subsidiaries, CCH I, LLC (“CCH I”) and CCH I Holdings, LLC (“CIH”), completed the exchange of approximately $6.8 billion

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I senior secured notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I senior secured notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same stated interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years.
      The new notes are unsecured obligations of CIH and CCH I, however, they are also jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by Charter Holdings. In conjunction with the registration of the new CIH and CCH I notes the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Affiliates Whose Securities Collateralize an Issue Registered or Being Registered. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.
      As of September 28, 2005, CIH was a wholly owned subsidiary of Charter Holdings and was a holding company whose primary asset is an equity interest in CCH I. CCH I is a wholly owned subsidiary of CIH and is a holding company whose primary asset is an equity interest in CCH II. CCO Holdings is a wholly owned subsidiary of CCH II. CCO Holdings is the sole owner of Charter Operating. Charter Operating was formed in February 1999 to own and operate its cable systems.
      In 2005 and 2003, respectively, Charter Holdings entered into a series of transactions and contributions which had the effect of creating CIH, CCH I and CCH II as intermediate holding companies. The creation of these holding companies has each been accounted for as reorganizations of entities under common control. Accordingly, the accompanying financial schedules present the historical financial condition and results of operations of CIH and CCH I as if the respective entities existed for all periods presented. Condensed consolidating financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 follow.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Balance Sheet
As of December 31, 2004

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$—	$546	$—	$546
Accounts receivable, net	11	—	—	175	—	186
Receivables from related party	11	—	—	—	(11)	—
Prepaid expenses and other current assets	—	—	—	20	—	20

Total current assets	22	—	—	741	(11)	752

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	—	—	—	6,110	—	6,110
Franchises, net	—	—	—	9,878	—	9,878

Total investment in cable properties, net	—	—	—	15,988	—	15,988

INVESTMENT IN SUBSIDIARIES	4,913	4,913	4,913	—	(14,739)	—
OTHER NONCURRENT ASSETS	94	—	—	250	—	344

Total assets	$5,029	$4,913	$4,913	$16,979	$(14,750)	$17,084

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$163	$—	$—	$949	$—	$1,112
Payables to related party	—	—	—	30	(11)	19

Total current liabilities	163	—	—	979	(11)	1,131

LONG-TERM DEBT	8,579	—	—	9,895	—	18,474

LOANS PAYABLE — RELATED PARTY	—	—	—	29	—	29

DEFERRED MANAGEMENT FEES — RELATED PARTY	—	—	—	14	—	14

OTHER LONG-TERM LIABILITIES	—	—	—	493	—	493

MINORITY INTEREST	—	—	—	656	—	656

MEMBER’S EQUITY (DEFICIT):
Member’s equity (deficit)	(3,713)	4,913	4,913	4,928	(14,739)	(3,698)
Accumulated other comprehensive loss	—	—	—	(15)	—	(15)

Total member’s equity (deficit)	(3,713)	4,913	4,913	4,913	(14,739)	(3,713)

Total liabilities and member’s equity (deficit)	$5,029	$4,913	$4,913	$16,979	$(14,750)	$17,084

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Balance Sheet
As of December 31, 2003

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$—	$85	$—	$85
Accounts receivable, net	11	—	—	178	—	189
Receivables from related party	—	—	—	59	(3)	56
Prepaid expenses and other current assets	—	—	—	21	—	21

Total current assets	11	—	—	343	(3)	351

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	—	—	—	6,808	—	6,808
Franchises, net	—	—	—	13,680	—	13,680

Total investment in cable properties, net	—	—	—	20,488	—	20,488

INVESTMENT IN SUBSIDIARIES	8,951	8,951	8,951	—	(26,853)	—
OTHER NONCURRENT ASSETS	131	—	—	178	—	309

Total assets	$9,093	$8,951	$8,951	$21,009	$(26,856)	$21,148

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$135	$—	$—	$1,044	$—	$1,179
Payables to related party	3	—	—	—	(3)	—

Total current liabilities	138	—	—	1,044	(3)	1,179

LONG-TERM DEBT	8,316	—	—	9,557	—	17,873

LOANS PAYABLE — RELATED PARTY	—	—	—	37	—	37

DEFERRED MANAGEMENT FEES — RELATED PARTY	—	—	—	14	—	14

OTHER LONG-TERM LIABILITIES	—	—	—	687	—	687

MINORITY INTEREST	—	—	—	719	—	719

MEMBER’S EQUITY (DEFICIT):
Member’s equity (deficit)	639	8,951	8,951	9,008	(26,853)	696
Accumulated other comprehensive loss	—	—	—	(57)	—	(57)

Total member’s equity (deficit)	639	8,951	8,951	8,951	(26,853)	639

Total liabilities and member’s equity (deficit)	$9,093	$8,951	$8,951	$21,009	$(26,856)	$21,148

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Operations
For the year ended December 31, 2004

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

REVENUES	$—	$—	$—	$4,977	$—	$4,977

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	—	—	—	2,080	—	2,080
Selling, general and administrative	—	—	—	971	—	971
Depreciation and amortization	—	—	—	1,495	—	1,495
Impairment of franchises	—	—	—	2,433	—	2,433
Gain on sale of fixed assets	—	—	—	(86)	—	(86)
Option compensation expense, net	—	—	—	31	—	31
Special charges, net	—	—	—	104	—	104
Unfavorable contracts and other settlements	—	—	—	(5)	—	(5)

	—	—	—	7,023	—	7,023

Loss from operations	—	—	—	(2,046)	—	(2,046)

OTHER INCOME AND EXPENSES:
Interest expense, net	(892)	—	—	(726)	—	(1,618)
Gain on derivative instruments and hedging activities, net	—	—	—	69	—	69
Loss on extinguishment of debt	—	—	—	(21)	—	(21)
Other, net	(1)	—	—	3	—	2
Income (loss) from equity investment in subsidiaries	(3,506)	(3,506)	(3,506)	—	10,518	—

	(4,399)	(3,506)	(3,506)	(675)	10,518	(1,568)

Loss before minority interest, income taxes and cumulative effect of accounting change	(4,399)	(3,506)	(3,506)	(2,721)	10,518	(3,614)
MINORITY INTEREST	—	—	—	20	—	20

Loss before income taxes and cumulative effect of accounting change	(4,399)	(3,506)	(3,506)	(2,701)	10,518	(3,594)
INCOME TAX BENEFIT	—	—	—	35	—	35

Loss before cumulative effect of accounting change	(4,399)	(3,506)	(3,506)	(2,666)	10,518	(3,559)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	—	—	—	(840)	—	(840)

Net loss	$(4,399)	$(3,506)	$(3,506)	$(3,506)	$10,518	$(4,399)

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Operations
For the year ended December 31, 2003

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

REVENUES	$—	$—	$—	$4,819	$—	$4,819

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	—	—	—	1,952	—	1,952
Selling, general and administrative	—	—	—	940	—	940
Depreciation and amortization	—	—	—	1,453	—	1,453
Loss on sale of fixed assets	—	—	—	5	—	5
Option compensation expense, net	—	—	—	4	—	4
Special charges, net	—	—	—	21	—	21
Unfavorable contracts and other settlements	—	—	—	(72)	—	(72)

	—	—	—	4,303	—	4,303

Loss from operations	—	—	—	516	—	516

OTHER INCOME AND EXPENSES:
Interest expense, net	(941)	—	—	(545)	—	(1,486)
Gain on derivative instruments and hedging activities, net	—	—	—	65	—	65
Gain on extinguishment of debt	187	—	—	—	—	187
Other, net	(1)	—	—	(9)	—	(10)
Income (loss) from equity investment in subsidiaries	(15)	(15)	(15)	—	45	—

	(770)	(15)	(15)	(489)	45	(1,244)

Loss before minority interest and income taxes	(770)	(15)	(15)	27	45	(728)
MINORITY INTEREST	—	—	—	(29)	—	(29)

Loss before income taxes	(770)	(15)	(15)	(2)	45	(757)
INCOME TAX EXPENSE	—	—	—	(13)	—	(13)

Net loss	$(770)	$(15)	$(15)	$(15)	$45	$(770)

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Operations
For the year ended December 31, 2002

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

REVENUES	$—	$—	$—	$4,566	$—	$4,566

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	—	—	—	1,807	—	1,807
Selling, general and administrative	—	—	—	963	—	963
Depreciation and amortization	—	—	—	1,436	—	1,436
Impairment of franchises	—	—	—	4,638	—	4,638
Loss on sale of fixed assets	—	—	—	3	—	3
Option compensation expense, net	—	—	—	5	—	5
Special charges, net	—	—	—	36	—	36

	—	—	—	8,888	—	8,888

Loss from operations	—	—	—	(4,322)	—	(4,322)

OTHER INCOME AND EXPENSES:
Interest expense, net	(913)	—	—	(512)	—	(1,425)
Loss on derivative instruments and hedging activities, net	—	—	—	(115)	—	(115)
Other, net	—	—	—	3	—	3
Income (loss) from equity investment in subsidiaries	(5,286)	(5,286)	(5,286)	—	15,858	—

	(6,199)	(5,286)	(5,286)	(624)	15,858	(1,537)

Loss before minority interest, income taxes and cumulative effect of accounting change	(6,199)	(5,286)	(5,286)	(4,946)	15,858	(5,859)
MINORITY INTEREST	—	—	—	(16)	—	(16)

Loss before income taxes and cumulative effect of accounting change	(6,199)	(5,286)	(5,286)	(4,962)	15,858	(5,875)
INCOME TAX BENEFIT	—	—	—	216	—	216

Loss before cumulative effect of accounting change	(6,199)	(5,286)	(5,286)	(4,746)	15,858	(5,659)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	—	—	—	(540)	—	(540)

Net loss	$(6,199)	$(5,286)	$(5,286)	$(5,286)	$15,858	$(6,199)

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2004

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,399)	$(3,506)	$(3,506)	$(3,506)	$10,518	$(4,399)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	—	—	—	(20)	—	(20)
Depreciation and amortization	—	—	—	1,495	—	1,495
Impairment of franchises	—	—	—	2,433	—	2,433
Option compensation expense, net	—	—	—	27	—	27
Special charges, net	—	—	—	85	—	85
Noncash interest expense	288	—	—	27	—	315
Gain on derivative instruments and hedging activities, net	—	—	—	(69)	—	(69)
Gain on sale of assets	—	—	—	(86)	—	(86)
Equity in losses in subsidiaries	3,506	3,506	3,506	—	(10,518)	—
Loss on extinguishment of debt	—	—	—	18	—	18
Deferred income taxes	—	—	—	(42)	—	(42)
Cumulative effect of accounting change, net	—	—	—	840	—	840
Unfavorable contracts and other settlements	—	—	—	(5)	—	(5)
Other, net	2	—	—	(5)	—	(3)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	1	—	—	(4)	—	(3)
Prepaid expenses and other assets	—	—	—	(4)	—	(4)
Accounts payable, accrued expenses and other	20	—	—	(103)	—	(83)
Receivables from and payables to related party, including deferred management fees	4	—	—	(72)	—	(68)

Net cash flows from operating activities	(578)	—	—	1,009	—	431

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	—	—	(893)	—	(893)
Change in accrued expenses related to capital expenditures	—	—	—	(33)	—	(33)
Proceeds from sale of systems	—	—	—	744	—	744
Purchases of investments	—	—	—	(6)	—	(6)
Other, net	—	—	—	(3)	—	(3)

Net cash flows from investing activities	—	—	—	(191)	—	(191)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	—	—	3,147	—	3,147
Repayments of long-term debt	—	—	—	(4,860)	—	(4,860)
Repayments to parent companies	—	—	—	(8)	—	(8)
Proceeds from issuance of long-term debt	—	—	—	2,050	—	2,050
Payments for debt issuance costs	—	—	—	(108)	—	(108)
Distributions	578	—	—	(578)	—	—

Net cash flows from financing activities	578	—	—	(357)	—	221

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—	461	—	461
CASH AND CASH EQUIVALENTS, beginning of period	—	—	—	85	—	85

CASH AND CASH EQUIVALENTS, end of period	$—	$—	$—	$546	$—	$546

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2003

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(770)	$(15)	$(15)	$(15)	$45	$(770)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	—	—	—	29	—	29
Depreciation and amortization	—	—	—	1,453	—	1,453
Option compensation expense, net	—	—	—	4	—	4
Noncash interest expense	372	—	—	38	—	410
Gain on derivative instruments and hedging activities, net	—	—	—	(65)	—	(65)
Loss on sale of assets	—	—	—	5	—	5
Equity in losses in subsidiaries	15	15	15	—	(45)	—
Gain on extinguishment of debt	(187)	—	—	—	—	(187)
Deferred income taxes	—	—	—	13	—	13
Unfavorable contracts and other settlements	—	—	—	(72)	—	(72)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(7)	—	—	69	—	62
Prepaid expenses and other assets	1	—	—	12	—	13
Accounts payable, accrued expenses and other	(6)	—	—	(103)	—	(109)
Receivables from and payables to related party, including deferred management fees	7	—	—	(47)	—	(40)

Net cash flows from operating activities	(575)	—	—	1,321	—	746

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	—	—	(804)	—	(804)
Change in accrued expenses related to capital expenditures	—	—	—	(41)	—	(41)
Proceeds from sale of systems	—	—	—	91	—	91
Purchases of investments	(8)	—	—	—	—	(8)
Investment in subsidiaries	(10)	—	—	—	10	—
Repayment on loans to subsidiaries	59	—	—	—	(59)	—
Other, net	—	—	—	(3)	—	(3)

Net cash flows from investing activities	41	—	—	(757)	(49)	(765)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	—	—	739	—	739
Repayments of long-term debt	—	—	—	(1,369)	—	(1,369)
Repayments to parent companies	—	—	—	(96)	60	(36)
Proceeds from issuance of long-term debt	—	—	—	529	—	529
Payments for debt issuance costs	—	—	—	(42)	—	(42)
Distributions	534	—	—	(552)	(9)	(27)

Net cash flows from financing activities	534	—	—	(791)	51	(206)

NET DECREASE IN CASH AND CASH EQUIVALENTS	—	—	—	(227)	2	(225)
CASH AND CASH EQUIVALENTS, beginning of period	—	—	—	310	—	310

CASH AND CASH EQUIVALENTS, end of period	$—	$—	$—	$83	$2	$85

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003 and 2002
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2002

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,199)	$(5,286)	$(5,286)	$(5,286)	$15,858	$(6,199)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	—	—	—	16	—	16
Depreciation and amortization	—	—	—	1,436	—	1,436
Impairment of franchises	—	—	—	4,638	—	4,638
Option compensation expense, net	—	—	—	5	—	5
Noncash interest expense	349	—	—	38	—	387
Loss on derivative instruments and hedging activities, net	—	—	—	115	—	115
Loss on sale of assets	—	—	—	3	—	3
Equity in losses in subsidiaries	5,286	5,286	5,286	—	(15,858)	—
Deferred income taxes	—	—	—	(216)	—	(216)
Cumulative effect of accounting change, net	—	—	—	540	—	540
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(3)	—	—	21	—	18
Prepaid expenses and other assets	1	—	—	18	—	19
Accounts payable, accrued expenses and other	19	—	—	39	—	58
Receivables from and payables to related party, including deferred management fees	(37)	—	—	(42)	—	(79)

Net cash flows from operating activities	(584)	—	—	1,325	—	741

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	—	—	(2,095)	—	(2,095)
Change in accrued expenses related to capital expenditures	—	—	—	(49)	—	(49)
Payments for acquisitions, net of cash acquired	—	—	—	(140)	—	(140)
Purchases of investments	(7)	—	—	(3)	—	(10)
Investment in subsidiaries	(359)	—	—	—	359	—
Repayment of loans from subsidiaries	(374)	—	—	—	374	—
Other, net	—	—	—	2	—	2

Net cash flows from investing activities	(740)	—	—	(2,285)	733	(2,292)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	894	—	—	3,213	—	4,107
Repayments of long-term debt	—	—	—	(2,135)	—	(2,135)
Repayments to parent companies	—	—	—	(233)	117	(116)
Payments for debt issuance costs	(19)	—	—	(21)	—	(40)
Contributions	447	—	—	446	(850)	43

Net cash flows from financing activities	1,322	—	—	1,270	(733)	1,859

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2)	—	—	310	—	308
CASH AND CASH EQUIVALENTS, beginning of period	2	—	—	—	—	2

CASH AND CASH EQUIVALENTS, end of period	$—	$—	$—	$310	$—	$310

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	September 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20	$546
Accounts receivable, less allowance for doubtful accounts of $15 and $15, respectively	185	186
Prepaid expenses and other current assets	23	20

Total current assets	228	752

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $6,357 and $5,142, respectively	5,895	6,110
Franchises, net	9,830	9,878

Total investment in cable properties, net	15,725	15,988

OTHER NONCURRENT ASSETS	323	344

Total assets	$16,276	$17,084

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,055	$1,112
Payables to related party	105	19

Total current liabilities	1,160	1,131

LONG-TERM DEBT	18,254	18,474

LOANS PAYABLE — RELATED PARTY	57	29

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	418	493

MINORITY INTEREST	665	656

MEMBER’S DEFICIT:
Member’s deficit	(4,292)	(3,698)
Accumulated other comprehensive loss	—	(15)

Total member’s deficit	(4,292)	(3,713)

Total liabilities and member’s deficit	$16,276	$17,084

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

REVENUES	$1,318	$1,248	$3,912	$3,701

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	586	525	1,714	1,552
Selling, general and administrative	269	252	762	735
Depreciation and amortization	375	371	1,134	1,105
Impairment of franchises	—	2,433	—	2,433
Asset impairment charges	—	—	39	—
(Gain) loss on sale of assets, net	1	—	5	(104)
Option compensation expense, net	3	8	11	34
Hurricane asset retirement loss	19	—	19	—
Special charges, net	2	3	4	100

	1,255	3,592	3,688	5,855

Income (loss) from operations	63	(2,344)	224	(2,154)

OTHER INCOME AND EXPENSES:
Interest expense, net	(442)	(413)	(1,297)	(1,193)
Gain (loss) on derivative instruments and hedging activities, net	17	(8)	43	48
Gain (loss) on extinguishment of debt	490	—	494	(21)
Gain on investments	—	—	21	—

	65	(421)	(739)	(1,166)

Income (loss) before minority interest, income taxes and cumulative effect of accounting change	128	(2,765)	(515)	(3,320)
MINORITY INTEREST	(3)	34	(9)	25

Income (loss) before income taxes and cumulative effect of accounting change	125	(2,731)	(524)	(3,295)
INCOME TAX BENEFIT (EXPENSE)	(2)	45	(10)	41

Income (loss) before cumulative effect of accounting change	123	(2,686)	(534)	(3,254)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	—	(840)	—	(840)

Net income (loss)	$123	$(3,526)	$(534)	$(4,094)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
Unaudited

	Nine Months Ended
	September 30,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(534)	$(4,094)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	9	(25)
Depreciation and amortization	1,134	1,105
Asset impairment charges	39	—
Impairment of franchises	—	2,433
Option compensation expense, net	11	25
Hurricane asset retirement loss	19	—
Special charges, net	—	85
Noncash interest expense	195	232
Gain on derivative instruments and hedging activities, net	(43)	(48)
(Gain) loss on sale of assets, net	5	(104)
(Gain) loss on extinguishment of debt	(501)	18
Gain on investments	(21)	—
Deferred income taxes	6	(44)
Cumulative effect of accounting change, net of tax	—	840
Other, net	—	(1)
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable	(5)	2
Prepaid expenses and other assets	(7)	(3)
Accounts payable, accrued expenses and other	(121)	(15)
Receivables from and payables to related party, including deferred management fees	(65)	(53)

Net cash flows from operating activities	121	353

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(815)	(616)
Change in accrued expenses related to capital expenditures	39	(11)
Proceeds from sale of assets	38	727
Purchases of investments	(1)	(14)
Proceeds from investments	16	—
Other, net	(2)	(2)

Net cash flows from investing activities	(725)	84

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	897	2,873
Borrowings from related parties	140	—
Repayments of long-term debt	(1,014)	(4,707)
Repayments to related parties	(112)	—
Proceeds from issuance of debt	294	1,500
Payments for debt issuance costs	(67)	(97)
Distributions	(60)	—

Net cash flows from financing activities	78	(431)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(526)	6
CASH AND CASH EQUIVALENTS, beginning of period	546	85

CASH AND CASH EQUIVALENTS, end of period	$20	$91

CASH PAID FOR INTEREST	$1,139	$809

NONCASH TRANSACTIONS:
Issuance of debt by CCH I Holdings, LLC	$2,423	$—

Issuance of debt by CCH I, LLC	$3,686	$—

Issuance of debt by Charter Communications Operating, LLC	$333	$—

Retirement of Charter Communications Holdings, LLC debt	$(7,000)	$—

Transfer of property, plant and equipment from parent company	$139	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Dollars in millions, except where indicated)

1.	Organization and Basis of Presentation
      Charter Communications Holdings, LLC (“Charter Holdings”) is a holding company whose principal assets at September 30, 2005 are equity interests in its operating subsidiaries. Charter Holdings is a subsidiary of CCHC, LLC (“CCHC”) which is a subsidiary of Charter Communications Holding Company, LLC (“Charter Holdco”), which is a subsidiary of Charter Communications, Inc. (“Charter”). The condensed consolidated financial statements include the accounts of Charter Holdings and all of its direct and indirect subsidiaries where the underlying operations reside, collectively referred to herein as the “Company.” All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional cable video programming (analog and digital video) as well as high-speed Internet services and, in some areas, advanced broadband services such as high definition television, video on demand and telephone. The Company sells its cable video programming, high-speed Internet and advanced broadband services on a subscription basis. The Company also sells local advertising on satellite-delivered networks.
      The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures typically included in Charter Holdings’ Annual Report on Form 10-K have been condensed or omitted for this quarterly report. The accompanying condensed consolidated financial statements are unaudited and are subject to review by regulatory authorities. However, in the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.

Reclassifications
      Certain 2004 amounts have been reclassified to conform with the 2005 presentation.

2.	Liquidity and Capital Resources
      The Company had net income of $123 million for the three months ended September 30, 2005. The Company incurred net loss of $534 million for the nine months ended September 30, 2005 and $3.5 billion and $4.1 billion for the three and nine months ended September 30, 2004, respectively. The Company’s net cash flows from operating activities were $121 million and $353 million for the nine months ended September 30, 2005 and 2004, respectively.
      The Company has a significant level of debt. The Company’s long-term financing as of September 30, 2005 consists of $5.5 billion of credit facility debt and $12.7 billion accreted value of high-yield notes. For the remainder of 2005, $7 million of the Company’s debt matures, and in 2006, an additional $55 million of the Company’s debt matures. In 2007 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
      In September 2005, Charter Holdings and its wholly owned subsidiaries, CCH I, LLC (“CCH I”) and CCH I Holdings, LLC (“CIH”), completed the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I senior secured notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I senior secured notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same stated interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years. See Note 6 for discussion of transaction and related financial statement impact.
      The Company has historically required significant cash to fund debt service costs, capital expenditures and ongoing operations. Historically, the Company has funded these requirements through cash flows from operating activities, borrowings under its credit facilities, equity contributions from Charter Holdco, sales of assets, issuances of debt securities and from cash on hand. However, the mix of funding sources changes from period to period. For the nine months ended September 30, 2005, the Company generated $121 million of net cash flows from operating activities, after paying cash interest of $1.1 billion. In addition, the Company used approximately $815 million for purchases of property, plant and equipment. Finally, the Company had net cash flows from financing activities of $78 million.
      In October 2005, CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp., as guarantor thereunder, entered into a senior bridge loan agreement (the “Bridge Loan”) with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch (the “Lenders”) whereby the Lenders have committed to make loans to CCO Holdings in an aggregate amount of $600 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the Bridge Loan.
      The Company expects that cash on hand, cash flows from operating activities and the amounts available under its credit facilities and Bridge Loan will be adequate to meet its and Charter’s cash needs for the remainder of 2005 and 2006. Cash flows from operating activities and amounts available under the Company’s credit facilities and Bridge Loan may not be sufficient to fund the Company’s operations and satisfy its and Charter’s interest payment obligations in 2007. It is likely that Charter and the Company will require additional funding to satisfy their debt repayment obligations in 2007. The Company believes that cash flows from operating activities and amounts available under its credit facilities and Bridge Loan will not be sufficient to fund its operations and satisfy its and Charter’s interest and principal repayment obligations thereafter.
      The Company has been advised that Charter is working with its financial advisors to address its and the Company’s funding requirements. However, there can be no assurance that such funding will be available to the Company. Although Paul G. Allen, Charter’s Chairman and controlling shareholder, and his affiliates have purchased equity from Charter and Charter Holdco in the past, Mr. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to Charter, Charter Holdco or the Company in the future.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Credit Facilities and Covenants
      The Company’s ability to operate depends upon, among other things, its continued access to capital, including credit under the Charter Communications Operating, LLC (“Charter Operating”) credit facilities. These credit facilities, along with the Company’s indentures and Bridge Loan, contain certain restrictive covenants, some of which require the Company to maintain specified financial ratios and meet financial tests and to provide audited financial statements with an unqualified opinion from the Company’s independent auditors. As of September 30, 2005, the Company is in compliance with the covenants under its indentures and credit facilities and the Company expects to remain in compliance with those covenants and the Bridge Loan covenants for the next twelve months. The Company’s total potential borrowing availability under the current credit facilities totaled $786 million as of September 30, 2005, although the actual availability at that time was only $648 million because of limits imposed by covenant restrictions. In addition, effective January 2, 2006, the Company will have additional borrowing availability of $600 million as a result of the Bridge Loan. Continued access to the Company’s credit facilities and Bridge Loan is subject to the Company remaining in compliance with the covenants of these credit facilities and Bridge Loan, including covenants tied to the Company’s operating performance. If the Company’s operating performance results in non-compliance with these covenants, or if any of certain other events of non-compliance under these credit facilities, Bridge Loan or the indentures governing the Company’s debt occur, funding under the credit facilities and Bridge Loan may not be available and defaults on some or potentially all of the Company’s debt obligations could occur. An event of default under the covenants governing any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under its other debt obligations, which could have a material adverse effect on the Company’s consolidated financial condition or results of operations.
Parent Company Debt Obligations
      Any financial or liquidity problems of the Company’s parent companies could cause serious disruption to the Company’s business and have a material adverse effect on the Company’s business and results of operations.
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2006 and 2009, to repay the outstanding principal of its convertible senior notes of $25 million and $863 million, respectively, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco or its subsidiaries, including Charter Holdings, CIH, CCH I, CCH II, LLC (“CCH II”), CCO Holdings and Charter Operating. During the nine months ended September 30, 2005, Charter Holdings distributed $60 million to Charter Holdco. As of September 30, 2005, Charter Holdco was owed $57 million in intercompany loans from its subsidiaries, which amount was available to pay interest and principal on Charter’s convertible senior notes. In addition, Charter has $123 million of governmental securities pledged as security for the next five semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      Distributions by Charter Holdings’ subsidiaries to a parent company (including Charter, Charter Holdco, CCHC and Charter Holdings) for payment of principal on parent company notes are restricted by the Bridge Loan and the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes and Charter Operating notes, unless under their respective indentures there is no default and a specified leverage ratio test is met at the time of such event. For the quarter ended September 30, 2005, there was no default under any of the aforementioned indentures. However, CCO Holdings did not meet its leverage ratio test of 4.5 to 1.0. As a result, distributions from CCO Holdings to CCH II, CCH I, CIH, Charter Holdings, CCHC, Charter Holdco or Charter for payment of principal of the respective

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
parent company’s debt are currently restricted and will continue to be restricted until that test is met. However distributions for payment of the respective parent company’s interest are permitted.
Specific Limitations
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended September 30, 2005, there was no default under Charter Holdings’ indentures and other specified tests were met. However, Charter Holdings did not meet the leverage ratio of 8.75 to 1.0 based on September 30, 2005 financial results. As a result, distributions from Charter Holdings to Charter, Charter Holdco or CCHC for payment of interest or principal are currently restricted and will continue to be restricted until that test is met. During this restriction period, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures.

3.	Sale of Assets
      In July 2005, the Company closed the sale of certain cable systems in Texas and West Virginia and closed the sale of an additional cable system in Nebraska in October 2005, representing a total of approximately 33,000 customers. During the nine months ended September 30, 2005, those cable systems met the criteria for assets held for sale under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the nine months ended September 30, 2005 of approximately $39 million. At September 30, 2005 assets held for sale, included in investment in cable properties, are approximately $7 million.
      In March 2004, the Company closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia to Atlantic Broadband Finance, LLC. The Company closed the sale of an additional cable system in New York to Atlantic Broadband Finance, LLC in April 2004. These transactions resulted in a $106 million pretax gain recorded as a gain on sale of assets in the Company’s consolidated statements of operations. The total net proceeds from the sale of all of these systems were approximately $735 million. The proceeds were used to repay a portion of amounts outstanding under the Company’s revolving credit facility.
      Gain on investments for the nine months ended September 30, 2005 primarily represents a gain realized on an exchange of the Company’s interest in an equity investee for an investment in a larger enterprise.

4.	Franchises and Goodwill
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually each October 1 based on valuations, or more frequently as warranted by events or changes in circumstances. Such test resulted in a total franchise impairment of approximately $3.3 billion during the third quarter of

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
2004. The October 1, 2005 annual impairment test will be finalized in the fourth quarter of 2005 and any impairment resulting from such test will be recorded in the fourth quarter. Franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of the Company’s cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets.
      The Company’s valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and its total entity value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.
      Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephone to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.
      The Company follows the guidance of Emerging Issues Task Force (“EITF”) Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephone to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. Substantially all acquisitions occurred prior to January 1, 2002. The Company did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002 the Company did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.
      In September 2004, the SEC staff issued EITF Topic D-108 which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. The Company adopted Topic D-108 in its impairment assessment as of September 30, 2004 that resulted in a total franchise impairment of approximately $3.3 billion. The Company recorded a cumulative effect of accounting change of $840 million (approximately $875 million before tax effects of $16 million and minority interest effects of $19 million) for the nine months ended September 30, 2004 representing the portion of the Company’s total franchise impairment attributable to no longer including goodwill with franchise assets. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in the Company’s valuation, and was recorded as impairment of franchises in the Company’s accompanying consolidated statements of operations for the nine months ended September 30, 2004. Sustained analog video customer losses by the Company in the third quarter of 2004 primarily as a result of increased competition from direct broadcast satellite providers and decreased growth rates in the Company’s high-speed Internet customers in the third quarter of 2004, in part, as a result of increased competition from digital subscriber line service providers led to the lower projected growth rates and the revised estimates of future cash flows from those used at October 1, 2003.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
      As of September 30, 2005 and December 31, 2004, indefinite-lived and finite-lived intangible assets are presented in the following table:

	September 30, 2005			December 31, 2004

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$9,797	$—	$9,797	$9,845	$—	$9,845
Goodwill	52	—	52	52	—	52

	$9,849	$—	$9,849	$9,897	$—	$9,897

Finite-lived intangible assets:
Franchises with finite lives	$40	$7	$33	$37	$4	$33

      Franchises with indefinite lives decreased $39 million as a result of the asset impairment charges recorded related to three cable asset sales and $9 million as a result of the closing of two of the cable asset sales in July 2005 (see Note 3). Franchise amortization expense for the three and nine months ended September 30, 2005 and 2004 was $1 million and $3 million, respectively, which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects that amortization expense on franchise assets will be approximately $3 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

5.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following as of September 30, 2005 and December 31, 2004:

	September 30,	December 31,
	2005	2004

Accounts payable — trade	$67	$140
Accrued capital expenditures	99	60
Accrued expenses:
Interest	278	310
Programming costs	287	278
Franchise-related fees	56	67
Compensation	57	47
Other	211	210

	$1,055	$1,112

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)

6.	Long-Term Debt
      Long-term debt consists of the following as of September 30, 2005 and December 31, 2004:

	September 30, 2005		December 31, 2004

	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value

Long-Term Debt
Charter Communications Holdings, LLC:
8.250% senior notes due 2007	$105	$105	$451	$451
8.625% senior notes due 2009	292	292	1,244	1,243
9.920% senior discount notes due 2011	198	198	1,108	1,108
10.000% senior notes due 2009	154	154	640	640
10.250% senior notes due 2010	49	49	318	318
11.750% senior discount notes due 2010	43	43	450	448
10.750% senior notes due 2009	131	131	874	874
11.125% senior notes due 2011	217	217	500	500
13.500% senior discount notes due 2011	94	91	675	589
9.625% senior notes due 2009	107	107	640	638
10.000% senior notes due 2011	137	136	710	708
11.750% senior discount notes due 2011	125	116	939	803
12.125% senior discount notes due 2012	113	97	330	259
CCH I Holdings, LLC:
11.125% senior notes due 2014	151	151	—	—
9.920% senior discount notes due 2014	471	471	—	—
10.000% senior notes due 2014	299	299	—	—
11.750% senior discount notes due 2014	815	759	—	—
13.500% senior discount notes due 2014	581	559	—	—
12.125% senior discount notes due 2015	217	187	—	—
CCH I, LLC:
11.00% senior notes due 2015	3,525	3,686	—	—
CCH II, LLC:
10.250% senior notes due 2010	1,601	1,601	1,601	1,601
CCO Holdings, LLC:
8 3/4% senior notes due 2013	800	794	500	500
Senior floating rate notes due 2010	550	550	550	550
Charter Communications Operating, LLC:
8% senior second lien notes due 2012	1,100	1,100	1,100	1,100
8 3/8% senior second lien notes due 2014	733	733	400	400
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	114	115	114	116
CC V Holdings, LLC:
11.875% senior discount notes due 2008	—	—	113	113
Credit Facilities
Charter Operating	5,513	5,513	5,515	5,515

	$18,235	$18,254	$18,772	$18,474

      The accreted values presented above represent the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date. The accreted value of CIH notes

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
and CCH I notes issued in exchange for Charter Holdings notes are recorded in accordance with generally accepted accounting principles (“GAAP”). GAAP requires that the CIH notes issued in exchange for Charter Holdings notes and the CCH I notes issued in exchange for the 8.625% Charter Holdings notes due 2009 be recorded at the historical book values of the Charter Holdings notes as opposed to the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due). As of September 30, 2005, the accreted value of the Company’s debt for legal purposes and notes indenture purposes is $17.7 billion.
      In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into the Bridge Loan with the Lenders whereby the Lenders have committed to make loans to CCO Holdings in an aggregate amount of $600 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the Bridge Loan. Each loan will accrue interest at a rate equal to an adjusted LIBOR rate plus a spread. The spread will initially be 450 basis points and will increase (a) by an additional 25 basis points at the end of the six-month period following the date of the first borrowing, (b) by an additional 25 basis points at the end of each of the next two subsequent three month periods and (c) by 62.5 basis points at the end of each of the next two subsequent three-month periods. CCO Holdings will be required to prepay loans from the net proceeds from (i) the issuance of equity or incurrence of debt by Charter and its subsidiaries, with certain exceptions, and (ii) certain asset sales (to the extent not used for other purposes permitted under the Bridge Loan).
      In August 2005, CCO Holdings issued $300 million in debt securities, the proceeds of which were used for general corporate purposes, including the payment of distributions to its parent companies, including Charter Holdings, to pay interest expense.

Gain (loss) on extinguishment of debt
      In September 2005, Charter Holdings and its wholly owned subsidiaries, CCH I and CIH, completed the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I senior secured notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I senior secured notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same stated interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years. The exchanges resulted in a net gain on extinguishment of debt of approximately $490 million for the three and nine months ended September 30, 2005.
      In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placements, approximately $333 million principal amount of new notes with terms identical to Charter Operating’s 8.375% senior second lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. The exchanges resulted in gain on extinguishment of debt of approximately $10 million for the nine months ended September 30, 2005. The Charter Holdings notes received in the exchange were thereafter distributed to Charter Holdings and cancelled.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
      In March 2005, Charter Holdings’ subsidiary, CC V Holdings, LLC, redeemed all of its 11.875% notes due 2008, at 103.958% of principal amount, plus accrued and unpaid interest to the date of redemption. The total cost of redemption was approximately $122 million and was funded through borrowings under the Charter Operating credit facilities. The redemption resulted in a loss on extinguishment of debt for the nine months ended September 30, 2005 of approximately $5 million. Following such redemption, CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) guaranteed the Charter Operating credit facilities and granted a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.

7.	Minority Interest
      Minority interest on the Company’s consolidated balance sheets as of September 30, 2005 and December 31, 2004 primarily represents preferred membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of Charter Holdco, of $665 million and $656 million, respectively. As more fully described in Note 18, this preferred interest arises from the approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. The Company is currently determining the impact of the settlement to be recorded in the fourth quarter of 2005. Due to the uncertainties that existed prior to October 31, 2005 related to the ultimate resolution of the dispute, effective January 1, 2005, the Company ceased recognizing minority interest in earnings or losses of CC VIII for financial reporting purposes until such time as the resolution of the matter was determinable or other events occurred. For the three and nine months ended September 30, 2005, the Company’s results include income of $8 million and $25 million, respectively, attributable to CC VIII.

8.	Comprehensive Income (Loss)
      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income (loss) on the accompanying condensed consolidated balance sheets. Additionally, the Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive income (loss). Comprehensive income for the three months ended September 30, 2005 was $128 million and comprehensive loss for the three months ended September 30, 2004 was $3.5 billion and was $519 million and $4.1 billion for the nine months ended September 30, 2005 and 2004, respectively.

9.	Accounting for Derivative Instruments and Hedging Activities
      The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) to manage its interest costs. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company has agreed to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
      The Company does not hold or issue derivative instruments for trading purposes. The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the three months ended September 30, 2005 and 2004, net gain (loss) on derivative instruments and hedging activities includes gains of $1 million and $1 million, respectively, and for the nine months ended September 30, 2005 and 2004, net gain (loss) on derivative instruments and hedging activities includes gains of $2 million and $3 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss. For the three months ended September 30, 2005 and 2004, a gain of $5 million and $2 million, respectively, and for the nine months ended September 30, 2005 and 2004, a gain of $14 million and $31 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive income (loss). The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as gain (loss) on derivative instruments and hedging activities in the Company’s condensed consolidated statements of operations. For the three months ended September 30, 2005 and 2004, net gain (loss) on derivative instruments and hedging activities includes gains of $16 million and losses of $9 million, respectively, and for the nine months ended September 30, 2005 and 2004, net gain (loss) on derivative instruments and hedging activities includes gains of $41 million and $45 million, respectively, for interest rate derivative instruments not designated as hedges.
      As of September 30, 2005 and December 31, 2004, the Company had outstanding $2.1 billion and $2.7 billion and $20 million and $20 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)

10.	Revenues
      Revenues consist of the following for the three and nine months ended September 30, 2005 and 2004:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

Video	$848	$839	$2,551	$2,534
High-speed Internet	230	189	671	538
Advertising sales	74	73	214	205
Commercial	71	61	205	175
Other	95	86	271	249

	$1,318	$1,248	$3,912	$3,701

11.	Operating Expenses
      Operating expenses consist of the following for the three and nine months ended September 30, 2005 and 2004:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

Programming	$357	$328	$1,066	$991
Service	203	173	572	489
Advertising sales	26	24	76	72

	$586	$525	$1,714	$1,552

12.	Selling, General and Administrative Expenses
      Selling, general and administrative expenses consist of the following for the three and nine months ended September 30, 2005 and 2004:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

General and administrative	$231	$220	$658	$636
Marketing	38	32	104	99

	$269	$252	$762	$735

      Components of selling expense are included in general and administrative and marketing expense.

13.	Hurricane Asset Retirement Loss
      Certain of the Company’s cable systems in Louisiana suffered significant plant damage as a result of hurricanes Katrina and Rita. Based on preliminary evaluations, the Company wrote off $19 million of its plants’ net book value. Insignificant amounts of other expenses were recorded related to hurricanes Katrina and Rita.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
      The Company has insurance coverage for both property and business interruption. The Company has not recorded any potential insurance recoveries as it is still assessing the damage of its plant and the extent of insurance coverage.

14.	Special Charges
      The Company has recorded special charges as a result of reducing its workforce, consolidating administrative offices and management realignment in 2004 and 2005. The activity associated with this initiative is summarized in the table below.

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

Beginning Balance	$4	$6	$6	$14
Special Charges	1	6	5	9
Payments	(1)	(3)	(7)	(14)

Balance at September 30,	$4	$9	$4	$9

      For the three and nine months ended September 30, 2005, special charges also included $1 million related to legal settlements. For the nine months ended September 30, 2005, special charges were offset by approximately $2 million related to an agreed upon discount in respect of the portion of the settlement consideration payable under the Stipulations of Settlement of the consolidated Federal Class Action and the Federal Derivative Action allocable to plaintiff’s attorney fees and Charter’s insurance carrier as a result of the election to pay such fees in cash (see Note 16).
      For the nine months ended September 30, 2004, special charges also includes approximately $85 million as part of the terms set forth in memoranda of understanding regarding settlement of the consolidated Federal Class Action and Federal Derivative Action and approximately $9 million of litigation costs related to the tentative settlement of the South Carolina national class action suit, which were approved by the respective courts. For the three and nine months ended September 30, 2004, the severance costs were offset by $3 million received from a third party in settlement of a dispute.

15.	Income Taxes
      The Company is a single member limited liability company not subject to income tax. The Company holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are not subject to income tax. However, certain of the Company’s indirect subsidiaries are corporations that are subject to income tax.
      As of September 30, 2005 and December 31, 2004, the Company had net deferred income tax liabilities of approximately $214 million and $208 million, respectively. The net deferred income tax liabilities relate to certain of the Company’s indirect subsidiaries, which file separate income tax returns.
      During the three and nine months ended September 30, 2005, the Company recorded $2 million and $10 million of income tax expense, respectively. The income tax expense is recognized through current federal and state income tax expense as well as increases to the deferred tax liabilities of certain of the Company’s indirect corporate subsidiaries. During the three and nine months ended September 30, 2004, the Company recorded $61 million and $57 million of income tax benefit, respectively. The Company recorded the portion of the income tax benefit associated with the adoption of Topic D-108 as a $16 million reduction of the cumulative effect of accounting change on the accompanying statement of

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
operations for the three and nine months ended September 30, 2004. The income tax benefits were realized as a result of decreases in the deferred tax liabilities of certain of the Company’s indirect corporate subsidiaries.
      Charter Holdco is currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. The results of the Company (excluding the indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on the Company’s financial condition or results of operations.

16.	Contingencies

Securities Class Actions and Derivative Suits
      Fourteen putative federal class action lawsuits (the “Federal Class Actions”) were filed in 2002 against Charter and certain of its former and present officers and directors in various jurisdictions allegedly on behalf of all purchasers of Charter’s securities during the period from either November 8 or November 9, 1999 through July 17 or July 18, 2002. Unspecified damages were sought by the plaintiffs. In general, the lawsuits alleged that Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects. The Federal Class Actions were specifically and individually identified in public filings made by Charter prior to the date of this quarterly report. On March 12, 2003, the Panel transferred the six Federal Class Actions not filed in the Eastern District of Missouri to that district for coordinated or consolidated pretrial proceedings with the eight Federal Class Actions already pending there. The Court subsequently consolidated the Federal Class Actions into a single action (the “Consolidated Federal Class Action”) for pretrial purposes. On August 5, 2004, the plaintiffs’ representatives, Charter and the individual defendants who were the subject of the suit entered into a Memorandum of Understanding setting forth agreements in principle to settle the Consolidated Federal Class Action. These parties subsequently entered into Stipulations of Settlement dated as of January 24, 2005 (described more fully below) that incorporate the terms of the August 5, 2004 Memorandum of Understanding.
      On September 12, 2002, a shareholders derivative suit (the “State Derivative Action”) was filed in the Circuit Court of the City of St. Louis, State of Missouri (the “Missouri State Court”), against Charter and its then current directors, as well as its former auditors. The plaintiffs alleged that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures. On March 12, 2004, an action substantively identical to the State Derivative Action was filed in Missouri State Court against Charter and certain of its current and former directors, as well as its former auditors. On July 14, 2004, the Court consolidated this case with the State Derivative Action.
      Separately, on February 12, 2003, a shareholders derivative suit (the “Federal Derivative Action”) was filed against Charter and its then current directors in the United States District Court for the Eastern District of Missouri. The plaintiff in that suit alleged that the individual defendants breached their fiduciary duties and grossly mismanaged Charter by failing to establish and maintain adequate internal controls and procedures.
      As noted above, Charter and the individual defendants entered into a Memorandum of Understanding on August 5, 2004 setting forth agreements in principle regarding settlement of the Consolidated Federal Class Action, the State Derivative Action(s) and the Federal Derivative Action (the “Actions”). Charter and various other defendants in those actions subsequently entered into Stipulations of Settlement dated as

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
of January 24, 2005, setting forth a settlement of the Actions in a manner consistent with the terms of the Memorandum of Understanding. The Stipulations of Settlement, along with various supporting documentation, were filed with the Court on February 2, 2005. On May 23, 2005 the United States District Court for the Eastern District of Missouri conducted the final fairness hearing for the Actions, and on June 30, 2005, the Court issued its final approval of the settlements. Members of the class had 30 days from the issuance of the June 30 order approving the settlement to file an appeal challenging the approval. Two notices of appeal were filed relating to the settlement. Those appeals were directed to the amount of fees that the attorneys for the class were to receive and to the fairness of the settlement. At the end of September 2005, Stipulations of Dismissal were filed with the Eighth Circuit Court of Appeals resulting in the dismissal of both appeals with prejudice. Procedurally therefore, the settlements are final.
      As amended, the Stipulations of Settlement provide that, in exchange for a release of all claims by plaintiffs against Charter and its former and present officers and directors named in the Actions, Charter would pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which will include the fees and expenses of plaintiffs’ counsel. Of this amount, $64 million would be paid in cash (by Charter’s insurance carriers) and the $80 million balance was to be paid (subject to Charter’s right to substitute cash therefor as described below) in shares of Charter Class A common stock having an aggregate value of $40 million and ten-year warrants to purchase shares of Charter Class A common stock having an aggregate warrant value of $40 million, with such values in each case being determined pursuant to formulas set forth in the Stipulations of Settlement. However, Charter had the right, in its sole discretion, to substitute cash for some or all of the aforementioned securities on a dollar for dollar basis. Pursuant to that right, Charter elected to fund the $80 million obligation with 13.4 million shares of Charter Class A common stock (having an aggregate value of approximately $15 million pursuant to the formula set forth in the Stipulations of Settlement) with the remaining balance (less an agreed upon $2 million discount in respect of that portion allocable to plaintiffs’ attorneys’ fees) to be paid in cash. In addition, Charter had agreed to issue additional shares of its Class A common stock to its insurance carrier having an aggregate value of $5 million; however, by agreement with its carrier, Charter paid $4.5 million in cash in lieu of issuing such shares. Charter delivered the settlement consideration to the claims administrator on July 8, 2005, and it was held in escrow pending resolution of the appeals. Those appeals are now resolved. On July 14, 2005, the Circuit Court for the City of St. Louis dismissed with prejudice the State Derivative Actions. The claims administrator is responsible for disbursing the settlement consideration.
      As part of the settlements, Charter committed to a variety of corporate governance changes, internal practices and public disclosures, all of which have already been undertaken and none of which are inconsistent with measures Charter is taking in connection with the recent conclusion of the SEC investigation.

Government Investigations
      In August 2002, Charter became aware of a grand jury investigation being conducted by the U.S. Attorney’s Office for the Eastern District of Missouri into certain of its accounting and reporting practices, focusing on how Charter reported customer numbers, and its reporting of amounts received from digital set-top terminal suppliers for advertising. The U.S. Attorney’s Office publicly stated that Charter was not a target of the investigation. Charter was also advised by the U.S. Attorney’s Office that no current officer or member of its board of directors was a target of the investigation. On July 24, 2003, a federal grand jury charged four former officers of Charter with conspiracy and mail and wire fraud, alleging improper accounting and reporting practices focusing on revenue from digital set-top terminal suppliers and inflated customer account numbers. Each of the indicted former officers pled guilty to single

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
conspiracy counts related to the original mail and wire fraud charges and were sentenced April 22, 2005. Charter fully cooperated with the investigation, and following the sentencings, the U.S. Attorney’s Office for the Eastern District of Missouri announced that its investigation was concluded and that no further indictments would issue.

Indemnification
      Charter was generally required to indemnify, under certain conditions, each of the named individual defendants in connection with the matters described above pursuant to the terms of its bylaws and (where applicable) such individual defendants’ employment agreements. In accordance with these documents, in connection with the grand jury investigation, a now-settled SEC investigation and the above-described lawsuits, some of Charter’s current and former directors and current and former officers were advanced certain costs and expenses incurred in connection with their defense. On February 22, 2005, Charter filed suit against four of its former officers who were indicted in the course of the grand jury investigation. These suits seek to recover the legal fees and other related expenses advanced to these individuals. One of these former officers has counterclaimed against Charter alleging, among other things, that Charter owes him additional indemnification for legal fees that Charter did not pay, and another of these former officers has counterclaimed against Charter for accrued sick leave.

Other Litigation
      Charter is also party to other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims are not expected to have a material adverse effect on the Company’s consolidated financial condition, results of operations or its liquidity.

17.	Stock Compensation Plans
      Prior to January 1, 2003, the Company accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123 using the prospective method, under which the Company recognizes compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date consistent with the method described in Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Adoption of these provisions resulted in utilizing a preferable accounting method as the condensed consolidated financial statements will present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, the fair value method is being applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date will continue to be accounted for under APB No. 25, unless they are modified or settled in cash. The ongoing effect on consolidated results of operations or financial condition will depend on future stock-based compensation awards granted by the Company.
      SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The following table presents the

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Company’s net income (loss) as reported and the pro forma amounts that would have been reported using the fair value method under SFAS No. 123 for the periods presented:

	Three Months
	Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Net income (loss)	$123	$(3,526)	$(534)	$(4,094)
Add back stock-based compensation expense related to stock options included in reported net income (loss)	3	8	11	34
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards	(3)	(6)	(11)	(37)
Effects of unvested options in stock option exchange	—	—	—	48

Pro forma	$123	$(3,524)	$(534)	$(4,049)

      In January 2004, Charter began an option exchange program in which the Company offered its employees the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, Charter issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, Charter instead paid the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options (vested and unvested) to purchase a total of 22,929,573 shares of Charter Class A common stock, or approximately 48% of Charter’s 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of Charter’s board of directors who were not also employees of the Company were not eligible to participate in the exchange offer.
      In the closing of the exchange offer on February 20, 2004, Charter accepted for cancellation eligible options to purchase approximately 18,137,664 shares of Charter Class A common stock. In exchange, Charter granted 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options exchangeable under the program.
      The cost to the Company of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.
      In January 2004, the Compensation Committee of the board of directors of Charter approved Charter’s Long-Term Incentive Program (“LTIP”), which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options and more senior level employees are eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance units vest on the third anniversary of the grant date and shares of Charter Class A common stock are issued, conditional upon Charter’s performance against

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
financial performance targets established by Charter’s management and approved by its board of directors. Charter granted 6.9 million performance shares in January 2004 under this program and the Company recognized expense of $2 million and $8 million during the three and nine months ended September 30, 2004, respectively. However, in the fourth quarter of 2004, the Company reversed the $8 million of expense recorded in the first three quarters of 2004 based on the Company’s assessment of the probability of achieving the financial performance measures established by Charter and required to be met for the performance shares to vest. In March and April 2005, Charter granted 2.8 million performance shares under the LTIP and the Company recognized approximately $1 million during the three and nine months ended September 30, 2005.

18.	Related Party Transactions
      The following sets forth certain transactions in which the Company and the directors, executive officers and affiliates of the Company are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

CC VIII
      As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, Charter Holdings’ indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen, indirectly through a company controlled by him, Charter Investment, Inc. (“CII”), became the holder of the CC VIII interest. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter has been allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC, an indirect subsidiary of Charter (“CC V”), and Mr. Allen in proportion to CC V’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII does not provide for a mandatory redemption of the CC VIII interest.
      An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
preferred equity interests in CC VIII represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.
      Thereafter, the board of directors of Charter formed a Special Committee (currently comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent contract reformation were achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.
      Mr. Allen disagreed with the Special Committee’s determinations described above and so notified the Special Committee. Mr. Allen contended that the transaction was accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.
      The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee evaluated what further actions or processes to undertake to resolve this dispute. To accommodate further deliberation, each party agreed to refrain from initiating legal proceedings over this matter until it had given at least ten days’ prior notice to the other. In addition, the Special Committee and Mr. Allen determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute.
      As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates, having investigated the facts and circumstances relating to the dispute involving the CC VIII interest, after consultation with counsel and other advisors, and as a result of the Delaware Chancery Court’s non-binding mediation program, agreed to settle the dispute, and execute certain permanent and irrevocable releases pursuant to the Settlement Agreement and Mutual Release agreement dated October 31, 2005 (the “Settlement”).
      Pursuant to the Settlement, CII has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain drag along, tag along and transfer restrictions as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of that other 70% of the CC VIII preferred interests, 7.4% has been transferred by CII for a subordinated exchangeable note of

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
CCHC with an initial accreted value of $48.2 million, accreting at 14%, compounded quarterly, with a 15-year maturity (the “Note”). The remaining 62.6% has been transferred for no consideration.
      As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.
      The Note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning three years and four months after the closing of the Settlement, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A Common units at the Exchange Rate.
      CCHC has the right to redeem the Note under certain circumstances, for cash in an amount equal to the then accreted value. CCHC must redeem the Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.
      The Board of Directors has determined that the transferred CC VIII interests remain at CCHC.

TechTV, Inc.
      TechTV, Inc. (“TechTV”) operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided the Company with programming for distribution via Charter’s cable systems. The affiliation agreement provides, among other things, that TechTV must offer Charter certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, the Company was entitled to incentive payments for channel launches through December 31, 2003.
      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For each of the three and nine months ended September 30, 2005 and 2004, the Company recognized approximately $0.3 million and $1 million, respectively, of the Vulcan Programming payment as an offset to programming expense. For the three and nine months ended September 30, 2005, the Company paid approximately $1 million and $2 million, respectively, and for the

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
three and nine months ended September 30, 2004, the Company paid approximately $0.5 million and $1 million, respectively, under the affiliation agreement.
      The Company believes that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time Vulcan Programming sold TechTV to an unrelated third party in May 2004. Until September 2003, Mr. Savoy, a former Charter director, was the president and director of Vulcan Programming and was a director of TechTV. Mr. Wangberg, one of Charter’s directors, was the chairman, chief executive officer and a director of TechTV. Mr. Wangberg resigned as the chief executive officer of TechTV in July 2002. He remained a director of TechTV along with Mr. Allen until Vulcan Programming sold TechTV.

Digeo, Inc.
      In March 2001, a subsidiary of Charter Holdings, Charter Communications Ventures, LLC (“Charter Ventures”), and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo, Inc. (“Digeo”), an entity controlled by Mr. Allen. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Charter Ventures is not required to make any capital contributions, including capital calls, to Digeo. DBroadband Holdings, LLC is therefore not included in the Company’s consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003 Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.
      On March 2, 2001, Charter Ventures entered into a broadband carriage agreement with Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo. The carriage agreement provided that Digeo Interactive would provide to Charter a “portal” product, which would function as the television-based Internet portal (the initial point of entry to the Internet) for Charter’s customers who received Internet access from Charter. The agreement term was for 25 years and Charter agreed to use the Digeo portal exclusively for six years. Before the portal product was delivered to Charter, Digeo terminated development of the portal product.
      On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, the Company’s digital video customers who receive i-channels receive the service at no additional charge.
      On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment superseded the amendment of September 27, 2001. It provided for the development by Digeo Interactive of future features to be included in the Basic i-TV service to be provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter could request that Digeo Interactive manage local content for a fee. The amendment provided for Charter to pay for development of the Basic i-TV service as well as license fees for customers who would receive the service, and for Charter and Digeo to

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
split certain revenues earned from the service. The Company paid Digeo Interactive approximately $1 million and $2 million for the three and nine months ended September 30, 2005, respectively, and $1 million and $2 million for the three and nine months ended September 30, 2004, respectively, for customized development of the i-channels and the local content tool kit. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.
      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deployed from a maximum of 10 headends through year-end 2004. This maximum number of headends was increased from 10 to 15 pursuant to a letter agreement executed on June 11, 2004 and the date for entering into license agreements for units deployed was extended to June 30, 2005. The number of headends was increased from 15 to 20 pursuant to a letter agreement dated August 4, 2004, from 20 to 30 pursuant to a letter agreement dated September 28, 2004 and from 30 to 50 headends by a letter agreement in February 2005. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. Charter paid approximately $1 million in license and maintenance fees for each of the three and nine months ended September 30, 2005.
      In April 2004, the Company launched DVR service using units containing the Digeo software in Charter’s Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).
      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Product development and testing has been completed. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances. Charter paid approximately $7 million and $9 million for the three and nine months ended September 30, 2005, respectively, and $0.2 million for each of the three and nine months ended September 30, 2004 in capital purchases under this agreement.
      In late 2003, Microsoft sued Digeo for $9 million in a breach of contract action, involving an agreement that Digeo and Microsoft had entered into in 2001. Digeo informed us that it believed it had an indemnification claim against us for half that amount. Digeo settled with Microsoft agreeing to make a cash payment and to purchase certain amounts of Microsoft software products and consulting services through 2008. In consideration of Digeo agreeing to release us from its potential claim against us, after consultation with outside counsel we agreed, in June 2005, to purchase a total of $2.3 million in Microsoft

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
consulting services through 2008, a portion of which amounts Digeo has informed us will count against Digeo’s purchase obligations with Microsoft.
      In October 2005, Charter Holdco and Digeo Interactive entered into a binding Term Sheet for the test market deployment of the Moxi Entertainment Applications Pack (“MEAP”). The MEAP is an addition to the Moxi Client Software and will contain ten games (such as Video Poker and Blackjack), a photo application and jukebox application. The term sheet is limited to a test market application of approximately 14,000 subscribers and the aggregate value is not expected to exceed $0.1 million. In the event the test market proves successful, the companies will replace the Term Sheet with a long form agreement including a planned roll-out across additional markets. The Term Sheet expires on May 1, 2006.
      The Company believes that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc., on a fully-converted non-diluted basis. Mr. Allen, Lance Conn and Jo Allen Patton, directors of Charter, are directors of Digeo, and Mr. Vogel was a director of Digeo in 2004. During 2004 and 2005, Mr. Vogel held options to purchase 10,000 shares of Digeo common stock.

Oxygen Media LLC
      Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen whereby the Company agreed to carry programming content from Oxygen. Under the carriage agreement, the Company currently makes Oxygen programming available to approximately 5 million of its video customers. The term of the carriage agreement was retroactive to February 1, 2000, the date of launch of Oxygen programming by the Company, and runs for a period of five years from that date. For the three and nine months ended September 30, 2005, the Company paid Oxygen approximately $2 million and $7 million, respectively, and for the three and nine months ended September 30, 2004, the Company paid Oxygen approximately $3 million and $11 million, respectively, for programming content. In addition, Oxygen pays the Company marketing support fees for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. The Company recorded approximately $0.1 million related to these launch incentives as a reduction of programming expense for the nine months ended September 30, 2005 and $0.4 million and $1 million for the three and nine months ended September 30, 2004, respectively.
      Concurrently with the execution of the carriage agreement, Charter Holdco entered into an equity issuance agreement pursuant to which Oxygen’s parent company, Oxygen Media Corporation (“Oxygen Media”), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of Oxygen Media common stock for an exercise price of $22.00 per share. In February 2005, this warrant expired unexercised. Charter Holdco was also to receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005, with the exact date to be determined by Oxygen Media, but this commitment was later revised as discussed below.
      The Company recognized the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the nine months ended September 30, 2005, the Company recorded approximately $2 million as a reduction of programming expense and for the three and nine months ended September 30, 2004, the Company recorded approximately $3 million and $11 million as a reduction of programming expense, respectively. The carrying value of the Company’s investment in Oxygen was approximately $33 million and $32 million as of September 30, 2005 and December 31, 2004, respectively.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
      In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revises the number of the Company’s customers to which Oxygen programming must be carried and for which the Company must pay, (b) releases Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) requires Oxygen to make payment on outstanding receivables for marketing support fees due to the Company under the carriage agreement and (d) requires that Oxygen provide its programming content to the Company on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than the Company. The renewal of the carriage agreement (a) extends the period that the Company will carry Oxygen programming to the Company’s customers through January 31, 2008 and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks.
      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco on February 1, 2005 in place of the $34 million of unregistered shares of Oxygen Media common stock. Oxygen Media delivered these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio per share of preferred stock, the numerator of which is the liquidation preference and the denominator of which is the fair market value per share of Oxygen Media common stock on the conversion date.
      As of September 30, 2005, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities. Ms. Jo Allen Patton is a director and the President of Vulcan Programming. Mr. Lance Conn is a Vice President of Vulcan Programming. Mr. Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

Helicon
      In 1999, the Company purchased the Helicon cable systems. As part of that purchase, Mr. Allen entered into a put agreement with a certain seller of the Helicon cable systems that received a portion of the purchase price in the form of a preferred membership interest in Charter Helicon, LLC with a redemption price of $25 million plus accrued interest. Under the Helicon put agreement, such holder had the right to sell any or all of the interest to Mr. Allen prior to its mandatory redemption in cash on July 30, 2009. On August 31, 2005, 40% of the preferred membership interest was put to Mr. Allen. The remaining 60% of the preferred interest in Charter Helicon, LLC remained subject to the put to Mr. Allen. Such preferred interest was recorded in other long-term liabilities as of September 30, 2005 and December 31, 2004. On October 6, 2005, Charter Helicon, LLC redeemed all of the preferred membership interest for the redemption price of $25 million plus accrued interest.

19.	Consolidating Schedules
      As discussed in Note 2, in September 2005, Charter Holdings’ subsidiaries CIH and CCH I issued $6.1 billion principal amount of new debt securities in exchange for $6.8 billion principal amount of old Charter Holdings notes. The new notes are unsecured obligations of CIH and CCH I, however, they are also jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by Charter Holding.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
      In conjunction with the registration of the new CIH and CCH I notes the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Affiliates Whose Securities Collateralize an Issue Registered or Being Registered. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.
      CIH was formed in August 2005 and was accounted for as reorganization of entities under common control. Accordingly the accompanying financial schedules present the historical financial condition and results of operations of CIH as if the entity existed for all periods presented. Condensed consolidating financial statements as of September 30, 2005 and December 31, 2004 and for the nine months ended September 30, 2005 and 2004 follow.

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Balance Sheet
As of September 30, 2005

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$3	$8	$9	$—	$20
Accounts receivable, net	—	—	—	185	—	185
Receivables from related party	10	—	—	—	(10)	—
Prepaid expenses and other current assets	—	—	—	23	—	23

Total current assets	10	3	8	217	(10)	228

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	—	—	—	5,895	—	5,895
Franchises, net	—	—	—	9,830	—	9,830

Total investment in cable properties, net	—	—	—	15,725	—	15,725

INVESTMENT IN SUBSIDIARIES	(2,496)	(92)	3,553	—	(965)	—
OTHER NONCURRENT ASSETS	15	22	46	240	—	323

Total assets	$(2,471)	$(67)	$3,607	$16,182	$(975)	$16,276

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$101	$2	$12	$940	$—	$1,055
Payables to related party	—	1	1	113	(10)	105

Total current liabilities	101	3	13	1,053	(10)	1,160

LONG-TERM DEBT	1,736	2,426	3,686	10,406	—	18,254

LOANS PAYABLE — RELATED PARTY	—	—	—	57	—	57

DEFERRED MANAGEMENT FEES — RELATED PARTY	—	—	—	14	—	14

OTHER LONG-TERM LIABILITIES	(16)	—	—	434	—	418

MINORITY INTEREST	—	—	—	665	—	665

MEMBER’S EQUITY (DEFICIT):
Member’s equity (deficit)	(4,292)	(2,496)	(92)	3,553	(965)	(4,292)
Accumulated other comprehensive loss	—	—	—	—	—	—

Total member’s equity (deficit)	(4,292)	(2,496)	(92)	3,553	(965)	(4,292)

Total liabilities and member’s equity (deficit)	$(2,471)	$(67)	$3,607	$16,182	$(975)	$16,276

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Balance Sheet
As of December 31, 2004

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$—	$546	$—	$546
Accounts receivable, net	11	—	—	175	—	186
Receivables from related party	11	—	—	—	(11)	—
Prepaid expenses and other current assets	—	—	—	20	—	20

Total current assets	22	—	—	741	(11)	752

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	—	—	—	6,110	—	6,110
Franchises, net	—	—	—	9,878	—	9,878

Total investment in cable properties, net	—	—	—	15,988	—	15,988

INVESTMENT IN SUBSIDIARIES	4,913	4,913	4,913	—	(14,739)	—
OTHER NONCURRENT ASSETS	94	—	—	250	—	344

Total assets	$5,029	$4,913	$4,913	$16,979	$(14,750)	$17,084

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$163	$—	$—	$949	$—	$1,112
Payables to related party	—	—	—	30	(11)	19

Total current liabilities	163	—	—	979	(11)	1,131

LONG-TERM DEBT	8,579	—	—	9,895	—	18,474

LOANS PAYABLE — RELATED PARTY	—	—	—	29	—	29

DEFERRED MANAGEMENT FEES — RELATED PARTY	—	—	—	14	—	14

OTHER LONG-TERM LIABILITIES	—	—	—	493	—	493

MINORITY INTEREST	—	—	—	656	—	656

MEMBER’S EQUITY (DEFICIT):
Member’s equity (deficit)	(3,713)	4,913	4,913	4,928	(14,739)	(3,698)
Accumulated other comprehensive loss	—	—	—	(15)	—	(15)

Total member’s equity (deficit)	(3,713)	4,913	4,913	4,913	(14,739)	(3,713)

Total liabilities and member’s equity (deficit)	$5,029	$4,913	$4,913	$16,979	$(14,750)	$17,084

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Operations
For the nine months ended September 30, 2005

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

REVENUES	$—	$—	$—	$3,912	$—	$3,912

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	—	—	—	1,714	—	1,714
Selling, general and administrative	—	—	—	762	—	762
Depreciation and amortization	—	—	—	1,134	—	1,134
Asset impairment charges	—	—	—	39	—	39
Loss on sale of assets	—	—	—	5	—	5
Option compensation expense, net	—	—	—	11	—	11
Hurricane asset retirement loss	—	—	—	19	—	19
Special charges, net	—	—	—	4	—	4

	—	—	—	3,688	—	3,688

Income from operations	—	—	—	224	—	224

OTHER INCOME AND EXPENSES:
Interest expense, net	(665)	(2)	(3)	(627)	—	(1,297)
Gain on derivative instruments and hedging activities, net	—	—	—	43	—	43
Gain (loss) on extinguishment of debt	520	(8)	(12)	(6)	—	494
Gain on investments	—	—	—	21	—	21
Income (loss) from equity investment in subsidiaries	(389)	(379)	(364)	—	1,132	—

	(534)	(389)	(379)	(569)	1,132	(739)

Loss before minority interest and income taxes	(534)	(389)	(379)	(345)	1,132	(515)
MINORITY INTEREST	—	—	—	(9)	—	(9)

Loss before income taxes	(534)	(389)	(379)	(354)	1,132	(524)
INCOME TAX EXPENSE	—	—	—	(10)	—	(10)

Net loss	$(534)	$(389)	$(379)	$(364)	$1,132	$(534)

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Operations
For the nine months ended September 30, 2004

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

REVENUES	$—	$—	$—	$3,701	$—	$3,701

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	—	—	—	1,552	—	1,552
Selling, general and administrative	—	—	—	735	—	735
Depreciation and amortization	—	—	—	1,105	—	1,105
Impairment of franchises	—	—	—	2,433	—	2,433
Gain on sale of assets	—	—	—	(104)	—	(104)
Option compensation expense, net	—	—	—	34	—	34
Special charges, net	—	—	—	100	—	100

	—	—	—	5,855	—	5,855

Income from operations	—	—	—	(2,154)	—	(2,154)

OTHER INCOME AND EXPENSES:
Interest expense, net	(662)	—	—	(531)	—	(1,193)
Gain on derivative instruments and hedging activities, net	—	—	—	48	—	48
Loss on extinguishment of debt	—	—	—	(21)	—	(21)
Income (loss) from equity investment in subsidiaries	(3,432)	(3,432)	(3,432)	—	10,296	—

	(4,094)	(3,432)	(3,432)	(504)	10,296	(1,166)

Loss before minority interest, income taxes and cumulative effect of accounting change	(4,094)	(3,432)	(3,432)	(2,658)	10,296	(3,320)
MINORITY INTEREST	—	—	—	25	—	25

Loss before income taxes and cumulative effect of accounting change	(4,094)	(3,432)	(3,432)	(2,633)	10,296	(3,295)
INCOME TAX BENEFIT	—	—	—	41	—	41

Loss before cumulative effect of accounting change	(4,094)	(3,432)	(3,432)	(2,592)	10,296	(3,254)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	—	—	—	(840)	—	(840)

Net loss	$(4,094)	$(3,432)	$(3,432)	$(3,432)	$10,296	$(4,094)

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Cash Flows
For the nine months ended September 30, 2005

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(534)	$(389)	$(379)	$(364)	$1,132	$(534)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	—	—	—	9	—	9
Depreciation and amortization	—	—	—	1,134	—	1,134
Asset impairment charges	—	—	—	39	—	39
Option compensation expense, net	—	—	—	11	—	11
Hurricane asset retirement loss	—	—	—	19	—	19
Noncash interest expense	170	2	—	23	—	195
Gain on derivative instruments and hedging activities, net	—	—	—	(43)	—	(43)
Gain on sale of assets	—	—	—	5	—	5
Equity in losses in subsidiaries	389	379	364	—	(1,132)	—
Gain on investments	—	—	—	(21)	—	(21)
(Gain) loss on extinguishment of debt	(521)	8	12	—	—	(501)
Deferred income taxes	—	—	—	6	—	6
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable	10	—	—	(15)	—	(5)
Prepaid expenses and other assets	—	—	—	(7)	—	(7)
Accounts payable, accrued expenses and other	(67)	3	12	(69)	—	(121)
Receivables from and payables to related party, including deferred management fees	1	1	1	(68)	—	(65)

Net cash flows from operating activities	(552)	4	10	659	—	121

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	—	—	(815)	—	(815)
Change in accrued expenses related to capital expenditures	—	—	—	39	—	39
Proceeds from sale of assets	—	—	—	38	—	38
Purchases of investments	—	—	—	(1)	—	(1)
Proceeds from investments	—	—	—	16	—	16
Other, net	—	—	—	(2)	—	(2)

Net cash flows from investing activities	—	—	—	(725)	—	(725)

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	—	—	897	—	897
Borrowings from related parties	—	—	—	140	—	140
Repayments of long-term debt	—	—	—	(1,014)	—	(1,014)
Repayments to parent companies	—	—	—	(112)	—	(112)
Proceeds from issuance of debt	—	—	—	294	—	294
Payments for debt issuance costs	—	(8)	(51)	(8)	—	(67)
Distributions	552	7	49	(668)	—	(60)

Net cash flows from financing activities	552	(1)	(2)	(471)	—	78

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	3	8	(537)	—	(526)
CASH AND CASH EQUIVALENTS, beginning of period	—	—	—	546	—	546

CASH AND CASH EQUIVALENTS, end of period	$—	$3	$8	$9	$—	$20

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)
Charter Holdings
Condensed Consolidating Statement of Cash Flows
For the nine months ended September 30, 2004

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,094)	$(3,432)	$(3,432)	$(3,432)	$10,296	$(4,094)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	—	—	—	(25)	—	(25)
Depreciation and amortization	—	—	—	1,105	—	1,105
Impairment of franchises	—	—	—	2,433	—	2,433
Option compensation expense, net	—	—	—	25	—	25
Special charges	—	—	—	85	—	85
Noncash interest expense	217	—	—	15	—	232
Gain on derivative instruments and hedging activities, net	—	—	—	(48)	—	(48)
Gain on sale of assets	—	—	—	(104)	—	(104)
Equity in losses in subsidiaries	3,432	3,432	3,432	—	(10,296)	—
Gain on investments	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	18	—	18
Deferred income taxes	—	—	—	(44)	—	(44)
Cumulative effect of accounting change, net	—	—	—	840	—	840
Other, net	—	—	—	(1)	—	(1)
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable	3	—	—	(1)	—	2
Prepaid expenses and other assets	—	—	—	(3)	—	(3)
Accounts payable, accrued expenses and other	134	—	—	(149)	—	(15)
Receivables from and payables to related party, including deferred management fees	12	—	—	(65)	—	(53)

Net cash flows from operating activities	(296)	—	—	649	—	353

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in millions, except where indicated)

						Charter
	Charter			All Other		Holdings
	Holdings	CIH	CCH I	Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	—	—	(616)	—	(616)
Change in accrued expenses related to capital expenditures	—	—	—	(11)	—	(11)
Proceeds from sale of assets	—	—	—	727	—	727
Purchases of investments	(10)	—	—	(4)	—	(14)
Proceeds from investments	—	—	—	—	—	—
Other, net	—	—	—	(2)	—	(2)

Net cash flows from investing activities	(10)	—	—	94	—	84

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	—	—	2,873	—	2,873
Repayments of long-term debt	—	—	—	(4,707)	—	(4,707)
Proceeds from issuance of debt	—	—	—	1,500	—	1,500
Payments for debt issuance costs	—	—	—	(97)	—	(97)
Distributions	306	—	—	(306)	—	—

Net cash flows from financing activities	306	—	—	(737)	—	(431)

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—	6	—	6
CASH AND CASH EQUIVALENTS, beginning of period	—	—	—	85	—	85

CASH AND CASH EQUIVALENTS, end of period	$—	$—	$—	$91	$—	$91

Dealer Prospectus Delivery Obligation
      Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers
Indemnification Under the Limited Liability Company Agreements of Charter Holdings, CIH and CCH I
      The limited liability company agreements of Charter Holdings, CIH and CCH I provide that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of Charter Holdings, CIH and CCH I shall be indemnified and held harmless by Charter Holdings, CIH and CCH I to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person’s acts or omissions on behalf of Charter Holdings, CIH and CCH I. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of Charter Holdings, CIH and CCH I and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

Indemnification Under the Delaware Limited Liability Company Act
      Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.
Indemnification Under the By-Laws of CIH Capital and CCH I Capital
      The bylaws of CIH Capital and CCH I Capital require CIH Capital and CCH I Capital, to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of CIH Capital and CCH I Capital or is or was serving at the request of CIH Capital and CCH I Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the Delaware General Corporation Law
      Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(i) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Item 21.	Exhibits and Financial Schedules.

Exhibits
      Exhibits are listed by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K.

Exhibit		Description

2	.1(a)	Purchase and Contribution Agreement, entered into as of June 1999, by and among BCI (USA), LLC, William Bresnan, Blackstone BC Capital Partners L.P., Blackstone BC Offshore Capital Partners L.P., Blackstone Family Investment Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan LLC and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 2.11 to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).

2	.1(b)	First Amendment to Purchase and Contribution Agreement dated as of February 14, 2000, by and among BCI (USA), LLC, William J. Bresnan, Blackstone BC Capital Partners L.P., Blackstone BC Offshore Capital Partners, L.P., Blackstone Family Media III L.P. (as assignee of Blackstone Family Investment III, L.P.), TCID of Michigan, Inc., TCI Bresnan, LLC and Charter Communications Holding Company, LLC. (incorporated by reference to Exhibit 2.11(a) to the current report on Form 8-K filed by Charter Communications, Inc. on February 29, 2000 (File No. 000-27927)).

2.2		Asset Purchase Agreement, dated as of September 28, 2001, between High Speed Access Corp. and Charter Communications Holding Company, LLC (including as Exhibit A, the Form of Voting Agreement, as Exhibit B, the form of Management Agreement, as Exhibit C, the form of License Agreement, and as Exhibit D, the Form of Billing Letter Agreement) (incorporated by reference to Exhibit 10.1 to Amendment No. 6 to Schedule 13D filed by Charter Communications, Inc. and others with respect to High Speed Access Corp., filed on October 1, 2001 (File No. 005-56431)).

2	.3(a)	Asset Purchase Agreement, dated August 29, 2001, by and between Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisitions Partners, LLC and Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar IV/ PBD Systems Venture, and Enstar Cable of Macoupin County (incorporated by reference to Exhibit 2.1 to the current report of Form 8-K filed by Enstar IV-2, L.P. on September 13, 2001 (File No. 000-15706)).

Exhibit		Description

2	.3(b)	Letter of Amendment, dated September 10, 2001, by and between Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisitions Partners, LLC and Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar IV/ PBD Systems Venture, and Enstar Cable of Macoupin County (incorporated by reference to Exhibit 2.1 to the current report of Form 8-K filed by Enstar IV-2, L.P. on September 13, 2001 (File No. 000-15706)).

2	.3(c)	Letter of Amendment, dated April 10, 2002, by and between Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisitions Partners, LLC and Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar IV/ PBD Systems Venture, and Enstar Cable of Macoupin County (incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by Enstar Income Program IV-1, L.P. on April 22, 2002 (File No. 000-15705)).

2.4		Asset Purchase Agreement, dated April 10, 2002, by and between Charter Communications Entertainment I, LLC, and Enstar Income Program II-1, L.P. (incorporated by reference to Exhibit 2.2 to the current report on Form 8-K filed by Enstar Income Program II-1, L.P. on April 26, 2002 (File No. 000-14508)).

2.5		Purchase Agreement, dated May 29, 2003, by and between Falcon Video Communications, L.P. and WaveDivision Holdings, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.’s current report on Form 8-K filed on May 30, 2003 (File No. 000-27927)).

2.6		Asset Purchase Agreement, dated September 3, 2003, by and between Charter Communications VI, LLC, The Helicon Group, L.P., Hornell Television Service, Inc., Interlink Communications Partners, LLC, Charter Communications Holdings, LLC and Atlantic Broadband Finance, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.’s current report on Form 8-K/ A filed on September 3, 2003 (File No. 000-27927)).

2.7		Purchase Agreement dated as of January 26, 2006, by and between CCH II, LLC, CCH II Capital Corp and J.P. Morgan Securities, Inc as Representative of several Purchasers for $450,000,000 10.25% Senior Notes Due 2010 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).

3.1		Certificate of Formation of Charter Communications Holdings, LLC (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

3	.2(a)	Amended and Restated Limited Liability Company Agreement of Charter Communications Holdings, LLC, dated as of October 30, 2001 (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holding Capital Corporation on March 29, 2002 (File No. 333-77499)).

3	.2(b)	Second Amended and Restated Limited Liability Company Agreement for Charter Communications Holdings, LLC, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.21 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).

3.3		Certificate of Incorporation of Charter Communications Holdings Capital Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

3	.4(a)	By-laws of Charter Communications Holdings Capital Corporation (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

Exhibit		Description

3	.4(b)	Amendment to By-Laws of Charter Communications Holdings Capital Corporation, dated as of October 30, 2001 (incorporated by reference to Exhibit 3.4(b) to the annual report on Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation on March 29, 2002 (File No. 333-77499)).

3.5		Certificate of Formation of CCH I Holdings, LLC (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3.6		Limited Liability Company Agreement of CCH I Holdings, LLC, dated as of August 18, 2005 (incorporated by reference to Exhibit 3.6 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3.7		Certificate of Incorporation of CCH I Holdings Capital Corp (incorporated by reference to Exhibit 3.7 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3.8		By-laws of CCH I Holdings Capital Corp., dated as of August 18, 2005 (incorporated by reference to Exhibit 3.8 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3.9		Certificate of Formation of CCH I, LLC (incorporated by reference to Exhibit 3.9 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3	.10(a)	Limited Liability Company Agreement of CCH I, LLC, dated as of July 9, 2003 (incorporated by reference to Exhibit 3.10(a) to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3	.10(b)	First Amendment to the Limited Liability Company Agreement of CCH I, LLC, dated as of June 22, 2004 (incorporated by reference to Exhibit 3.10(b) to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3.11		Certificate of Incorporation of CCH I Capital Corp. (incorporated by reference to Exhibit 3.11 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

3.12		Amended and Restated By-laws of CCH I Capital Corp., dated as of September 19, 2003 (incorporated by reference to Exhibit 3.12 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

4.1		Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.1(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

4	.2(a)	Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

4	.2(b)	First Supplemental Indenture relating to the 8.625% Senior Notes due 2009, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

Exhibit		Description

4	.3(a)	Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

4	.3(b)	First Supplemental Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.4(a)	Indenture relating to the 10.00% Senior Notes due 2009, dated as of January 12, 2000, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.1(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).

4	.4(b)	First Supplemental Indenture relating to the 10.00% Senior Notes due 2009, dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.5(a)	Indenture relating to the 10.25% Senior Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).

4	.5(b)	First Supplemental Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.6(a)	Indenture relating to the 11.75% Senior Discount Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).

4	.6(b)	First Supplemental Indenture relating to the 11.75% Senior Discount Notes due 2010, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee, dated as of September 28, 2005 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.7(a)	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% senior notes due 2009 (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).

4	.7(b)	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% Senior Notes due 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

Exhibit		Description

4	.8(a)	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.125% senior notes due 2011 (incorporated by reference to Exhibit 4.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).

4	.8(b)	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company governing 11.125% Senior Notes due 2011 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.9(a)	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% senior discount notes due 2011 (incorporated by reference to Exhibit 4.2(c) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).

4	.9(b)	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.10(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009. (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).

4	.10(b)	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).

4	.10(c)	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).

4	.10(d)	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.11 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.11(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011. (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).

4	.11(b)	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).

Exhibit		Description

4	.11(c)	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).

4	.11(d)	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing the 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.12 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.12(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011. (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).

4	.12(b)	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.13 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

4	.13(a)	Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).

4	.13(b)	First Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 4.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).

4	.13(c)	Second Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.14 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

5	.1*	Opinion of Gibson, Dunn & Crutcher LLP regarding legality.

10.1		Indenture, dated as of April 9, 1998, by and among Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC, Renaissance Media Capital Corporation, Renaissance Media Group LLC and United States Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the registration statement on Forms S-4 of Renaissance Media Group LLC, Renaissance Media (Tennessee) LLC, Renaissance Media (Louisiana) LLC and Renaissance Media Capital Corporation filed on June 12, 1998 (File No. 333-56679)).

10.2		Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 23, 2003, among CCH II, LLC, CCH II Capital Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications Inc. filed on September 26, 2003 (File No. 000-27927)).

10.3		Indenture relating to the 8 3/4% Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.’s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).

10.4		Amended and Restated Credit Agreement among Charter Communications Operating, LLC, CCO Holdings, LLC and certain lenders and agents named therein dated April 27, 2004 (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).

Exhibit		Description

10.5		Indenture relating to the 8% senior second lien notes due 2012 and 8 3/8% senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No.333-111423)).

10.6		Indenture dated as of December 15, 2004 among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC filed on December 21, 2004 (File No. 333-112593)).

10.7		Indenture dated as of September 28, 2005 among CCH I Holdings, LLC and CCH I Holdings Capital Corp., as Issuers and Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing: 11.125% Senior Accreting Notes due 2014, 9.920% Senior Accreting Notes due 2014, 10.000% Senior Accreting Notes due 2014, 11.75% Senior Accreting Notes due 2014, 13.50% Senior Accreting Notes due 2014, 12.125% Senior Accreting Notes due 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

10.8		Indenture dated as of September 28, 2005 among CCH I, LLC and CCH I Capital Corp., as Issuers, Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing 11.00% Senior Secured Notes due 2015 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

10.9		Pledge Agreement made by CCH I, LLC in favor of The Bank of New York Trust Company, NA, as Collateral Agent dated as of September 28, 2005 (incorporated by reference to Exhibit 10.15 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

10	.10(a)	Senior Bridge Loan Agreement dated as of October 17, 2005 by and among CCO Holdings, LLC, CCO Holdings Capital Corp., certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc. and Credit Suisse, Cayman Islands Branch, as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc., as documentation agent. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on October 19, 2005 (File No. 000-27927)).

10	.10(b)	Waiver and Amendment Agreement to the Senior Bridge Loan Agreement dated as of January 26, 2006 by and among CCO Holdings, LLC, CCO Holdings Capital Corp., certain lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc. and Credit Suisse, Cayman Islands Branch, as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc., as documentation agent (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).

10.11		Consulting Agreement, dated as of March 10, 1999, by and between Vulcan Northwest Inc., Charter Communications, Inc. (now called Charter Investment Inc.) and Charter Communications Holdings, LLC (incorporated by reference to Exhibit 10.3 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).

10	.12(a)	First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter Communications, Inc., Charter Investment, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).

Exhibit		Description

10	.12(b)	Letter Agreement, dated June 19, 2003, by and among Charter Communications, Inc., Charter Communications Holding Company, LLC and Charter Investment, Inc. regarding Mutual Services Agreement (incorporated by reference to Exhibit No. 10.5(b) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).

10	.12(c)	Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).

10	.13(a)	Amended and Restated Limited Liability Company Agreement for Charter Communications Holding Company, LLC made as of August 31, 2001 (incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).

10	.13(b)	Letter Agreement between Charter Communications, Inc. and Charter Investment Inc. and Vulcan Cable III Inc. amending the Amended and Restated Limited Liability Company Agreement of Charter Communications Holding Company, LLC, dated as of November 22, 2004 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

10	.14(a)	Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of March 31, 2003 (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

10	.14(b)	Third Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.20 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).

10.15		Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, dated as of June 19, 2003 (incorporated by reference to Exhibit No. 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).

10.16		Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).

10.17		Stipulation of Settlement, dated as of January 24, 2005, regarding settlement of Consolidated Federal Class Action entitled in Re Charter Communications, Inc. Securities Litigation. (incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).

10.18		Amendment to Stipulation of Settlement, dated as of May 23, 2005, regarding settlement of Consolidated Federal Class Action entitled In Re Charter Communications, Inc. Securities Litigation (incorporated by reference to Exhibit 10.35(b) to Amendment No. 4 to the registration statement on Form S-1 filed by Charter Communications, Inc. on June 7, 2005 (File No. 333-121136)).

10	.19†	Settlement Agreement and Mutual Releases, dated as of October 31, 2005, by and among Charter Communications, Inc., Special Committee of the Board of Directors of Charter Communications, Inc., Charter Communications Holding Company, LLC, CCHC, LLC, CC VIII, LLC, CC V, LLC, Charter Investment, Inc., Vulcan Cable III, LLC and Paul G. Allen (incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).

10.20		Exchange Agreement, dated as of October 31, 2005, by and among Charter Communications Holding Company, LLC, Charter Investment, Inc. and Paul G. Allen (incorporated by reference to Exhibit 10.18 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).

Exhibit		Description

10.21		CCHC, LLC Subordinated and Accreting Note, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 4, 2005 (File No. 000-27927)).

10	.22(a)+	Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).

10	.22(b)+	Assumption Agreement regarding Option Plan, dated as of May 25, 1999, by and between Charter Communications Holdings, LLC and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.13 to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File No. 333-77499)).

10	.22(c)+	Form of Amendment No. 1 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.10(c) to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887)).

10	.22(d)+	Amendment No. 2 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4(c) to the annual report on Form 10-K filed by Charter Communications, Inc. on March 30, 2000 (File No. 000-27927)).

10	.22(e)+	Amendment No. 3 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.14(e) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).

10	.22(f)+	Amendment No. 4 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.10(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

10	.23(a)+	Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.25 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 15, 2001 (File No. 000-27927)).

10	.23(b)+	Amendment No. 1 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

10	.23(c)+	Amendment No. 2 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).

10	.23(d)+	Amendment No. 3 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective January 2, 2002 (incorporated by reference to Exhibit 10.15(c) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).

10	.23(e)+	Amendment No. 4 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(e) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

10	.23(f)+	Amendment No. 5 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

10	.23(g)	Amendment No. 6 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective December 23, 2004 (incorporated by reference to Exhibit 10.43(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128828)).

10	.23(h)	Amendment No. 7 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective August 23, 2005 (incorporated by reference to Exhibit 10.43(h) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128828)).

Exhibit		Description

10	.23(i)+	Description of Long-Term Incentive Program to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(g) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 15, 2004 (File No. 000-27927)).

10	.24+	Description of Charter Communications, Inc. 2005 Executive Bonus Plan (incorporated by reference to Exhibit 10.51 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).

10	.25+	2005 Executive Cash Award Plan dated as of June 9, 2005 (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed June 15, 2005 (File No. 000-27927)).

10	.26(a)+	Letter Agreement, dated May 25, 1999, between Charter Communications, Inc. and Marc Nathanson (incorporated by reference to Exhibit 10.36 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).

10	.26(b)+	Letter Agreement, dated March 27, 2000, between CC VII Holdings, LLC and Marc Nathanson, amending the Letter Agreement dated May 25, 1999 (incorporated by reference to Exhibit 10.13(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

10	.27+	Executive Services Agreement, dated as of January 17, 2005, between Charter Communications, Inc. and Robert P. May (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 21, 2005 (File No. 000-27927)).

10	.28+	Employment Agreement between Charter Communications, Inc. and Carl E. Vogel, entered into as of October 1, 2001 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).

10	.29+	Separation Agreement and Release for Carl E. Vogel, dated as of February 17, 2005 (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K filed by Charter Communications, Inc. on February 22, 2005 (File No. 000-27927)).

10	.30+	Employment Agreement, dated as of April 1, 2005, by and between Michael J. Lovett and Charter Communications, Inc. (incorporated by reference to Exhibit 10.11 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 3, 2005 (File No. 000-27927)).

10	.31+	Letter Agreement, dated April 15, 2005, by and between Charter Communications, Inc. and Paul E. Martin (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed April 19, 2005 (File No. 000-27927)).

10	.32+	Restricted Stock Agreement, dated as of July 13, 2005, by and between Robert P. May and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed July 13, 2005 (File No. 000-27927)).

10	.33+	Restricted Stock Agreement, dated as of July 13, 2005, by and between Michael J. Lovett and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed July 13, 2005 (File No. 000-27927)).

10	.34+	Employment Agreement, dated as of August 9, 2005, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on August 15, 2005 (File No. 000-27927)).

10	.35+	Employment Agreement dated as of September 2, 2005, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 9, 2005 (File No. 000-27927)).

Exhibit		Description

10	.36+	Employment Agreement dated as of September 2, 2005, by and between Wayne H. Davis and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on September 9, 2005 (File No. 000-27927)).

10	.37+	Employment Agreement dated as of October 31, 2005, by and between Sue Ann Hamilton and Charter Communications, Inc. (incorporated by reference to Exhibit 10.28 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).

10	.38+	Employment Agreement dated as of October 10, 2005, by and between Grier C. Raclin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 14, 2005 (File No. 000-27927)).

10	.39+	Employment Agreement dated as of December 9, 2005, by and between Robert A. Quigley and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 13, 2005 (File No. 000-27927)).

10	.40†	Employment Offer Letter, dated November 22, 2005, by and between Charter Communications, Inc. and Robert A. Quigley (incorporated by reference to Exhibit 10.68 to the Amendment No. 1 to registration statement on Form S-1 of Charter Communications, Inc. filed on February 3, 2006 (File No. 333-130898)).

10	.41+	Retention Agreement dated as of January 9, 2006, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 10, 2006 (File No. 000-27927)).

10	.42+	Employment Agreement dated as of January 20, 2006 by and between Jeffrey T. Fisher and Charter Communications, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).

12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the registration statement on Form S-4 by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

21.1		Subsidiaries of Charter Communications Holdings, LLC (incorporated by reference to Exhibit 21.1 to the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

23	.1*	Consent of Gibson, Dunn &Crutcher LLP (included with Exhibit 5.1).

23	.2*	Consent of KPMG LLP.

24.1		Power of attorney (filed with signature pages on the registration statement on Form S-4 filed by Charter Communications Holdings, LLC on January 24, 2006 (File No. 333-131251-03)).

24	.2*	Power of Attorney for Nathaniel A. Davis.

25	.1*	Statement of eligibility of trustee for 11.125% Senior Accreting Notes due 2014

25	.2*	Statement of eligibility of trustee for 9.920% Senior Accreting Notes due 2014

25	.3*	Statement of eligibility of trustee for 10.00% Senior Accreting Notes due 2014

25	.4*	Statement of eligibility of trustee for 11.75% Senior Accreting Notes due 2014

25	.5*	Statement of eligibility of trustee for 13.50% Senior Accreting Notes due 2014

25	.6*	Statement of eligibility of trustee for 12.125% Senior Accreting Notes due 2015

25	.7*	Statement of eligibility of trustee for 11.00% Senior Secured Notes due 2015

99	.1*	Form of Cover Letter to Registered Holders and the Depository Trust Company Participants.

99	.2*	Form of Broker Letter.

99	.3*	Form of Letter of Transmittal.

99	.4*	Form of Notice of Guaranteed Delivery.

*	Document attached

+	Management compensatory plan or arrangement

Financial Statement Schedules
      Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22.	Undertakings
The Undersigned Registrants Hereby Undertake That:

(1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Saint Louis, State of Missouri, on February 3, 2006.

Charter Communications Holdings, llc;
CCH I Holdings, llc; and CCH I, llc
Registrants

By:	Charter Communications, Inc.,

Sole Manager

By:	/s/ Paul E. Martin

Paul E. Martin
Senior Vice President,
Interim Chief Financial Officer,
Principal Accounting Officer and
Corporate Controller
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul G. Allen	Chairman of the Board of Directors of Charter Communications, Inc.	February 3, 2006

* Neil Smit	President and Chief Executive Officer, Director (Principal Executive Officer) Charter Communications, Inc.	February 3, 2006

/s/ Paul E. Martin Paul E. Martin	Senior Vice President,
Interim Chief Financial Officer,
Principal Accounting Officer and
Corporate Controller (Principal
Financial Officer and Principal
Accounting Officer) Charter
	Communications, Inc.	February 3, 2006

* W. Lance Conn	Director of Charter Communications, Inc.	February 3, 2006

* Nathaniel A. Davis	Director of Charter Communications, Inc.	February 3, 2006

Signature		Title	Date

* Jonathan L. Dolgen		Director of Charter Communications, Inc.	February 3, 2006

* Robert P. May		Director of Charter Communications, Inc.	February 3, 2006

* David C. Merritt		Director of Charter Communications, Inc.	February 3, 2006

* Marc B. Nathanson		Director of Charter Communications, Inc.	February 3, 2006

* Jo Allen Patton		Director of Charter Communications, Inc.	February 3, 2006

* John H. Tory		Director of Charter Communications, Inc.	February 3, 2006

* Larry W. Wangberg		Director of Charter Communications, Inc.	February 3, 2006

By:	/s/ Grier C. Raclin Grier C. Raclin Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, CCH I Holdings Capital Corp. and CCH I Capital Corp. have duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri on February 3, 2006.

CCH I Holdings Capital Corp.; and
CCH I Capital Corp
Registrants

By:	/s/ Paul E. Martin

Paul E. Martin
Senior Vice President, Interim Chief Financial
Officer, Principal Accounting Officer
and Corporate Controller
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature		Title	Date

* Neil Smit		President and Chief Executive Officer, Director (Principal Executive Officer) CCH I Holdings Capital Corp and CCH I Capital Corp	February 3, 2006

/s/ Paul E. Martin Paul E. Martin		Senior Vice President, Interim Chief Financial Officer, Principal Accounting Officer and Corporate Controller (Principal Financial Officer and Principal Accounting Officer) CCH I Holdings Capital Corp and CCH I Capital Corp	February 3, 2006

By:	/s/ Grier C. Raclin Grier C. Raclin Attorney-in-Fact